UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

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Truist Financial Corporation

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TRUIST

2022 Proxy Statement

Inspiring and building better lives and communities

March 14, 2022

Dear Fellow Owner:

We’re inviting you to attend the Annual Meeting of Shareholders of Truist Financial Corporation on April 26, 2022 at 11:00 a.m. EDT. Due to the ongoing pandemic, we will hold our annual meeting in a virtual-only format again this year. Shareholders can attend the meeting through a live webcast at www.virtualshareholdermeeting.com/TFC2022. All shareholders as of the close of business on the record date of February 17, 2022 are invited to attend.

In 2021, Truist lived our purpose to inspire and build better lives and communities in countless ways. We invested in key businesses and digital products to help drive greater financial success for our clients. We increased access to financial education for our clients through our partnership with Operation HOPE and issued our first social bond. We also helped small businesses, nonprofits, and commercial clients receive critical funding through the Paycheck Protection Program and ranked as the program’s fourth largest lender.

We led our businesses and teammates effectively through shifts in the pandemic while continuing to make progress on our merger integration. Our dedicated teammates worked diligently to migrate heritage BB&T clients to our new ecosystem in the fall and completed a similar migration, and our last major core bank conversion, for heritage SunTrust clients in February 2022. Guided by the Truist purpose, our continued focus on strategy, technology, branding, and innovative products and services has resulted in improved financial performance for our stakeholders.

We also note Kelly King’s retirement as chief executive officer in September and as chairman of the board on March 12, 2022. Kelly’s banking career spanned 50 years, and 36 of those years were in executive-level leadership roles. Few leaders in any industry can rival such a record. Kelly is an inspiring leader, and we are appreciative of his partnership and collaboration in building this new, purpose-driven company—a bank we know will change the way our clients experience banking.

We are again providing proxy materials to our shareholders through the internet. Providing the materials in this manner supports Truist’s sustainability efforts by saving paper and reduces costs. We believe this will offer you a convenient way to access Truist’s proxy materials. This year, shareholders will be able to submit questions both live and in advance of the annual meeting. Please read this proxy statement carefully as it contains important information about the annual meeting and the matters on which we ask for your vote.

We encourage you to vote your shares in advance (1) through the internet, (2) by phone, or (3) if you received your proxy materials by mail, by signing, dating, and returning the enclosed proxy card or voting instruction form in the envelope provided for your convenience. Every vote is important, and we look forward to hearing from you.

Thank you for your support in helping Truist inspire and build better lives and communities.

Sincerely,

William H. Rogers, Jr. Chairman and Chief Executive Officer	Thomas E. Skains Independent Lead Director

NOTICE OF 2022 ANNUAL MEETING OF SHAREHOLDERS OF

TRUIST FINANCIAL CORPORATION

Date and Time: April 26, 2022 11:00 a.m. EDT	Location: Webcast in a virtual format at www.virtualshareholdermeeting.com/TFC2022

AGENDA

•	Election of the 21 director nominees named in the proxy statement, each for a one-year term expiring at the 2023 annual meeting of shareholders

•	Ratification of the appointment of PricewaterhouseCoopers LLP as Truist’s independent registered public accounting firm for 2022

•	Non-binding advisory vote to approve Truist’s executive compensation program

•	Approval of the Truist Financial Corporation 2022 Incentive Plan

•	Approval of the Truist Financial Corporation 2022 Employee Stock Purchase Plan

•	Shareholder proposal regarding an independent Chairman of the Board of Directors, if properly presented at the annual meeting

•	Any other business that may properly be brought before the annual meeting

You can vote at the annual meeting if you were a shareholder of record at the close of business on February 17, 2022.

To attend the annual meeting, vote, and submit your questions during the annual meeting, please visit

www.virtualshareholdermeeting.com/TFC2022 . You will log into the annual meeting by entering your name, a valid email address and unique 16-digit control number found on your Notice of Internet Availability, proxy card or voting instruction form.

By Order of the Board of Directors,

Ellen M. Fitzsimmons

Chief Legal Officer and Head of Public

Affairs, and Corporate Secretary

March 14, 2022

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to Be Held on April 26, 2022:

The solicitation of the enclosed proxy is made on behalf of the Board of Directors for use at the Shareholder Meeting to be held on April 26, 2022. A copy of this proxy statement, our 2022 Annual Report, and our 2021 Form 10-K are available at: www.proxyvote.com

Truist Financial Corporation

214 N. Tryon Street

Charlotte, NC 28202

PROXY STATEMENT

Summary

This summary highlights information contained elsewhere in this proxy statement for Truist Financial Corporation, which we sometimes refer to as the “Company” or “Truist.” This summary does not contain all the information that you should consider, and you should read this entire proxy statement carefully before you vote. Additional information regarding our 2021 performance can be found in our Annual Report on Form 10-K for the year ended December 31, 2021. The proxy materials were first made available to shareholders on or about March 14, 2022.

As we have for the last two years, we are again holding our annual meeting of shareholders in a virtual-only format in view of the restrictions caused by the global COVID-19 pandemic. We believe that virtual meetings provide expanded shareholder access and participation, while protecting the health and safety of our shareholders and teammates. In addition, conducting the annual meeting in a virtual format will allow for greater participation by all of our shareholders, regardless of their geographic location. We have a long history of holding our annual shareholders meeting in-person and expect to continue to offer an in-person component in future years.

2022 Annual Meeting of Shareholders

Time and Date April 26, 2022 11:00 a.m. EDT	Virtual Location www.virtualshareholdermeeting.com/TFC2022	Record Date February 17, 2022

Proposals and Voting Recommendations

Shareholders will vote on the following six proposals:

Proposal No.	Description	Votes Required	Board Recommendation	Page

1	Election of 21 director nominees named in the proxy statement	Majority of votes cast for each nominee	VOTE FOR EACH NOMINEE	7

2	Ratify the appointment of our independent registered public accounting firm	Majority of votes cast	VOTE FOR	42

3	Advisory vote to approve Truist’s executive compensation program	Majority of votes cast	VOTE FOR	44

4	Approval of the Truist Financial Corporation 2022 Incentive Plan	Majority of votes cast	VOTE FOR	79

5	Approval of the Truist Financial Corporation 2022 Employee Stock Purchase Plan	Majority of votes cast	VOTE FOR	88
6	Shareholder proposal regarding an independent Chairman of the Board of Directors, if properly presented at the annual meeting	Majority of votes cast	VOTE AGAINST	92

2022 Proxy Statement |	1

Proxy Statement Summary

How to Vote

Proxy Voting Methods

Internet	Telephone	Mail	During the Meeting
Go to www.proxyvote.com and follow the instructions on the website.	Call 1-800-690-6903 and follow the instructions on the proxy card or your voting instruction form	Sign, date and mail your proxy card or your voting instruction form	While we encourage you to vote before the meeting, shareholders may vote online during the meeting by following the instructions on page 97.

A proxy that is signed and dated, but which does not contain voting instructions, will be voted as recommended by our Board of Directors on each proposal.

Attending the Annual Meeting

Due to the ongoing COVID-19 pandemic, our annual meeting this year will be held entirely online via live webcast. While technology provides expanded access and improved communication during this time, we look forward to seeing shareholders at in-person meetings again in the future. You may log into and attend the virtual annual meeting beginning at 10:45 a.m. Eastern Daylight Time on April 26, 2022. The annual meeting will begin promptly at 11:00 a.m. Eastern Daylight Time.

If you are a registered shareholder or beneficial owner of common stock holding shares at the close of business on the record date, you may attend the annual meeting by visiting www.virtualshareholdermeeting.com/TFC2022 and logging in by entering your name, a valid email address and the 16-digit control number found on your proxy card, Notice of Internet Availability, or voting instruction form, as applicable. Attendance at the annual meeting is subject to capacity limits set by the virtual meeting platform provider. To submit questions in advance of the annual meeting, visit www.proxyvote.com before 11:59 p.m. Eastern Daylight Time on April 25, 2022 and enter your 16-digit control number.

For additional information on voting, attendance and submitting questions for the annual meeting, please see the sections entitled “How to Vote” and “How to Attend the Annual Meeting” beginning on page 97 of this proxy statement.

Even if you plan to attend the annual meeting, we encourage you to vote your shares in advance online, or if you requested printed copies of the proxy materials, by phone or by mail, to ensure that your vote will be represented at the annual meeting.

No recording of the annual meeting is permitted, including audio and video recording.

2	| 2022 Proxy Statement

Proxy Statement Summary

Truist’s Purpose

Truist’s purpose is to inspire and build better lives and communities. We aspire to be a purpose driven financial services institution dedicated to building a better future for clients, teammates, and communities.

2021 Leadership Structure Changes

Last year, Truist made several Executive Leadership changes as we continued to execute on the strategy first agreed upon in the merger of equals between BB&T Corporation and SunTrust Banks, Inc. In September 2021, Kelly S. King transitioned to the role of Executive Chairman, and William H. Rogers, Jr. became the CEO of Truist. Mr. King remained Chairman of the Board of Directors until March 12, 2022, at which time Mr. Rogers became Chairman of the Board of Truist.

Related to Mr. Rogers’ transition to CEO, several changes were made to Truist’s Executive Leadership team. These changes included the addition of John M. Howard, as Chief Insurance Officer, the appointment of Hugh S. Cummins III as Vice Chair, and the retirement of Christopher L. Henson, Head of Banking and Insurance. The members of our fourteen-person Executive Leadership team are:

•	Daryl N. Bible: Chief Financial Officer

•	Scott E. Case: Chief Information Officer

•	Hugh S. “Beau” Cummins III: Vice Chair

•	Denise M. DeMaio: Chief Audit Officer

•	Ellen M. Fitzsimmons: Chief Legal Officer, Head of Public Affairs, and Corporate Secretary

•	John M. Howard: Chief Insurance Officer

•	Michael B. Maguire: Chief National Consumer Finance, Services and Payments Officer

•	Kimberly Moore-Wright: Chief Teammate Officer and Head of Enterprise Diversity
•	William H. Rogers, Jr.: Chairman and Chief Executive Officer

•	Brantley J. Standridge: Chief Retail Community Banking Officer

•	Clarke R. Starnes III: Chief Risk Officer

•	Joseph M. Thompson: Chief Wealth Officer

•	David H. Weaver: Chief Commercial Community Banking Officer

•	Dontá L. Wilson: Chief Digital and Client Experience Officer

2022 Proxy Statement |	3

Proxy Statement Summary

2021 Financial Performance Highlights

*Please see Annex A for a reconciliation from GAAP amounts (EPS, Efficiency Ratio, and Return on Average Common Equity) to adjusted amounts.

2021 Key Accomplishments

In 2021, we continued to live our purpose to inspire and build better lives and communities in countless ways, including:

•

Truist Community Capital provided more than $1 billion in equity in 2021, supporting communities by investing in affordable housing, job creation, and small businesses and through access to healthy food and education.

•

We successfully completed major merger integration milestones, including: converting heritage BB&T clients to the Truist technology ecosystem; converting core bank systems; completing wealth brokerage, mortgage, and trust transitions; launching our digital app; and activating our integrated relationship management (IRM) approach.

•	We met our commitment one year early to increase racially and ethnically diverse teammates among senior leadership roles to more than 15%.

•	We launched our new Truist Digital Commerce platform offering Truist-branded products in a goal-based, mobile-optimized experience.
•

We launched our inaugural Task Force on Climate-Related Financial Disclosures (TCFD) report, joined the Partnership for Carbon Accounting Financials, were named to JUST Capital’s “JUST 100” list of “America’s Most JUST Companies”, issued our first social bond—the first social bond issued by a US regional bank, and set 2030 goals to reduce Scope 1 and Scope 2 emissions by 35% each, and to reduce water consumption by 25%, relative to 2019.

•

We helped small businesses, non-profits, and commercial clients receive critical funding through the Paycheck Protection Program (PPP) ranking as the 4th largest PPP lender; and we increased access to financial education for clients through a partnership with Operation HOPE.

•	We invested $100 million to help launch the Sterling Capital Diverse Multi-Manager Active ETF, which employs investment strategies from diverse-owned asset managers.

4	| 2022 Proxy Statement

Proxy Statement Summary

Truist Board of Director Nominees

Please consider the following nominees to our Board of Directors. All of these nominees currently serve as Truist directors. We are proud of the diverse makeup of the Board and the experience, skill and dedication of each director.

	Age	Independent	Principal Occupation	Truist Standing Committee Memberships

Jennifer S. Banner	62		Executive Director at the University of Tennessee Haslam College of Business, Forum for Emerging Enterprises and Private Business	• Audit • Compensation and Human Capital (Chair) • Executive

K. David Boyer, Jr.	70		CEO of GlobalWatch Technologies, Inc.	• Audit • Technology

Agnes Bundy Scanlan	64		President of The Cambridge Group LLC	• Nominating and Governance • Risk

Anna R. Cablik	69		President of Anasteel & Supply Company, LLC	• Compensation and Human Capital • Executive • Risk

Dallas S. Clement	56		President and CFO of Cox Enterprises, Inc.	• Audit (Chair) • Executive • Technology

Paul D. Donahue	65		President and CEO of Genuine Parts Company	• Compensation and Human Capital

Patrick C. Graney III	68		President of PCG, Inc.	• Audit • Compensation and Human Capital

Linnie M. Haynesworth	64		Retired Sector Vice President and General Manager, Northrup Grumman Corporation	• Technology

Kelly S. King	73		Retired CEO and Executive Chairman of Truist	• Executive • Risk

Easter A. Maynard	51		Director of Community Investment for Investors Management Corporation	• Audit • Compensation and Human Capital

Donna S. Morea	67		CEO of Adesso Group, LLC	• Executive • Risk • Technology (Chair)

Charles A. Patton	65		Manager of Patton Holdings, LLC	• Executive • Nominating and Governance • Risk (Chair)

Nido R. Qubein	73		President of High Point University	• Technology • Risk

David M. Ratcliffe	73		Retired Chairman, President and CEO of Southern Company	• Executive • Nominating and Governance (Chair) • Risk

William H. Rogers, Jr.	64		Chairman and CEO of Truist	• Executive

Frank P. Scruggs, Jr.	70		Principal, Frank Scruggs P.A.	• Compensation and Human Capital • Risk

Christine Sears	66		Retired CEO of Penn National Insurance	• Audit • Technology

Thomas E. Skains	65		Retired CEO of Piedmont Natural Gas Company, Inc.	• Executive (Chair) • Nominating and Governance • Risk

Bruce L. Tanner	63		Retired EVP and CFO of Lockheed Martin Corporation	• Audit • Technology

Thomas N. Thompson	73		President of Thompson Homes, Inc.	• Nominating and Governance • Risk
Steven C. Voorhees	67		Retired President and CEO of WestRock Company	• Audit • Compensation and Human Capital

2022 Proxy Statement |	5

Proxy Statement Summary

CONTINUING COMMITMENT TO SOUND CORPORATE GOVERNANCE

Truist maintains the following corporate governance framework:

Strong Diversity

•	Approximately 43% of the directors are women or ethnic minorities.

•	Women comprise one-third of the Board.

•	African-Americans represent almost 20% of the Board, and one of our directors is Hispanic.

•	Women hold key Board leadership positions, chairing three Board Committees (Compensation and Human Capital Committee, Technology Committee and the Truist Bank Trust Committee).

Accountability

•	Majority voting for director elections

•	Annual elections for all directors

•	Robust stock ownership requirements for directors

•	Prohibition on hedging and pledging of Truist securities

•	Annual Board and Committee self-evaluations

Robust Shareholder Rights

•	Proxy access

•	Shareholder right to call a special meeting

•	Elimination of supermajority voting provisions

Active and Responsive Shareholder Engagement

•

Engagement takes place throughout the year to obtain shareholder insight into corporate governance, executive compensation, corporate social responsibility (“CSR”; also referred to as environmental, social and governance (“ESG”)) practices, and other areas of importance to our shareholders.

•	Our engagement program includes meetings with our largest shareholders led by members of our Executive Leadership or senior teams and, in certain cases, our independent Lead Director.

•	Feedback received from shareholders is used to inform our Directors and Executive Leadership of matters of material interest and to improve governance.

Corporate Social Responsibility

•	We work to maintain a strong record of sustainability, commitment to communities, upholding corporate culture and training and development opportunities for our stakeholders.

•

We prioritize human capital management through the Compensation and Human Capital Committee, which oversees Truist’s strategies and initiatives on diversity, equity and inclusion, employee well-being and engagement. Truist places special emphasis on providing compensation and benefits that foster an environment of financial security and economic mobility for its teammates.

•	Our 2021 CSR and ESG Report[1] details Truist’s collective environmental, social and governance achievements.

•

In 2021, we released Truist’s first Task Force on Climate-Related Financial Disclosures (TCFD) Report, focusing on the Company’s efforts to measure and share climate-related risks, opportunities, goals and progress.

•	In January 2022, Truist announced a goal of net zero greenhouse gas emissions by 2050.

6	| 2022 Proxy Statement

Proposal 1—Election of Directors

We are asking you to elect each of the 21 director nominees listed below to serve on the Board of Directors for a one-year term expiring at the annual meeting of shareholders in 2023. Truist’s bylaws provide that each director nominee requires the affirmative vote of the majority of votes cast to be elected. Although our Board of Directors expects that each of the nominees will be available for election, if a vacancy in the slate of nominees occurs, it is intended that shares of Truist common stock represented by proxies will be voted for the election of a substitute nominee, designated by the Board. Alternatively, the Board may reduce the number of persons to be elected by the number of directors unable to serve.

Each of our director nominees has been identified as possessing good business acumen, strength of character, an independent mind, as well as a reputation for integrity and the highest personal and professional ethics. Sound judgment and community leadership are also important characteristics that our Board members possess. Each nominee additionally brings to us a strong and unique background and set of skills, providing our Board with competence and experience in the wide variety of areas necessary and helpful in overseeing Truist’s strategy, culture and performance. Over the past two years since the merger, our directors have exhibited an unwavering commitment to Truist, building upon the successes of the heritage companies.

Board Diversity and Composition

One of the Board’s goals, which is a focus of the Nominating and Governance Committee, is to include directors with diverse backgrounds, expertise and characteristics that, taken as a whole, will help ensure a strong and effective governing body. The Nominating and Governance Committee regularly reviews the skills and composition of the Board and its Committees to determine the appropriate balance of skills, qualifications and backgrounds to best meet the Company’s needs and strategies.

At Truist, we are proud of our long commitment to diversity among our teammates, members of Executive Leadership and Board of Directors. Of our 21 directors, seven are women, representing one-third of our Board, four are African-American, comprising almost 20% of our Board, one is Hispanic, and together approximately 43% of our Board is either racially, ethnically or gender diverse. Moreover, women hold key leadership positions on our Board, such as our Compensation and Human Capital Committee Chair, Technology Committee Chair and the Truist Bank Trust Committee Chair. Our directors also have a broad range of tenures on our Board and diverse backgrounds and expertise, which offers strong and broad perspectives on the financial services industry and the trends and evolution currently taking place in banking.

* Board tenure includes each Director’s Board service at Truist and either BB&T or SunTrust, as applicable.

Director Commitment and Skills

We believe that the Board’s commitment to Truist and diverse skillset help promote our purpose to “Inspire and build better lives and communities.” The Board invests a substantial amount of time, effort and energy in overseeing the planning and execution of our strategic plan, founded on our Purpose, Mission and Values. As illustrated below, Truist Board members have a broad set of qualifications, attributes, skills and experience that are well suited to oversee the Company’s strategy and correlates closely to the financial industry as a whole.

2022 Proxy Statement |	7

Proposal 1—Election of Directors

Qualifications, Attributes, Skills and Experience Represented on the Board (as a % of our 21 directors)

Financial Services

Experience in the financial services industry is vital in understanding, overseeing and reviewing our strategy, including opportunities and challenges facing our businesses. This attribute may include significant leadership roles at financial institutions, service on relevant boards of directors, as well as related experience at other companies as current or former executives, that gives directors specific insight into, and expertise that will foster active participation in, the development and implementation of our operating plan and business strategy.

Human Capital Management

Maintaining a skilled and motivated workforce is a critical component of Truist’s future success. Similarly, sustaining and growing a company’s unique culture is increasingly significant as many teammates continue to work from home because of the ongoing pandemic. Directors with experience in areas that include diversity, employee benefits, compensation programs, career growth, and motivating a large and diverse workforce are increasingly important in retaining and acquiring talented teammates and reinforcing Truist’s culture.

Executive Leadership

We seek directors who have served in significant leadership positions and who possess strong abilities to motivate and manage others. This includes the ability to identify, evaluate and develop leadership qualities in others. Current or recent experience as Chairman, CEO, President, CFO or another senior executive are strong indicators of skill and expertise in this category.

Sustainability

Truist recognizes that sustainability issues are important to our shareholders and other stakeholders, and over the past few years, has been increasingly transparent of our efforts in these areas. We seek leaders with experience in ESG matters, including environmental sustainability, climate change, community investment and development, and human rights.

Client and Consumer Interfaces and Trends

Expertise in these areas is important for reaching tomorrow’s customers, differentiating Truist’s services, understanding the importance of technology and design in attracting and maintaining clients, and enhancing the capabilities and functionalities of our products.

Cybersecurity and Information Security

Our continued digital evolution requires us to have directors with an understanding of the technological challenges and emerging risks in information security, data privacy, and cybersecurity.

Accounting/Financial

Experience in these critical areas enables directors to analyze our financial statements, capital structure and complex financial transactions and oversee our accounting and financial reporting processes. NYSE rules require that at least one member of our Audit Committee have accounting or related financial management expertise.

Technology and Digital Innovation

Truist knows the importance of innovation and digital competitiveness to its growth and sees this as both a challenge and opportunity in communicating with our existing clients and reaching new ones. Leaders with knowledge of technology and innovation will be critical in helping Truist promote our products and services through digital platforms.

Regulatory and Enterprise Risk Management

Experience in identifying and managing potential areas of risk are necessary to our financial stability. Our Nominating and Governance Committee considers it important that the Risk Committee have at least one member who qualifies as a “risk management expert.”

Leadership in Transformation and Disruption

Truist directly benefits from leaders who are comfortable and experienced in navigating an ever-changing competitive landscape and who accept transformation and change as a constant. Such leaders provide insight regarding organizational agility and resiliency to address emerging needs and challenges for our business going forward.

Corporate Governance and Public Board Service

Directors with deep understanding of the Board’s extensive and complex oversight responsibilities further our goals of greater transparency and accountability for management and the Board. Such an understanding helps guide the Company in its governance, ESG and diversity initiatives.

Public Affairs, Government Relations, Legal and Compliance

Directors with demonstrated achievement and expertise in these areas are important in helping Truist navigate the complex political and regulatory landscape in which we operate.

8	| 2022 Proxy Statement

Proposal 1—Election of Directors

Nominees for Election as Directors for a One-Year Term Expiring in 2023

The Board of Directors has nominated the following individuals to serve as directors of Truist until the 2023 annual meeting of shareholders and until their respective successors are elected and qualified. The nominees for election to our Board of Directors and their principal occupations, experience, and key qualifications and skills are set forth below.

JENNIFER S. BANNER KNOXVILLE, TN	K. DAVID BOYER, JR. OAKTON, VA

Tenure: • Truist since 2003 Age: 62 Board Committees: • Audit • Compensation and Human Capital (Chair) • Executive Public Company Directorship: • Uniti Group	Tenure: • Truist since 2009 Age: 70 Board Committees: • Audit • Technology • Trust—Truist Bank

Professional Experience:

Beginning in June 2019, Ms. Banner has been the Executive Director for the University of Tennessee Haslam College of Business Forum for Emerging Enterprises and Private Business. Ms. Banner previously served as President and Chief Executive Officer of Schaad Source, LLC (a privately held managerial and strategic services company) from 2006 through March 2019, Chief Executive Officer of Schaad Companies, LLC (a diversified holding company) from 2008 through 2018, and Chief Executive Officer of Schaad Family Office, LLC (a diversified holding company) from 2012 through 2018.

Qualifications and Skills:

Ms. Banner brings to Truist leadership and management experience and skills in public accounting, financial services, corporate governance, regulatory and risk management from her prior service on the boards of directors of First Vantage Bank and First Virginia Banks, Inc. Ms. Banner’s skills also include knowledge of technology and digital transformation through formal training and research participation with MIT Center for Information Systems Research and other external sources.

Professional Experience:

Mr. Boyer has served as Chief Executive Officer of GlobalWatch Technologies, Inc. (a privately-held business intelligence, cybersecurity, information assurance, governance and compliance firm) since 2004. Mr. Boyer also has served as a director of Virginia Community Development Corporation (a tax credit fund manager supporting economic development in Richmond) since 2009 and as a Treasury Board Member for the Commonwealth of Virginia from 2002-2014. Mr. Boyer is also a National Association of Corporate Directors (NACD) Board Leadership Fellow and a member of the Presidential Counselors for Pennsylvania State University.

Qualifications and Skills:

Through his experience both as a Board member and from his prior service for more than 11 years on Truist Bank’s local advisory board in Washington, D.C., Mr. Boyer has gained a thorough understanding of Truist’s banking organization, corporate governance structure and its values and culture. Mr. Boyer’s contributions as a Truist director also include his experience with risk management, accounting and finance, as well as information technology services, information management, cybersecurity, data analytics and anti-terrorism assistance services.

2022 Proxy Statement |	9

Proposal 1—Election of Directors

AGNES BUNDY SCANLAN CAMBRIDGE, MA	ANNA R. CABLIK MARIETTA, GA

Tenure: • Truist since 2019 • SunTrust director since 2017 Age: 64 Board Committees: • Nominating and Governance • Risk • Trust—Truist Bank Public Company Directorships: • AppFolio, Inc. • R1 RCM Inc.	Tenure: • Truist since 2004 Age: 69 Board Committees: • Compensation and Human Capital • Executive • Risk • Trust (Chair)—Truist Bank

Professional Experience:

Ms. Bundy Scanlan has served as President of The Cambridge Group LLC, a regulatory advisory firm, since May 2020. From 2017 to 2020, she was a senior advisor for Treliant Risk Advisors, counseling financial services firms on risk management, strategic and other regulatory matters. From 2015 to 2017, she served as the Northeast Regional Director of Supervision Examinations for the Consumer Financial Protection Bureau. Previously, she served as Chief Regulatory Officer, Chief Compliance Officer, Chief Privacy Officer, Regulatory Relations Executive, and Director of Corporate Community Development for, and as legal counsel to, a number of banks and financial services firms, and as legal counsel to the United States Senate Budget Committee. Ms. Bundy Scanlan serves on the boards of directors of AppFolio, Inc., a provider of cloud-based business software solutions, services, and data analytics to the real estate industry, and R1 RCM Inc., a revenue cycle management company servicing hospitals, health systems and physician groups in the United States.

Qualifications and Skills:

Ms. Bundy Scanlan brings her demonstrated extensive risk management, regulatory, compliance, legal and government affairs experience to our Board of Directors. With over 20 years of experience, she is also highly regarded as an expert and leader in the fields of governance, regulatory and compliance risk, and information security and contributes these skills to Truist’s Board of Directors.

Professional Experience:

Ms. Cablik has served as the President of Anasteel & Supply Company, LLC (a privately-held reinforcing steel fabricator) since 1994 and as President of Anatek, Inc. (a general contractor) since 1982.

Qualifications and Skills:

Ms. Cablik brings entrepreneurial, accounting and executive experience to Truist, having successfully founded and grown several businesses. Her extensive career managing a diverse portfolio of projects provides risk assessment skills and governance experience to the Truist Board. In addition to these skills, Ms. Cablik’s prior service on the board of Georgia Power Company and her broad understanding of corporate governance matters pertaining to public companies provides valuable experience to the Truist Board.

10	| 2022 Proxy Statement

Proposal 1—Election of Directors

DALLAS S. CLEMENT ATLANTA, GA	PAUL D. DONAHUE ATLANTA, GA

Tenure: • Truist since 2019 • SunTrust director since 2015 Age: 56 Board Committees: • Audit (Chair) • Executive • Technology	Tenure: • Truist since 2019 • SunTrust director since 2019 Age: 65 Board Committees: • Compensation and Human Capital • Trust—Truist Bank Public Company Directorship: • Genuine Parts Company

Professional Experience:

Mr. Clement is President and Chief Financial Officer of Cox Enterprises, Inc., a privately-held media, communications and technology company, responsible for its treasury, financial reporting and control, tax, audit, and financial planning and analysis functions. Previously, he served as Executive Vice President and Chief Financial Officer of Cox Enterprises and Executive Vice President and Chief Financial Officer for Cox Automotive, the largest automotive marketplace and leading provider of software solutions to auto dealers throughout the U.S. He also had accountability for the international businesses and Cox Automotive’s financial services unit, NextGear. Prior to the formation of Cox Automotive, Mr. Clement served as Chief Financial Officer of Autotrader Group. He also spent 20 years at Cox Communications, where he held a variety of roles, including Executive Vice President and Chief Strategy and Product Management Officer. He previously served on the boards of Unwired Planet and BitAuto.

Qualifications and Skills:

Mr. Clement enriches the Truist Board of Directors through his broad financial and business experience, including service as President and CFO of a large customer-facing company with significant technology operations. Mr. Clement has worked for over 25 years in executive management, strategy, finance, and corporate development across a number of different businesses. Mr. Clement’s experience and expertise provides valuable leadership over a broad range of Board functions, including audit, financial reporting, corporate governance, information technology and corporate strategy.

Professional Experience:

Mr. Donahue is the Chief Executive Officer of Genuine Parts Company, a publicly-traded distribution company, a position he has held since May 1, 2016. He has also served as Chairman of its board of directors since April 2019. Mr. Donahue was elected President of Genuine Parts in 2012. He joined S.P. Richards Company, the office products group of Genuine Parts, as Executive Vice President Sales and Marketing in 2003. He was soon after appointed President and Chief Operating Officer, a position he held until his election to Executive Vice President of Genuine Parts in 2007. From 2009 to 2015, Mr. Donahue was President of the U.S. Automotive Parts Group of Genuine Parts.

Qualifications and Skills:

Mr. Donahue has extensive business, executive and management experience that he brings to the Truist Board of Directors. In addition to his experience as CEO at Genuine Parts, Mr. Donahue spent more than two decades with Newell Rubbermaid (now Newell Brands), a publicly-traded consumer products manufacturer and has proven successful in a number of sales, marketing, operations and executive positions. Mr. Donahue’s expertise and experience, including serving as a director and chief executive officer of a large, publicly traded company with significant consumer facing operations, make him a valuable addition to Truist’s Board of Directors.

2022 Proxy Statement |	11

Proposal 1—Election of Directors

PATRICK C. GRANEY III CHARLESTON, WV	LINNIE M. HAYNESWORTH OAKTON, VA
Tenure: • Truist since 2018 Age: 68 Board Committees: • Audit • Compensation and Human Capital • Trust—Truist Bank Public Company Directorship: • Ramaco Resources, Inc.

Tenure:

•  Truist since 2019

•  SunTrust director since 2019

Age: 64

Board Committees:

•  Technology

•  Trust—Truist Bank

Public Company Directorships:

•  Automatic Data Processing, Inc.

•  Micron Technology, Inc.

Professional Experience:

Mr. Graney is currently a private investor and manages several real estate investment companies, including PCG, Inc., of which he is the founder and president. He is a long-standing business leader in the state of West Virginia, having previously owned both Petroleum Products, Inc., a fuel distributor, and One Stop Stores, a chain of convenience stores, each for over 25 years.

Qualifications and Skills:

Mr. Graney’s extensive leadership experience brings valuable strategic and managerial skills to Truist. His financial services experience includes having served as a Class B director representing West Virginia on the board of the Federal Reserve Bank of Richmond from December 2008 to December 2013. Mr. Graney also serves as a member of the board of directors of Ramaco Resources, a publicly- traded metallurgical coal company. Mr. Graney’s financial expertise, his experience as owner of a business similar to those we serve, and his leadership and public company director experience all enhance the overall skill set and expertise on the Truist Board.

Professional Experience:

Ms. Haynesworth retired in 2019 as the Sector Vice President and General Manager of the Cyber and Intelligence Mission Solutions Division for Northrop Grumman Corporation’s (NGC’s) Mission Systems Sector after assuming this role in 2016. In this position, Ms. Haynesworth had executive responsibility for the overall growth and program activities for the division’s business portfolio, including full spectrum cyber, multi-enterprise data management and integration, as well as mission enabling intelligence, surveillance and reconnaissance (ISR) solutions supporting domestic and international customers. She previously served as Sector Vice President and General Manager of the ISR Division within the former Information Systems sector of NGC, as well as led NGC’s Federal and Defense Technologies Division. Ms. Haynesworth serves on the boards of Automatic Data Processing, Inc. and Micron Technology, Inc.

Qualifications and Skills:

Ms. Haynesworth enriches the Truist Board through her deep background in cybersecurity, enterprise strategy, large complex system development and disruptive technology integration. She formerly served on the board of directors of the Intelligence and National Security Alliance and the Northern Virginia Technology Council. Ms. Haynesworth provides Truist’s Board a valuable resource, and offers significant insights as cybersecurity and technology play an increasing role in Truist’s operations and businesses.

12	| 2022 Proxy Statement

Proposal 1—Election of Directors

KELLY S. KING CHARLOTTE, NC	EASTER A. MAYNARD RALEIGH, NC

Tenure: • Truist since 2008 Age: 73 Board Committees: • Executive • Risk	Tenure: • Truist since 2018 Age: 51 Board Committees: • Audit • Compensation and Human Capital

Professional Experience:

Mr. King served as Executive Chairman of Truist from September 2021 until March 2022. Previously, he served as the Chief Executive Officer of Truist and Truist Bank from 2009 until September 2021, and Chairman of the Board of Directors from 2010 until March 2022.

Qualifications and Skills:

Mr. King has forged a lifetime of leadership experience with Truist, devoting decades of service to Truist as a member of Executive Leadership. He has held leadership roles in commercial and retail banking, operations, insurance, corporate financial services, investment services and capital markets.

Mr. King served as a representative on the Federal Advisory Council of the Board of Governors of the Federal Reserve System from 2013 through 2016, and served as its President in 2016. He previously served as a board member of the Bank Policy Institute, The Clearing House and the Federal Reserve Bank of Richmond, and currently serves as a director of Foundation For the Carolinas. Mr. King is an emeritus board member of Business for Educational Success and Transformation (BEST) NC. Mr. King previously served as Chairman of the North Carolina Bankers Association board, Vice Chairman of the American Bankers Council, and as a member of the Charlotte Executive Leadership Council. Mr. King is Chairman Emeritus of the Piedmont Triad Partnership.

Mr. King brings to the Board of Directors his expertise formed through his long-serving leadership at Truist, steering the Company through numerous successful mergers, his strong experience in strategic planning, risk management, corporate governance, and his invaluable contributions to the Board and its committees.

Professional Experience:

Ms. Maynard has served as Director of Community Investment for Investors Management Corporation (“IMC”) (a diversified holding company) since 2004. She was elected to the IMC board in 2017 and is currently the chair of the board of its principal subsidiary, Golden Corral Corporation, a national restaurant chain, on which she has served since 2006. Ms. Maynard also is Executive Director of IMC’s charitable arm, the ChildTrust Foundation, and serves in executive and board capacities for a variety of charitable organizations.

Qualifications and Skills:

Ms. Maynard brings extensive strategic planning, management and community service experience and skills to the Truist Board. She has also been a member of the North Carolina State Banking Commission since December 2018. Her executive leadership and governance experience provide valuable expertise to the Truist Board. Ms. Maynard currently serves as board chair for the North Carolina Early Childhood Foundation and on the boards of the North Carolina Network of Grantmakers, and Boys and Girls Clubs of Wake County.

2022 Proxy Statement |	13

Proposal 1—Election of Directors

DONNA S. MOREA ROYAL OAK, MD	CHARLES A. PATTON N. PRINCE GEORGE, VA

Tenure:

•  Truist since 2019

•  SunTrust director since 2012

Age: 67

Board Committees:

•  Executive

•  Risk

•  Technology (Chair)

Public Company Directorships:

•  KLDiscovery Inc.

•  Science Applications International Corporation

Tenure: • Truist since 2013 Age: 65 Board Committees: • Nominating and Governance • Executive • Risk (Chair)

Professional Experience:

Since 2012 Ms. Morea has been the Chairman and Chief Executive Officer of Adesso Group, LLC, which provides consulting and advisory services, with an emphasis on strategic growth opportunities, for businesses of all sizes. She presently serves as chair of the board of Science Applications International Corporation, a publicly-traded firm which provides technical, engineering, and enterprise information technology services. Ms. Morea is an Operating Executive of The Carlyle Group, where she focuses on technology and business services. She has also served as the chair of the Northern Virginia Technology Council, which has more than 1,000 member organizations.

Qualifications and Skills:

Ms. Morea is a nationally recognized executive in IT professional services management with over 30 years of experience, and provides valuable insight to Truist in today’s changing competitive environment. In addition, she has broad experience in managing business process services for large enterprises, including companies in such diverse and highly regulated industries as financial services, healthcare, telecommunications and government. Ms. Morea also makes important contributions to the Truist Board through her executive management experience and knowledge of information technology, given the increasing importance of technology to our operations and businesses.

Professional Experience:

Mr. Patton has served as a consultant and manager of Patton Holdings, LLC (a real estate holding company) since 2007 and manager of PATCO Investments, LLC (emphasizing specialty lending and equity participations) since 1998.

Qualifications and Skills:

Mr. Patton has served in leadership positions in the financial services industry, including as the President and Chief Executive Officer of Virginia First Savings Bank. In this role, he gained leadership, oversight and risk management skills, as well as financial industry and banking operations expertise. Mr. Patton brings these skills to Truist’s Board and its committees, along with the considerable corporate governance expertise gained from his service on the Truist Board of Directors.

14	| 2022 Proxy Statement

Proposal 1—Election of Directors

NIDO R. QUBEIN HIGH POINT, NC	DAVID M. RATCLIFFE ATLANTA, GA

Tenure: • Truist since 1990 Age: 73 Board Committees: • Technology • Risk • Trust—Truist Bank Public Company Directorship: • La-Z-Boy Incorporated	Tenure: • Truist since 2019 • SunTrust director since 2011 Age: 73 Board Committees: • Executive • Nominating and Governance (Chair) • Risk

Professional Experience:

Dr. Qubein has served as President of High Point University since 2005, a period of unprecedented growth for the university. Since 2016, he has served as Executive Chairman of Great Harvest Bread Company after serving as Chairman from 2001 through 2015.

Qualifications and Skills:

Dr. Qubein is an experienced author who has written books on leadership, sales, communication and marketing and provides guidance to organizations on how to position their enterprises and create successful leadership programs. His entrepreneurial ventures and service on more than 30 volunteer boards over the course of his career contribute governance and community service skills and experience to Truist. Dr. Qubein’s extensive leadership and experience in marketing and consumer relationships provide valuable contributions to the Truist Board.

Professional Experience:

Mr. Ratcliffe retired in December 2010 as Chairman, President and Chief Executive Officer of Southern Company, one of America’s largest producers of electricity, a position he had held since 2004. Mr. Ratcliffe previously served as a member, and lead independent director, of the board of directors of CSX Corporation, a publicly-traded railroad company.

Qualifications and Skills:

Mr. Ratcliffe is our former independent Lead Director and brings his valuable experience in that role to continued service on the Truist Board. Mr. Ratcliffe is a director and former Chief Executive Officer of a highly-regulated, publicly-traded energy company and brings his experience related to environmental initiatives to our Board of Directors. He is also a past Chairman of the Federal Reserve Bank of Atlanta and the Georgia Chamber of Commerce. In addition to these qualifications, Mr. Ratcliffe contributes financial experience and familiarity operating in regulated industries to the Truist Board.

2022 Proxy Statement |	15

Proposal 1—Election of Directors

WILLIAM H. ROGERS, JR. CHARLOTTE, NC	FRANK P. SCRUGGS, JR. BOCA RATON, FL

Tenure: • Truist since 2019 • SunTrust director since 2011 Age: 64 Board Committees: • Executive	Tenure: • Truist since 2019 • SunTrust director since 2013 Age: 70 Board Committees: • Compensation and Human Capital • Risk • Trust—Truist Bank

Professional Experience:

Mr. Rogers has been the Chief Executive Officer of Truist and Truist Bank since September 2021 and has served as Chairman of the Board of Directors since March 12, 2022. Previously he served as President and Chief Operating Officer of Truist and Truist Bank since December 7, 2019. He is the former Chairman and CEO of SunTrust Banks, Inc. He was named Chairman of SunTrust in 2012 after being elected to the board in 2011 and was named Chief Executive Officer in June 2011.

Qualifications and Skills:

Mr. Rogers began his career with SunTrust in 1980 and served in a leadership capacity in all of its business segments during his tenure.

Mr. Rogers has served in a leadership capacity with the Bank Policy Institute and served as the Sixth District representative on the Federal Advisory Council of the Board of Governors of the Federal Reserve System from 2017 through 2019. He is currently a board member of the Boys & Girls Clubs of America and Charlotte Center City Partners, and serves as a member of the Emory University Board of Trustees and on the Global Board of Advisors for Operation HOPE, Inc. He is also a member of the Charlotte Executive Leadership Council.

Mr. Rogers contributes to the Truist Board in several ways, including his instrumental leadership role in negotiating and completing the historic merger of equals between BB&T and SunTrust, his extensive experience in the financial services industry, expertise in risk management strategy and corporate governance, and his broad contributions to the Board and committees at Truist.

Professional Experience:

Mr. Scruggs currently is a principal at the law firm, Frank Scruggs, P.A. Previously he served as a partner in the law firm of Berger Singerman LLP from November 2007 through November 2020, where he represented companies and executives in employment law matters and commercial disputes. Prior to joining Berger Singerman, he was an Executive Vice President for Office Depot, Inc. and was a shareholder of the law firm Greenberg Traurig LLC. He also previously served as the Florida Secretary of Labor and Employment Security.

Qualifications and Skills:

Mr. Scruggs’ brings his extensive governmental affairs, legal, and regulatory experience to the Truist Board. Mr. Scruggs received the designation, Board Leadership Fellow, from the NACD and the Professional Certificate in Cybersecurity Oversight from the Software Engineering Institute of Carnegie Mellon University. Mr. Scrugg’s breadth of experience and expertise in the regulatory, technology and banking fields have proven valuable to the Truist Board.

16	| 2022 Proxy Statement

Proposal 1—Election of Directors

CHRISTINE SEARS HARRISBURG, PA	THOMAS E. SKAINS CHARLOTTE, NC

Tenure: • Truist since 2015 Age: 66 Board Committees: • Audit • Technology	Tenure: • Truist since 2009 Age: 65 Board Committees: • Executive (Chair) • Nominating and Governance • Risk Public Company Directorships: • Duke Energy Corporation • National Fuel Gas Company

Professional Experience:

Ms. Sears has served as a director of Pennsylvania National Mutual Casualty Insurance Company (Penn National) since 2002, and served as its Chief Executive Officer from 2015 until retiring in August 2020, and as its President from 2015 until January 2020. Prior to being appointed Penn National’s President and Chief Executive Officer, Ms. Sears served as Penn National’s Executive Vice President and Chief Operating Officer after serving as Penn National’s Chief Financial Officer from 1999 to 2010.

Qualifications and Skills:

Ms. Sears’ leadership experience and deep understanding of the insurance industry is valuable to our Board of Directors as Truist’s insurance operations are our largest source of noninterest income. Ms. Sears is a Certified Public Accountant (CPA), holds the Chartered Property Casualty Underwriter designation from the Institute for Chartered Property Casualty Underwriters, and has completed the Insurance Executive Development Course at the University of Pennsylvania’s Wharton School of Business.

Professional Experience:

Mr. Skains served as Chairman, President and Chief Executive Officer of Piedmont Natural Gas Company, Inc. from 2003 until its acquisition in October 2016 by Duke Energy Corporation.

Qualifications and Skills:

Mr. Skains is our independent Lead Director and brings extensive leadership and strategic planning skills to Truist through his experience as the Chairman, President and Chief Executive Officer of Piedmont Natural Gas, a major natural gas utility in the Southeast. Mr. Skains also brings a wealth of corporate governance and risk management expertise and knowledge of environmental regulations gained through his former role at Piedmont Natural Gas, and as a director of Duke Energy Corporation and National Fuel Gas Company. His experience in the highly regulated natural gas industry is especially valuable given the high degree of regulation that exists in the financial services industry. The Board of Directors believes that Mr. Skains’ extensive experience provides an effective counterbalance to the non-independent members of the Board and well-qualifies him to serve as our independent Lead Director. Mr. Skains has served on the boards of several prominent civic and business associations, providing him with extensive community relations experience.

2022 Proxy Statement |	17

Proposal 1—Election of Directors

BRUCE L. TANNER COLLEYVILLE, TX	THOMAS N. THOMPSON OWENSBORO, KY

Tenure: • Truist since 2019 • SunTrust director since 2015 Age: 63 Board Committees: • Audit • Technology • Trust—Truist Bank Public Company Directorship: • American Tower Corporation	Tenure: • Truist since 2008 Age: 73 Board Committees: • Nominating and Governance • Risk

Professional Experience:

Mr. Tanner retired in August 2019 as an Executive Vice President and Strategic Advisor for Lockheed Martin Corporation. From 2007 to February 2019, he served as Executive Vice President and Chief Financial Officer for Lockheed Martin. As Chief Financial Officer, he was responsible for all aspects of Lockheed’s financial strategies, processes and operations. He also served as Vice President of Finance and Business Operations at Lockheed Martin Aeronautics, where he was responsible for all business aspects of the company, including financial management, accounting, estimating, contracts and program finance. Mr. Tanner also serves on the board of directors of American Tower Corporation, a publicly-traded real estate investment trust.

Qualifications and Skills:

Mr. Tanner brings a wealth of global financial leadership experience from his tenure at Lockheed Martin, where he led the finance organization through an extended period of significant growth, including numerous acquisitions. His public company experience and expertise in both finance and M&A are instrumental and contribute to the Board’s role in overseeing and directing the post-merger integration of our operations.

Professional Experience:

Mr. Thompson has served as President of Thompson Homes, Inc. (a home builder) since 1978 and served as a member of the Kentucky House of Representatives from 2003-2016.

Qualifications and Skills:

Mr. Thompson contributes to Truist his risk management and financial services regulatory experience. He is a former member of the Kentucky legislature and served as the Chairman of the House Banking and Insurance Committee. He provides valuable experience in the banking industry, having served as a former director of AREA Bancshares, a bank holding company based in Kentucky and acquired by Truist in 2002. Mr. Thompson’s experience leading a home builder aids Truist in serving that important industry. Mr. Thompson also brings governance and community service skills and experience to the Truist Board, having served as a director of various educational and community organizations.

18	| 2022 Proxy Statement

Proposal 1—Election of Directors

STEVEN C. VOORHEES JACKSONVILLE BEACH, FL

Tenure: • Truist since 2019 • SunTrust director since 2018 Age: 67 Board Committees: • Audit • Compensation and Human Capital

Professional Experience:

Prior to his retirement in March 2021, Mr. Voorhees served as the President and Chief Executive Officer and as a director of WestRock Company, an international provider of paper and packaging solutions. Before being named to his role at WestRock, he served as the Chief Executive Officer and as a director of a predecessor entity, RockTenn Company. Before joining Rock-Tenn, he served in various operations and executive roles at Sonat, Inc., a diversified energy company.

Qualifications and Skills:

Mr. Voorhees has extensive business experience that he adds to the Truist Board. In addition, he has broad executive and financial experience, including having served as a director, chief executive officer and chief financial officer of a large, publicly-traded company. His more than 20 years of experience with growing a company and M&A lends to his continued contributions to the Board of Truist and is beneficial as Truist integrates operations following completion of the merger. Mr. Voorhees is a trustee of the University of Virginia Darden School Foundation and a director of 3DE by Junior Achievement.

2022 Proxy Statement |	19

Proposal 1—Election of Directors

Standing Board Committee Membership and Lead Director Responsibilities

Pursuant to Truist’s Corporate Governance Guidelines, directors are expected to attend the Board meetings, the meetings of the Board committees on which they serve, and the annual meeting of shareholders. All of our directors attended the 2021 annual meeting of shareholders, which was conducted virtually due to restrictions on in-person gatherings resulting from the COVID-19 pandemic.

The table below shows director membership on each of our six standing committees: Audit; Compensation and Human Capital; Executive; Nominating and Governance; Risk; and Technology. The charters for each of these committees is accessible on our website at https://ir.truist.com/Board-Committees, but these charters are not incorporated into this proxy statement by reference. The table also includes the members of the Trust Committee of our principal banking subsidiary, Truist Bank.

Each Board member attended more than 75% of the aggregate number of Board meetings, and meetings of the committees on which he or she served, during his or her tenure in 2021. Our Board members also attend Board development sessions in addition to other Truist events throughout the year. During 2021, the full Board of Directors held nine meetings.

We anticipate that the Board standing committees will perform additional duties that are not specifically set out in their respective charters as may be necessary or advisable in order for us to comply with certain laws, regulations or corporate governance standards. The following pages provide detail on the responsibilities of our independent Lead Director and each standing committee, including the current members, the principal functions and the number of meetings held in 2021.

Director	Audit Committee	Compensation and Human Capital Committee	Executive Committee	Nominating and Governance Committee	Risk Committee	Technology Committee	Trust Committee[1]

Jennifer S. Banner	✓	Chair	✓

K. David Boyer	✓					✓	✓

Agnes Bundy Scanlan				✓	✓		✓

Anna R. Cablik		✓	✓		✓		Chair

Dallas S. Clement	Chair		✓			✓

Paul D. Donahue		✓					✓

Patrick C. Graney III	✓	✓					✓

Linnie M. Haynesworth						✓	✓

Kelly S. King			✓		✓

Easter A. Maynard	✓	✓

Donna S. Morea			✓		✓	Chair

Charles A. Patton			✓	✓	Chair

Nido R. Qubein					✓	✓	✓

David M. Ratcliffe			✓	Chair	✓

William H. Rogers, Jr.			✓

Frank P. Scruggs, Jr.		✓			✓		✓

Christine Sears	✓					✓

Thomas E. Skains[2]			Chair	✓	✓

Bruce L. Tanner	✓					✓	✓

Thomas N. Thompson				✓	✓
Steven C. Voorhees	✓	✓

1 The Trust Committee is a committee of the Board of Directors of Truist Bank.

2 Independent Lead Director.

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Proposal 1—Election of Directors

Independent Lead Director

Thomas E. Skains	Key Responsibilities

•  Assists the Chairman and other Board members in ensuring effective governance in overseeing the direction and management of Truist.

•  Convenes, sets the agenda for, and chairs executive sessions of the non-management directors following each regular Board meeting.

•  Presides at all Board meetings at which the Chairman is not present (including executive sessions).

•  Takes responsibility for feedback and engagement with the Chief Executive Officer on executive sessions.

•  Has the authority to call and preside over meetings of the independent directors.

•  Leads the Board’s annual review and evaluation of Truist’s Executive Leadership succession plan.

•  Acts as Chairman in the event the current Chairman is unable to continue his responsibilities until a successor Chairman can be elected by the Board.

•  Collaborates with the Chairman and CEO in developing the agenda for meetings of the Board and approves such agendas.

•  Solicits the non-management directors for advice on agenda items for meetings of the Board.

•  Consults with the Chairman and CEO on, and approves, information that is sent to the Board in preparation for and at Board meetings.

•  Collaborates with the Chairman and CEO and the chairs of the standing committees in developing and managing the schedule of meetings of the Board and approves all Board and Committee meeting schedules.

•  Facilitates teamwork and communication among the independent directors and the Chairman and Chief Executive Officer.

•  If requested by major shareholders, ensures that he is reasonably available for consultation and direct communication.

Audit Committee

   Dallas S. Clement

   Chair

   14 Meetings in 2021

  Committee Members:

   Jennifer S. Banner

   K. David Boyer, Jr.

   Dallas S. Clement

   Patrick C. Graney III    Easter A. Maynard    Christine Sears    Bruce L. Tanner

   Steven C. Voorhees

Key Committee Responsibilities:

•  Assists the Board in its oversight of the integrity of our financial statements and disclosures.

•  Responsible for the appointment, compensation, retention and oversight of the work of the independent auditor for the purpose of preparing or issuing an audit report or performing other audit, review or attest services.

•  Preapproves all auditing services and permitted non-audit services to be performed by the independent auditor.

•  Assists in oversight of Truist’s internal control processes.

•  Monitors financial risks and exposures and reviews with management and the auditors the steps management has taken to monitor, minimize or control such risks or exposures.

•  Evaluates the qualifications, performance and independence of the independent auditor, including a review and evaluation of the lead audit partner.

•  Oversees Truist’s internal audit function and receives regular reports from the General Auditor.

•  Periodically reviews, recommends changes to, and monitors compliance with the Policy and Procedures for Accounting, Securities and Legal Violations.

•  Discusses with Truist’s Chief Legal Officer legal matters that may be disclosable or that may have a material impact on Truist.

2022 Proxy Statement |	21

Proposal 1—Election of Directors

Compensation and Human Capital Committee

Jennifer S. Banner Chair 8 Meetings in 2021 Committee Members: Jennifer S. Banner Anna R. Cablik Paul D. Donahue Patrick C. Graney III Easter A. Maynard Frank P. Scruggs, Jr. Steven C. Voorhees	Key Committee Responsibilities:

•  Manages the duties of the Board related to executive compensation.

•  Reviews and approves a statement of Truist’s compensation philosophy, principles and practices.

•  Responsible for oversight and review of our compensation and benefit plans, including administering our executive compensation programs.

•  Provides input on human capital strategy for Truist, including diversity, equity and inclusion, and talent and succession management.

•  Determines the compensation of the CEO and other members of Executive Leadership.

•  Recommends compensation and benefits for directors.

•  Engages an independent compensation consultant to make recommendations relating to overall compensation philosophy, the peer group to be used for external comparison purposes, short-term and long-term incentive compensation plans, and related compensation matters.

•  Oversees and evaluates the design, administration and risk management of material incentive compensation arrangements and programs and recommends any prudent enhancements.

•  Oversees the Company’s strategies and initiatives on employee diversity, equity, and inclusion and teammate engagement and well-being, and human capital strategy, metrics, and reporting.

Executive Committee

   Thomas E. Skains

   Chair

   2 Meetings in 2021

  Committee Members:

   Jennifer S. Banner

   Anna R. Cablik

   Dallas S. Clement

   Kelly S. King

   Donna S. Morea    Charles A. Patton

   David M. Ratcliffe

   William H. Rogers, Jr.

   Thomas E. Skains

Key Committee Responsibilities:

•  Authorized to exercise all powers and authority of the Board in the management of the business and affairs of the Company during the intervals between Board meetings, to the extent permitted by applicable law.

Nominating and Governance Committee

David M. Ratcliffe Chair 8 Meetings in 2021 Committee Members: Agnes Bundy Scanlan Charles A. Patton David M. Ratcliffe Thomas E. Skains Thomas N. Thompson	Key Committee Responsibilities:

•  Reviews the qualifications and independence of members of the Board and its committees.

•  Annually reviews and makes recommendations on the composition and structure of the Board and its Committees, including the chair of each Committee.

•  Identifies and recommends to the Board director nominees for election by shareholders at the annual meeting of shareholders.

•  Provides guidance and oversight on corporate governance and related matters, including environmental, social and governance (ESG) issues.

•  Oversees the annual performance of the Board and its Committees.

•  Oversees Truist’s emergency CEO succession and continuity planning.

•  Oversees and evolves as appropriate the Board Development Program, and any other director orientation and continuing education programs.

•  Reviews and monitors compliance with Truist’s Codes of Ethics.

•  Oversees management’s integration of Truist’s purpose, values and culture with its strategy and objectives.

•  Reviews feedback from our shareholder engagement program and administers our corporate responsibility report and other ESG reports.

•  Oversees Truist’s policies, programs, strategies and practices related to environmental, social and humanitarian matters.

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Proposal 1—Election of Directors

Risk Committee

   Charles A. Patton

   Chair

   12 Meetings in 2021

  Committee Members:

   Agnes Bundy Scanlan    Anna R. Cablik

   Kelly S. King    Donna S. Morea

   Charles A. Patton

   Nido R. Qubein

   David M. Ratcliffe

   Frank P. Scruggs, Jr.

   Thomas E. Skains

   Thomas N. Thompson

Key Committee Responsibilities:

•  Assists the Board in its oversight of Truist’s risk management framework, including the significant policies, programs and plans established by management to identify, measure, monitor, assess, manage, and report on risks arising from Truist’s exposures and business activities.

•  Reviews processes for identifying, assessing, monitoring and managing compliance, credit, liquidity, market, operational (including information technology and client information), ESG (including climate change), reputational and strategic risks.

•  Oversees the effectiveness of Truist’s risk management policies and procedures and monitors trends in emerging and ongoing risks.

•  Receives periodic reports on, and reviews of, Truist’s risk management framework and risk management programs and their results.

•  Discusses with management, including the Chief Risk Officer (who reports directly to this Committee), our major risk exposures and reviews the steps management has taken to identify, monitor and control such exposures.

•  Approves the appointment and removal of the Chief Risk Officer, annually reviews the Chief Risk Officer’s performance, annually makes a recommendation to the Compensation and Human Capital Committee with respect to the compensation of the Chief Risk Officer and ensures that the compensation of the Chief Risk Officer is consistent with the safety and soundness of the Company.

•  Reviews and submits the Company’s CCAR and stress test submissions and resolution plans for review and approval by the Board as a whole.

•  Approves statements defining Truist’s risk appetite, monitors our risk profile and provides input to management regarding our risk appetite and risk profile.

•  Oversees management’s implementation and management of, and adherence to, Truist’s significant risk management strategy, policies, procedures, limits and tolerances.

•  Provides oversight of the Company’s progress on ESG risk management initiatives and activities.

Technology Committee

Donna S. Morea Chair 8 Meetings in 2021 Committee Members: K. David Boyer, Jr. Dallas S. Clement Linnie M. Haynesworth Donna S. Morea Nido R. Qubein Christine Sears Bruce L. Tanner	Key Committee Responsibilities:

•  Assists the Board in its oversight of the Company’s technology strategy and operations, and significant investments in support of such strategy and operations.

•  Assists the Board and the Risk Committee in oversight of technology risks.

•  Receives reports from management on the Company’s technology strategy and operations, significant technology investments and related technological progress, and trends that may affect the Company’s technology strategy and operations.

•  Reviews the Company’s technology strategy and operations and associated expenditures for the Company and its business segments.

•  Reviews or discusses the Company’s technology policies, standards, and controls.

•  Reviews significant technology investments in support of the Company’s technology strategy and operations.

•  Receives reports from members of management regarding the Company’s practices, management and functioning of technology operations and information security risks, including reports related to the assessment, analysis, and mitigation of such risks.

2022 Proxy Statement |	23

Proposal 1—Election of Directors

Compensation of Directors

2021 Director Compensation Table

Name(1)	Fees Earned or Paid in Cash ($)	Stock Awards ($)(2)		Total ($)
Jennifer S. Banner	151,000	145,169		296,169

K. David Boyer, Jr.	129,000	146,395		275,395

Agnes Bundy Scanlan	123,000	145,169		268,169

Anna R. Cablik	142,500	146,395		288,895

Dallas S. Clement	164,500	145,169		309,669

Paul D. Donahue	108,000	146,395		254,395

Paul R. Garcia	114,000	0	(3)	114,000

Patrick C. Graney III	129,000	146,395		275,395

Linnie M. Haynesworth	108,000	145,169		253,169

Easter A. Maynard	123,000	146,395		269,395

Donna S. Morea	146,500	145,169		291,669

Charles A. Patton	160,000	145,169		305,169

Nido R. Qubein	124,500	145,169		269,669

David M. Ratcliffe	190,000	145,169		335,169

Frank P. Scruggs, Jr.	124,500	145,169		269,669

Christine Sears	123,000	146,395		269,395

Thomas E. Skains	145,000	145,169		290,169

Bruce L. Tanner	127,500	146,395		273,895

Thomas N. Thompson	118,500	146,395		264,895
Steven C. Voorhees	118,500	145,169		263,669

(1)	Kelly S. King and William H. Rogers, Jr. are not included in this table, because during 2021, each is identified as a named executive officer and their compensation received for their service is reflected in the 2021 Summary Compensation Table.

(2)	In February 2021, each then serving non-employee director of Truist Financial Corporation received 2,554 restricted stock units. For those Directors choosing to defer receipt of their grants, the grant date fair value was $56.84 for each unit, and the RSUs vested on February 23, 2022. For those Directors choosing not to defer receipt of their grants, the grant date fair value was $57.32 for each unit, and the RSUs vested on December 31, 2021. The amounts in this column reflect the grant date fair value for restricted stock unit awards for the fiscal year ended December 31, 2021. The assumptions used in the calculation of these amounts for awards granted in 2021 are included in Note 15 “Benefit Plans” in the “Notes to Consolidated Financial Statements” included within Truist’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021.

(3) Mr. Garcia retired from the Board in October 2021 before the vesting of the 2021 director equity awards.

NARRATIVE TO 2021 DIRECTOR COMPENSATION TABLE

On an annual basis, the Compensation and Human Capital Committee reviews the compensation paid to our directors and makes recommendations to the Board regarding any changes. Working with its independent compensation consultant, the Compensation and Human Capital Committee annually assesses the competitiveness of Truist’s director compensation program relative to our peers. In making this assessment, the Compensation and Human Capital Committee reviews (i) the individual pay components of our program relative to the pay components for directors at our peers, (ii) the average total compensation of our board members relative to directors at our peers, and (iii) our aggregate board compensation as compared to our peer group.

The director compensation shown in the table above reflects total compensation paid to each director for service as a joint member on the Boards of the Company and Truist Bank. A director who is also a teammate of Truist or its subsidiaries is not eligible to receive any equity, retainer or fees for service on the Board of Directors.

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Proposal 1—Election of Directors

Our non-employee directors are entitled to receive the fees shown in the table below. Each director receives the base retainer of $75,000 plus $1,500 for each Board and committee meeting attended. The Lead Director and committee chairs receive the additional retainers set forth below.

Amount of Retainer	Position

$75,000	• Each non-employee director

$45,000	• Lead Director

$40,000	• Chair of the Audit Committee • Chair of the Risk Committee

$25,000	• Chair of the Compensation and Human Capital Committee • Chair of the Executive Committee • Chair of the Nominating and Governance Committee • Chair of the Technology Committee

$15,000	• Chair of the Truist Bank Trust Committee
$1,500 for each Board and committee meeting attended	• All non-employee directors and assigned non-employee committee members

Director Equity Awards

•

For 2022 service, the Board approved $150,000 in equity-based compensation, issued in the form of RSUs that 100% vest at the end of the year, keeping the value of the annual equity award the same as in 2021.

•	If Board service is terminated due to disability or death, all unvested RSUs granted to a non-employee director would fully vest as of the date of disability or death.

•	If Board service is terminated for any other reason, any unvested RSUs outstanding as of the date of termination would be forfeited.

•	Upon a change of control, all unvested RSUs would become fully vested and a corresponding number of shares of Truist common stock would be issuable to each director holding such RSUs.

Non-Employee Directors’ Deferred Compensation Plan. The Truist Amended and Restated Non-Employee Directors’ Deferred Compensation Plan permits participating non-employee directors to defer 50% or 100% of their retainer or meeting fees into a deferred savings account and also to defer 100% of their equity compensation awards. Deferrals of retainer and meeting fees are fully vested at all times and are payable in cash upon termination of the director’s service on the Board. Deferred equity awards are payable in Truist shares after termination of a director’s service on the Board.

Stock Ownership Guidelines. Truist requires each non-employee director to hold or control an amount of common stock equal to five times the amount of his or her annual cash retainer paid by Truist for such director’s services. All non-employee directors are expected to meet this ownership requirement by the later of (i) five years following initial appointment as a director, or (ii) such period of time as it may take to reach the ownership requirement threshold by holding shares or RSUs granted by Truist pursuant to the equity compensation arrangements for directors. All directors either meet the minimum ownership requirement or are still within the time frame allowed to achieve such ownership.

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Corporate Governance

The Board of Directors regularly reviews Truist’s corporate governance program taking into account best practices, recent developments and the requirements of applicable laws and regulations.

Key Corporate Governance Documents

Please visit our website at https://ir.truist.com under “Governance & Responsibility” to view our corporate governance documents. Shareholders may also request a copy of any of these documents, which are not incorporated into this proxy statement by reference, by contacting our Corporate Secretary at:

Truist Financial Corporation

Attn: Corporate Secretary

214 N. Tryon Street

Charlotte, North Carolina 28202

•  Corporate Governance Guidelines

•  Articles of Incorporation and Bylaws

•  Charters for each of the Company’s standing Board Committees

•  Codes of Ethics

•  Accounting, Securities and Legal Violations Policy

•  Ethics, Business Practices and Conduct Committee Charter

Corporate Governance Practices

Our governance practices promote board effectiveness and shareholder interests. Our key corporate governance practices are summarized below:

Independence

•  Independent Board of Directors: 90% of directors are independent, and our Audit, Compensation and Human Capital and Nominating and Governance committees are composed entirely of independent directors.

•  Independent Lead Director: In March 2022, Thomas E. Skains was named our new Lead Director, continuing our practice of providing a strong, independent voice to this position. Our Lead Director serves an important governance function by providing strong leadership for non-management and independent directors. Our Corporate Governance Guidelines discuss the responsibilities placed on our Lead Director, which we believe provide an effective counter-balance to the Chairman and CEO role at Truist. See “Board Leadership Structure—Independent Lead Director.”

•  Hedging/Pledging of Shares: We prohibit hedging and pledging of our common stock by directors and Executive Leadership members.

Accountability and Shareholder Engagement

•  Strong Board Structure and Governance Practices: Our Board of Directors and committee structure is aligned to position the Company for the economic, political, technological and competitive challenges that await. Our Board members conduct self-assessments annually and committee rotation is also considered on an annual basis.

•  Robust Shareholder Engagement Program: We have a formal shareholder engagement program through which we seek feedback on our governance practices from our largest shareholders. The feedback we receive is communicated directly to our Nominating and Governance Committee and is considered in determining whether changes are needed to our corporate governance practices.

•  Clawbacks: We make all executive awards (cash and equity) subject to recoupment as determined by the Compensation and Human Capital Committee.

•  Executive Risk Scorecard: We utilize an executive risk scorecard, which the Compensation and Human Capital Committee may use to reduce incentive compensation for negative risk outcomes.

•  Comprehensive Board Development: Our Board Development Program provides a formal framework designed to support the directors’ performance of their responsibilities as members of the Board and Board committees.

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Corporate Governance

Environmental, Social and Governance

•  Corporate Social Responsibility/ESG: We publish an annual CSR and ESG Report, highlighting our good stewardship of the natural resources entrusted to us, our promotion of our teammates’ and communities’ well-being, and our strong corporate governance program. In December 2021 we issued our first TCFD report focused on Truist’s efforts to measure and share climate-related risks, opportunities, goals, and progress. Our Nominating and Governance Committee reviews and approves our ESG reports, oversees the Company’s environmental, social and governance matters and management’s integration of our purpose, values and culture within Truist. Our Risk Committee provides oversight of the Company’s progress on ESG risk management initiatives and activities.

•  Diversity, Equity and Inclusion: At Truist, we are actively pursuing a diverse culture and creating an equitable and inclusive environment where diverse perspectives are shared and respected. We understand the importance of diversity to the growth of our teammates and the development of our communities. Our Compensation and Human Capital Committee oversees these efforts at Truist.

Shareholder Support

•  Special Meetings: Truist’s bylaws permit shareholders owning 20% or more of our common stock to call a special meeting of shareholders.

•  Proxy Access: Our bylaws provide for proxy access that allows a shareholder or group of up to 20 shareholders that has held at least 3% of our common stock for at least three years to nominate up to 25% of the Board (or at least two directors) and have those nominees appear in our proxy statement, subject to notice and other specific requirements in our bylaws.

•  Elimination of Supermajority Vote Provisions: Our bylaws do not contain supermajority vote requirements.

•  Majority Voting for Directors: All director nominees in uncontested elections must be elected by an affirmative vote of the majority of votes cast.

•  Annual Elections: Each of our directors is elected for a one-year term expiring at the next annual meeting of shareholders.

•  Stock Ownership Guidelines: By requiring our CEO to own stock equal to 6x his annual salary, other members of Executive Leadership to own stock equal to 3x their annual salary, and directors to own stock equal to 5x their annual cash retainer, we aim to align their interests to those of our shareholders.

•  Mandatory Director Retirement Age: Under our Corporate Governance Guidelines, directors must retire from service at the end of the calendar year in which they turn 75 years of age.

Corporate Governance Guidelines

Our Corporate Governance Guidelines provide the framework for fulfillment of the Board’s corporate governance duties and responsibilities, taking into consideration corporate governance best practices, recent developments and applicable laws and regulations. The Corporate Governance Guidelines address a number of matters applicable to directors, including director qualification standards, director independence requirements, share ownership guidelines, Board responsibilities, Board development, role of the independent Lead Director, retirement, meetings of non-management directors, and director compensation.

DIRECTOR INDEPENDENCE

Our Board of Directors is committed to maintaining objective, independent oversight of management in upholding its responsibilities to our shareholders and in carrying out the strategic objectives of the Company. The value we place on the independence of our directors is reflected in our corporate governance documents, Board Committee Charters, annual independence review of our Board members and the role of our Lead Director.

In determining director independence, our Board considers the New York Stock Exchange’s (“NYSE”) bright-line independence criteria and the standards set forth in our Corporate Governance Guidelines. Consistent with NYSE rules, our Board of Directors also broadly considers all other relevant facts and circumstances that bear on the materiality of each director’s relationship with Truist, including the potential for conflicts of interest, when determining director independence. In making an independence determination, no director qualifies as “independent” unless the Board affirmatively determines that the director has no material relationship, and has not had such a relationship within the past three years, with Truist or any of its subsidiaries.

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Corporate Governance

To assist it in making independence determinations, our Board of Directors has adopted categorical standards which are contained in our Corporate Governance Guidelines. These director independence standards reflect, among other items, the NYSE independence requirements and other applicable laws and regulations related to director independence, and address certain relationships that the Board has determined affect a director’s independence. These standards are designed to assist the Board of Directors in determining director independence and include:

Business Relationships

•

The Board reviews whether loans to directors and their related interests from Truist have been made in compliance with the provisions of Federal Reserve Board Regulation O and have been made in the ordinary course of business, on substantially the same terms as those prevailing at the same time for comparable transactions with non-affiliated persons, and do not involve more than the normal risk of collectability or present other unfavorable features, and whether any of such credits should be classified as nonaccrual, restructured, or potential problem loans. Extensions of credit made in compliance with Regulation O will not negate a director’s independence.

•

The Board reviews whether a director’s deposit, investment, fiduciary, or other relationships with Truist are conducted in the ordinary course of business on substantially the same terms and conditions as are otherwise available to non-affiliated customers for comparable transactions.

Contributions to Charities

•

Contributions to charitable or non-profit organizations of which a director is an executive officer will not establish a material relationship with Truist that would negate the director’s independence if:

○

Within the past three years, the aggregate amount of all such contributions during any single fiscal year of the charitable or non-profit organization did not exceed the greater of $1 million or 2% of the charitable or non-profit organization’s consolidated gross revenues for that fiscal year (excluding any contributions made or pledged pursuant to a matching gift program that is not deemed to be a material relationship); and

○	The charitable or non-profit organization is not a family foundation created by the director or an immediate family member of the director.

Employment or Affiliated Relationships

•	A director is not independent if:

○	during the past three years, the director has been an employee of Truist or the director has an immediate family member who has been an executive officer of Truist or any of its subsidiaries;

○

during the past three years, the director has received, or has an immediate family member who is an executive officer of Truist and has received, more than $120,000 during any twelve-month period in direct compensation from Truist or any of its subsidiaries;

○

the director is a partner of or employed by the internal or external auditor of Truist, has an immediate family member who is a partner of the internal or external auditor of Truist, or has an immediate family member who is employed in a professional capacity by the internal or external auditor of Truist and personally works on Truist’s audit;

○	during the past three years, the director was, or had an immediate family member who was, a partner or employee of Truist’s internal or external auditor and personally worked on Truist’s audit;

○

the director was, during the past three years, employed by, or had an immediate family member who was employed as an executive officer of, another company where any executive officer of Truist or any of its subsidiaries served on that company’s compensation committee of the board of directors; or

○

the director was, during the past three years, an executive officer or an employee, or had an immediate family member who was an executive officer, of a company that made payments to or received payments from Truist or any of its subsidiaries for property or services in an amount which, in any single fiscal year, exceeded the greater of $1 million or 2% of such other company’s consolidated gross revenues.

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Corporate Governance

Director Independence Review Process

The Nominating and Governance Committee assists the Board by annually evaluating the independence of each prospective and incumbent director using the foregoing standards and such other factors as the Nominating and Governance Committee deems appropriate, and makes a recommendation to the Board regarding the independence of each such person. As a part of this evaluation process, the Nominating and Governance Committee also considers each director’s occupation, other publicly held company directorships, personal and affiliate transactions with Truist and its subsidiaries, relationships considered in accordance with our Related Person Transactions Policy, and other relevant direct and indirect relationships that may affect independence. In particular, the Board considered Truist’s purchase or provision of products or services during the last three years from or to each entity where a director, including Messrs. Clement, Donahue and Voorhees, was an executive officer or employee of such entity, or had an immediate family member who was an executive officer of such entity, and where that entity made payments to or received payments from Truist or any of its subsidiaries for products or services; however, all such transactions were made: (a) in the ordinary course of business on substantially the same terms as those prevailing at the time for comparable services provided to unrelated third parties, (b) in the aggregate for any single fiscal year, did not exceed 0.25% of Truist’s or such other entity’s gross revenue, and (c) were immaterial to both Truist and the other entity.

After duly considering all such information, our Board of Directors has affirmatively determined that of the 21 members of the Board, the following 19 directors have no disqualifying material relationships with Truist or its subsidiaries and are independent:

• Jennifer S. Banner	• Paul D. Donahue	• Charles A. Patton	• Thomas E. Skains

• K. David Boyer, Jr.	• Patrick C. Graney III	• Nido R. Qubein	• Bruce L. Tanner

• Agnes Bundy Scanlan	• Linnie M. Haynesworth	• David M. Ratcliffe	• Thomas N. Thompson

• Anna R. Cablik	• Easter A. Maynard	• Frank P. Scruggs, Jr.	• Steven C. Voorhees

• Dallas S. Clement	• Donna S. Morea	• Christine Sears

Kelly S. King and William H. Rogers, Jr. were deemed not to be independent due to their roles as current or former executive officers of Truist. Each member of the Audit Committee, the Compensation and Human Capital Committee and the Nominating and Governance Committee has been determined by the Board to be “independent” in accordance with the requirements of the NYSE and our Corporate Governance Guidelines.

For more details on our independence requirements, see our Corporate Governance Guidelines, which are not incorporated into this proxy statement by reference, but which can be found on the Investor Relations page of our website at https://ir.truist.com under “Governance & Responsibility”—“Corporate Governance”.

CHANGES TO JOB RESPONSIBILITIES OR POSITION

If a director changes his or her principal employment activity, position or responsibility, he or she must notify the Chairman of the Board and the Chair of the Nominating and Governance Committee of such change and offer his or her resignation from the Board. Prior to the resignation becoming effective, the Board, through the Nominating and Governance Committee, will review any such change and determine whether to accept or reject the director’s resignation.

SERVICE ON OTHER BOARDS

A director must advise the Chairman of the Board and the Chair of the Nominating and Governance Committee before accepting an invitation to serve on another public or private company board. If the invitation is to serve on another public company board, the Nominating and Governance Committee will review whether such board service may unduly impact the ability of the director to fulfill his or her responsibilities as a director of Truist and, if so, shall make a recommendation to the Board. A non-employee director of Truist may not serve on more than three other public company boards, and a non-employee director of Truist who is also the chief executive officer of another public company may not serve on more than two public company boards, including the Truist Board. Employee directors of Truist may not serve on more than two public company boards, including the Truist Board. In addition, if a member of the Audit Committee desires to serve on the audit committees of more than a total of three public companies, the Board must approve such additional service before the director accepts the additional position. Members of Executive Leadership may serve on one public company board, in addition to the Truist Board, with the approval of the Chief Executive Officer or, in the case of the Chief Executive Officer, the Nominating and Governance Committee.

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Corporate Governance

BOARD DEVELOPMENT

Our Board Development Program provides a formal framework designed to support the directors’ performance of their responsibilities as members of the Board and Board Committees. The Board Development Program allows directors to supplement their existing skill sets and stay informed of emerging risks and trends in Truist’s business and the broader financial services industry in general. The programs and courses are provided by both in-house experts and outside consultants on a wide range of topics to enhance the directors’ knowledge in areas important in carrying out their responsibilities as directors. Programs and presentations of general application are offered to the full Board while others are tailored to the specific requirements of the various Board Committees. The programs and courses offered through our development program are in addition to programs and courses in which our Board members regularly participate in order to maintain professional credentials, including courses related to ethics.

Newly elected directors undergo an extensive director orientation process. We view the director orientation process as a means to acquaint newly elected directors with our businesses and corporate governance framework, and also to further our directors’ understanding of our culture and the Board’s role in determining the Company’s culture and overseeing management’s assurance of corporate integrity. Our Chief Legal Officer and other members of Executive Leadership facilitate a detailed Board orientation session. These sessions review the Company’s culture and values, codes of ethics, strategic objectives and planning, risk management matters, compliance programs, internal audit services and our corporate governance program. Additional topics covered in orientation include the Company’s business structure, including regulatory oversight, laws governing directors’ duties and conduct, Truist’s securities law policies, and liability insurance coverage. Additionally, new directors and rotating directors each attend an orientation of the committee(s) on which they serve, which covers in detail the operation and duties of the relevant committee.

BOARD AND BOARD COMMITTEE SELF-ASSESSMENT

On an annual basis, our Board of Directors evaluates its effectiveness over the preceding year. Each director participates in the evaluation process and each committee is separately evaluated. The evaluation process is managed by our Nominating and Governance Committee with assistance from our Office of the Corporate Secretary. During our Board evaluation process, directors are presented with a written questionnaire designed to elicit constructive feedback from each director about his or her individual service and the effectiveness of the Board and each committee on which the director serves. In 2021, the Executive Chairman or Lead Director separately called each director personally after distribution of the questionnaires to solicit concerns or input regarding the performance of the Board or its committees. Responses received from our directors are discussed with the full Board as well as each standing committee in executive sessions. This feedback is used to improve Board and committee practices, procedures and policies and, as appropriate, is discussed with members of Executive Leadership to improve efficiencies and effectiveness.

SUCCESSION PLANNING AT TRUIST

Human capital management and talent development is a priority for the Board of Directors. Our Corporate Governance Guidelines provide that the Board of Directors is responsible for ensuring that we have developed an Executive Leadership succession plan, including procedures for Chief Executive Officer selection in the event of an emergency or the retirement of the CEO. This plan is reviewed and evaluated by the Board at least annually. The Lead Director facilitates the Board’s review and evaluation of our Executive Leadership succession plan. As part of the plan, our Chairman and CEO evaluates and recommends potential successors, along with a review of any development plans of such individuals.

CEO and Chairman Succession

On September 12, 2021, Mr. Rogers succeeded Mr. King as Chief Executive Officer. At that time, Mr. King became Executive Chairman of Truist until March 12, 2022. On March 12, 2022, Mr. Rogers became Chairman of the Board of Directors of Truist, and Mr. King retained his role as a director of the Company and will also serve as a consultant to the Company until September 12, 2022. This succession plan was agreed upon as part of the merger of equals of BB&T and SunTrust to form Truist.

If Mr. Rogers becomes unable to serve as Truist’s Chief Executive Officer, the independent Lead Director is authorized to (i) promptly call a special meeting of the Board of Directors to appoint an individual to assume the authority and responsibility of Chief Executive Officer on a temporary or permanent basis, depending upon the circumstances; and (ii) assume the responsibility of the Chief Executive Officer, without the necessity of further action by the Board of Directors, pending such appointment.

Board Leadership Structure

CHAIRMAN OF THE BOARD AND CHIEF EXECUTIVE OFFICER

Our Board of Directors is led by the Chairman. Under our bylaws, the Chairman is elected by the Board and presides over each Board meeting and performs such other duties as may be incident to the office of Chairman. Our bylaws and Corporate Governance Guidelines each provide that the Chairman may also hold the position of Chief Executive Officer. Truist’s Chairman and Chief Executive Officer is not permitted to serve as a member of any standing Board Committee, other than the Executive Committee, the Risk Committee and the Technology Committee. Our Corporate Governance Guidelines provide that when the position of Chairman of the Board is not held by an independent director, the Board will appoint an independent Lead Director.

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Corporate Governance

It is the Board’s current belief that having a unified Chairman and Chief Executive Officer is appropriate and in the best interests of Truist and our shareholders. The Board believes that combining the Chairman and Chief Executive Officer roles at this time provides the following advantages to us:

•

our Chief Executive Officer is more familiar with our current business and industry than our non-management directors and is best situated to lead discussions on important matters affecting the business of Truist;

•

combining the Chief Executive Officer and Chairman positions, along with a strong partnership with the independent Lead Director, creates a firm link between management and the Board and promotes both the development and implementation of corporate strategy; and

•	combining the roles of Chief Executive Officer and Chairman contributes to a more efficient and effective Board, promotes unity of vision for the Company and avoids potential conflict among directors.

The Board is aware of the potential issues that may arise when an insider chairs the board of a company but believes these are more than offset by existing safeguards, which include the designation of a strong independent Lead Director with a clearly defined role and authority set forth in our Corporate Governance Guidelines and discussed further below.

In addition, our Board regularly meets in executive session with the non-management directors outside the presence of management. Further, only our independent directors are involved in meetings to discuss succession planning and CEO compensation, where peer benchmarking is extensively used.

INDEPENDENT LEAD DIRECTOR

Effective March 12, 2022, Thomas E. Skains was appointed as the Board’s Lead Director, subject to the normal rotation policy for Lead Director service as set forth in our Corporate Governance Guidelines. This Lead Director transition was effected pursuant to the terms of the merger agreement and coincided with Mr. Rogers’ appointment as Chairman of the Board of Directors of Truist. Going forward, our Lead Director will be selected as described in our Corporate Governance Guidelines, which require that our Lead Director (i) be appointed by a majority vote of the independent directors and (ii) serve in such capacity for an initial two-year term (subject to annual election as a director by the shareholders), and may serve for subsequent one-year term(s) at the discretion of the Board.

The role of the Lead Director is to assist the Chairman and the remainder of the Board in assuring effective governance in overseeing the direction and management of Truist. Our Board believes that the Lead Director serves an important corporate governance function by providing strong, independent leadership for the non-management directors and provides an appropriate balance to the Chairman and CEO at Truist. In addition to the formal list of duties performed by our Lead Director as set forth in our Corporate Governance Guidelines, he also meets with regulators, participates in shareholder engagement calls and attends meetings with senior management. Our independent Lead Director also presides over meetings of our non-management directors in executive session in connection with each regular Board meeting and at such other times as deemed necessary or desirable. A more complete description of the role of our Lead Director is included in our Corporate Governance Guidelines and in the discussion above under, “Standing Board Committee Membership and Lead Director Responsibilities.”

In 2020, our Board of Directors approved changes to our Corporate Governance Guidelines, placing the following additional responsibilities on the role of our independent Lead Director:

•	Approve Board agendas and information sent to the Board in preparation for Board meetings

•	Authority to call and preside over meetings of the independent directors
•	Approve all Board and Committee meeting schedules

•	Preside over executive sessions of the non-management directors, which will occur at each regular Board meeting

We believe that these enhancements further strengthen the role of our Lead Director and provide an appropriate balance to the Chairman and CEO at Truist.

Board Size

As part of the merger agreement between BB&T and SunTrust, the size of our Board of Directors was set at 22. While the Board believes that its current size provides it with certain advantages, following the resignation of Director Paul R. Garcia in October 2021, the Board took the opportunity to amend Truist’s bylaws and reduce the size of the Board to 21 directors. This decision was based, in part, on feedback we had received from our shareholder engagement program. While our Board believes its current size provides advantages in integrating our two heritage companies following the merger of equals and addressing the significant regulatory, economic, and technological pressures experienced by financial institutions, our Board will continue to annually evaluate its size and structure. In addition, the size of our Board has provided us the necessary focus handling the continued developments and changes required due to the COVID-19 pandemic. These pressures have required substantial time commitments and other demands from our directors.

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Corporate Governance

The size of our Board also is an advantage when evaluating our committee structure, including the decision to create a Technology Committee to assist the Board in its oversight of technology strategy and risk, and assigning an appropriate number of members to each committee in order to properly analyze and respond to increasingly complex developments, whether regulatory, economic, technological or otherwise.

The diversity of viewpoints on each committee also allows for more effective challenge to proposals from management and directors. In addition, the number of independent directors aids in maintaining the requisite independence standards of the Audit, Compensation and Human Capital, and Nominating and Governance Committees. The Board believes that its current size and structure is appropriate to effectively represent the interests of our shareholders.

Nominating and Governance Committee Director Nominations

The Nominating and Governance Committee is responsible for identifying and recommending to the Board nominees for election or reelection as directors. We seek as director candidates individuals who possess good judgment, strength of character, and an independent mind, as well as a reputation for integrity and the highest personal and professional ethics in order to most effectively serve the long-term interests of Truist and its shareholders.

The Nominating and Governance Committee considers candidates submitted by directors and third-party search firms hired for identifying director candidates. The Nominating and Governance Committee also considers candidates submitted by shareholders, subject to the requirements described below. As evidenced by the composition of our Board, the Nominating and Governance Committee strives to include director candidates who are racially and gender diverse, with skills and characteristics that, taken as a whole, will help ensure a strong and effective governing body.

The Nominating and Governance Committee conducts an extensive due diligence process to review potential director candidates and their individual qualifications, and all such candidates, including those submitted by shareholders, will be evaluated by the Nominating and Governance Committee using the director membership criteria described below. The Nominating and Governance Committee then reports to the Board its recommendations concerning each director nominee. The Board considers the Nominating and Governance Committee’s recommendations when appointing directors and selecting director nominees to be submitted by Truist to shareholders for election at the annual meeting of shareholders.

DIRECTOR MEMBERSHIP CRITERIA

A director candidate is nominated to stand for election based on his or her professional experience, strategic insights, recognized achievement in his or her respective field, an ability to contribute to our business, experience in risk management, and the willingness to make the commitment of time and effort required of a Truist director over an extended period of time. A director must be “financially literate,” as defined by the Board, and should understand the intricacies of a public company. A director should possess good judgment, strength of character, and an independent mind, as well as a reputation for integrity and the highest personal and professional ethics. Other factors are also considered to ensure the overall composition of the Truist Board is appropriate.

An important goal of the Board, pursued through the Nominating and Governance Committee, is to include members with diverse backgrounds, expertise and characteristics that, taken as a whole, will help ensure a strong and effective governing body. The Nominating and Governance Committee annually assesses these factors in the director selection and nomination process.

DIRECTOR CANDIDATES RECOMMENDED BY SHAREHOLDERS

The Board of Directors also will consider qualified director nominees submitted in advance by shareholders when such recommendations are submitted with the information set forth in Article II, Section 10 of the Company’s bylaws and policies regarding director nominations. Under this provision of our bylaws, a shareholder must deliver timely written notice at least 120 days, but no more than 150 days, in advance of the first anniversary of the notice date of our proxy statement for the preceding year’s annual meeting of shareholders. The written notice must include the following, in addition to the information required by Article II, Section 10(a) of our bylaws:

•	the nominee’s full name, age and residential address;

•	the principal occupation(s) of the nominee during the past five years;

•	the nominee’s previous and/or current memberships on all public company boards of directors and the amount of all Truist securities beneficially owned;

•

any agreements, understandings or arrangements between the nominee and any other person or persons with respect to the nominee’s nomination or service on the Board of Directors or the capital stock or business of Truist;

•

any bankruptcy filings, criminal convictions, civil actions or actions by the Securities and Exchange Commission or other regulatory agency against the nominee or any affiliate of the nominee whereby the nominee or affiliate was found to have violated any Federal or State securities law; and

•	a signed statement by the nominee consenting to serve as a director if elected.

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Corporate Governance

In addition, our bylaws contain a “proxy access” provision, which permits a shareholder, or group of up to 20 shareholders, that has held at least 3% of Truist’s stock for at least three years, to submit director nominees for up to 25% of the Board (or at least two directors) for inclusion in our proxy statement. Shareholders and director nominees utilizing this provision of our bylaws must satisfy the specific information required by Article II, Section 14 of our bylaws. In addition, notice of any such nomination must be received at least 120 days, but no more than 150 days, before the anniversary of the date that the Company commenced mailing the proxy statement for the prior year’s annual meeting of shareholders.

Written notices pursuant to the above bylaw provisions must be submitted in accordance with the general procedures for shareholder nominations (including deadlines for the notice to be received by the Corporate Secretary), which are summarized under the caption “Voting and Other Information-Proposals for the 2023 Annual Meeting of Shareholders” below. Shareholders may submit, in writing, the names and qualifications of potential director nominees to the Corporate Secretary, Truist Financial Corporation, 214 N. Tryon Street, Charlotte, North Carolina 28202.

Majority Voting and Director Resignation Policy

Our articles of incorporation require each director to be elected by the majority of the votes cast at a meeting of shareholders. Under our Director Resignation Policy, as described in our Corporate Governance Guidelines, any director nominee who receives a greater number of votes “against” than votes “for” such election shall tender his or her resignation to the Board. The Nominating and Governance Committee will then consider all of the relevant facts and circumstances and recommend to the Board whether to accept, reject or otherwise act with respect to such resignation. The Board will act on the Nominating and Governance Committee’s recommendation within 90 days following certification of the shareholder vote and will publicly disclose its decision within this 90-day timeframe. A director whose resignation is under consideration will abstain from participating in any recommendation or decision regarding that resignation. If a director’s resignation is not accepted, the director will continue to serve until the next annual meeting of shareholders and until the director’s successor is elected and qualified, or until the director’s earlier resignation or removal.

Currently, pursuant to North Carolina law and our bylaws, an incumbent director who is not re-elected remains in office until the director’s successor is elected and qualified or until his or her earlier resignation or removal. Our current Director Resignation Policy addresses this “holdover” issue by requiring any director who does not receive the requisite affirmative majority of the votes cast for his or her re-election to tender his or her resignation to the Board as described above.

Related Person Transactions

Pursuant to our Related Person Transactions Policy, we approve or ratify related person transactions only when the Board, acting through the Nominating and Governance Committee, determines that the related person transaction in question is in, or is not inconsistent with, the best interests of Truist and its shareholders.

The term “related person transaction,” under the Policy, generally means a transaction where the amount involved exceeds $120,000 in a single fiscal year and in which a related person has a direct or indirect material interest. A “related person” under the Policy generally means (a) a director, director nominee or executive officer of Truist; (b) a person who is known to be the beneficial owner of more than five percent of any class of our common stock; and (c) any immediate family member of any of the foregoing persons, which consists of any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law of the director, executive officer, nominee, or more than five percent beneficial owner, and any person (other than a tenant or employee) sharing the household of such director, executive officer, nominee, or more than five percent beneficial owner.

To help the Board assess whether a material relationship exists for both independence and related person transactions purposes, our Board adopted guidance with regard to charitable contributions. Under this guidance, a related person who serves as an executive officer of a charitable or non-profit organization that receives a contribution from Truist will not be deemed to have a direct or indirect material interest in the transaction if:

•

Within the past three years, the aggregate amount of all such contributions during any single fiscal year of the charitable or non-profit organization did not exceed the greater of $1 million or 2% of the charitable or non-profit organization’s consolidated gross revenues for that fiscal year; and

•	The charitable or non-profit organization is not a family foundation created by the related person or an immediate family member of the related person.

In addition, to monitor charitable contributions provided by Truist, any charitable contribution in excess of $5 million made by Truist to any charitable or non-profit organization of which a director or executive officer of Truist serves as a director, trustee, executive officer, advisory board member or in any similar leadership capacity must be approved by the Nominating and Governance Committee, whether or not the director or executive officer has a direct or indirect material interest in the contribution. Further, charitable contributions of $500,000 or more to such organizations must be reported at the next Nominating and Governance Committee meeting.

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A number of our directors, members of Executive Leadership, including our NEOs, and their affiliates utilize certain products and services offered by Truist, including personal and corporate banking, securities brokerage, investment advisory and wealth management services, in the ordinary course of our business. Our Related Person Transactions Policy provides that certain categories of transactions do not need review or approval of the Nominating and Governance Committee. These include all extensions of credit with related persons that are made in the ordinary course of business on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable loans with persons not related to Truist, and that do not involve more than the normal risk of collectability or present other features unfavorable to Truist (although pursuant to Federal Reserve Board Regulation O, extensions of credit to directors, executive officers or their related interests that exceed $500,000 in the aggregate must be approved in advance by the full Board). These transactions also include any provision of financial services to a related person, other than extensions of credit, such as brokerage, banking, insurance, investment advisory, investment banking or asset management services, if the services are provided in the ordinary course of business, on substantially the same terms as those prevailing at the time for comparable services provided to unrelated third parties and comply with applicable law. In addition, in the ordinary course of business, Truist may use the products or services of organizations of which one of our directors is an officer or director.

Since January 1, 2021, other than as described below, there have been no related person transactions that were required either to be approved or ratified under our Related Person Transactions Policy or reported under the SEC’s related person transaction rules. Based on information contained in separate Schedule 13G/A filings with the SEC, each of BlackRock, Inc. and The Vanguard Group, Inc. reported that it beneficially owned more than 5% of the outstanding shares of our common stock as of December 31, 2021. During 2021, we, and our affiliates, engaged in transactions in the ordinary course of business with BlackRock and Vanguard, including sales of debt securities of the Company and Truist Bank in public offerings of those securities and sales of other fixed income securities by our institutional broker-dealer subsidiary. Such transactions were on substantially the same terms as those prevailing at the time for comparable transactions with unrelated third parties.

Section 16(a) Reports

Section 16(a) of the Securities Exchange Act of 1934 (the “Exchange Act”) requires our directors, executive officers and any persons who own beneficially more than 10% of our common stock to file reports of ownership and changes in ownership with the Securities and Exchange Commission. To our knowledge, based solely on a review of the reports furnished to us and written representations from reporting persons that all reportable transactions were reported, we believe that during the fiscal year ended December 31, 2021, our officers, directors and greater than 10% owners timely filed all reports they were required to file under Section  16(a).

Shareholder Engagement Program

GENERAL

Truist’s shareholder engagement program is a robust, year-round process that includes outreach to shareholders, incorporating analysis of results of our annual meeting, key topics of importance to our shareholders, and board deliberations. We listen closely to our shareholders to understand their views on a variety of topics, including our executive compensation and corporate governance programs, as well as environmental and social, or ESG, issues involving the Company. At Truist, our shareholder engagement program is designed to encompass a dialogue with our shareholders on several levels, including:

•	Periodic telephonic meetings with our larger institutional shareholders;

•	In-person, or virtual, meetings with institutional shareholder representatives as requested;
•	Responses to shareholder correspondence;

•	Dialogue with shareholder proponents; and

•	Engagement with proxy advisory firms.

Truist’s Nominating and Governance Committee is responsible for overseeing our shareholder engagement program, and our Lead Director and members of Executive Leadership play keys roles in our outreach efforts by participating in phone calls with several of our largest shareholders.

The shareholder engagement program complements the work performed by our Investor Relations team in regularly communicating with our shareholders, including through investor conferences and meetings, and hosting quarterly earnings calls. Feedback from calls with our shareholders is provided to the Board and Nominating and Governance Committee.

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GOALS OF SHAREHOLDER ENGAGEMENT

The goals of our shareholder engagement program include, but are not limited to:

•	Providing our Board and Executive Leadership observations from our shareholders on our corporate governance, executive compensation, and environmental, social and governance (ESG) practices;
•	Discussing current trends in corporate governance, ESG and executive compensation matters; and

•	Offering insight into our current practices and enhancing communication with our largest shareholders.

Our shareholder engagement program allows Executive Leadership and the Board to gather information about investor views and priorities and make thoughtful and deliberate decisions that are balanced and considerate of our diverse shareholder base and in the best interests of Truist. In the past, we have used the feedback from our shareholder engagement program to enhance the rights of our shareholders and strengthen the role of our independent Lead Director.

SHAREHOLDER ENGAGEMENT PROCESS

SHAREHOLDER FEEDBACK

Our engagement with shareholders in 2020 led to several proactive changes to our governance practices, in particular increasing the responsibilities of our independent Lead Director. Following that engagement, in the Fall of 2021, we contacted our 50 largest institutional shareholders, representing approximately 52% of our outstanding shares. We invited each of these shareholders to a call with representatives from the Company, including our independent Lead Director in instances where the shareholder held more than 1% of our outstanding shares. Topics discussed at these meetings included, among other items: (1) corporate governance; (2) corporate social responsibility and initiatives Truist is pursuing in this area; and (3) Executive Leadership changes and related compensation matters.

Shareholders were especially supportive of the Company’s efforts in areas related to the environment, social issues, and corporate governance matters. Following these calls, Company management reviews shareholder feedback with the Nominating and Governance Committee and takes that feedback into consideration, along with feedback from our Board of Directors, feedback from shareholders received outside of our fall outreach effort, and peer practices, when planning future company policies, practices, and disclosures in public filings. The Board and management endeavor to listen, consider and respond to the results of our shareholder engagement process throughout the year in shaping the goals and objectives of Truist, including enhancing disclosure regarding environmental, social issues and corporate governance matters. To that end, we published our first TCFD report in December 2021 and recently in 2022 announced our goals for net zero greenhouse gas emissions.

Communications with the Board of Directors

Any shareholder or other interested party may contact the Board of Directors or any individual director(s) by written communication mailed to:

Board of Directors c/o Corporate Secretary Truist Financial Corporation 214 N. Tryon Street Charlotte, North Carolina 28202

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Any proper communication so received will be processed by the Corporate Secretary as agent for the Board or any individually named director. Unless, in the judgment of the Corporate Secretary, the matter is not intended or appropriate for the Board, the Corporate Secretary will prepare a summary of the communication for prompt delivery to the appropriate member(s) of the Board.

Truist’s Culture

Truist is very proud of the way our teammates have embraced our culture. In the constantly changing and unpredictable business, political and economic environment in which we operate, it is essential that our organization provide a clear set of fundamental principles guiding our actions that speak to our clients, teammates and other stakeholders. While change is a necessary part of our environment, our Purpose, Mission and Values reflect fundamental principles that remain steadfast.

Purpose

To inspire and build better lives and communities.

Our Board oversees Executive Leadership’s continual reinforcement of Truist’s culture, which occurs through regular video presentations, annual regional in-person visits and other internal communication channels. We also have an internal executive-level Ethics, Business Practices, and Conduct Committee, which oversees Truist’s business practices to ensure alignment with our purpose and values through review of culture, conduct, sales practices, incentive / reward systems, and reputational exposures.

Environmental, Social and Governance (ESG) and Corporate Social Responsibility (CSR)

At Truist, we understand the importance of conducting our business in a manner that aims to be sustainable, while trying to promote positive social impact and transparent governance practices. It is important to us to build formal ESG programs for Truist and to demonstrate how Truist’s culture helps shape our service to all of our stakeholders. We recognize the magnitude of corporate social responsibly (“CSR”) and ESG in today’s marketplace and want to aim to do our part as a top 10 commercial bank in the U.S. In 2021 we continued to build our CSR and sustainability infrastructure and practices in support of positive societal impact, ESG factors, and transparency.

BOARD AND MANAGEMENT OVERSIGHT

We believe that our Board of Directors plays an important oversight role in assessing our ESG practices at Truist and understanding the various risks and potential impact of ESG issues on our businesses. ESG practices at Truist are monitored by our Board of Directors, including through its standing committees, and through committees at the Executive Leadership level. While our Nominating and

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Governance Committee reviews many of the issues covered within the scope of ESG matters, other Board Committees receive regular updates with respect to matters more directly related to the scope of the work of those particular committees. For instance, our Compensation and Human Capital Committee receives periodic updates on our diversity, equity, and inclusion initiatives and human capital strategy, while our Risk Committee reviews cybersecurity risks, environmental risks to our businesses—including the potential risks associated with climate change—and oversees ESG risk management initiatives and activities. The Board is also updated on key accomplishments and upcoming initiatives for directors’ review and feedback.

Management oversight of climate risk and ESG activities are primarily shared by two executive level committees. The Enterprise Risk Committee serves as the enterprise-wide risk governance body responsible for broad strategic oversight of all risk types, including climate change related risks. This committee aims to develop enterprise-wide strategies for identifying, assessing, controlling, measuring, monitoring, and reporting risk at the enterprise level. This committee reports to the Board Risk Committee. The Ethics, Business Practices, and Conduct Committee (EBPCC) assesses Truist’s business practices so that they align with our purpose and core values. The EBPCC primarily reports to the Risk Committee and occasionally, the Nominating and Governance and the Compensation and Human Capital Committees, as appropriate.

CURRENT PRACTICES AND KEY ACCOMPLISHMENTS

In 2021, we remained committed to advancing our CSR efforts, further developing our ESG practices and helping Truist live its purpose:

Community impact, financial inclusion, education

At Truist, we recognize the importance of contributing to our communities. We see these efforts as opportunities to help fulfill our corporate purpose: To inspire and build better lives and communities.

•	First regional bank to issue a social bond of $1.25 billion

•	Outstanding CRA rating

•

Truist Community Capital provided more than $1 billion in equity, supporting communities by investing in affordable housing, job creation, and small businesses, and through access to healthy food and education

•	WORD Force currently reaches 393 active schools, including 268 active LMI schools. Financial Foundations has reached 1,126 active schools, including 514 active LMI schools[2]

Responsible business and ethical conduct

We know that ethics are of the utmost importance to our stakeholders and, as such, we commit to transparency, fair lending, and promoting ethical behavior at Truist.

•	Prioritized transparency by disclosing through the following ESG frameworks: SASB, GRI, CDP, and the UN SDGs

•	Disclosed political contributions and lobbying efforts in annual CSR and ESG report

•	22% of small business loans under $1 million in 2021 went to low- and moderate-income census tracts

•	Provided nearly 130,000 Paycheck Protection Program (PPP) loans totaling $16.3 billion, and we continue to work with our clients seeking forgiveness of their PPP loans

•	As the first top 10 bank to join BlackRock’s philanthropic Emergency Savings Initiative, Truist attracted over 25,000 eligible households that have opened more than 30,000 savings accounts[3]

2 The reach of WORD Force and Financial Foundations reflects students and schools active between July 1, 2021, and December 31, 2021

3 The Emergency Savings Initiative concluded at the end of Q3 2021.

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Diversity, equity, and inclusion

We have remained focused on our commitment to diversity, equity, and inclusion (DEI) efforts. We want to create an environment where our teammates are empowered to learn, grow, and have meaningful careers—and we believe in the power of what we can achieve together.

•	We met our commitment one year early to increase racially and ethnically diverse teammates among senior leadership roles to more than 15%.

•	Truist Foundation invested $12 million of its endowment with a diversely-owned private equity manager and $20 million across two diverse hedge fund managers

•	Other grants included $3 million to Thurgood Marshall College Fund and $1 million to the St. Thomas University College of Law

•	We made an $8 million commitment to the Mayor’s Racial Equity Initiative (including $3 million to Johnson C. Smith University and a $5 million commitment to support small businesses)

•	We filled 54% of early career program positions with diverse candidates[4]

•

In support of increasing opportunities for diverse-owned asset managers, Truist committed $100 million in investment capital to Sterling Capital to support the launch of the new Diverse Multi-Manager Active ETF (NYSE:DEIF)

•	Reached 15.9% of supplier spend with diverse suppliers vs. 9% in Year 2 of our Community Benefits Plan

Technology and client service

As with virtually all financial institutions, technology and digital banking at Truist have become cornerstones of the client relationship.

•

Migrated about 9 million clients to the new Truist digital banking experience in 2021, which includes enhanced digital investment and money-management capabilities, personalized insights, and a holistic personal financial management tool

•	Mobile app clients logged in approximately 1.1 billion times (up 6% since 2020)

•	48% of all retail check/cash deposit transactions now come through digital channels using Mobile Check Deposit and Zelle

Climate change and environmental sustainability

As a financial institution, we understand the important role that we play in supporting the transition to a lower-carbon economy. We are committed to doing our part and supporting clients through their climate journeys.

•	Announced intentions to set a Net Zero target, which was set and announced in January 2022

•	Improved CDP climate score to B

•	Set 2030 emission reduction targets (baseline of 2019): 35% for Scope 1 and 2 emissions and 25% for water use

•	Launched inaugural TCFD report focused on Truist’s efforts to transparently measure and share climate-related risks, opportunities, goals, and progress

•	Joined the Partnership for Carbon Accounting Financials (PCAF) with the intent to disclose financed emissions from loans and investments within the next three years

•	Assisted with underwriting $15.3 billion in investment grade ESG-themed bonds, including serving as active bookrunner on $4.1 billion

•

Truist’s direct capital commitments to renewable energy exceeded $856 million, including $400 million in project finance, $156 million in tax equity, and $300 million in consumer lending through partnerships or direct lending

•	Reached the milestone of having planted one million trees across the United States via LightStream’s American Forests partnership. Over 180,000 trees were planted in 2021

4 Representative of Summer 2021 interns and Fall 2021 Full-time Cohorts

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STAKEHOLDER ENGAGEMENT ON ESG MATTERS

We engage with stakeholders to better understand their views and sustainability concerns. Our engagement includes contact with investors, clients, suppliers, teammates, and community groups to help drive ESG and CSR strategy. This engagement is designed to help us prioritize those goals and actions that are important to both our stakeholders and our long-term business success. For a more detailed discussion of our shareholder engagement efforts, please see our section in this proxy statement entitled “Shareholder Engagement Program.”

MORE INFORMATION

For more details, we refer you to our 2021 TCFD Report and our 2020 ESG and CSR Report, both available under the Corporate Social Responsibility section of our Investor Relations website (ir.truist.com), neither of which reports or website are incorporated herein by reference.

Ethics at Truist

GENERAL

Ethics matter at Truist. We believe the ultimate success of Truist is directly related to the extent that each one of our teammates lives and works every day by adhering to our Truist Purpose, Mission and Values. We are keenly focused on always doing what is right in all interactions with our clients, teammates and stakeholders. We also value and respect the opinions and insights of teammates at all levels throughout the organization. Accordingly, we encourage teammates to raise concerns with their managers, as well as through Truist’s Anonymous Action Line and our Reporting Teammate Concerns intranet reporting system. Our Enterprise Ethics Officer independently reviews all teammate concern activity for inappropriate trends and provides reports to the Board of Directors, underscoring our commitment to sound ethical practices.

We maintain three separate Board-approved Codes of Ethics that apply to our teammates, senior financial officers and directors. These Codes govern our corporate conduct, and each Code is specifically tailored to recognize the importance of each of these groups in maintaining a strong culture based on our values and adherence to ethical business practices. Any waivers or substantive amendments of the Codes of Ethics applicable to our directors and certain of our executive officers will be disclosed on our investor relations website (https://ir.truist.com), and from which copies of our Codes may also be obtained and which are not incorporated by reference into this proxy statement.

We also maintain a distinct Supplier Code of Conduct which provides general guidance about the standards of integrity and business conduct that we expect of our suppliers.

BUSINESS AND SALES PRACTICES

Truist’s risk culture heavily influences the design and emphasis of our business and sales management programs. Our compensation and incentive programs are designed based on balanced performance, include appropriate controls and undergo independent risk assessments. Teammates complete annually required training and are held accountable for executing their daily responsibilities in accordance with Truist’s Codes of Ethics and Company policies. Leaders are held accountable for setting the tone from the top and championing appropriate behaviors aligned with our Purpose, Mission and Values. In addition, our Enterprise Ethics Officer regularly monitors for and reports inappropriate behavior patterns to the Board of Directors.

Policy for Accounting and Legal Complaints

Our Chief Legal Officer, with oversight from the Audit Committee, administers a program that governs the reporting of:

•	complaints regarding accounting, internal accounting controls, or auditing matters, and

•	reports of material violations or breaches of:

○	federal or state securities laws,
○	fiduciary duties arising under federal or state laws, rules or regulations, or

○	suspected material violations of any other laws or regulations that govern the Company’s actions.

We offer a toll-free hotline where complaints can be submitted. These calls are received and tracked by an independent service provider. Any verified complaint is referred to our Chief Legal Officer, who is responsible for reviewing those complaints and investigating or causing to be investigated all matters referred pursuant to this policy. Generally, if such a complaint is raised by an attorney in our legal department, then the complaint will be referred to our Chief Executive Officer. The Audit Committee periodically reviews, recommends changes to, and monitors compliance with this policy.

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Corporate Governance

Risk Oversight

Our Purpose, Mission and Values are the foundation for the enterprise risk management framework utilized at Truist and therefore serve as the basis on which our risk appetite and risk strategy are built. Our Risk Management Organization (RMO) provides independent oversight and challenge for risk-taking across the enterprise. In keeping with the belief that consistent values drive long-term behaviors, our RMO has established the following risk values which guide principles of teammates’ day-to-day activities:

•	Managing risk is the responsibility of every teammate.

•	Proactively identifying risk and managing the inherent risks of their business is the responsibility of our business units.

•	Managing risk with a balanced approach considering quality, profitability, and growth.
•	Measuring what is managed and managing what is measured.

•	Aligning risk management practices with defined risk programs and driving consistent execution.

•	Thoroughly analyzing risk quantitatively and qualitatively.

We place significant emphasis on risk management and maintain a separate Board-level Risk Committee, which oversees risk reporting to the Board of Directors and functions as a significant component of our enterprise risk management framework. Among its responsibilities, the Risk Committee monitors our risk profile, approves risk appetite statements, and provides input to management regarding our risk appetite and risk profile.

The RMO is led by the Chief Risk Officer (CRO) and is responsible for facilitating effective risk management oversight, measurement, monitoring and reporting. The CRO has direct access to our Board of Directors and Executive Leadership to communicate any risk issues (current or emerging) and the performance of risk management activities throughout the enterprise. The CRO also chairs the Enterprise Risk Committee (ERC), which provides oversight based on a fully integrated view of risks across our organization, including strategic, compliance, credit, liquidity, market, operational, climate, technology and reputational risks.

As illustrated below, the enterprise risk management framework is supported by three lines of defense to manage risk. The following figure describes the roles of the three lines of defense:

Board of Directors and Executive Leadership	Provide oversight of the effectiveness of the enterprise risk management framework, the management of risk, and the approval of risk appetite

•

First Line of Defense: Consisting of the Business Units (“BU”) and Business Unit Risk Management (“BURM”) teams and operating at the point at which risks originate, the First Line of Defense has several key responsibilities related to identifying, assessing, controlling, monitoring, and reporting risk. As the centralized first line risk function for each Business Unit, the BURM has key responsibilities for identifying, assessing, controlling, monitoring, and reporting risks.

•

Second Line of Defense: The RMO provides independent oversight and challenge of risk-taking across the enterprise. The RMO aggregates, integrates, and correlates risk information into a holistic picture of the company’s risk profile. The RMO establishes policies and limits and reports sources and amounts of risk to Executive Leadership and the Board of Directors.

•

Third Line of Defense: Truist Audit Services (Truist’s internal audit function) evaluates the design and effectiveness of the risk management framework and its results. Results are reported to Executive Leadership and the Board of Directors according to the Audit Services Policy.

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Strategic Direction and Planning

One of the Board’s most important and vital functions is to provide oversight, guidance and direction with respect to Truist’s long-term strategy. The Board oversees the development of, approves, and periodically monitors the Company’s strategy and risk appetite (including a clear and aligned strategy and risk appetite, with long-term perspective on risks and rewards). Accordingly, management and the Board regularly discuss the Company’s strategy and progress towards achieving results against the related strategic objectives and initiatives. These interactions result in Board input that informs management’s updates to the strategic plan, which are presented to the Board for adoption on an annual basis. The Company’s strategic planning process includes an independent risk assessment to confirm that strategic activities are consistent with the Board-approved risk appetite. The Board’s interactions with management throughout the year include, but are not limited to, the formal review and adoption of the updated strategic plan and a mid-year performance update.

Information Security/Cybersecurity

We are committed to protecting client information, and our Board of Directors and Executive Leadership team devote a significant amount of time and attention to information security / cybersecurity risks. The Risk Committee of the Board is responsible for oversight of the Company’s risk management function, involving approving and reviewing the Company’s risk management framework and policies as well as overseeing management’s implementation of Truist’s risk management framework and significant risk policies. Members of the Risk Committee receive regular reports from our Chief Risk Officer and Chief Technology Risk Officer related to information technology and information security / cybersecurity risks to our Company. The Risk Committee may meet throughout the year with risk management advisors and discuss with Executive Leadership any recommendations received.

The Technology Committee of the Board assists the Board and the Risk Committee in oversight of the Company’s technology risks. The Technology Committee receives reports from management regarding the Company’s practices, management, and functioning of technology operations and information security / cybersecurity risks, and reviews and discusses the Company’s technology policies, standards and controls. On at least a semi-annual basis, the Technology Committee reports to the Risk Committee the significant activities undertaken by the Technology Committee involving oversight of technology risks in support of the Risk Committee’s overall responsibility and oversight of the Company’s risk management framework. The Chief Information Security Officer provides updates at every Technology Committee meeting on information security / cybersecurity risk, and the Board annually reviews and approves our Information Security Program and Information Security Policy.

The Technology Management Committee is an internal committee created to ensure that members of Executive Leadership overseeing multiple business units understand pertinent technology-related topics, including information security / cybersecurity and associated risks. The Technology Management Committee provides additional oversight of information security / cybersecurity strategy, including understanding and prioritizing information security / cybersecurity capabilities and associated risks.

Statement of Political Engagement

Our Executive Leadership team has direct responsibility for our political activities, while our Board of Directors periodically reviews the management of our overall political strategy, political contributions and lobbying expenses. Truist participates in policy debates on issues to support our interests and sponsors employee political action committees, or PACs, which allow teammates to voluntarily pool their financial resources to support federal and state candidates who support legislation important to us, and our shareholders, clients and communities. All PAC expenditures are a matter of public record and are available for review on the websites of the Federal Election Commission and various state election offices. Corporate funds are not used to make contributions to political candidates, political parties, or political committees organized for the advancement of a political candidate, including Super PACs.

Truist has a clear purpose—to inspire and build better lives and communities—and we will endeavor to support candidates and initiatives that advance this purpose in ways that unify us.

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Proposal 2—Ratification of the Appointment of our Independent

Registered Public Accounting Firm

RESPONSIBILITIES

The Audit Committee is directly responsible for the appointment, compensation, retention and oversight of our independent registered public accounting firm. To execute on this responsibility, the Audit Committee engages in a comprehensive annual evaluation of the independent registered public accounting firm’s qualifications, performance and independence. The Audit Committee has carefully considered the selection of PricewaterhouseCoopers LLP (“PwC”) as the independent registered public accounting firm to audit and report on the consolidated financial statements of Truist and the effectiveness of our internal control over financial reporting.

SHAREHOLDER RATIFICATION

Our shareholders are being asked to ratify the appointment of PwC for 2022 because we value our shareholders’ views on our independent registered public accounting firm and as a matter of good corporate governance. Representatives of PwC are expected to be present at the annual meeting, will have an opportunity to make a statement if they so desire and are expected to be available to respond to questions posed by shareholders. If shareholders do not ratify the decision of the Audit Committee to reappoint PwC as our independent registered public accounting firm for 2022, the Audit Committee will reconsider its decision. However, in view of the difficulty and expense involved in changing auditors on short notice, should shareholders not ratify the selection of PwC, it is contemplated that the appointment of PwC will be permitted to stand unless the Audit Committee finds other compelling reasons for making a change. Disapproval by the shareholders will likely be considered a recommendation that the Audit Committee select another external auditor for the following year.

Fees to Independent Registered Public Accounting Firm

The following table shows the aggregate fees incurred by the Company for professional services by PwC for fiscal years 2021 and 2020:

	2021 ($)	2020 ($)
Audit Fees	18,356,000	20,925,000
Audit-Related Fees	4,831,000	4,385,000
Tax Fees	297,000	2,640,000
All Other Fees	25,000	20,000
Total	23,509,000	27,970,000

Audit Fees. This category includes fees billed or expected to be billed for professional services for the integrated audits of our consolidated financial statements, including the audit of the effectiveness of internal control over financial reporting. This category also includes reviews of our quarterly reports on Form 10-Q, statutory audits or other financial statement audits of subsidiaries, and comfort letters and consents related to SEC registration statements.

Audit-Related Fees. This category includes fees billed for assurance and other services that are reasonably related to the performance of the audits of our consolidated financial statements and effectiveness of internal control over financial reporting that are not reported under the audit fees category above. These services consist of service organization control reports, other audit and attest services, services provided in connection with certain agreed upon procedures and other attestation reports, financial accounting, reporting and compliance matters, and risk and control reviews.

Tax Fees. This category includes fees billed for tax-related services, including tax compliance, tax planning, and tax advice. In connection with the merger with SunTrust, additional tax fees were incurred related to tax compliance services in 2020.

All Other Fees. This category includes fees billed for non-audit services and subscription-based services, including software licenses, benchmarking services, training, and other advisory services.

The Audit Committee considered the non-audit services performed by, and fees paid to, PwC in 2021 and determined that such services and fees are compatible with the independence of PwC.

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Proposal 2—Ratification of the Appointment of Our Independent Registered Public Accounting Firm

Audit Committee Pre-Approval Policy

Under the terms of its charter, the Audit Committee must pre-approve all services (including the fees and terms of such services) to be performed for us by our independent registered public accounting firm, subject to de minimis exceptions for permitted non-audit services that are later approved by the Audit Committee prior to the completion of the audit and otherwise in accordance with the terms of applicable SEC rules. The Audit Committee may form and delegate authority to subcommittees consisting of three or more members when appropriate, including the authority to grant pre-approvals of audit and permitted non-audit services, as long as the decisions of such subcommittee(s) to grant pre-approvals are presented to the full Audit Committee at its next scheduled meeting. In 2021 and 2020, all of the services provided by our independent registered public accounting firm were reviewed and approved by the Audit Committee.

Audit Committee Report

The Audit Committee of the Board of Directors is currently composed of eight independent directors and operates under a charter adopted by the Audit Committee on April 27, 2021. The SEC and the NYSE have established standards relating to audit committee membership and functions. With regard to such membership standards, the Board has determined that Jennifer S. Banner, K. David Boyer, Jr., Dallas S. Clement, Patrick C. Graney III, Christine Sears, Bruce L. Tanner and Steven C. Voorhees meet the requirements of an “audit committee financial expert” as defined by the SEC.

The primary duties and responsibilities of the Audit Committee are to assist the Board of Directors in monitoring: (i) the integrity of the financial statements of the Company; (ii) compliance by the Company with legal and regulatory requirements; (iii) the independent registered public accounting firm’s qualifications and independence; (iv) the Company’s internal controls and procedures; and (v) the performance of the Company’s internal audit function and the Company’s independent auditors.

While the Audit Committee has the duties and responsibilities set forth above and those set forth in its charter, our management is responsible for the internal controls and the financial reporting process, and the independent registered public accounting firm is responsible for performing an integrated audit of our financial statements and of the effectiveness of our internal control over financial reporting in accordance with standards established by the Public Company Accounting Oversight Board and issuing a report thereon.

In the performance of its oversight function, the Audit Committee has performed the duties required by its charter, including meeting and holding discussions with management, the independent registered public accounting firm and the internal auditor, and has reviewed and discussed the audited consolidated financial statements with management and the independent registered public accounting firm. The Audit Committee has also discussed with the independent registered public accounting firm, the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board and the SEC. In addition, the Audit Committee discussed with the independent registered public accounting firm its views on fraud risks and how it demonstrates its independence.

The Audit Committee has received the written disclosures and the letters from the independent registered public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board, as currently in effect, regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence, and the Audit Committee has discussed with the independent registered public accounting firm its independence with respect to the Company. The Audit Committee also has considered whether the provision of any non-audit services by the independent registered public accounting firm is compatible with maintaining the independence of the auditors.

Based upon a review of the reports by, and discussions with, management and the independent registered public accounting firm, and the Audit Committee’s review of the representations of management and the Report of the Independent Registered Public Accounting Firm, the Audit Committee recommended on February 21, 2022 to the Board of Directors that the audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2021, filed with the SEC on February 23, 2022.

Submitted by the Audit Committee of the Truist Board of Directors as of February 21, 2022:

Dallas S. Clement, Chair	Easter A. Maynard
Jennifer S. Banner	Christine Sears
K. David Boyer, Jr.	Bruce L. Tanner
Patrick C. Graney III	Steven C. Voorhees

2022 Proxy Statement |	43

Proposal 3—Advisory Vote to Approve Truist’s Executive

Compensation Program

Proposal 3 asks shareholders to approve our executive compensation program. The Compensation and Human Capital Committee and the Board believe that our executive compensation program, as described in the Compensation Discussion and Analysis, reflects a pay-for-performance culture at Truist that is rooted in our values. The Compensation and Human Capital Committee and the Board believe that the executive compensation program is well designed and effective in aligning the interests of the executives with both the short-term and long-term interests of our shareholders, while minimizing incentives for unnecessary and excessive risk taking. We hold this advisory vote to approve our executive compensation program annually, and our next advisory vote regarding the frequency of these votes will next be held at our 2023 annual meeting.

In making a decision on whether to approve our pay practices for our named executive officers, we ask that you consider the description of our executive compensation program provided in the following pages in the “Compensation Discussion and Analysis,” the compensation tables and the accompanying narratives.

The Board strongly supports our executive pay practices and asks shareholders to support our executive compensation program through the following resolution:

“Resolved, that the shareholders approve the compensation paid to Truist’s named executive officers, as described in the Compensation Discussion and Analysis, the compensation tables and the related narrative disclosures in the Company’s 2022 Proxy Statement.”

Your vote on this proposal, which is required by Section 14A of the Exchange Act, is “advisory” and will serve as a non-binding recommendation to the Board. The Compensation and Human Capital Committee will seriously consider the outcome of this vote when determining future executive compensation arrangements.

44	| 2022 Proxy Statement

Compensation Discussion and Analysis

The following Compensation Discussion and Analysis (“CD&A”) discusses how, for 2021, we compensated our named executive officers, which include the Chief Executive Officer (“CEO”) and each of the other executive officers named in the 2021 Summary Compensation Table (the “Named Executive Officers” or “NEOs”).

Our CD&A is organized into the following categories:

SECTION	PAGE

Section 1—Executive Compensation Summary: Provides a broad overview of our executive compensation program. Summarizes the objectives and key features of our executive compensation program, including the main components of our executive compensation program—Base Salary, Annual Incentive Performance (“AIP”) awards, Performance Unit (“PSU”) awards, Long-Term Incentive Plan (“LTIP”) awards and Restricted Stock Unit (“RSU”) awards.	45

Section 2—Executive Compensation Philosophy and Program Elements: Summarizes the objectives and key features of our executive compensation program. This section also provides a review of our compensation philosophy, best practices and performance metrics.	50

Section 3—Executive Compensation Program Pay Decisions: Provides detail on pay decisions made in 2021 related to each compensation component.	52

Section 4—Executive Compensation Process—Decision Inputs and Roles: Describes the roles that the Compensation and Human Capital Committee, Executive Leadership and our compensation consultant play in determining executive compensation and the associated peer group used for comparative analysis.	60
Section 5—Other Compensation and Benefits Policies and Practices: Sets forth policies that impact compensation decisions, such as our stock ownership guidelines and hedging and pledging restrictions.	63

Section 1—Executive Compensation Summary

NAMED EXECUTIVE OFFICERS

Our NEOs include the CEO, the Chief Financial Officer and our next three most highly-compensated executive officers. This year our NEOs also include Mr. King, who served as the principal executive officer during the last completed fiscal year, and Mr. Henson, who would have been included as one of our next three most highly-compensated executives, but for the fact that he was not serving as an executive officer of Truist at the end of our last completed fiscal year. Our NEOs for 2022 are identified in the table below.

Name	Title	Years of Service at TRUIST

William H. Rogers, Jr.	Chairman and Chief Executive Officer	41[1]

Kelly S. King	Former Executive Chairman; former Chairman and Chief Executive Officer (retired)	49

Hugh S. Cummins III	Vice Chair	16[1]

Clarke R. Starnes III	Senior Executive Vice President and Chief Risk Officer	39

Daryl N. Bible	Senior Executive Vice President and Chief Financial Officer	14

John M. Howard	Senior Executive Vice President and Chief Insurance Officer	9
Christopher L. Henson	Former Senior Executive Vice President and Head of Banking and Insurance (retired)	37

1 Reflects combined years of service at Truist and SunTrust, beginning July 1980 with respect to Mr. Rogers, and May 2005 with respect to Mr. Cummins.

Executive Leadership Changes in 2021 and Impact to NEO Compensation

In September 2021, we made several Executive Leadership changes. As anticipated at the time of our merger of equals with SunTrust, Mr. King transitioned to Executive Chairman and Mr. Rogers assumed the CEO position in September 2021. Other changes included the retirement of Chris Henson, Head of Banking and Insurance, the promotion of John Howard to the role of Chief Insurance Officer, and the promotion of Hugh S. Cummins III to the role of Vice Chair. The Compensation and Human Capital Committee (which we refer to in the CD&A as the “Committee”) considered these changes to Executive Leadership in setting the compensation of each of Messrs. Cummins and Howard.

2022 Proxy Statement |	45

Compensation Discussion and Analysis

To recognize his expanded responsibilities with his appointment to Vice Chair and the importance of ensuring continuity in leadership through the CEO transition, the Committee increased Mr. Cummins’ base salary and awarded Mr. Cummins an additional promotion and retention award, as more fully described in the applicable sections of the CD&A.

Prior to being promoted to Executive Leadership, Mr. Howard’s compensation was based on his role as Chairman and CEO of Truist Insurance Holdings, Inc. Upon being named to Truist’s Executive Leadership team as Chief Insurance Officer effective September 1, 2021, the Committee made certain adjustments to his Annual Incentive Performance awards and Long-Term Incentive awards to properly align his compensation structure with that of other Executive Leadership team members and NEOs. These adjustments for Mr. Howard are more fully described in the applicable sections of the CD&A. Beginning in 2022, Mr. Howard will be compensated in accordance with the executive compensation program applicable to Truist’s other NEOs.

BUSINESS HIGHLIGHTS

For Truist, 2021 presented significant changes, opportunities and challenges for our organization. First, we saw leadership changes, with the retirement of longtime Truist CEO, Kelly S. King. Mr. King, along with William H. Rogers, Jr., was one of the architects of the merger of equals between BB&T and SunTrust in 2019. Beginning in September 2021, Mr. Rogers was named CEO of the Company.

Second, we showed solid financial performance in 2021, highlighted by strong results from investment banking, insurance, wealth and card and payment related fees, and positive trends in a number of other businesses given improving economic conditions. Finally, our Executive Leadership team worked extensively together to forge a common resolve in managing adversity, creating innovative solutions and maintaining our shared goals and vision of the merger while keeping with Truist’s Purpose, Mission and Values.

Truist Performance

*Please see Annex A for a reconciliation from GAAP amounts (EPS, Efficiency Ratio, and Return on Average Common Equity) to adjusted amounts.

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Compensation Discussion and Analysis

2021 Key Accomplishments In 2021, we continued to live our purpose to inspire and build better lives and communities in countless ways, including:

•  Truist Community Capital provided more than $1 billion in equity in 2021, supporting communities by investing in affordable housing, job creation, and small businesses and through access to healthy food and education.

•  We successfully completed major merger integration milestones, including: converting heritage BB&T clients to the Truist technology ecosystem; converting core bank systems; completing wealth brokerage, mortgage, and trust transitions; launching our digital app; and activating our integrated relationship management (IRM) approach.

•  We met our commitment one year early to increase racially and ethnically diverse teammates among senior leadership roles to more than 15%.

•  We launched our new Truist Digital Commerce platform offering Truist-branded products in a goal-based, mobile-optimized experience.

•  We launched our inaugural Task Force on Climate-Related Financial Disclosures (TCFD) report, joined the Partnership for Carbon Accounting Financials, were named to JUST Capital’s “JUST 100” list of “America’s Most JUST Companies”, issued our first social bond—the first social bond issued by a US regional bank, and set 2030 goals to reduce Scope 1 and Scope 2 emissions by 35% each, and to reduce water consumption by 25%, relative to 2019.

•  We helped small businesses, non-profits, and commercial clients receive critical funding through the Paycheck Protection Program (PPP) ranking as the 4th largest PPP lender; and we increased access to financial education for clients through a partnership with Operation HOPE.

•  We invested $100 million to help launch the Sterling Capital Diverse Multi-Manager Active ETF, which employs investment strategies from diverse-owned asset managers.

Truist Executive Compensation Program for 2021

The Committee designed our compensation program to support the following key goals:

•	Align the interests of our executives with those of our shareholders, both on a short- and long-term basis,

•	Motivate and set rigorous goals that reward our executives to continue to strive for strong company performance,

•	Remain competitive with market for the new organization,

•	Support our new business strategy, culture and values,

•	Provide a balanced view of performance metrics with appropriate balance between short and long-term performance, and absolute and relative performance, and

•	Reduce incentives for unnecessary or excessive risk-taking.

The Company’s 2021 compensation program remained the same as its 2020 compensation program, which was implemented following the merger of equals. Highlights of the compensation program are summarized below. Further details on 2021 results and pay decisions are provided in Section 3 below.

Base Salaries – Aligned with organizational roles and market pay

Base salaries provide the foundational component of executive pay and reflect each executive’s position and responsibilities as well as consideration of market pay practices. Following a review of competitive market data provided by our independent consultant, the Committee approved base salaries for the leadership team, including NEOs.

2022 Proxy Statement |	47

Compensation Discussion and Analysis

Annual Incentive Performance Award – Rewards annual performance goals tied to strategic plan

The Annual Incentive Performance (“AIP”) award was developed to motivate and reward financial performance and strategic initiatives that define our success following the merger, including related to our continuing integration. The program includes a combination of absolute and relative financial performance as well as a qualitative assessment of performance on strategic priorities and other critical factors of our success, as evaluated by the Committee.

Absolute Earnings Per Share (“EPS”) and Relative Return on Average Assets (“ROAA”) were selected to measure growth, profitability and our return on investment. The Committee believes these metrics have a meaningful bearing on long-term increases in shareholder returns and are valuable barometers of our performance. The EPS and ROAA performance presented include adjustments to Truist’s GAAP net income by the Committee. For additional detail regarding these adjustments, and the calculation of EPS and ROAA, please refer to Annex A.

The Annual Incentive Performance awards also include a qualitative assessment component. While the primary focus is on profitability and returns to our shareholders, the Committee also believes our annual incentive payouts should include a holistic review of our performance that includes results on our qualitative factors. The Committee reviews the factors that form the qualitative assessment each year, making changes as appropriate. For instance, ESG was added as a factor in the qualitative assessment for 2021, reflecting the increased focus on ESG matters within the Company and by our shareholders.

Payout on EPS or ROAA is not dependent on meeting the other measure first; each measure is scored independently and the results are then combined. In order to include the qualitative assessment in determining the AIP, threshold performance must be met for either EPS or ROAA. If threshold performance is met for either EPS or ROAA, points awarded by the Committee for qualitative performance are then added to the combined EPS and ROAA score. The Committee can adjust AIP payout due to unanticipated circumstances, market conditions or negative risk outcomes.

Long-Term Incentive Program – Rewards future performance aligned with our shareholders

The long-term incentive program is intended to provide a significant portion of executive pay opportunity based on our future performance and value creation to our shareholders. Under this program, 65% of the long-term incentive opportunity is at risk based on our performance (40% as performance unit (“PSU”) awards and 25% as a cash long-term incentive plan (“LTIP”)), and the remainder is provided through time-based restricted stock units (“RSUs”). The value of the cash LTIP and PSUs is based on three-year performance with respect to the following metrics:

Once an absolute minimum level of ROATCE is achieved (≥7%), vesting of the performance share units and LTIP cash are based on our ROACE and ROATCE performance relative to our peers. These metrics were selected by the Committee to reward performance viewed as important by our shareholders, and motivate strong profitability that ultimately drives favorable shareholder returns.

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Compensation Discussion and Analysis

Sound Compensation and Governance Practices

The Committee believes the Truist executive compensation program incorporates strong pay and governance practices that reinforce our principles, support sound risk management and align with our shareholders:

What We Do
✓

Pay for Performance: Based on our compensation structure in effect as of October 1, 2021, approximately 92% of CEO and approximately 86% of the other NEOs’ total target compensation is based on Truist’s performance.

✓

Incorporate Multiple Performance Metrics: We consider multiple quantitative and qualitative factors in measuring performance of Truist and our NEOs (including EPS, ROAA, ROATCE, ROACE and strategic priorities), and we incorporate both absolute and relative performance goals into our incentive plans.

✓	Tie Long-Term Incentives to Performance: 65% of our long-term incentives include robust performance criteria.

✓	Compensation Decisions Reflect Peer Group Pay Levels and Practices: In making compensation decisions, we review market data from our peers as well as other financial services firms.
✓

Seek Shareholder Feedback: We conduct an annual say-on-pay vote, have a formal shareholder engagement program, and last year, approximately 95% of the votes cast at our annual shareholders meeting approved the executive compensation for our NEOs.

✓	Require Stock Ownership: We maintain rigorous stock ownership requirements for our Executive Leadership and Directors.
✓	Maintain Strong Hedging Restrictions: Executive Leadership and Directors are prohibited from hedging or speculative trading in shares of Truist stock.

✓	Prohibit Pledging: Executive Leadership and Directors are prohibited from pledging shares of Truist stock.
✓	Utilize Tally Sheets and Risk Scorecard: Our Committee annually reviews tally sheets and a risk scorecard for our executives.

✓	Retain an Independent Compensation Consultant: We engage an independent compensation consultant who reports directly to the Committee.
✓	Provide a Broad-Based Pension Plan: We provide a broad-based pension plan for eligible teammates, and our NEOs participate in our pension plan on the same basis as other similarly situated teammates.

✓	Discourage Unnecessary Risk Taking: Our Committee can adjust payouts or require the forfeiture of unvested awards for negative risk outcomes.
✓

Maintain a Clawback Policy: Our incentive plan and award agreements contain broad language regarding clawbacks and make all awards under the 2012 Incentive Plan subject to recoupment, forfeiture or reduction to the extent determined by the Committee, as necessary to comply with applicable law or Truist’s policies. The 2022 Incentive Plan described in Proposal 4 contains similar provisions.

What We Don’t Do
✗	Don’t Reward Poor Performance: We don’t offer incentives that would provide payouts for negative earnings.

✗	No Stock Options: We don’t award stock options.
✗	Don’t Reprice Options: We don’t reprice outstanding stock options.

✗	Don’t Provide Excise Tax Gross-Ups: We don’t gross-up payments for excise taxes.
✗

Don’t Provide Certain Perquisites: We generally don’t offer perquisites for NEOs, such as personal club memberships, corporate housing, or automobile allowances, other than perquisites offered in limited circumstances as discussed elsewhere in this proxy statement.

2022 Proxy Statement |	49

Compensation Discussion and Analysis

Section 2—Executive Compensation Philosophy and Program Elements

Compensation Philosophy

Our overall executive compensation program emphasizes long-term, performance-based compensation, centered on the following key tenets:

•	Compensation and reward systems are designed to reward performance, to support and drive our strategic objectives, and to produce positive business results over the longer term;

•	Total compensation is based on achievement of both short- and long-term performance goals and aligned with shareholder interests by providing a significant percentage of compensation in equity;

•	Our executive compensation program is designed to promote balance between absolute and relative performance metrics and discourage imprudent risk taking;

•	Total compensation opportunities are established relative to organizations with which we compete for both talent and shareholder investment and at levels that enable us to attract and retain executives who are critical to our long-term success;

•	Compensation opportunities are based on relative industry performance and are aligned with internal performance and Truist’s risk management;

•	Executive Leadership must meet significant stock ownership requirements to align their interests more closely with those of our shareholders; and

•	Compensation is compatible with effective controls and risk management and is supported by strong corporate governance.

Our 2021 compensation program was designed to align with our values and objectives. Specifically, the compensation program was designed to accomplish the following:

•	Ensure a strong alignment of the interests of shareholders, teammates and the Company;

•	Pay for performance, both short-term and long-term;

•	Reward and retain high-performing teammates;
•	Pay competitively across salary grades and geographies;

•	Apply compensation policy in an internally consistent manner; and

•	Provide compensation opportunities that are based on relative performance against peers, internal assessments and Truist’s risk management principles.

The Compensation Committee also considers the results of the shareholder advisory “say-on-pay” vote in its design and oversight of Truist’s executive compensation program. In 2021, our executive compensation program for our NEOs received approximately 95% approval by the Company’s shareholders. The Committee considered these results in applying the same compensation principles and adhering to the core plan design, allowing for a balance between short and long-term incentives.

2021 Pay Program Mix

The significant majority of our executive pay program is performance-based. Approximately 92% of our CEO’s pay is based on performance and approximately 67% is based on long-term performance. For our active NEOs as of October 1, 2021, the following charts illustrate target annual compensation for our CEO, Mr. Rogers, and the average target annual compensation for Messrs. Cummins, Starnes, Bible and Howard. Such compensation consists of base salary and target levels of AIP, PSU, LTIP, and RSU awards. The charts also show the large percentage of our NEO compensation that is variable and performance-based.*

* Reflects executive compensation structure in place for NEOs as of October 1, 2021

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Compensation Discussion and Analysis

PERFORMANCE-BASED (AT RISK) COMPONENTS
Annual Incentive Performance Award Performance Metrics Absolute EPS (50%) Relative ROAA (30%) Qualitative Assessment (20%)	Long-Term Incentives Performance Metrics Threshold ROATCE Requirement Relative Return on Average Tangible Common Equity (50%) Relative Return on Average Common Equity (50%)

2021 Executive Compensation Program Elements

Our executive compensation program is heavily performance-based, with base salary representing the only fixed element. Below are the four primary components of our NEOs’ current compensation:

2021 Compensation Structure

	Base Salary	Annual Incentive Performance Award	PSU and LTIP Awards	RSU Awards

Purpose	Reflects scope of leadership responsibilities, years of experience, performance, skills, knowledge and market competitiveness	Cash incentive rewarding annual corporate performance	Long-term incentives designed to reward achievement of superior relative three-year ROATCE and ROACE, once an absolute threshold level of ROATCE is achieved	Rewards sustainable, long-term appreciation of Truist’s stock price and aligns NEO compensation with stock price appreciation

Performance Period	—	1 Year (January 1, 2021- December 31, 2021)	3 Years (January 1, 2021- December 31, 2023)	—

Key Features	Fixed cash compensation

Payments based on:

•  EPS
(Weighted at 50%)

•  ROAA performance relative to peer group (weighted at 30%)

•  Qualitative Performance (weighted at 20%), provided that threshold performance is met on either the EPS or ROAA component

Payments based on:

•  ROACE and ROATCE performance relative to
peer group

•  Truist must first meet or exceed an absolute performance goal of an average ROATCE of
≥ 7% for the performance period.

•  Unvested award subject to reduction or forfeiture in the event of an annual operating loss or a significant negative risk outcome

•  Vest in 1/3 increments each March 15, beginning on the March 15 following the second anniversary of the grant date

•  Unvested award subject to reduction or forfeiture in the event of an annual operating loss or a significant negative risk outcome

Payout	—	0% to 200% of target	0% to 150% of target	—

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Compensation Discussion and Analysis

Section 3—Executive Compensation Program Pay Decisions

Base Salary

Program Summary:

The Committee believes the base salary for each of our NEOs should properly reflect the scope of their leadership responsibilities, experience, performance, skills and contributions. The Committee approved the base salaries taking into account base salaries for similar roles at peer institutions and reflecting the new and additional responsibilities for each of our NEOs as a result of Executive Leadership changes in 2021.

Pay Decisions:

Base salaries for 2021 for each of our NEOs were set at the levels in the table below. As indicated, in conjunction with Executive Leadership changes in September 2021, base salaries for Messrs. Rogers, Cummins, Starnes and Bible were increased, and Mr. Howard’s base salary did not change as a result of his promotion.

Name	January 1, 2021 Base Salary ($)*	September 1, 2021 Base Salary ($)
William H. Rogers, Jr.	1,100,000	1,200,000	**
Kelly S. King	1,200,000	1,200,000
Hugh S. Cummins III	770,000	800,000	**
Clarke R. Starnes III	700,000	740,000	**
Daryl N. Bible	700,000	740,000	**
Christopher L. Henson	770,000	770,000
John M. Howard	800,000	800,000

* Effective January 1, 2021. For Messrs. Rogers, King, Cummins, Starnes, Bible and Henson, the January 1, 2021 base salaries represent no increase from 2020. No adjustments were made to Mr. Howard’s 2021 base salary in conjunction with joining Executive Leadership on September 1, 2021.

** Effective September 1, 2021. Base salaries increased for these individuals in conjunction with Executive Leadership changes announced in August 2021.

Annual Incentive Performance Award and Payouts

Program Summary:

The AIP award was approved by the Committee based on its review of market and best practices. The AIP award is a cash incentive that rewards pre-defined financial performance (measured by EPS and relative ROAA) as well as a holistic assessment of performance on strategic priorities. These are metrics that the Committee believes are appropriate measures of short-term performance. The AIP award is based on the following three components:

The financial performance goals are established annually by the Committee and include an Earnings Per Share (EPS) target goal based on our internal earnings plan and compares Return on Average Assets (ROAA) based on our performance relative to our peers. The Qualitative Scorecard component is based on the Committee’s assessment of the attainment of key strategic priorities based on criteria established by the Committee.

While payouts based upon the EPS component and the ROAA component are independent from one another, a payout under the qualitative performance component requires the Company to meet threshold performance on either the EPS component or the ROAA component. Payouts under each component of our AIP can range from 0% to 200% of the target award opportunity. EPS interpolation used to establish awards is non-linear and the slope increases moving away from “Target” towards both “Threshold” and “Maximum”. ROAA results between “Threshold”, “Target” and “Maximum” goals are subject to linear interpolation.

Our NEOs have a target award opportunity for the annual incentive expressed as a percentage of base salary, which represents the amount of award received if executives achieve all of the performance goals set by the Committee. These targets were developed based

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Compensation Discussion and Analysis

on competitive benchmarking of market practices. Effective September 1, 2021, the target award was increased for Messrs. Rogers, Cummins, Starnes and Bible in conjunction with the Executive Leadership changes announced in August 2021. The table below summarizes the target award opportunities for 2021 as a percentage of base salary for all NEOs, except Mr. Howard.

2021 Annual Incentive Award Target

Name	Initial AIP Award Opportunity (as % of base salary)	AIP Award Opportunity (as % of base salary) as of September 1, 2021	Actual AIP Award Received (as % of base salary) for 2021
William H. Rogers, Jr.	215	300	377
Kelly S. King	285	285	439
Hugh S. Cummins III	180	225	301
Christopher L. Henson	180	180	277
Clarke R. Starnes III	170	185	270
Daryl N. Bible	170	185	270

* Mr. Howard’s AIP compensation is discussed further below.

Pay Decisions:

After calculating the results for EPS, ROAA, and assessing the qualitative performance component, the Committee also considered whether adjustments were needed due to overly positive results based on unanticipated circumstances or negative risk outcomes and determined, after its analysis, that an adjustment was necessary for 2021. The Committee concluded that due to several factors outside of the Company’s control, including released credit loss reserves that increased earnings, and government mandated moratoriums and stimulus that prevented or delayed foreclosures and losses, the adjusted EPS component should be reduced to more appropriately capture the Company’s core performance. Please see Annex A for a further discussion of the adjustments. After making these adjustments, the Committee approved funding AIP awards at 154% of target for each NEO. In summary, the AIP award payments to our NEOs for 2021 were as follows:

Kelly S. King	William H. Rogers, Jr.	Hugh S. Cummins III	Christopher L. Henson	Clarke R. Starnes III	Daryl N. Bible	John M. Howard*
$5,266,800	$4,276,067	$2,346,960	$1,705,533	$1,924,487	$1,924,487	$616,000

* Mr. Howard’s AIP compensation is discussed further below.

Determination of EPS and ROAA Performance:

EPS (50% of Award Opportunity)

•	Target is set based on internal performance goals, with a maximum goal for 2021 set at 8.75% above the target, and a minimum goal for 2021 set at 12.5% below the target. Our 2021 EPS reflects negative adjustments made by the Committee to take into account unforeseen positive impacts on the EPS component.

Payout Target and % of Target Award Opportunity
Threshold	Target	Maximum	Actual*

$3.50	$4.00	$4.35	$4.25
25%	100%	200%	149%

ROAA (30% of Award Opportunity)

•	Target payout reflects Truist’s ROAA at median relative to our peer group. To achieve maximum payout, we have to achieve at least 90th percentile. No payout is earned on this component if our performance is below the 25th percentile. Our 2021 ROAA was 1.47%, which produced a 197% payout on this component.

Payout Target and % of Target Award Opportunity
Threshold	Target	Maximum	Actual*
25th Percentile	50th Percentile	90th Percentile	1.47% or 89th Percentile
50%	100%	200%	197%

* The EPS and ROAA performance presented include adjustments to Truist’s GAAP net income by the Committee for purposes of this performance calculation. For additional detail regarding these adjustments, please refer to Annex A.

Qualitative Scorecard Component:

The qualitative component of the AIP is weighted at 20% and reflects an array of pre-defined strategic priorities approved by the Committee early in 2021 at the same time as financial goals were established. Several strategic priorities and other factors used by the Committee to assess qualitative performance in 2021 are set forth in the table below. The table also describes certain of the significant results that informed the Committee’s payout decision. Note that the Committee did not assign particular weights to any single category.

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Compensation Discussion and Analysis

Based on its assessment of the significant results below, the Committee determined that the qualitative component was earned at its target amount. In making its decision, the Committee recognized the strong achievement of our strategic priorities, including the merger integration, which were accomplished in the midst of the continued challenges presented by COVID-19. The Committee believes that the overall AIP payout at 154% of target for our NEOs and other plan participants, based on strong payouts for our exceptional ROA and solid results on the qualitative scorecard, as adjusted downward to account for unanticipated positive impacts on the EPS component, appropriately reflects our results through an unprecedented year.

CATEGORIES	SIGNIFICANT RESULTS
MOE Integration • Expense Synergies • Branch Initiatives • Execution of MOE and Systems Conversions

•  Achieved 4Q 2021 annualized merger synergy target of 65% of net cost savings or $1,040 million, as a result of the merger.

•  Exceeding planned third-party vendor savings synergies.

•  280 real estate consolidations through 2021 year-end, totaling 4.6 million square feet.

•  Executed on planned branch consolidations and half of planned closures.

•  Delivered the 18 major integration milestones on schedule, including certain early conversion events.

Broader Financial Performance and Market Results • Revenue Enhancements • Performance Relative to Peers • Achieve 2021 Plan

•  Closed the Federal Employee Defense Services and Constellation acquisitions in the Insurance segment.

•  Improved integrated relationship management (IRM) reporting by aligning definitions of revenue between different groups and product sets.

•  Grew organic insurance brokerage revenue by 11% year-over-year.

•  Record year for investment banking.

•  Continued support of clients through PPP, including round 2 and forgiveness applications.

•  Aligned several relationship management referral programs, promoting relationship development between the lines of businesses.

•  Considered financial performance relative to peer group.

•  Positive overall performance as measured against 2021 plan.

•  Transformed point of sale lending capabilities through purchase of Service Finance.

Technology • Technology Operations and Cyber Security • Reduced Residual Risk • Digital Transformation

•  Implemented multiple changes and enhancements in supporting technology and business needs, including vulnerability management and data protection initiatives.

•  In 2021, Truist saw 6.2 million active digital users with digital transaction growth up 11% vs 2020.

•  Digital lending showed strong performance with 23% growth.

Risk and Compliance • Risk Management Effectiveness • Enterprise Risk Culture

•  Continued to drive a strong risk culture providing independent oversight and challenge while supporting industry-leading credit performance, delivering positive risk outcomes, and closing key supervisory issues.

•  Established a climate risk management program that is being fully integrated into our enterprise risk management framework.

•  Advanced risk mitigation capabilities in key areas including cybersecurity, access management, and data governance.

COVID-19 Response • Support for Clients, Teammates and Communities

•  Helped clients through continued PPP and COVID relief support, including mortgage payment relief, waived ATM fees and emergency relief loans.

•  Implemented vaccine education campaign for teammates and created COVID teammate case management and intake process to better capture and service teammate needs.

•  Grants to our community partners, including:

○   $1 million to the CDC Foundation and Johns Hopkins Medicine.

○   $7 million to local United Way organizations.

○   $1 million each to LiftFund and National Capital Investment Fund, community development financial institutions.

Diversity, Equity and Inclusion • Clients • Teammates • Communities/Stakeholders • HBCU • External Recognition

•  Invested in diverse communities, including through Greenwood, a mobile banking platform created to support wealth recirculation in Black and Latinx communities, and implemented new diverse asset manager initiative in Wealth segment.

•  Achieved our 2023 goal to increase diversity in senior leadership roles to 15%.

•  Achieved 16.6% spending with diverse suppliers in 2021 vs 8% goal.

•  Partnered with 26 historically black colleges and universities (HBCUs) for the Emerging Leaders Certification Program and continued to advance hiring from HBCUs.

•  Pledged more than $20 million to HBCUs over the next three years to support students, investing in the institutions and curating educational and workplace programs to strengthen acumen, relationship and ability to recruit talent.

•  Named to “America’s Best Employers for Diversity” by Forbes.

•  Invested $100 million to create actively-managed, diverse multi-manager ETF.

Environmental, Social and Governance • Total societal impact • Public disclosure of ESG framework • ESG Rating and Ranking Performance

•  In 2021, the Truist Foundation made 984 grants totaling $69.7 million, 91.4% of which were to groups serving low- to moderate-income families.

•  Launched a volunteerism program, facilitated teammate participation in the workplace giving campaign, and partnered with BlackRock on its philanthropic Emergency Savings Initiative.

•  Significant small business lending with 22% of small business loans under $1MM going to low- and moderate-income census tracts in 2021.

•  Truist was the first regional bank to issue a $1.25B social bond and created an ESG Bond Framework published in accordance with ICMA standards.

•  Significantly broadened the Company’s ESG disclosures in the July publication of the CSR and ESG report. which included disclosures from three of the leading external ESG frameworks: GRI, SASB, and the SDGs.

•  Launched inaugural TCFD report in December 2021.

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Compensation Discussion and Analysis

Mr. Howard’s AIP Award:

Mr. Howard’s short-term incentive for 2021 was calculated based on the short-term components from the insurance incentive plan in effect for him at Truist Insurance Holdings, prorated for 9 months of 2021, and the Truist AIP as described above, prorated for three months. The annual incentive elements for the insurance incentive plan consisted of the following: (i) insurance pre-provision net revenue (25%), (ii) insurance EBITDA margin (20%), (iii) insurance organic commission and fee revenue growth (25%), and (iv) discretion regarding insurance initiatives and risk management (30%). The Truist AIP components were as discussed above.

Long-Term Incentives

Program Summary:

Our long-term incentive program provides compensation awarded under the Truist Financial Corporation 2012 Incentive Plan, as amended (the “2012 Incentive Plan”) and if the Truist Financial Corporation 2022 Incentive Plan as described in Proposal 4 is approved, under such plan. Our NEOs have a target award opportunity (defined as % of base salary) which represents the amount of award received if we achieve the target performance goals set by the Committee. The table below summarizes the award opportunities under our long-term incentives for 2021 for the listed NEOs at target level of performance.

2021 Long-Term Target Award

Name	Long-Term Incentive Targets (% of base salary)
William H. Rogers, Jr.	550
Kelly S. King	715
Hugh S. Cummins III	435*
Christopher L. Henson	435
Clarke R. Starnes III	375
Daryl N. Bible	375

* Does not include 3- and 5- year retention awards granted in 2021 as part of Truist’s Executive Leadership changes, effective September 1, 2021, as further described below.

For 2021, long-term incentive awards for all NEOs, except Mr. Howard, reflected a mix of long-term cash and equity tied to performance and included:

PSUs 40% of Long-Term Incentive	LTIP Awards 25% of Long-Term Incentive	RSUs 35% of Long-Term Incentives

65% of long-term incentives based on 3-Year Relative ROACE and Relative ROATCE Performance Results		Vesting in 1/3 Increments Over 4-Year Period
All awards subject to reduction or forfeiture if operating loss or significant negative risk outcome.

Mr. Howard’s long-term incentive awards for 2021 consisted of PSUs (78% of Long-Term Incentive) and RSUs (22% of Long-Term Incentive). Mr. Howard’s PSUs for 2021 will be achieved based on the long-term components from the insurance incentive plan in effect for him at Truist Insurance Holdings, prorated for 9 months of 2021, and the Truist PSU elements as discussed below under “Performance Share Units and LTIP Awards”, prorated for three months. The performance elements of the insurance incentive plan are as follows: (i) insurance organic revenue growth (50%); (ii) insurance EBITDA margin (25%); and (iii) insurance EBITDA growth (25%).

PERFORMANCE SHARE UNITS AND LTIP AWARDS

Nearly two-thirds (65%) of our long-term incentives are performance-based, including our PSUs and LTIP awards. Awards provided as PSUs and under our LTIP program utilize the same metrics linking payouts to relative three-year ROACE and ROATCE performance. The Committee chose ROACE and ROATCE as the performance measures for the long-term incentive awards based on the belief that they provide a balanced view of returns generated for shareholders. ROATCE is an important focus of investors in the banking industry and reflects our ability to generate strong returns on capital, thereby allowing us to make long-term investments on behalf of our stakeholders. The inclusion of ROACE ensures that we also earn strong returns on the capital deployed towards mergers and acquisitions (which often result in an increase in goodwill and intangibles).

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Compensation Discussion and Analysis

The performance goals and payout range are established at the beginning of the cycle (i.e., early 2021 for the 2021-2023 performance period). LTIP awards have historically been paid in cash, but at the discretion of the Committee, may be paid in shares of Truist common stock, cash or both. Dividends are not paid on unvested PSUs or calculated into LTIP payments.

The Committee also monitors whether our executive compensation program is consistent with the safety and soundness of the Company and considers whether our executive compensation program encourages unnecessary or excessive risk taking. The Committee utilizes an executive risk scorecard through which compensation may be adjusted, if necessary, for risk balancing purposes. See our disclosure under “Executive Risk Scorecard/Risk Adjustments” within this CD&A.

Pay Decisions:

For 2021, the Committee granted PSUs and LTIP awards with the following features:

2021-2023 PSU and LTIP Awards (Granted in 2021 and Fully Vest/Payable in 2024)

Performance Period

Three years

Vesting Requirements and Forfeiture

Three-year cliff vesting through March 15, 2024, with 100% of the award being subject to reduction or forfeiture if there is an aggregate operating loss for the performance period or if a significant negative risk outcome occurs as determined by the Committee.

Performance Metrics

If the absolute performance goal of an average ROATCE of 7% for the performance period is achieved, the award payout for the performance period will then be evaluated against the peer group based upon (1) Truist ROATCE relative to the peer group ROATCE and (2) Truist ROACE relative to the peer group ROACE. Each metric will be scored independently, then weighted and added together. Payouts will be linearly interpolated for achievement between threshold, target, and maximum goals. Payout of these awards will be determined in early 2024, based on the payout percentages for ROACE and ROTCE indicated below.

Level	Each of ROACE and ROATCE percentile performance relative to peer group	Payout percent of target (for each metric)

Below Threshold	Below 25th percentile	0%

Threshold	25th percentile	25%

Target	50th percentile	50%
Maximum	75th or greater	75%

Dividend Treatment

Dividends are not paid on unvested PSU and LTIP Awards

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Compensation Discussion and Analysis

2019-2021 PSU and LTIP Awards (Vested/Paid in March 2022)

Vesting Requirements and Forfeiture

Three-year cliff vesting, with 100% of the award being subject to reduction or forfeiture if there is an aggregate operating loss for the performance period or if a significant negative risk outcome occurs as determined by the Committee.

Performance Metric

Relative Return on Common Equity (“ROCE”) against our peer group over the three-year performance period. For 2019, the year of grant, because of the closing of our merger-of-equals, achievement of ROCE was based on heritage BB&T’s performance relative to our peers using results through September 30, 2019, and the ROCE results for BB&T and the peer group were annualized for the remainder of the 2019 performance year. For 2020 and 2021, performance was assumed at target level for the ROCE goal. The award also requires our absolute average ROCE to meet or exceed 3% for the performance period.

TSR Modifier

Payouts are subject to a potential modifier (up to a 20% increase or decrease) based on our Total Shareholder Return (“TSR”), as illustrated below:

Percentile Performance of Truist TSR Relative to Peer Group TSR	Percent Increase or Reduction in Payout*
< 25th	20% reduction
50th	No adjustment
75th	20% increase**

* Modifications will be linearly interpolated for results between the 25th and 75th percentiles.

** Subject to overall payout cap of 150% of target.

Payout

Prior to the merger, the heritage BB&T Compensation Committee determined how the performance criteria should be addressed in light of the impact the merger would have on the comparability of our financial results to peers. For 2019, ROCE performance of Truist relative to our peers was annualized as of September 30, 2019, to reflect performance prior to the closing of the merger. Our annualized 2019 ROCE of 11.76% placed us in the 75th percentile among peers resulting in a ROCE outcome of 149.8% for the 2019 performance year. Due to the timing of the merger, target level performance was assumed for 2020 and 2021 resulting in a ROCE outcome of 100% for each of those years. The Committee determined that the relative TSR modifier would be based on the full 2019-2021 performance period. Based on this approach, payouts for the 2019-2021 PSU and LTIP awards were as follows:

Relative ROCE Performance and Percentile (2019-2021)	Payout as % of Target	Relative TSR Performance (2019-2021)	Adjustments for TSR Performance	Actual Payout Percentage
11.76% or the 75th percentile for 2019(1)	116.59(2)	31st percentile (triggers negative TSR adjustment	-14.98%	99.13%

(1) Due to the impact of the merger, represents annualized 2019 ROCE of 11.76%, or the 75th percentile, and target level performance for 2020 and 2021.

(2) Represents payout at the 75th percentile for one-year performance and a target payout for two-years (i.e., 100% for 2020 and 2021).

The Committee determined that the performance criteria for these awards were met and the awards vested in March 2022. The Committee believes that with the significant proportion of the NEOs’ long-term incentive compensation currently consisting of equity, including the vesting of the PSUs from these awards, and in light of the substantial Truist common stock holdings of each of our NEOs, it was appropriate to pay the 2019-2021 LTIP awards in cash.

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Compensation Discussion and Analysis

RESTRICTED STOCK UNITS (RSUs)

RSUs complement other elements in our executive compensation program and are designed to reward sustainable, long-term appreciation of our stock price over the vesting period and focus on stock ownership and retention objectives.

Pay Decisions:

For 2021, the Committee granted RSUs with the following features:

2021 RSU Awards

Vesting Period

The RSUs vest in 1/3 increments over 4 years for all NEOs, beginning on March 15 following the second anniversary of the grant date.

Vesting Requirements and Forfeiture

The 2021 RSUs are subject to reduction or forfeiture if Truist has incurred an annual operating loss for the year or the Committee determines that there has been a significant negative risk outcome as a result of a corporate or individual action.

Dividend Treatment

Dividends are not paid on unvested RSUs.

ADDITIONAL AWARDS

Vesting of Synergy Incentive Awards:

In connection with the significant integration planning for the merger and the criticality of retaining key talent at both BB&T and SunTrust through the integration process, retention incentive awards were granted to Messrs. Bible, Henson and Starnes prior to the closing of the merger. The heritage BB&T Compensation Committee granted one-time awards (the “synergy incentive awards”) designed to facilitate continuity and retention of the executives responsible for critical roles and to reward the significant transition requirements of such a large merger. Pursuant to the terms of the synergy incentive awards, 33% of the award was paid on August 13, 2021, in the amounts of $1,036,800, $1,387,500, and $1,036,800 to Messrs. Bible, Henson and Starnes, respectively. The remaining amounts of the synergy incentive awards vested in January 2022.

Mr. Cummins’ Promotion and Retention Award:

In connection with Mr. Cummins’ promotion to Vice Chair, the Committee granted separate three- and five-year retention awards to Mr. Cummins for the purpose of maintaining leadership continuity over this period. The awards consist of a:

•	3-year performance RSU grant that will vest in March 2025 based on Truist’s ROACE and ROATCE performance relative to peers during 2022 - 2024 with a minimum ROATCE requirement of 7% for payout; and

•	5-year ratable RSU award with 20% vesting per year beginning in September 2022.

HISTORICAL EMPLOYMENT AGREEMENT ARRANGEMENT

Under his employment agreement with Truist Insurance Holdings that Mr. Howard entered into prior to the merger of equals, Mr. Howard was granted a promissory note in the principal amount of $1,350,000 on December 31, 2015. Mr. Howard’s legacy employment agreement continued after the merger of equals. Under the terms of the agreement, subject to his continued employment, principal and interest due by Mr. Howard on the note was forgiven in annual increments of $225,000, through the sixth anniversary of the note agreement. The final increment was forgiven on December 31, 2021.

Limited Perquisites

Our NEOs receive limited perquisites and other personal benefits that the Committee believes are reasonable and consistent with our overall executive compensation program. Such perquisites generally include, but are not limited to, residential security services, executive physical wellness examinations, occasional use of sports tickets, spousal participation in certain corporate events, and for individuals serving as our Chief Executive Officer or President and Chief Operating Officer, limited personal use of the company aircraft and driver. Our NEOs do not receive perquisites such as corporate housing or automobile allowances.

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Compensation Discussion and Analysis

Teammate Benefits

PENSION PLAN

•

We provide the Truist Financial Corporation Pension Plan, a tax-qualified defined benefit retirement plan for eligible teammates (the “Pension Plan”). We are among the few remaining companies that offer a traditional pension plan for our teammates. This is a benefit we believe provides a competitive advantage for attracting and retaining talent.

•

We also provide the Truist Financial Corporation Non-Qualified Defined Benefit Plan (the “Excess Plan”), to augment the benefits payable under the Pension Plan to the extent that such benefits are curtailed by application of certain tax limitations. The Committee believes that the benefits provided by the Excess Plan ensure that we will maximize the retention benefits of the Pension Plan.

•	The Pension Plan and the Excess Plan are broad-based benefits, and the NEOs participate in both plans on the same basis as other similarly situated teammates.

•

The Pension Plan and the Excess Plan provide retirement benefits based on length of service and cash compensation level prior to retirement with benefits generally increasing substantially as a participant approaches retirement.

•	We believe the retirement benefits provided by the Pension Plan are meaningful to all teammates, but especially to those who have devoted substantial service to Truist.

Moreover, we view the Pension Plan and the Excess Plan as important retention tools for the NEOs and other highly compensated teammates. These retirement benefits could not easily be replicated upon the teammate’s departure from Truist prior to retirement. The Committee believes that while the overall retirement benefits provided to the NEOs are reasonable relative to those provided by its peer group, the Pension Plan and Excess Plan provide us with a competitive advantage in attracting and retaining talent in light of the high number of companies that have frozen or abandoned traditional pension plans in recent years.

BENEFIT PLANS

During 2021, we maintained various teammate benefit plans that constitute a portion of the total compensation package available to the NEOs and all eligible teammates of Truist. These plans consist of the following:

•

the Truist Financial Corporation 401(k) Savings Plan, which in 2021 permitted teammates to contribute up to 50% of their cash compensation, on a tax-deferred, or after tax basis, within certain IRS compensation deferral amount limits applicable to tax-qualified retirement plans, with Truist matching deferrals up to 6% of their compensation;

•

the Truist Financial Corporation Non-Qualified Defined Contribution Plan, which is designed to augment the benefits under the Truist Financial Corporation 401(k) Savings Plan to the extent such benefits are curtailed by the application of certain limits imposed by the Internal Revenue Code (during 2021, eligible participants in the Non-Qualified Defined Contribution Plan were permitted to defer up to 50% of their cash compensation with certain participants eligible to receive a matching contribution of up to 6% of their compensation);

•	a medical plan that provides coverage for all eligible teammates;

•

disability insurance which, in the event of disability, pays a teammate 50% of his or her monthly compensation, subject to a cap of $35,000 per month; however, if the coverage percentage exceeds the monthly cap, we would provide supplemental payments to a member of Executive Leadership to bring the monthly payment up to the percentage coverage level; and

•	certain other teammate benefits (such as sick leave, vacation, dental and vision coverage, etc.).

The teammate benefits for the NEOs discussed in this subsection are determined by the same criteria applicable to all of our teammates. In general, benefits are designed to provide a safety net of protection against the financial catastrophes that can result from illness, disability or death, and to provide a reasonable level of retirement income based on years of service with Truist. These benefits are part of the strong value proposition we offer our teammates in furtherance of our purpose, and help keep us competitive in attracting and retaining teammates. We believe that our teammate benefits are generally on par with benefits provided by our peer group and consistent with industry standards.

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Compensation Discussion and Analysis

Section 4—Executive Compensation Process—Decision Inputs and Roles

Decision Making Calendar

2021 EXECUTIVE COMPENSATION PROCESS – COMPENSATION AND HUMAN CAPITAL COMMITTEE

First Quarter

•  Review executive risk scorecard for the prior year

•  Receive reports from the General Auditor regarding risk management and internal control effectiveness

•  Approve financial results and adjustments for incentive plans

•  Determine payments/vesting for incentive plans with performance periods completed the prior year (AIP, LTIP, PSUs and RSUs)

•  Approve peer group for the current year

•  Set financial targets and performance measures for the current year to determine AIP awards, LTIP and PSUs

•  Set compensation for current year – base salary, short term and long term incentive targets

•  Review tally sheets

Second Quarter	• Review projected financial results with proposed adjustments for incentive plans
Third Quarter

•  Conduct a mid-year review of current executive risk scorecard

•  Review projected financial results with proposed adjustments for incentive plans

•  Review of Executive Leadership compensation with the Compensation Committee’s independent compensation consultant, Meridian Compensation Partners

Fourth Quarter	• Review projected financial results with proposed adjustments for incentive plans • Conduct annual review of director compensation

Peer Group and Competitive Analyses

The Committee uses a peer group to perform competitive assessments of executive compensation as well as to measure performance under our short- and long-term incentive plans. The Committee approves a group of publicly-traded banks or financial services holding companies each year to serve as the peer group. The Committee selected a peer group in 2020 and re-evaluated that peer group in February 2021. The Committee concluded that continued use of this peer group was appropriate for 2021. The Committee considered a number of factors, including the industry, business mix, asset size and market capitalization, and regulatory oversight. The Committee acknowledged the challenges selecting peer companies as Truist is among the largest regional banks in the United States and there are only a few other regional banks meeting the criteria. After discussion, the Committee determined that the following companies would be used for competitive pay benchmarking and to determine the relative performance comparisons in our short- and long-term incentive awards.

TRUIST 2021 PEER GROUP
Company Name	Assets ($ in millions)*	Market Capitalization ($ in millions)*
JPMorgan Chase	$3,386	$392
Bank of America	$2,820	$256
Wells Fargo	$1,955	$124
U.S. Bancorp	$ 554	$ 65
Truist Financial Corporation	$ 509	$ 65
PNC Financial	$ 467	$ 61
Fifth Third	$ 205	$ 21
Citizens Financial	$ 183	$ 16
Key Corp	$ 170	$ 16
Regions	$ 147	$ 16
M&T	$ 143	$ 17
Truist Financial Corporation percentile ranking	61%	67%

* Data sourced from S&P Capital IQ, effective 1/31/2021

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Compensation Discussion and Analysis

The compensation structure for Executive Leadership, which includes the NEOs, emphasizes variable pay based on performance. We generally compare each element of compensation as well as total compensation relative to the peer group. In establishing target pay opportunities, the Committee reviews market data from our peers as well as other financial services firms. The Committee establishes pay levels for each executive that are appropriate based on market data as well as other critical factors including each executive’s specific role, performance, experience, expertise, internal pay comparisons and relative responsibilities of the Executive Leadership team.

In addition to the external peer group analysis, the Committee also reviews detailed tally sheets for each executive and compares the total compensation for each member of the Executive Leadership team relative to one another. This practice is consistent with our compensation philosophy of rewarding our teammates based upon their level of responsibility within the Company.

Regulatory Considerations in Setting Compensation

Banking regulators have provided input on and influenced the compensation practices and incentive compensation at the largest financial institutions in the United States, focusing on the risks intrinsic to the design and implementation of compensation plans as well as the reasonableness of each element of compensation. Regulatory guidance is considered in the design and implementation of our executive compensation programs. The Committee continues to assess our pay practices to balance risks and meeting stakeholder expectations with our commitment to link NEO pay to our performance while maintaining executive compensation programs that are market competitive and shareholder aligned.

Role of Compensation and Human Capital Committee

The Committee administers Truist’s compensation program for Executive Leadership, including each of the NEOs, in a manner consistent with our Purpose, Mission, and Values. The Committee’s authority and responsibilities are set forth in its charter and include but are not limited to:

•	reviewing and approving the compensation for the Chief Executive Officer, the remaining NEOs and other members of Executive Leadership;

•	selecting and approving the performance metrics and goals for the executive compensation program and evaluating performance at the end of each performance period;

•	approving award opportunities for our AIP awards, PSUs, RSUs and LTIP awards;

•	reviewing the executive risk scorecard for Executive Leadership; and

•	conducting an annual review of director compensation.

In making compensation decisions, the Committee uses several resources and tools, including the services of the Committee’s independent compensation consultant, Meridian Compensation Partners, LLC (“Meridian”). The Committee also considers summary analyses of total compensation delineating each compensation element (“tally sheets”), an executive risk scorecard provided by our Chief Risk Officer, competitive benchmarking, a review of the Company’s internal control effectiveness, and other analyses.

Performance Adjustments

The Committee retains discretion to make adjustments to our performance, as well as the reported results from members of our peer group, for purposes of making performance-based compensation awards.

•

Throughout the year, the Committee reviews projected results and items for possible adjustment. At the beginning of each year, the Committee receives final performance information for the prior year, and historically has made adjustments to our reported results (e.g., net income) to ensure that the applicable compensatory plans fairly compensate participants for core Truist performance.

•	The Committee may also make adjustments to the reported performance of peer group members for awards that measure our performance relative to the peer group.

•	A reconciliation of adjustments that the Committee made for the purposes of certifying 2021 performance is included in Annex A to this proxy statement.

Unless otherwise indicated, discussions of 2021 performance for compensation purposes in this proxy statement include these adjustments made by the Committee.

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Compensation Discussion and Analysis

Role of Management in Compensation Decisions

The Committee periodically receives reports from our General Auditor, the head of our internal audit function, regarding our internal controls. The purpose of these reports and review is to allow the Committee to evaluate our current risk environment and internal control positions relevant to incentive compensation, and to take these issues into consideration when determining incentive compensation.

The Chief Executive Officer is also involved in compensation determinations for members of Executive Leadership, other than himself, including compensation for each of the other NEOs, and makes recommendations to the Committee on base salary and the other compensation elements. We believe that the Chief Executive Officer is in the best position to assess the performance of other members of Executive Leadership, and accordingly, he plays an important role in the compensation setting process. Ultimately, however, decisions about individual compensation elements and total compensation of all members of Executive Leadership are made by the Committee, based primarily on the executive’s performance and our overall performance, with consideration of the business environment in which the results were achieved. In addition, the compensation of the Chief Risk Officer is made in consultation with the Risk Committee.

Role of Compensation Consultant

The Committee engages an independent compensation consultant to provide market reference perspective and serve as an advisor. The independent compensation consultant serves at the request of, and reports directly to, the Committee. Further, the Committee has the sole authority to approve the independent compensation consultant’s fees and other retention terms, including the authority to limit the amount of fees the independent compensation consultant may earn from other services provided to Truist. The Committee has retained Meridian to act as the Committee’s independent compensation consultant. In this capacity, Meridian performed a review of our executive compensation programs, provided peer group analyses, and advised on regulatory developments, corporate governance and best practice trends.

The Committee determined that, based on its review, Meridian is independent and that its engagement did not present any conflicts of interest. In making this determination, the Committee noted that Meridian (a) provides no services to Truist other than compensation consulting, (b) has no personal or business relationships with members of our Board or executive officers, (c) does not directly own any shares of Truist stock, and (d) retains a written policy designed to avoid conflicts of interest that may arise. Meridian also determined that it was independent from our management and confirmed this in a written statement provided to the Chair of the Committee.

During 2021, the compensation consultant provided the following services to the Committee:

•	reviewed our company’s total compensation philosophy for reasonableness and appropriateness;

•	reviewed overall compensation levels;

•	reviewed our total executive compensation program relative to peers and advised the Committee of plans or practices that may be changed to improve effectiveness;

•	provided market and peer data and recommendations on Executive Leadership compensation;

•	reviewed and advised the Committee on the composition of our peer group;

•	reviewed public disclosure on compensation, including the draft CD&A and related tables and compensation disclosures for our proxy statement; and

•	advised the Committee regarding the compensation of outside directors.

In order for a compensation consultant to provide effective advice, the Committee expects them to interact with our management from time to time. These interactions generally involve, among other things:

•	obtaining compensation and benefits data, as well as other relevant information that is not available from public sources;

•	working with management to understand the scope of the various executive jobs in order to provide accurate benchmarking; and

•	conferring with management to ensure advice is grounded in our business strategy and circumstances.

This process enables the compensation consultant to identify any areas where further research or analysis may be necessary, while allowing it to discuss any changes to the executive compensation program or refine recommendations before finalizing its reports to the Committee.

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Compensation Discussion and Analysis

EXECUTIVE RISK SCORECARD/RISK ADJUSTMENTS

We utilize an executive risk scorecard, which the Committee may use to adjust, if necessary, the short-term and long-term incentive compensation of each member of Executive Leadership (including the NEOs). The executive risk scorecard:

•	allows for evaluation of both corporate and individual results that can be compared to stated risk appetites in all risk categories;

•	presents the positive and negative risk outcomes that have influenced each risk category, if necessary, and includes recommended actions with respect to significant negative outcomes;

•	is used in conjunction with the recommendations of the Chief Risk Officer, the CEO and the Compensation and Human Capital Committee’s own insight and evaluation;

•	is included as part of our risk review process in which 100% of each Executive Leader’s short-term and long-term incentive compensation for 2021 was subject to potential adjustment; and

•	is reviewed by the independent compensation consultant.

The Committee believes that the executive risk scorecard is an important element to ensure that incentive compensation at the Executive Leadership level is risk-balanced. The use of this risk scorecard has been discussed with our regulators as an additional way to conform to incentive compensation guidance and best practices.

Section 5—Other Compensation and Benefits Policies and Practices

In addition to the key components of our executive compensation program described above, other significant policies, plans and factors influence executive compensation, including the compensation of the NEOs. These policies and practices ensure strong governance of our executive compensation program and promote alignment of our executives’ interests with those of shareholders.

Compensation Practices and the Impact on Risk Management

We expect all members of our Executive Leadership team to exhibit the highest levels of ethics and demonstrate best practices to discourage unnecessary or excessive risk taking when conducting activities on behalf of Truist. The Committee annually considers whether our executive compensation program encourages unnecessary or excessive risk taking. In reviewing the program for risk, the goal of the Committee is to design an executive compensation program to encourage prudent risk management and discourage inappropriate risk-taking by granting a diverse portfolio of compensation to our NEOs that is expected to reward the creation of shareholder value over time.

When determining incentive compensation, and consistent with regulatory guidance, the Committee evaluates our current risk environment and internal control structure relevant to incentive compensation and reviews an executive risk scorecard and other reports. The Committee also receives reports from our General Auditor, the head of Truist’s internal audit function, regarding the effectiveness of our overall system of internal controls.

BALANCE BETWEEN SHORT- AND LONG-TERM COMPENSATION ELEMENTS

The Committee believes that having market-competitive fixed base salaries discourages inappropriate risk-taking. In addition, executives have a significant proportion of compensation provided in the form of equity awards, such as PSUs and RSUs that have performance and vesting features that extend over several years. Additionally, LTIP awards are based on our performance over a three-year period, encouraging our NEOs to focus on long-term performance, rather than just annual results, and further reducing risk-taking that is likely to produce only short-term benefits and allowing sufficient time for risk outcomes to emerge.

USE OF PERFORMANCE MEASURES THAT ADJUST FOR RISK

To help encourage prudent risk management, the Committee considers the risk profile of the primary compensation elements. Under our incentive programs, we use performance metrics that closely correlate to shareholder return. Similarly, our incentive programs include measures that adjust for risk, including the use of the executive risk scorecard.

CLAWBACK AND FORFEITURE PROVISIONS

Our clawback and forfeiture provisions also discourage imprudent risk-taking. Our 2012 Incentive Plan, which is the plan pursuant to which we make all of our AIP, PSU, LTIP and RSU awards, and related award agreements contain broad language regarding clawbacks and make all awards under the 2012 Incentive Plan subject to recoupment, forfeiture or reduction to the extent determined by the Committee, as necessary to comply with applicable law or Truist’s policies. Our award agreements also allow the Committee to adjust the terms and conditions of the awards in recognition of certain events, including material restatement of our financial statements, to prevent dilution or enlargement of benefits intended to be made under the applicable plan. Our Truist Financial Corporation 2022 Incentive Plan that we are proposing to adopt in Proposal 4 has substantially similar clawback language. Our Board believes that the current structure of Truist’s incentive compensation recoupment practices is appropriate, effective, provides a balanced approach to risk management, and properly aligns the interests of our Executive Leadership and shareholders.

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Compensation Discussion and Analysis

STOCK OWNERSHIP REQUIREMENTS

The Committee believes that members of Executive Leadership, including the NEOs, should accumulate meaningful equity stakes in Truist over time to further align their economic interests with the interests of shareholders, thereby promoting our objective of increasing shareholder value. We have robust stock ownership requirements to ensure that our executives have significant value tied to long-term stock price performance which discourages a focus on short-term results and imprudent risk-taking.

In accordance with our Corporate Governance Guidelines, our CEO is required to own Truist stock having a value equal to at least 6x his base salary, while all other members of Executive Leadership are required to own Truist stock having a value of at least 3x their base salary. The Corporate Governance Guidelines require the minimum level of ownership to be met by the later of (i) five years after initially joining Executive Leadership, or (ii) such period of time as it takes to reach the ownership requirement by continuously holding the shares or RSUs granted by Truist pursuant to its equity compensation arrangements. Each member of Executive Leadership currently meets these requirements as applicable to him or her (whether by owning the required amount of shares or still being within the grace period to achieve such ownership level).

RESPONSIBLE EQUITY GRANT PRACTICES

Generally, the timing of our regular annual equity awards is determined months in advance of the actual grants in order to coincide with the regular February meetings of the Board and the Committee. The grant date is established when the grants and all key terms are approved by the Board or the Committee, as the case may be. For the 2021 PSU and RSU awards, the Committee used the closing price of our common stock on the grant date to determine the number of PSU and RSU awards. In addition, the 2012 Incentive Plan (and our proposed 2022 Incentive Plan) includes prohibitions on the repricing of stock options without shareholder approval. We are required to recognize the expense of all share-based awards (such as PSUs and RSUs) in our income statement over the award’s minimum required service period.

Pledging/Hedging of Shares

Our Code of Ethics for Teammates prohibits all teammates from speculative trading in Truist securities (including prohibitions on short-selling and trading put options). Our Securities Trades by Company Personnel Policy prohibits Section 16 reporting persons, which include directors and members of Executive Leadership, from engaging in hedging transactions (including short sales, trading in puts, calls, and other options or derivatives). Teammates who are not Section 16 reporting persons are prohibited from engaging in hedging transactions, other than transactions that hedge against an existing long position in Truist securities if the shares underlying the position are readily available for sale or delivery and the exercise or strike price of the hedge is above the then-current market price of the shares.

Our Corporate Governance Guidelines prohibit the pledging of Truist shares by directors and members of Executive Leadership. Currently, none of our directors or Executive Leadership members hold Truist shares that are subject to pledges or hedges.

Tax Considerations

Prior to 2018, our compensation philosophy and policies were intended to comply with Section 162(m) of the Internal Revenue Code, which generally disallowed a federal income tax deduction for compensation over $1 million paid for any fiscal year to the Chief Executive Officer and specified other executive officers, subject to exceptions for “performance-based” compensation. The Tax Cuts and Jobs Act of 2017 eliminated this exception for performance-based compensation, and the Company may no longer take an annual deduction for any compensation paid to any of its covered employees in excess of $1 million per executive officer. Due to the continued importance and benefit to the Company and our shareholders of awarding compensation that is structured to properly incentivize our executive officers, the Committee believes that it is in our best interests to retain flexibility in awarding compensation, even if some awards may be non-deductible compensation expenses to the Company.

Compensation and Human Capital Committee Report on Executive Compensation

The Compensation and Human Capital Committee is composed entirely of non-employee directors, each of whom has been determined in the Board’s business judgment to be independent based on the categorical standards for independence adopted by the Board, which include the applicable NYSE independence standards. The Compensation and Human Capital Committee is responsible for oversight and review of our compensation and benefit plans, including administering our executive incentive plans, determining the compensation for the Chief Executive Officer and reviewing and approving the compensation for the other members of Executive Leadership.

The Compensation Discussion and Analysis section of this proxy statement is management’s report on Truist’s executive compensation program and, among other things, explains the material elements of the compensation paid to the Chief Executive Officer and the other NEOs. The Compensation and Human Capital Committee has reviewed and discussed the Compensation Discussion and Analysis section of this proxy statement with management. Based on this review and discussion, the Compensation and Human Capital Committee recommended on February 21, 2022 to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference into our Annual Report on Form 10-K for the year ended December 31, 2021.

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Compensation Discussion and Analysis

Submitted by the Compensation and Human Capital Committee of the Board of Directors as of February 21, 2022:

Jennifer S. Banner, Chair	Easter A. Maynard
Anna R. Cablik	Frank P. Scruggs, Jr.
Paul D. Donahue	Steven C. Voorhees
Patrick C. Graney III

Compensation and Human Capital Committee Interlocks and Insider Participation

The directors who constituted the Compensation and Human Capital Committee during some or all of 2021 were Jennifer S. Banner, Anna R. Cablik, Paul D. Donahue, Patrick C. Graney III, Easter A. Maynard, Frank P. Scruggs, Jr., and Steven C. Voorhees.    None of the individuals who served as a member of the Compensation and Human Capital Committee during 2021 was at any time an officer or an employee of Truist or any of its subsidiaries or had any relationship with us requiring disclosure under SEC regulations.

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Compensation of Executive Officers

The following summary compensation table and grants of plan-based awards table present the compensation of and awards to our NEOs during the years identified below. For a narrative description of these compensation and awards, please refer to our CD&A above.

2021 Summary Compensation Table

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)	Stock Awards ($)(2)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)(3)	Change in Pension Value & Non-Qualified Deferred Compensation Earnings ($)(4)	All Other Compensation ($)(5)	Total ($)
William H. Rogers, Jr.	2021	1,133,333	—	4,104,530	—	4,276,067	381,585	499,911	10,395,426
Chairman and Chief	2020	1,100,000	—	4,050,412	—	2,365,000	914,528	319,391	8,749,331
Executive Officer	2019	77,967	—	—	—	2,392,877	707,859	10,708	3,189,411
Kelly S. King	2021	1,200,000	—	5,822,062	—	7,140,297	688,038	438,508	15,288,905
Retired, Executive	2020	1,200,000	—	5,745,367	—	5,496,089	1,983,318	399,132	14,823,906
Chairman	2019	1,121,625	—	3,400,092	—	4,781,982	1,810,412	376,998	11,491,109
Hugh S. Cummins III	2021	780,000	—	7,789,545	—	2,346,960	613,716	179,942(6)	11,710,163
Vice Chair
Clarke R. Starnes III	2021	713,333	—	1,783,444	—	2,626,834	3,022,673	1,261,815	9,408,099
Senior Executive Vice	2020	700,000	—	1,759,980	—	1,985,836	2,494,003	152,697	7,092,516
President and Chief Risk Officer	2019	630,450	—	1,215,100	—	1,709,134	2,203,651	293,880	6,052,215
Daryl N. Bible	2021	713,333	—	1,783,444	—	2,626,834	1,583,477	1,312,726	8,019,814
Senior Executive Vice	2020	700,000	—	1,759,980	—	1,985,836	1,274,199	148,069	5,868,084
President and Chief Financial Officer	2019	630,450	—	1,215,100	—	1,709,134	1,046,588	344,983	4,946,255
John M. Howard	2021	800,000	—	2,347,351	—	2,530,124	988,205	446,542	7,112,222
Senior Executive Vice President and Chief
Insurance Officer
Christopher L. Henson	2021	615,272	—	2,274,869	—	2,548,642	3,140,693	1,653,563	10,233,039
Retired, SVP and	2020	770,000	—	2,244,898	—	2,394,931	3,401,970	191,007	9,002,806
Head of Banking and Insurance	2019	741,000	—	1,663,826	—	2,393,302	3,324,772	186,965	8,309,865

(1)

Salary as a percentage of total annual compensation, as disclosed in this Summary Compensation Table, for each of the NEOs in 2021 was as follows: Mr. Rogers (10.9%), Mr. King (7.8%), Mr. Cummins (6.7%), Mr. Starnes (7.6%) Mr. Bible (8.9%), Mr. Howard (11.2%) and Mr. Henson (6.0%).

(2)

The amounts in the “Stock Awards” column reflect the grant date fair value of the PSUs and RSUs awarded during the year shown less the present value of expected dividends that will be foregone during the vesting period. For February 22, 2021, PSU’s were valued using the grant price of $59.07 less the present value of projected future dividends of $5.71, or $53.36, consistent with the approach for ASC 718 expensing. For February 22, 2021, RSU’s were valued using the grant price of $59.07 less the present value of future dividends of $5.69, or $53.38, consistent with the approach for ASC 718 expensing. Mr. Cummins’ September 1, 2021 PSU’s were valued using the grant price of $56.22 less the present value of projected future dividends of $6.67 or $49.55 consistent with the approach for ASC 718 expensing. Mr. Cummins’ September 1, 2021 RSU’s were valued using the grant price of $56.22 less the present value of projected future dividends of $5.66 or $50.56 consistent with the approach for ASC 718 expensing. Mr. Howard’s October 25, 2021 PSU’s were valued using the grant price of $64.57 less the present value of projected future dividends of $4.77, or $59.80, consistent with the approach for ASC 718 expensing. At the maximum level of performance, the value of PSUs awarded in 2021 would be: $3,279,079 for Mr. Rogers, $4,650,324 for Mr. King; $6,310,239 for Mr. Cummins; $1,422,684 for Mr. Starnes; $1,422,684 for Mr. Bible, $3,342,700 for Mr. Howard and $1,815,361 for Mr. Henson. As discussed in the Compensation Discussion and Analysis, the outstanding PSUs and RSUs remain subject to vesting criteria and accordingly, the NEO may never receive any value from such award. The assumptions used in the calculation of these amounts for awards granted in 2021 are included in Note 15 Benefit Plans” in the “Notes to Consolidated Financial Statements” included within Truist’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021.

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Compensation of Executive Officers

(3)

Contains Annual Incentive Performance award and LTIP payments, as indicated in the below table. Payments under each award occur when specific performance measures are achieved, as described in the Compensation Discussion and Analysis section above, rather than upon the date of grant.

Name	2021 Annual Incentive Performance Award ($)	2021 Business Incentive Plan Award ($)	2019-2021 LTIP ($)

William H. Rogers, Jr.	4,276,067	—	—

Kelly S. King	5,266,800	—	1,873,497

Hugh S. Cummins III	2,346,960	—	—

Clarke R. Starnes III	1,924,487	—	702,347

Daryl N. Bible	1,924,487	—	702,347

John M. Howard	616,000	1,914,124	—
Christopher L. Henson	1,705,533	—	843,109

(4)

The amounts listed are attributable to changes in the present value of the benefits under the Truist Financial Corporation Pension Plan and the Truist Financial Corporation Non-Qualified Defined Benefit Plan, as applicable, for each of the NEOs. The benefits the NEOs receive are calculated in the same manner as all plan participants. Additionally, Mr. King would receive his retirement benefits immediately upon retirement. Consistent with all plan participants, the calculations for these benefits generally reference the highest levels of compensation over a five-year consecutive period in the ten-year period before retirement.

(5)	The detail relating to “All Other Compensation” for 2021 is as follows:

Name	401(k) Matching Contribution($)	NQDC Matching Contribution($)	Perquisites ($)*

William H. Rogers, Jr.	17,400	384,973	97,539

Kelly S. King	17,400	384,503	36,605

Hugh S. Cummins III	8,700	170,198	—

Clarke R. Starnes III	17,400	206,758	—

Daryl N. Bible	17,400	206,758	51,768

John M. Howard	17,400	166,527	36,865
Christopher L. Henson	17,400	246,462	—

*

Pursuant to SEC rules, we have not reported perquisites to those NEOs where the value of the perquisites, in the aggregate, is less than $10,000. Mr. Rogers’ perquisites for 2021 consisted of: (a) the maintenance of a residential security system; and (b) limited use of the corporate airplane (in an amount of $82,249) and driver for personal travel. The Company determines the amount associated with personal use of its aircraft by calculating the incremental cost to it for each flight by summing (i) (x) the total of aircraft fuel used on each flight multiplied by (y) the fuel’s cost per gallon and (ii) the flight’s remaining variable operating costs, which include: (1) landing, parking, terminal, passenger ground transportation, flight planning, and weather services expenses; (2) supplies, catering, and crew travel and meal expenses; and (3) any customs, foreign permit, and similar fees. Fixed costs that do not change based on usage, such as pilot salaries, depreciation of aircraft, and maintenance costs, are not included in the calculation of variable operating cost. Mr. King’s perquisites for 2021 consisted of: (a) a cash benefit adjustment pursuant to an election to opt out of Truist’s group term life insurance coverage; (b) home security; and (c) limited use of the corporate airplane and driver for personal travel. Mr. Bible’s perquisites consisted of the maintenance of a residential security system and relocation expenses of $47,468. Mr. Howard’s perquisites consisted of club membership dues and relocation expenses of $35,102. All other compensation for Mr. Howard also includes $225,000 of forgiveness pursuant to Mr. Howard’s promissory note.

(6)

Prior to the merger, the Compensation Committee of the Board of Directors of SunTrust awarded Mr. Cummins a cash-based retention award (the “Pay to Integrate Award”) intended to retain his service following the closing of the Merger. Pursuant to the terms of the Pay to Integrate Award, Mr. Cummins received $960,625 on October 1, 2021, following completion of the retention period and in satisfaction of the terms of the award. This amount is not reflected in the Summary Compensation Table.

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Compensation of Executive Officers

2021 Grants of Plan-Based Awards

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(2)(3)(4)			Estimated Future Payouts Under Equity Incentive Plan Awards(5)(6)(7)			Grant Date Fair Value of Stock Awards ($)(8)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
William H. Rogers Jr.
Performance Share Units	2/22/2021	—	—	—	10,242	40,968	61,452	2,186,052
Restricted Stock Units	2/22/2021	—	—	—	—	35,940	—	1,918,477
Annual Incentive Performance Award	2/22/2021	347,083	2,776,667	5,553,334	—	—	—	—
2021-2023 LTIP(1)	2/22/2021	376,750	1,507,000	2,260,500	—	—	—	—
Kelly S. King
Performance Share Units	2/22/2021	—	—	—	14,525	58,100	87,150	3,100,216
Restricted Stock Units	2/22/2021	—	—	—	—	50,990	—	2,721,846
Annual Incentive Performance Award	2/22/2021	427,500	3,420,000	6,840,000	—	—	—	—
2021-2023 LTIP(1)	2/22/2021	534,000	2,136,000	3,204,000	—	—	—	—
Hugh S. Cummins III
Performance Share Units	2/22/2021	—	—	—	5,670	22,681	34,021	1,210,258
Performance Share Units	9/1/2021	—	—	—	15,119	60,476	90,714	2,996,586
Restricted Stock Units	2/22/2021	—	—	—	—	19,944	—	1,064,611
Restricted Stock Units	9/1/2021	—	—	—	—	49,804	—	2,518,090
Annual Incentive Performance Award	2/22/2021	190,500	1,524,000	3,048,000	—	—	—	—
2021-2023 LTIP(1)	2/22/2021	207,900	831,600	1,247,400	—	—	—	—
Clarke R. Starnes III
Performance Share Units	2/22/2021	—	—	—	4,444	17,775	26,662	948,474
Restricted Stock Units	2/22/2021	—	—	—	—	15,642	—	834,970
Annual Incentive Performance Award	2/22/2021	156,208	1,249,667	2,499,334	—	—	—	—
2021-2023 LTIP(1)	2/22/2021	162,750	651,000	976,500	—	—	—	—
Daryl N. Bible
Performance Share Units	2/22/2021	—	—	—	4,444	17,775	26,662	948,474
Restricted Stock Units	2/22/2021	—	—	—	—	15,642	—	834,970
Annual Incentive Performance Award	2/22/2021	156,208	1,249,667	2,499,334	—	—	—	—
2021-2023 LTIP(1)	2/22/2021	162,750	651,000	976,500	—	—	—	—
John M. Howard
Performance Share Units	10/25/2021	—	—	—	2,477	19,819	39,638	1,185,176
Performance Share Units	10/25/2021	—	—	—	2,710	10,840	16,260	648,232
Restricted Stock Units	2/22/2021	—	—	—	—	9,628	—	513,943
Annual Incentive Performance Award	10/1/2021	50,000	400,000	800,000	—	—	—	—
Business Incentive Plan Award	5/27/2021	37,500	1,200,000	2,400,000	—	—	—	—
Christopher L. Henson
Performance Share Units	2/22/2021	—	—	—	5,670	22,681	34,021	1,210,258
Restricted Stock Units	2/22/2021	—	—	—	—	19,944	—	1,064,611
Annual Incentive Performance Award	2/22/2021	138,436	1,107,489	2,214,978	—	—	—	—
2021-2023 LTIP(1)	2/22/2021	207,900	831,600	1,247,400	—	—	—	—

(1)

LTIP awards may be paid in the form of cash or stock at the discretion of the Compensation and Human Capital Committee. However, since 1996 awards have been paid only in cash. For that reason, LTIP awards are disclosed under the “Estimated Future Payouts Under Non-Equity Incentive Plan Awards” column of this table. When the threshold, target and maximum payments were established in 2021 for the LTIP, such payments were based on each executive’s base salary for 2021 with assumptions made for increases in base salary for subsequent years in the performance cycle. Actual payments will be based on the actual average salary over the three-year performance cycle and are determined based on satisfaction of certain performance metrics discussed in the section entitled, “Long-Term Incentives,” within our Compensation Discussion and Analysis.

(2)	For a discussion of the terms of the PSUs, RSUs, Annual Incentive Performance award, and LTIP awards, see “Compensation Discussion and Analysis—Section 3—Executive Compensation Program Pay Decisions.”
(3)	For the Annual Incentive Performance award, the threshold payment is 12.5% of the target amount. For the LTIP, the threshold payment is 25% of the target amount.
(4)	For the Annual Incentive Performance award, the maximum payment is 200% of the target amount. For the LTIP, the maximum payment is 150% of the target amount.
(5)

If the performance and vesting criteria for PSUs and RSUs are not met, awards are subject to reduction, forfeiture, or nonpayment. The ultimate number of PSUs that will vest will be determined by Truist’s performance over the three-year performance period.

(6)	For PSUs the threshold payment is 25% of the target amount.
(7)	For PSUs, the maximum payment is 150% of the target amount.
(8)

This column reflects the grant date fair value, computed in accordance with SEC rules, of PSUs and RSUs granted in 2021. Please refer to Note (2) in the Summary Compensation Table for additional detail on the grant date fair value of awards.

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Compensation of Executive Officers

2021 Outstanding Equity Awards at Fiscal Year-End

	OPTION AWARDS					STOCK AWARDS
Name (a)	Number of Securities Underlying Unexercised Options Exercisable (#) (b)	Number of Securities Underlying Unexercised Options Unexercisable (#) (c)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#) (d)	Option Exercise Price ($) (e)	Option Expiration Date (f)	Number of Shares or Units of Stock that Have Not Vested (#) (g)	Market Value of Shares or Units of Stock That Have Not Vested ($) (h)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested(1) (#) (i)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that Have Not Vested ($) (j)
William H. Rogers, Jr.	142,606	—	—	21.17	2/26/2023	—	—	—	—
	—	—	—	—	—	—	—	199,853	11,701,364
Kelly S. King	120,714	—	—	38.22	2/24/2025	—	—	—	—
	155,555	—	—	32.10	2/23/2026	—	—	—	—
	—	—	—	—	—	—	—	262,554	15,372,537
Hugh S. Cummins III	4,479	—	—	21.17	2/26/2023	—	—	—	—
	51,445	—	—	21.17	2/26/2023	—	—	—	—
	—	—	—	—	—	—	—	304,733	17,842,138
Clarke R. Starnes III	—	—	—	—	—	—	—	82,853	4,851,043
Daryl N. Bible	—	—	—	—	—	—	—	82,853	4,851,043
John M. Howard	—	—	—	—	—	—	—	65,305	3,823,608
Christopher L. Henson	29,763	—	—	37.55	2/25/2024	—	—	—	—
	49,375	—	—	38.22	2/24/2025	—	—	—	—
	42,205	—	—	32.10	2/23/2026	—	—	—	—
	—	—	—	—	—	—	—	101,453	5,940,073

(1)	Column (i) Unearned and Unvested Restricted Stock Units and Performance Share Units:

Unearned and Unvested Restricted Stock Units at Year-End

Grant Date	Vesting Date (Subject to performance)	Mr. King	Mr. Rogers	Mr. Henson	Mr. Starnes	Mr. Bible	Mr. Howard	Mr. Cummins

2/18/2019	2/8/2022	—	48,327	—	—	—	—	24,163

2/26/2019	3/15/2022	11,906	—	—	4,256	4,256	4,095	—

4/23/2019	10/1/2022	—	—	—	—	—	—	86,317

2/24/2020	3/15/2022	14,004	9,871	5,477	4,296	4,296	2,906	5,477

	3/15/2023	14,004	9,870	5,477	4,296	4,296	2,906	5,477

	3/15/2024	14,004	9,871	5,478	4,296	4,296	2,906	5,478

9/1/2020	3/15/2022	—	—	—	—	—	4,068	—

	3/15/2023	—	—	—	—	—	4,068	—

	3/15/2024	—	—	—	—	—	4,069	—

2/22/2021	3/15/2023	16,997	11,981	6,649	5,215	5,215	3,210	6,649

	3/15/2024	16,997	11,980	6,648	5,214	5,214	3,209	6,648

	3/15/2025	16,996	11,979	6,647	5,213	5,213	3,209	6,647

9/1/2021	9/15/2022	—	—	—	—	—	—	9,960

	9/15/2023	—	—	—	—	—	—	9,961

	9/15/2024	—	—	—	—	—	—	9,961

	9/15/2025	—	—	—	—	—	—	9,961
	9/15/2026	—	—	—	—	—	—	9,961

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Compensation of Executive Officers

Included in Column (i) are RSUs granted from 2019 through 2021 that are unearned and outstanding at year-end. With the exception of grants to Mr. Rogers prior to 2020, if the performance criteria are not met, up to 100% of the unvested portion of the RSUs is subject to forfeiture. For the 2021 fiscal year, the Compensation and Human Capital Committee determined that the performance criteria had been met. The grants to Mr. Rogers for years prior to 2020, which were made to him by SunTrust prior to the merger, vest based on his continuous service with Truist through the applicable vesting date.

Unearned and Unvested Performance Share Units at Year-End

Grant Date	Performance Period	Mr. King	Mr. Rogers	Mr. Henson	Mr. Starnes	Mr. Bible	Mr. Howard	Mr. Cummins
2/26/2019	2019-2021	35,719	—	17,479	12,765	12,765	—	—

2/24/2020	2020-2022	63,827	45,006	24,917	19,527	19,527	—	24,917

2/22/2021	2021-2023	58,100	40,968	22,681	17,775	17,775	—	22,681

9/1/2021	2022-2024	—	—	—	—	—	—	60,476
10/25/2021	2021-2023	—	—	—	—	—	30,659	—

Also included in this column are the target number of PSUs granted from 2019 through 2021 that are unearned and outstanding at year-end. If the performance criteria are not met, up to 100% of the PSUs is subject to forfeiture. For the PSUs granted in 2019, the Compensation and Human Capital Committee determined that based on the achievement of the performance criteria, the PSUs will pay out at 99.13% of the target number. The vesting date for all PSU awards is March 15 in the year following the final year of the performance period.

Option Exercises and Stock Vested in 2021(1)

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting(2) ($)
William H. Rogers, Jr.	176,379	5,905,169	183,158	9,902,248

Kelly S. King	71,611	1,749,707	72,424	4,307,780

Hugh S. Cummins III	59,052	2,857,851	91,798	4,965,930

Clarke R. Starnes III	85,740	1,823,608	25,569	1,520,844

Daryl N. Bible	108,369	2,867,243	25,569	1,520,844

John M. Howard	—	—	14,884	885,300
Christopher L. Henson	—	—	39,380	2,337,487

(1)	This table presents gross share amounts, without accounting for cashless exercises or shares withheld upon exercise for payment of taxes.

(2)	Based on $52.97 closing price of Truist’s common stock on February 8, 2021, $54.01 on February 12, 2021, $58.81 on March 1, 2021, $59.48 on March 15, 2021 and $58.65 on September 30, 2021, the dates of vesting.

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Compensation of Executive Officers

2021 Pension Benefits(1)

Name	Plan Name(2)	Number of Years Credited Service(3) (#)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
William H. Rogers, Jr.	Q	2	1,468,316	—
	NQ	2	1,482,284	—
	NQ (ERISA Excess)	32	1,125,748	—

	NQ (SERP)	32	5,969,345	—

Kelly S. King	Q	35	3,467,596	—

	NQ	35	33,606,365	—

Hugh S. Cummins III	Q	2	240,786	—

	NQ	2	922,898	—

	NQ (ERISA Excess)	7	49,354	—

Clarke R. Starnes III	Q	35	3,268,976	—

	NQ	35	15,026,496	—

Daryl N. Bible	Q	14	3,023,973	—

	NQ	14	4,067,213	—

John M. Howard	Q	6	1,177,805	—

	NQ	10	2,920,968	—

Christopher L. Henson	Q	35	3,245,002	—
	NQ	35	19,161,671	—

(1)	The 2021 Pension Benefits table shows the estimated present value of accumulated benefits payable to each of the NEOs, including the number of years of service credited to each such NEO, determined using the measurement date, interest rate and mortality rate assumptions consistent with those used in Truist’s financial statements. For these purposes, the credited years of service and present value of accumulated benefits were measured as of December 31, 2021.

(2)	Q = Truist Financial Corporation Pension Plan.
NQ = Truist Financial Corporation Non-Qualified Defined Benefit Plan.
NQ (ERISA Excess) = SunTrust ERISA Excess Plan. The purpose of this plan was to provide benefits that would have been provided under the SunTrust Banks, Inc. Retirement Plan if the Internal Revenue Code did not place annual limits on compensation and benefits.
NQ (SERP) = SunTrust Banks, Inc. Tier 2 SERP. This plan was designed to provide a targeted level of post-retirement income to a highly select group of key executives who had a significant impact on SunTrust’s long-term growth and profitability.

(3)	Each plan limits the years of credited service to a maximum of 35 years.

Narrative to 2021 Pension Benefits Table

We maintain the Truist Financial Corporation Pension Plan (the “Pension Plan”) and the Truist Financial Corporation Non-Qualified Defined Benefit Plan (the “Non-Qualified Defined Benefit Plan”). For a discussion of the valuation methods and material assumptions applied in quantifying the present value of the current accrued benefit under each of these plans, as set forth in the table above, please refer to Note 15 “Benefit Plans” in the “Notes to Consolidated Financial Statements” included with the Annual Report on Form 10-K for the year ended December 31, 2021, and filed with the SEC on February 23, 2022. A discussion of each of these plans is set forth below. Mr. Rogers participated in several plans assumed in the merger with SunTrust. Those plans have provisions which differ from the Truist plans discussed below. The Company merged the SunTrust qualified plan into the Truist qualified plan in 2020. Mr. Rogers and Mr. Cummins continue to participate in the SunTrust ERISA Excess Plan and Mr. Rogers continues to participate in the SunTrust Banks, Inc. Tier 2 SERP, although any future benefit accruals will come only from the Truist qualified and nonqualified plans as benefit accruals under these heritage SunTrust plans were frozen prior to the merger.

Tax-Qualified Defined Benefit Plan. The Pension Plan is a tax-qualified defined benefit pension plan for eligible teammates. Most teammates of Truist and its subsidiaries who have attained age 21 are eligible to participate in the Pension Plan after completing one year of service. Our contributions to the Pension Plan are computed on an actuarial basis. No participant contributions are permitted. A participant’s annual normal retirement benefit under the Pension Plan at age 65 is an amount equal to 1.0% of the participant’s final average compensation plus 0.5% of the participant’s final average compensation in excess of Social Security covered compensation, multiplied by the number of years of creditable service completed up to a maximum of 35 years. A participant’s final average compensation is his or her average annual cash compensation, including salary, wages, overtime, bonuses and incentive compensation, for the five consecutive years in the last ten years in which he or she receives compensation that produces the highest average.

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Non-Qualified Defined Benefit Plan. The Non-Qualified Defined Benefit Plan is an excess benefit plan designed to provide supplemental pension benefits for certain highly compensated teammates, including the NEOs, to the extent that their benefits under the Pension Plan are curtailed due to IRS compensation and benefit limitations. Benefits under the Non-Qualified Defined Benefit Plan are included in the table above.

Retirement. Messrs. King, Rogers, Cummins, Henson, Starnes and Bible meet or have met the requirements for retirement under the Pension Plan and the Non-Qualified Defined Benefit Plan. Mr. Howard has also met the requirements for the retirement under the Non-Qualified Defined Benefit Plan. While the general retirement age is 65, teammates with at least 10 years of service who have attained age 55 are eligible to retire and begin receiving a reduced pension immediately. If a teammate begins pension payments prior to the normal retirement age of 65, the payments are reduced based on a plan-specified reduction schedule ranging from receipt of 50% at age 55, increasing until reaching 98% at age 64, with the increases weighted more heavily toward the earlier years. Generally, pension benefits under each plan are paid to qualifying participants in the form of a life annuity for non-married participants and a joint and 50% survivor annuity for married participants.

2021 Non-Qualified Deferred Compensation

Name	Executive Contributions in 2021 ($)(1)	Truist Contributions in 2021 ($)(2)	Aggregate Earnings in 2021 ($)(3)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at 12/31/2021 ($)(4)
William H. Rogers, Jr.	195,936	387,723	1,306,377	350,303	7,509,485

Kelly S. King	384,503	384,503	1,567	—	12,481,476

Hugh S. Cummins III	567,325	170,198	496,657	—	4,315,739

Clarke R. Starnes III	242,018	206,758	13,804	—	3,414,545

Daryl N. Bible	443,637	206,758	664,086	—	6,316,153

John M. Howard	178,078	166,527	558,348	—	2,615,846
Christopher L. Henson	288,339	246,462	688	—	6,028,948

(1)	Executive contributions were based on each NEO’s deferral elections and the salaries, Annual Incentive Performance award, Business Incentive Plan award, and LTIP payments received by each NEO in 2021.

(2)	This column represents Truist’s matching contributions credited to the accounts of the NEOs during 2021 in respect of the NEO’s contributions. These values are also reflected in the “All Other Compensation” column of the 2021 Summary Compensation Table.

(3)	This column reflects earnings or losses on plan balances in 2021. Earnings may increase or decrease depending on the performance of the elected deemed investment options. These earnings are not above-market or preferential and thus are not reported in the 2021 Summary Compensation Table.

(4)	This column represents each NEO’s year-end balance under the Non-Qualified Defined Contribution Plan. These balances include the NEO’s and Truist’s respective contributions that were included in the summary compensation tables in previous years. Amounts in this column include earnings that were not previously reported in the summary compensation table because they were not above-market or preferential earnings.

Narrative to 2021 Non-Qualified Deferred Compensation Table

The Truist Financial Corporation Non-Qualified Defined Contribution Plan (the “Non-Qualified Defined Contribution Plan”) is an excess benefit plan that provides supplemental benefits to certain highly-compensated teammates, including the NEOs, to the extent that their benefits under the Truist Financial Corporation 401(k) Savings Plan are curtailed due to the application of certain IRS benefit and compensation limitations. During 2021, eligible teammates were permitted to defer up to 50% of their cash compensation under the Non-Qualified Defined Contribution Plan, with certain participants, including each NEO, eligible to receive a matching contribution up to 6% of his or her compensation. All cash compensation is eligible for deferral unless prohibited under Internal Revenue Code Section 409A. Plan participants may select deemed investment funds under the Non-Qualified Defined Contribution Plan that are identical to the investment funds offered under the 401(k) Plan with the exception that no deemed investments in Truist common stock are permitted. Participants make an election upon entering the Non-Qualified Defined Contribution Plan regarding the timing of plan distributions. The two allowable distribution elections are distribution upon termination or distribution based on a selected age following termination not to exceed age 65. The Non-Qualified Defined Contribution Plan also allows for an in-service hardship withdrawal based on facts and circumstances that meet IRS guidelines. The Non-Qualified Defined Contribution Plan also provides participants in our incentive compensation plans with an effective means of electing to defer, on a pre-tax basis, a portion of the payments that they are entitled to receive under such plans.

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Potential Payments Upon Termination or Change of Control

The potential payments to the NEOs pursuant to existing plans and arrangements in the event of their termination or a change of control at December 31, 2021 are shown in the table below. Truist has entered into employment agreements with certain members of Executive Leadership, including each of the NEOs, except for Mr. Cummins. Several of the important provisions of these employment agreements are discussed below, including the non-competition and non-solicitation conditions, which generally are a prerequisite to receiving termination payments under the employment agreements.

	Voluntary / Retirement ($)	For Cause ($)	Death / Disability ($)	Other than Just Cause or for Good Reason ($)	Change of Control ($)
William H. Rogers, Jr.
Severance	—	—	—	11,134,785	11,134,785
Pro-Rata Bonus(1)	4,276,067	—	4,276,067	4,276,067	4,276,067
LTIP(2)	1,537,444	—	1,537,444	1,537,444	1,537,444
PSUs(2)	5,033,778	—	5,033,778	5,033,778	5,033,778
RSUs(3)	6,667,587	—	6,667,587	6,667,587	6,667,587
Welfare Benefits(4)	—	—	—	42,394	42,394
Outplacement	—	—	—	—	—
Reduction Per Employment Agreement(5)	—	—	—	—	—

Total	17,514,876	—	17,514,876	28,692,055	28,692,055
Kelly S. King
Severance	—	—	—	17,044,939	17,044,939
Pro-Rata Bonus(1)	5,266,800	—	5,266,800	5,266,800	5,266,800
LTIP(2)	4,009,497	—	4,009,497	4,009,497	4,009,497
PSUs(2)	9,211,964	—	9,211,964	9,211,964	9,211,964
RSUs(3)	6,142,363	—	6,142,363	6,142,363	6,142,363
Welfare Benefits(4)	—	—	—	42,281	42,281
Outplacement	—	—	—	—	—
Other Compensation(6)	—	—	—	2,310,000	2,310,000
Reduction Per Employment Agreement(5)	—	—	—	—	—

Total	24,630,624	—	24,630,624	44,027,844	44,027,844
Hugh S. Cummins III
Severance	—	—	—	1,274,540	1,274,540
Pro-Rata Bonus(1)	2,346,960	—	2,346,960	2,346,960	2,346,960
LTIP(2)	—	—	838,800	838,800	838,800
PSUs(2)	—	—	2,786,863	2,786,863	2,786,863
RSUs(3)	—	—	6,460,566	6,460,566	6,460,566
Welfare Benefits(4)	—	—	—	—	—
Outplacement	—	—	—	—	—
Reduction Per Employment Agreement(5)	—	—	—	—	—
Total	2,346,960	—	12,433,189	13,707,729	13,707,729

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	Voluntary / Retirement ($)	For Cause ($)	Death / Disability ($)	Other than Just Cause or for Good Reason ($)	Change of Control ($)
Clarke R. Starnes III
Severance	—	—	—	8,097,584	8,097,584
Pro-Rata Bonus(1)	1,924,487	—	1,924,487	1,924,487	1,924,487
LTIP(2)	1,361,613	—	1,361,613	1,361,613	1,361,613
PSUs(2)	2,924,865	—	2,924,865	2,924,865	2,924,865
RSUs(3)	1,919,620	—	1,919,620	1,919,620	1,919,620
Welfare Benefits(4)	—	—	—	37,430	37,430
Outplacement	—	—	—	20,000	20,000
Reduction Per Employment Agreement(5)	—	—	—	—	(22,634)

Total	8,130,585	—	8,130,585	16,285,599	16,262,965
Daryl N. Bible
Severance	—	—	—	8,098,184	8,098,184
Pro-Rata Bonus(1)	1,924,487	—	1,924,487	1,924,487	1,924,487
LTIP(2)	1,361,613	—	1,361,613	1,361,613	1,361,613
PSUs(2)	2,924,865	—	2,924,865	2,924,865	2,924,865
RSUs(3)	1,919,620	—	1,919,620	1,919,620	1,919,620
Welfare Benefits(4)	—	—	—	35,940	35,940
Outplacement	—	—	—	20,000	20,000
Reduction Per Employment Agreement(5)	—	—	—	—	—

Total	8,130,585	—	8,130,585	16,284,709	16,284,709
John M. Howard
Severance	—	—	—	4,800,000	4,800,000
Pro-Rata Bonus(1)	2,530,124	—	2,530,124	2,530,124	2,530,124
LTIP(2)	—	—	—	—	—
PSUs(2)	—	—	1,795,084	1,795,084	1,795,084
RSUs(3)	2,028,523	—	2,028,523	2,028,523	2,028,523
Welfare Benefits(4)	—	—	—	28,535	28,535
Outplacement	—	—	—	—	—
Reduction Per Employment Agreement(5)	—	—	—	—	—

Total	4,558,647	—	6,353,731	11,182,266	11,182,266
Christopher L. Henson(7)
Severance	—	—	—	9,490,055	—
Pro-Rata Bonus(1)	—	—	—	1,705,533	—
LTIP(2)	—	—	—	1,563,305	—
PSUs(2)	—	—	—	3,801,300	—
RSUs(3)	—	—	—	2,470,927	—
Welfare Benefits(4)	—	—	—	38,608	—
Outplacement	—	—	—	—	—
Reduction Per Employment Agreement(5)	—	—	—	—	—
Total	—	—	—	19,069,728	—

(1)

If termination occurs on or after March 31, 2021 due to retirement, death, disability, or other than just cause or for good reason, the NEO will receive pro-rated short-term incentive awards. The amounts for Messers Rogers, King, Cummins, Starnes, Bible and Henson reflect FY 2021 actual Annual Incentive Performance

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payouts as the table assumes termination on December 31, 2021. Amount for Mr. Howard reflects the sum of actual FY 2021 Annual Incentive Performance payout and actual Business Incentive Plan payout as the table assumes termination on December 31, 2021.

(2)	Following termination due to retirement, death, disability, or other than for just cause or good reason, LTIP and PSU awards remain subject to the Company’s actual performance. Therefore, we have calculated these amounts using actual performance for the 2019 LTIP and PSU awards and an assumption of target performance for both the 2020 and 2021 LTIP and PSU awards. However, these are forward-looking statements that may not be representative of actual performance. For these scenarios, the amounts include for the 2020 and 2021 LTIP and PSU awards pro-rated numbers reflecting a termination date of December 31, 2021. Following a change of control, the NEO is entitled to LTIP payments, prorated through the date of the change of control. The amounts shown above include actual payments for the 2019-2021 LTIP cycle and projected pro rata payments for the two outstanding three-year LTIP cycles that have not been completed as of December 31, 2021, assuming that the Corporation’s performance criteria are met at 100% of the NEO’s target opportunity and such payment being prorated through the date of the change of control (assumed to be December 31, 2021 for purposes of this table). Following a change of control, the NEO is entitled to PSU payments, with performance based on actual results for the completed calendar year(s) and target performance assumed for the remaining uncompleted calendar year(s). The amounts shown above include actual performance awarded for the 2019-2021 PSU awards, and PSU awards for 2020 and 2021 at target.

(3)	Value determined by multiplying the number of RSUs that vest by $58.55, the closing market price of a share of our common stock on December 31, 2021.

(4)	Amounts include life, medical, and disability benefits to be paid under the applicable employment agreement.

(5)	The amount reflects the reduction to the NEO’s payments such that the payments are not deemed to be “excess parachute payments” under Internal Revenue Code Section 280G, as amended. For NEOs who are retirement eligible, amounts related to LTIP awards, PSUs, and RSUs are not included in the calculation of excess parachute payments.

(6)	The amount reflects the consulting fee that would have been paid to Mr. King under his employment agreement.

(7)	All amounts reflect actual values of compensation and benefits resulting from Mr. Henson’s separation for Good Reason on September 30, 2021. As discussed in Note 3 to this table, the RSUs vested in connection with his retirement and are valued using a closing market price of a share of our common stock on December 31, 2021. The Company will make premium payments for Mr. Henson for 36 months in connection with his health and welfare benefits.

Narrative to Potential Payments Upon Termination or Change of Control Table

Amounts shown in the table above and in the discussion below assume the NEO terminated employment on December 31, 2021 and are estimates of the amounts the NEO would receive upon termination pursuant to the employment agreement applicable to each such executive as in effect on December 31, 2021, or in the case of Mr. Cummins, the severance plan, incentive plan and incentive plan award agreements applicable to him as in effect on December 31, 2021. The actual amounts to be paid can only be determined at the time of a NEO’s termination of employment. The amounts reported above do not include amounts that would be provided to a NEO under plans and arrangements that are generally available to all salaried teammates (except in the case of Mr. Cummins for severance payable under Truist’s general severance plan) or amounts reported in the “2021 Pension Benefits” and “2021 Non-qualified Deferred Compensation” tables.

In connection with the merger with SunTrust, Mr. King’s heritage BB&T employment agreement was amended and restated and the heritage BB&T employment agreements with each of Messrs. Henson, Starnes and Bible were amended, in each case, effective as of the closing of the merger. In connection with the merger, Mr. Rogers entered into an employment agreement that became effective as of the closing of the merger. Mr. Howard’s heritage BB&T employment agreement was not amended in connection with the merger. The discussion below is based on the terms of the employment agreements with our NEOs as in effect on December 31, 2021. For purposes of the employment agreements with the heritage BB&T NEOs, the merger with SunTrust did not constitute a change of control, and as such, these NEOs were not entitled to the enhanced or additional severance rights under such agreements that would otherwise be provided in connection with a termination following a change of control. Pursuant to the employment agreement between the Company and Mr. Rogers, he waived the right to participate in the heritage SunTrust executive severance plan, including any rights or benefits arising upon the change of control of SunTrust.

On August 16, 2021, Mr. Henson announced that he would retire from his position at Truist. His retirement was effective as of September 30, 2021. In connection with his retirement, Mr. Henson was entitled to receive the severance benefits pursuant to a “Good Reason Termination” as set forth in his Amended and Restated Employment Agreement, effective as of November 13, 2008, and the First Amendment thereto, dated as of May 28, 2019. Due to Mr. Henson’s actual retirement from Truist, the below discussion regarding NEOs is not applicable to Mr. Henson. Mr. Henson received in connection with his retirement 36 months of cash compensation payments (including salary and bonuses (other than any retention or integration bonuses) equal to one-twelfth of the highest annual amount of such compensation over the past three years), a pro-rated portion of his AIP payment for 2021, vesting of RSUs, and 36 months of continued health and welfare benefits, as shown in the table above. Mr. Henson’s outstanding LTIP and PSU awards remain subject to the Company’s actual performance and will be paid on the original schedule for such awards after the applicable performance periods have elapsed.

Voluntary Termination or Retirement. Upon voluntary termination by a NEO, any unvested awards and benefits (that are not subject to acceleration due to the NEO’s retirement eligibility) would be forfeited. Beginning with equity awards granted to members of Executive Leadership in 2020, the retirement age required for the award to vest upon voluntary termination or retirement was changed from 55 to 60 years of age. Messrs. King, Rogers, Starnes, and Bible are over 60 years of age, have more than 10 years of service with the Company and are “retirement eligible.” Therefore, upon the end of their employment with the Company, each would generally be entitled to vesting of outstanding unvested equity awards. Mr. Howard is over 55 years of age, has more than 10 years of service with the

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Company for purposes of his outstanding equity awards due to prior service with a company acquired by Truist, and is “retirement eligible” for all outstanding equity granted prior to October 2021 before his promotion to Executive Leadership. Therefore, upon the end of his employment with the Company, he would generally be entitled to vesting of outstanding unvested equity awards granted prior to October 2021. All unvested awards Mr. Howard was granted in October 2021 would be forfeited.

Termination for Just Cause. If the Company or Truist Bank terminates a NEO’s employment for “Just Cause,” the NEO will not have the right to receive any compensation or other benefits under the employment agreement for any period after such termination other than compensation that is earned but unpaid, unreimbursed expenses, and accrued and vested benefits.

Payments Made Upon Death or Disability. In the event of the death or disability, and subsequent termination, of any NEO, the Company and Truist Bank will use their best efforts to accelerate vesting of any unvested benefits to which the NEO may be entitled under any stock-based or other benefit plan or arrangement to the extent permitted by the terms of such plans. If Mr. King or Mr. Howard were to separate service as a result of his death, his estate would be paid a pro rata bonus for the year of termination based on actual performance. The Company generally does not terminate teammates as a result of disability.

Termination for Other than Just Cause or Voluntary Termination for Good Reason. For NEOs other than Mr. Howard, if an NEO’s employment is terminated either (i) through voluntary termination by a NEO for “Good Reason” or (ii) by the Company or Truist Bank other than for “Just Cause,” he will be entitled to receive monthly payments of cash compensation (including salary and bonuses (other than any retention or integration bonuses)) equal to one-twelfth of the highest annual amount of such compensation over the past three years (or if higher, the three years prior to the completion of the merger with SunTrust) for officers other than Messrs. King and Rogers, a pro rata annual bonus for the year of termination based on actual performance (for officers other than Messrs. King and Rogers, if the termination occurs prior to January 1, 2022) and teammate welfare benefits, including health care and outplacement services, for the full three-year term. For Messrs. King and Rogers, the amount of severance benefits due, if any, is determined by reference to Mr. King’s and Mr. Rogers’, as applicable, average annual cash compensation for the three years prior to the year of termination rather than by reference to the highest such year of cash compensation. For Mr. Rogers, his severance benefits due will be paid in a lump sum payment within 60 days following his termination. In addition, any unvested benefits to which the NEO may be entitled under any stock-based awards, cash long-term incentive performance awards or other benefit plan or arrangement will vest. The receipt by any of the NEOs of payments and other benefits under his employment agreement is subject to compliance with the nonsolicitation provisions of the applicable employment agreement and, in the case of Messrs. King and Rogers, a noncompetition provision, as described below.

For Mr. Howard, if his employment is terminated either (i) through voluntary termination for “Good Reason” or (ii) by the Company other than “For Cause,” he will be entitled to receive, commencing no later than 30 days after his date of termination and for a period of 24 months from his date of termination, monthly payments equal to one-twenty-fourth of an amount equal to two times the sum of (x) Mr. Howard’s total salary immediately prior to the termination plus (y) his target bonus opportunity for the fiscal year in which the date of termination occurs, with such severance payments subject to adjustment as may be needed under Section 409A. Additionally, Mr. Howard would continue to receive certain welfare benefits as in effect on his date of termination (or generally comparable coverage) for himself and, as applicable, his spouse and dependents, for a period of 18 months after which the Company would pay Mr. Howard a lump sum amount equal to 6 times the monthly COBRA rate for such welfare benefits, as determined on the date of such 18-month anniversary.

As noted above, Mr. Cummins does not have an employment agreement with the Company. The amounts reflected in the table above for severance upon a termination without just cause or for good reason or a change of control are based on the benefits that would be payable to Mr. Cummins under the General Severance Plan for Employees of Truist Financial Corporation and Affiliates due to a Reduction in Force (as defined in the plan), which includes no longer being in a comparable position with Truist within 12 months following the date of a Change of Control. This plan generally provides for severance based on the teammate’s total annual cash compensation, including salary and incentive compensation payments, in the year prior to the year in which the separation from service occurs (“Current Benefits Annual Rate”). For an officer employee such as Mr. Cummins, the severance pay benefit equals (i) (x) his Current Benefits Annual Rate divided by (y) 52, multiplied by (ii) two times the number of his years of service with Truist (not to exceed 30).

Change of Control. The employment agreements with our NEOs, other than Messrs. King, Rogers, and Howard, provide that, if an NEO’s employment is terminated by the NEO or the Company for any reason (other than for “Just Cause” or on account of the death of the NEO) within twelve months after a “Change of Control” of the Company (as defined in the agreements), the NEO will be entitled to receive the termination compensation and the other benefits described under the column titled “Change of Control” in the table above. Messrs. King’s and Howard’s employment agreements do not contain any special provisions that become applicable upon a Change of Control, and Mr. Rogers’ employment agreement only provides that, upon a Change of Control, the term of his agreement will not expire until the second anniversary of such event.

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For the NEOs with agreements that contain Change of Control provisions, the Company’s Board of Directors can determine, in its discretion, that a transaction constitutes a “Merger of Equals,” even though one or more of the above definitions of a “Change of Control” is met, and, upon such determination, the applicable individual will not be entitled to terminate his or her employment agreement voluntarily and receive continued salary and benefits unless “Good Reason” exists. The merger with SunTrust was determined to be a “Merger of Equals” for purposes of these agreements.

The employment agreements (other than Messrs. Rogers’ and Howard’s agreements) provide for reductions in payments to the extent necessary to avoid exceeding the limits established by Section 280G of the Internal Revenue Code. Payments in excess of these limits are often referred to as “excess parachute payments,” and exceeding the Section 280G limits generally triggers an excise tax on the payments. In the case of Mr. Rogers, a reduction would only be imposed if the reduction resulted in a greater after-tax benefit to Mr. Rogers than if such payments had not been reduced. Mr. Howard’s employment agreement does not address the impact of Section 280G.

Employment Agreements with NEOs (including Restrictive Covenants). The following discussion is as of December 31, 2021. We had employment agreements with Messrs. Rogers, King, Starnes, Bible, and Howard to secure the services of key talent within the highly competitive financial services industry, which agreements, other than Messrs. Roger’s and Howard’s agreements, were amended in connection with the merger with SunTrust. Generally, the employment agreements are structured to carefully balance the individual financial goals of the executives relative to the needs of Truist and its shareholders. The employment agreements provide for minimum annual salaries equal to their current annual base salaries and continued participation in incentive compensation plans that Truist or Truist Bank may from time to time extend to its similarly situated officers (in the case of Mr. Rogers, with the terms and conditions of any such awards to be no less favorable than those applicable to Mr. King). During the term of the employment agreements, each NEO is entitled to participate in and receive, on the same basis as other similarly situated officers of Truist and Truist Bank, pension and welfare benefits and other benefits such as sick leave, vacation, group disability and health, life and accident insurance and similar non-cash compensation that Truist or Truist Bank may from time to time extend to its officers, which, in the case of Mr. Rogers, will generally be those applicable to Mr. King (and in certain instances, no less favorable than those applicable to him prior to the merger) and will include eligibility for supplemental disability benefits consistent with the legacy supplemental disability plan of SunTrust.

The employment agreements for the NEOs (other than Mr. Howard) provide that, under certain circumstances upon leaving the employment of Truist and Truist Bank, the executive may not compete in the banking business, directly or indirectly, against the Company, Truist Bank and their affiliates. These prohibitions generally preclude the NEO from working for a direct competitor with a banking presence within the continental United States. Additionally, the employment agreements for the NEOs prohibit the executive from soliciting or assisting in the solicitation of any of our depositors, customers, or affiliates, or inducing any of our teammates to terminate their employment with Truist or its affiliates. To the extent applicable, these noncompetition and nonsolicitation provisions generally will be effective until the one-year anniversary of the NEO’s termination, other than for Mr. Howard, whose noncompetition and nonsolicitation provisions are effective until the two-year anniversary of his termination. Other than for Mr. Howard, the noncompetition provisions are not applicable if the NEO terminates employment after a “Change of Control” and are also inapplicable upon a termination of an NEO (other than Messrs. King, Rogers, and Howard) without “Just Cause” or for “Good Reason” and following the expiration of the employment agreement. Mr. Howard’s employment agreement provides that, upon leaving the employment of the Company for whatever reason, for a period of two years thereafter he may not compete in competitive wholesale insurance or retail brokerage businesses, provided that insurance product manufacturers are not considered competitive businesses.

While the employment agreements with the heritage BB&T NEOs originally had terms of 36 months that automatically extended monthly by an additional month (except for Mr. Howard, whose employment agreement has an original term of approximately 75 months), effective March 1, 2019, we provided notice to each of these NEOs (other than Messrs. King and Howard) that the employment agreement term would not be extended. As such, the employment agreement with each heritage BB&T NEO (other than Messrs. King and Howard) expired on March 1, 2022.

Mr. King’s amended and restated employment agreement provided for his service as Chairman and Chief Executive Officer of the Company and Truist Bank through September 12, 2021, and Executive Chairman through March 12, 2022. The amended agreement provides that, following his retirement and through September 12, 2022, Mr. King will serve as a non-employee consultant to Truist and Truist Bank and receive a monthly fee equal to one-twelfth (1/12) of the sum of his base salary and target annual cash incentive opportunity, in each case as in effect immediately prior to his retirement date. If Mr. King’s consulting term is terminated by Truist prior to its expiration, he will also receive the consulting fee for the full term in a lump sum.

Mr. Rogers’ employment agreement has a term of three years from the date of completion of the merger (subject to extension in the event of a Change of Control of the Company as described above). In accordance with the terms of the employment agreement, Mr. Rogers succeeded Mr. King as Chief Executive Officer, and on March 12, 2022, Mr. Rogers was named the Chairman of the Board of Directors for both the Company and Truist Bank.

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Pay Ratio Disclosure

SEC rules require us to disclose the ratio of the annual total compensation of our CEO to the median employee’s (teammate’s) annual total compensation. In 2021, Mr. King served as Truist’s CEO until September 12, 2021, at which time, Mr. Rogers became the CEO of Truist. SEC rules permit us to either calculate the compensation provided to each person who served as CEO during the year for the time such person served as CEO and combine those figures or annualize the compensation of the CEO on the date selected to calculate the median employee. We have selected the first option.

Accordingly, we have calculated the compensation provided to each of Messrs. King and Rogers for the time he served as CEO and have combined those figures. For purposes of calculating the pay ratio for 2021 and determining this combined compensation amount, we combined pro-rated portions of each CEO’s compensation for the time they served, such as salary, AIP award, LTIP, and other compensation, and included actual compensation for certain items, such as 401(k) matching, that would be consistent for either CEO. Using this method, for 2021, the combined CEO annual total compensation was $14,601,863 and the median teammate’s annual total compensation was $95,659. These amounts include the value of certain non-discriminatory benefits. Based upon this information, the ratio of the annual total compensation of our CEO (on a combined basis) to the median teammate was 153 to 1.

The CEO pay ratio rules allow us to use the same median employee for comparison purposes for up to three years. In determining to use the same median teammate, we considered a small decrease in the total number of our U.S. teammates (both higher and lower compensated), and concluded that this change would not result in a significant change to our pay ratio disclosure. We have chosen to calculate the median employee as of December 31, 2021.

The pay ratio identified above is a reasonable estimate calculated in a manner consistent with SEC rules. Pay ratios that are reported by our peers may not be directly comparable to ours because of differences in the composition of each company’s workforce, the fact that we had two CEOs during 2021, as well as the assumptions and methodologies used in calculating the pay ratio, as permitted by SEC rules.

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Proposal 4—Approval of the Truist Financial Corporation 2022 Incentive Plan

Summary of the Proposal

On February 24, 2022, the Board, upon recommendation of the Compensation and Human Capital Committee, approved and adopted the Truist Financial Corporation 2022 Incentive Plan (the “2022 Plan”) in the form attached hereto as Annex B. We are asking our shareholders to approve our new 2022 Plan to replace our 2012 Incentive Plan, as amended (the “Prior Plan”), which expires on April 24, 2022. If approved by our shareholders, the 2022 Plan will become effective on April 26, 2022, the date of our Annual Meeting of Shareholders. No additional awards will be granted under the Prior Plan after its expiration on April 24, 2022. If the 2022 Plan is not approved by our shareholders, we may only continue to issue awards under our Prior Plan until it expires on April 24, 2022, and after that time, we will not have any mechanism for issuing shares of our common stock to achieve our incentive, recruiting and retention objectives.

We believe our shareholders should approve the 2022 Plan because it is critical to our compensation policy, provides for reasonable equity usage and shareholder dilution, and contains shareholder-friendly provisions. If the 2022 Plan is not approved by our shareholders, we believe our ability to recruit and retain the talent we need to compete would be seriously and negatively impacted, and this could affect our long-term success.

Equity Compensation Is a Critical Element of Our Compensation Policy

We believe that our future success and our ability to remain competitive are dependent on our continuing efforts to recruit, retain and motivate highly qualified personnel. We operate in a competitive market for talent. A cornerstone of our method for attracting and retaining top caliber talent has been our equity-based compensation program, including the grant of time-based restricted stock units (“RSUs”), performance unit (“PSU”) awards, stock options and other awards under our Prior Plan. Providing teammates the opportunity to participate in stock ownership, and in turn, our long-term future performance, helps align the objectives of our shareholders and our teammates, and is important in recruiting, motivating and retaining the highly skilled talent that are essential to our success. We grant RSUs and PSUs subject to time- and performance-based vesting to certain teammates, including our executives, on a targeted basis to incentivize retention and performance objectives. We also grant RSUs to our non-employee directors. Our Board believes the 2022 Plan will enable us to continue to recruit, retain and motivate talented individuals who will help achieve our strategic objectives, and benefit all of our shareholders as a result.

We Consider and Forecast Our Need for Shares

Our Compensation and Human Capital Committee oversees our equity incentive awards to manage long-term shareholder dilution, burn rate, stock-based compensation expense and stock-based compensation expense as a percentage of revenues while maintaining our ability to recruit, reward and retain key talent in a competitive market. In evaluating the proposed 2022 Plan, our Compensation and Human Capital Committee, in consultation with its compensation consultant and our Board, considered a number of factors, including the costs of the 2022 Plan and an analysis of certain burn rate, dilution and overhang metrics as summarized below:

Potential Dilution. We are committed to effectively managing our teammate equity compensation programs in light of potential shareholder dilution. For this reason, we considered both our “burn rate” and our “overhang” in evaluating the impact of the 2022 Plan on our shareholders. We define “burn rate” as the number of equity awards granted during the year, divided by the weighted average total number of shares of common stock outstanding. The number of PSUs granted shown in the table below reflects the shares that could be eligible to vest at 100% of target for PSUs and includes adjustments for over or under achievement for PSUs granted in prior years. The burn rate measures the potential dilutive effect of our outstanding equity grants. We define “overhang” as the stock options outstanding but not exercised and outstanding full value awards (which include RSUs and PSUs), plus shares available to be granted as equity awards, divided by the total number of shares of common stock outstanding. The overhang measures the potential dilutive effect of outstanding equity awards plus shares available for grant under our equity compensation plans. The burn rate and overhang figures included below are based on equity awards granted and available for grant under our Prior Plan, and exclude potential dilution resulting from shares issued pursuant to our proposed 2022 Employee Stock Purchase Plan (See Proposal 5).

During the past three fiscal years, we granted equity awards under our Prior Plan as summarized in the chart below. Our three-year average burn rate was approximately 0.54% for fiscal years 2019 through 2021 (see chart below for a calculation of our three-year burn rate). Truist anticipates that this annual burn rate in the near term will be generally consistent with recent years.

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Proposal 4—Approval of the Truist Financial Corporation 2022 Incentive Plan

Three-Year Average Burn Rate Calculation

	FY19	FY20	FY21	Average

Options granted under Prior Plan	0	0	0	0

RSUs and PSUs granted under Prior Plan	3,950,000	7,692,000	7,556,000	6,399,333

Total granted	3,950,000	7,692,000	7,556,000	6,339,333

Weighted Average Number of Common Shares Outstanding	805,104,000	1,347,080,000	1,337,144,000	1,163,109,333
Burn Rate	0.49%	0.57%	0.57%	0.54%

Equity Awards Outstanding

As of February 22, 2022, there were 1,329,046,090 total shares of our common stock outstanding, 6,533,144 shares available for grant under our Prior Plan, and equity awards outstanding under the Prior Plan as summarized in the table below. Accordingly, our approximately 23,303,113 outstanding awards plus 6,533,144 available for future grant under our plans represented “overhang” of approximately 2.3% of our common stock outstanding. Any equity awards that are granted between February 22, 2022 and the date that our shareholders approve the 2022 Plan will reduce the requested share pool under the 2022 Plan on a share-for-share basis. Please see the table below for a breakdown of the outstanding equity awards granted under the Prior Plan, and the number of shares of common stock remaining for grant under our Prior Plan, in each case as of February 22, 2022. The closing New York Stock Exchange price of our common stock on February 22, 2022 was $62.18.

Outstanding appreciation awards (options) under all plans	Weighted- average exercise price of options	Weighted-average remaining term of options	Full value awards outstanding under all plans (including PSUs at target)	Number of shares available for grant under all plans (including PSUs at target)(1)
720,239	$29.71	2.46	22,582,874	6,533,144

(1)

Represents the number shares remaining available for grant under the Prior Plan, which includes the share reserve transferred from the SunTrust Banks, Inc. 2018 Omnibus Incentive Compensation Plan to the Prior Plan. The number of Previously Authorized Shares, as defined below, that will be transferred to the 2022 Plan will be reduced by any shares of common stock subject to equity awards granted under the Prior Plan between February 22, 2022 and the Effective Date (as defined below).

Our Board believes that the request for 36,500,000 shares for the 2022 Plan (plus the Previously Authorized Shares, as defined below, and the Forfeited Shares, as defined below) is reasonable and prudent. This number of shares should allow us to continue to grant awards to our teammates, consultants, officers and directors, which have been successful in attracting high-performing personnel and generating shareholder value, going forward and to be able to respond to growth, market competition and potential stock price fluctuations.

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Proposal 4—Approval of the Truist Financial Corporation 2022 Incentive Plan

Summary of the 2022 Incentive Plan

The 2022 Plan includes a number of provisions that we believe reinforce the alignment with shareholders’ interests including the following:

•

No discounted options or stock appreciation rights. Stock options and stock appreciation rights may not be granted with exercise or base prices lower than the fair market value of the underlying shares on the grant date.

•

No repricing of options or stock appreciation rights without shareholder approval. The exercise or base price of a stock option or stock appreciation right cannot, without shareholder approval, be reduced.

•	No automatic grants of options or stock appreciation rights. “Reloads” or other automatic grants of stock options and stock appreciation rights are not permitted.

•

Limited discretion to accelerate vesting of awards. The 2022 Plan provides that the Committee does not have discretion to accelerate the vesting of an Award except in the event of the participant’s death or disability.

•	Limit on non-employee director awards. The 2022 Plan provides that a non-employee director may not receive awards in exceed of $750,000 in value in any fiscal year.

•

Minimum vesting requirements. Equity awards will not vest prior to the one-year anniversary of the grant date provided that such requirement shall not apply to (i) 5% of the shares initially reserved under the 2022 Plan, (ii) any awards to non-employee directors which vest on the earlier of one year or the next meeting of shareholders which is at least fifty weeks after the immediately preceding annual meeting of shareholders, or (iii) accelerated vesting of awards upon death or disability.

•

No dividends or dividend equivalents on unvested awards. Except for awards of restricted stock where dividends may be paid prior to the lapse of restrictions thereon, dividends and dividend equivalents may not be paid until awards vest, and no dividends or dividend equivalents may be granted or paid with respect to stock options and stock appreciation rights.

•

Disclosure of change of control vesting treatment. The 2022 Plan specifies the vesting treatment for awards in connection with a change of control where awards are either assumed or substituted or not assumed or substituted.

•	No evergreen provision. Shares authorized for awards under the 2022 Plan are not automatically replenished.

•	No tax gross-ups. The 2022 Plan does not provide for any tax gross-ups.

•	No transferability. Awards generally may not be transferred, except upon death by beneficiary designation, will or the laws of descent and distribution.

The following is a summary of the principal features of the 2022 Plan. This summary, however, does not purport to be a complete description of all of the provisions of the 2022 Plan. It is qualified in its entirety by reference to the full text and actual terms of the 2022 Plan, a copy of which is attached hereto as Annex B.

BACKGROUND; PURPOSE

Subject to our shareholder’s approval, the 2022 Plan will become effective on the April 26, 2022 date of the Annual Meeting of Shareholders (“Effective Date”), and will terminate on the 10 year anniversary of the Effective Date unless it is terminated earlier by the Board. The 2022 Plan provides for the grant of stock options, stock appreciation rights, restricted stock awards, restricted stock units, performance share awards, performance unit awards, long-term incentive performance awards, phantom stock awards and annual incentive performance awards. The purpose of the 2022 Plan is to provide incentives to recruit, retain and motivate eligible persons whose present and potential contributions are important to our success.

ELIGIBILITY

Teammates, non-employee directors and independent contractors of Truist or its affiliates are eligible to receive awards. As of February 22, 2022, we had approximately 51,472 full-time and part-time teammates, including executive officers, and 19 non-employee directors who would be eligible to participate in the 2022 Plan. The Company has a small number of independent contractors who would be eligible for participation in the 2022 Plan, but the Company generally has not granted awards to independent contractors under the Prior Plan and does not currently contemplate doing so under the 2022 Plan.

ADMINISTRATION

The 2022 Plan is administered by the Compensation and Human Capital Committee, all of the members of which are non-employee directors under applicable federal securities laws (the “Administrator”). The Administrator has the authority to construe and interpret the plan, determine who will receive awards, grant awards, determine the terms and conditions of awards and make all other determinations necessary or advisable for the administration of the plan (subject to the limitations set forth in the 2022 Plan). However, our Board establishes the terms for the grant of awards to non-employee directors as discussed below under “Awards to Non-Employee Directors.”

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Proposal 4—Approval of the Truist Financial Corporation 2022 Incentive Plan

SHARE RESERVE

The 2022 Plan initially reserves 36,500,000 shares of our common stock (plus the Previously Authorized Shares, as defined below, and the Forfeited Shares, as defined below) for issuance in connection with stock options, restricted stock units, performance share units and other equity-based awards granted under the 2022 Plan. “Previously Authorized Shares” means shares of common stock previously authorized for awards under the Prior Plan and not subject to outstanding awards under the Prior Plan as of the Effective Date, which includes the share reserve transferred from the SunTrust Banks, Inc. 2018 Omnibus Incentive Compensation Plan to the Prior Plan, which will no longer be limited to awards to former teammates or service providers of SunTrust Banks, Inc. and its affiliates upon the approval of the 2022 Plan by Truist’s shareholders. “Forfeited Shares” means shares of common stock currently subject to outstanding awards under the Prior Plan as of the Effective Date that expire, or are cancelled, forfeited or otherwise terminated without the issuance of shares of common stock, or are settled in cash rather than the issuance of shares of common stock, after the Effective Date. These Forfeited Shares under the Prior Plan and 2022 Plan awards that are forfeited, expired, lapsed or otherwise terminated, or settled in cash, without such shares being issued, will again become available for issuance under the 2022 Plan.

Shares tendered or withheld to pay either the exercise price of an award or the withholding taxes due upon the exercise or settlement of an award will reduce the number of shares available for issuance under the 2022 Plan and will not be returned to the shares authorized for grant under the 2022 Plan.

EQUITABLE ADJUSTMENTS

In the event of a change in our common stock as a result of a stock dividend, merger, reorganization, recapitalization, stock split, reverse stock split, consolidation, reclassification, spin-off, or similar change in the capital structure of Truist, proportionate adjustments will be made to the number and class of shares reserved for issuance and future grant under the 2022 Plan and the applicable exercise prices of and number and class of shares subject to outstanding awards, subject to any required action by the Board or the shareholders of Truist.

AWARDS

The 2022 Plan will permit us to grant the following types of awards:

Stock Options. The 2022 Plan provides for the grant of incentive stock options within the meaning of Section 422 of the Internal Revenue Code (“Incentive Options”) and nonqualified stock options that do not qualify as Incentive Options (“Nonqualified Options”). Incentive Options may be granted only to our teammates or teammates of our affiliates. Nonqualified Options may be granted to our teammates, non-employee directors and independent contractors. We are able to issue no more than 36,500,000 shares pursuant to the grant of Incentive Options under the 2022 Plan. The Administrator determines the terms of each option award, provided that Incentive Options are subject to statutory limitations. The Administrator also determines the exercise price for a stock option, provided that the exercise price of an option may not be less than the fair market value of our common stock on the date of grant (with certain additional requirements for certain Incentive Options).

Options granted under the 2022 Plan vest at the rate and/or subject to requirements specified by the Administrator and such vesting schedule is set forth in the stock option agreement to which such stock option grant relates. The Administrator determines the term of stock options granted under the 2022 Plan, up to a term of ten years (with additional requirements, such as a five year term, for certain Incentive Options).

After the option holder ceases to provide services to us, he or she is able to exercise his or her vested option for the period of time stated in the stock option award agreement to which such option relates. An option may not be exercised later than its expiration date. Options may not be repriced without shareholder approval, and may not include reload provisions.

Stock Appreciation Rights. Stock appreciation rights provide for a payment, or payments, in cash, shares of common stock or a combination of cash and shares of common stock to the holder based upon the difference between the fair market value of our common stock on the date of exercise and the stated grant price of the stock appreciation right. Stock appreciation rights may be related or unrelated to a stock option award. Stock appreciation rights may vest based on time or achievement of performance goals. Stock appreciation rights may not be repriced without shareholder approval, and may not include reload provisions.

Phantom Stock Awards. A phantom stock award is an award of a number of hypothetical share units with respect to shares of common stock, with a value based on the fair market value of a share of common stock. Upon vesting, a phantom stock award may be paid in cash, shares of common stock or a combination of cash and shares of common stock.

Restricted Stock Awards. A restricted stock award is an award of shares of common stock subject to restrictions that the Administrator may impose. These restrictions may be based on completion of a specified period of service with us or upon the achievement of performance goals during a performance period. The Administrator determines the price, if any, of a restricted stock award. Unless otherwise set forth in the award agreement, vesting will cease on the date the participant no longer provides services to us, and at that time unvested shares will be forfeited.

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Proposal 4—Approval of the Truist Financial Corporation 2022 Incentive Plan

Restricted Stock Units. An award of restricted stock units represents the right to receive cash, shares of common stock or a combination of cash and shares of common stock at a specified date in the future, subject to vesting requirements and forfeiture of such right due to termination of employment or failure to achieve performance goals as specified in an award agreement.

Performance Awards. A performance award is an award denominated in performance shares or performance units that is subject to achievement of performance goals specified in an award agreement. Performance awards may be settled in cash, shares of common stock or a combination of cash and shares of common stock. Performance awards are subject to forfeiture if performance goals are not achieved for a performance period.

Annual Incentive Performance Awards. Annual incentive performance awards may be granted to teammates based upon achievement of annual performance goals. Such awards will be payable in the first quarter of the following calendar year in either cash, restricted stock units or a combination of cash and restricted stock units determined on the basis of achievement of specified performance goals.

PERFORMANCE MEASURES

The Administrator may establish performance goals based on performance measures set forth in the 2022 Plan, except with respect to annual incentive performance awards which may be based on such individual and/or business performance goals as the Administrator may determine. The performance criteria for awards other than annual incentive performance awards include, but are not limited to, return measures; earnings measures; expense measures; balance sheet measures; enterprise risk management measures; internal or external regulatory capital, liquidity, risk, or other regulatory-related requirements, expectations, goals or objectives; market or market-related measures; strategic business goals and objectives; off-balance sheet portfolio objectives; product, consumer or market-related objectives; cash flow; and other objective measures established by the Administrator. The Administrator may provide for one or more adjustments to the performance criteria.

MINIMUM VESTING

A maximum of 5% of the aggregate number of shares of our common stock available for issuance under the 2022 Plan may be issued without a vesting period of at least one year following the date of grant. All other awards will have a minimum vesting period of at least one year, subject to limited exceptions in the case of awards to non-employee directors that vest as early as 50 weeks from date of grant where vesting is tied to the next annual shareholders meeting, and for awards that accelerate vesting upon death or disability.

SHAREHOLDER APPROVAL REQUIRED FOR REPRICING, EXCHANGE AND BUYOUT

The Administrator may not, without the approval of our shareholders, lower the exercise price per share of any award after it is granted, or cancel any award when the exercise price per share exceeds the fair market value of one share in exchange for another award or cash.

CLAWBACK

Each participant in the 2022 Plan who receives an award will comply with any clawback policy adopted by Truist from time to time. All awards will be subject to clawback, forfeiture or recoupment pursuant to such policy adopted by the Board or required by law, and in addition to any other remedies available under such policy and applicable law.

RESTRICTIONS ON DIVIDENDS AND DIVIDEND EQUIVALENTS

Except for awards of restricted stock where dividends may be paid prior to the lapse of a restriction thereon, a participant will have no right to payment of dividends or dividend equivalents with respect to unvested awards, and any such dividends or dividend equivalents will be accrued and paid only at such time, if any, as such unvested awards become vested and are no longer subject to restrictions and risk of forfeiture. No dividends or dividend equivalents may be granted or paid with respect to stock options and stock appreciation rights.

CHANGE OF CONTROL

If we undergo a Change of Control (as defined in the 2022 Plan), the 2022 Plan provides that outstanding awards may be assumed, converted or substituted by the successor or surviving entity, provided that if within two years after the Change of Control a participant’s employment is terminated without cause, then the participant’s outstanding exercisable awards will become fully exercisable, all time-based vesting awards will vest, and outstanding performance awards will be earned based on actual performance through the end of the performance period and thereafter paid on a pro rata basis. In the event such successor or surviving entity does not assume, convert or substitute awards pursuant to a Change of Control, then such awards will have their vesting accelerate, with the acceleration of payment of performance awards within thirty days following the date of the Change of Control based on the target level of performance, with pro rata payouts to participants based upon the expired portion of the performance period.

TRANSFERABILITY OF AWARDS

The 2022 Plan does not allow for the transfer of awards, other than by will or the laws of descent and distribution, or beneficiary designation effective upon death. Only the recipient of an award may exercise it during his or her lifetime.

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Proposal 4—Approval of the Truist Financial Corporation 2022 Incentive Plan

AWARDS TO NON-EMPLOYEE DIRECTORS

Non-employee directors are eligible to receive any type of award offered under the 2022 Plan except Incentive Options and annual incentive performance awards. No non-employee director may receive awards under the 2022 Plan that exceed $750,000 in value in any calendar fiscal year. Awards under the 2022 Plan may be granted to non-employee directors as determined by the Board subject to such annual limitation.

AMENDMENT AND TERMINATION

The Board is permitted to amend or terminate the 2022 Plan, or any award granted thereunder, at any time, subject to shareholder approval of any amendment where required by applicable law, rule or regulation, or where the option price or base price of a stock appreciation right is proposed to be repriced, or where the option or stock appreciation right will be exchanged for another award or cash. In addition, no amendment that is detrimental to a participant in the 2022 Plan may be made to an outstanding award without the consent of the affected participant unless such termination or amendment is necessary to comply with applicable law, regulation or rule. Provided the 2022 Plan is approved by our shareholders at the April 26, 2022 Annual Meeting of Shareholders, and unless terminated earlier in accordance with its terms, the 2022 Plan will terminate on April 26, 2032, ten years from the date it was approved by our shareholders.

UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

The following is a general summary of the federal income tax treatment of awards which are authorized for grant under the 2022 Plan, based upon the provisions of the Internal Revenue Code in effect as of the date hereof. This summary is not intended to be exhaustive, does not discuss the tax consequences upon a participant’s death or any federal surtaxes, and the exact tax consequences to any award holder depend upon his or her particular circumstances and other facts. Participants in the 2022 Plan should consult their tax advisors with respect to any state, local and non-U.S. tax considerations or relevant federal tax implications of awards granted under the 2022 Plan.

Incentive Options. An option holder recognizes no taxable income for regular income tax purposes as a result of the grant or exercise of an Incentive Option that qualifies under Section 422 of the Internal Revenue Code. Option holders who neither dispose of their shares of our common stock within two years of the date that the stock option was granted or within one year following the exercise of the stock option, normally recognize a capital gain or loss on the sale of the shares equal to the difference, if any, between the sale price and the purchase price of the shares. If an option holder satisfies these holding periods, on the sale of the shares of our common stock, we are not entitled to any deduction for federal income tax purposes. Where an option holder disposes of shares of our common stock within two years after the date of grant of those stock options or within one year after the date of exercise, which we refer to as a disqualifying disposition, the difference between the fair market value of the shares of our common stock on the exercise date and the stock option exercise price (which is not to exceed the gain realized on the sale, if the disposition is a transaction with respect to which a loss, if sustained, would be recognized) is taxed as ordinary income at the time of disposition. Any gain in excess of that amount is a capital gain. If a loss is recognized, there is no ordinary income, and such loss is a capital loss. Any ordinary income recognized by the option holder on the disqualifying disposition of the shares of our common stock generally results in a deduction by us for federal income tax purposes. The difference between the stock option exercise price and the fair market value of the shares on the exercise date is treated as an adjustment in computing the option holder’s alternative minimum taxable income and may be subject to an alternative minimum tax which is paid if such tax exceeds the regular tax for the year. Special rules may apply with respect to certain subsequent sales of the shares in a disqualifying disposition, certain basis adjustments for purposes of computing the alternative minimum taxable income on a subsequent sale of the shares and certain tax credits which may arise with respect to option holders subject to the alternative minimum tax.

Nonqualified Options. Stock options not designated or not qualifying as Incentive Options are nonqualified stock options having no special tax status. An option holder generally recognizes no taxable income as a result of the grant of the stock option. On the exercise of a nonqualified stock option, the option holder normally recognizes ordinary income in the amount of the difference between the stock option exercise price and the fair market value of the shares of our common stock on the exercise date. Where the option holder is a teammate, such ordinary income generally is subject to withholding of income and employment taxes. On the sale of shares of our common stock acquired by the exercise of a nonqualified stock option, any gain or loss (based on the difference between the sale price and the fair market value on the exercise date), is taxed as a capital gain or loss. No tax deduction is available to us with respect to the grant of a nonqualified stock option or the sale of the stock acquired pursuant to such grant. We should generally be entitled to a deduction equal to the amount of ordinary income recognized by the option holder as a result of the exercise of a nonqualified stock option.

Stock Appreciation Rights. In general, no taxable income is reportable when a stock appreciation right is granted to a participant. Upon exercise, the participant generally will recognize ordinary income in an amount equal to the cash and fair market value of any shares of our common stock received. If the participant is a teammate, such ordinary income generally is subject to withholding of income and employment taxes. Any additional gain or loss recognized upon any later disposition of the shares would be capital gain or loss.

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Proposal 4—Approval of the Truist Financial Corporation 2022 Incentive Plan

Restricted Stock Awards and Performance Share Awards. A participant acquiring restricted shares (either restricted stock awards or performance share awards) generally will recognize ordinary income equal to the fair market value of the shares on the vesting date. If the participant is a teammate, such ordinary income generally is subject to withholding of income and employment taxes. The participant may elect, pursuant to Section 83(b) of the Internal Revenue Code, to accelerate the ordinary income tax event on restricted stock or performance shares to the date of acquisition by filing an election with the Internal Revenue Service no later than thirty (30) days after the date the restricted shares or performance shares are acquired. Upon the sale of shares acquired pursuant to a restricted stock award or performance share award, any gain or loss, based on the difference between the sale price and the fair market value on the date the ordinary income tax event occurs, will be taxed as capital gain or loss.

Restricted Stock Unit and Performance Unit Awards. There generally are no immediate tax consequences of receiving an award of restricted stock units or performance units. A participant who is awarded restricted stock units or performance units generally will be required to recognize ordinary income in an amount equal to the cash and fair market value of shares issued to such participant at the end of the applicable vesting period or, if later, the settlement date. If the participant is a teammate, such ordinary income generally is subject to withholding of income and employment taxes. Any additional gain or loss recognized upon any later disposition of any shares received would be capital gain or loss.

Annual Incentive Performance Awards. The tax consequences relating to annual incentive performance awards will depend upon the provisions of such awards, with the tax consequences relating to restricted stock units described above to the extent such awards result in an award of restricted stock units.

Deductibility of Compensation. The Internal Revenue Code limits publicly held corporations’ compensation deductions per “covered employee” (i.e., the principal executive officer, principal financial officer, the next three most highly-compensated officers, and any individual who was a covered employee since January 1, 2017) to $1 million per year. Despite this, we reserve the right to grant awards under the 2022 Omnibus Plan even though such awards may not entitle us to a tax deduction.

ERISA Information. The 2022 Plan is not subject to the provisions of the Employee Retirement Income Security Act of 1974, as amended.

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Proposal 4—Approval of the Truist Financial Corporation 2022 Incentive Plan

New Plan Benefits

No awards have been made under the 2022 Plan, and no awards have been granted that are contingent on shareholder approval of the 2022 Plan. Awards under the 2022 Plan would be made at the discretion of the Administrator or, with respect to non-employee directors, the Board of Directors. Therefore, the awards or number of shares of common stock subject to awards that may be granted in the future to teammates, including executive officers, and non-employee directors under the 2022 Plan are not determinable at this time.

The table below, however, sets forth the value of benefits that would have been received or allocated to each of the following persons or groups, in each case, under the 2022 Plan with respect to the 2021 fiscal year if the 2022 Plan had been in effect and the Prior Plan had not been in effect, in each case, based on awards made under the Prior Plan. These awards are not necessarily indicative of awards we may grant in the future. As of December 31, 2021, the closing price of our common stock was $58.55.

	Awards Under Prior Plan in 2021

	Restricted Stock Units		Performance Stock Units		Cash Awards(1)

Name and Position	Dollar Value $(2)	# of RSUs	Dollar Value $(2)	# of PSUs(2)	Dollar Value $(3)
William H. Rogers, Jr.(4) Chairman and Chief Executive Officer	$ 2,104,287	35,940	$ 2,398,676	40,968	$ 4,276,067
Kelly S. King(5) Former Executive Chairman; former Chairman and Chief Executive Officer (retired)	$ 2,985,465	50,990	$ 3,401,755	58,100	$ 7,140,297
Hugh S. Cummins III Vice Chair	$ 4,083,745	69,748	$ 4,868,842	83,157	$ 2,346,960
Clarke R. Starnes III Senior Executive Vice President and Chief Risk Officer	$ 915,839	15,642	$ 1,040,726	17,775	$ 2,626,834
Daryl N. Bible Senior Executive Vice President and Chief Financial Officer	$ 915,839	15,642	$ 1,040,726	17,775	$ 2,626,834
John M. Howard Senior Executive Vice President and Chief Insurance Officer	$ 563,719	9,628	$ 1,795,084	30,659	$ 616,000
Christopher L. Henson Former Senior Executive Vice President and Head of Banking and Insurance (retired)	$ 1,167,721	19,944	$ 1,327,973	22,681	$ 2,548,642
Executive Group(6)	$ 17,080,674	291,728	$20,805,918	355,353	$ 34,069,075
Non-Executive Director Group(7)	$ 2,990,734	51,080	—	—	—
Non-Executive Employee Group	$393,098,142	6,713,888	—	—	$452,573,363

(1)	Includes AIP awards and LTIP awards granted under the Prior Plan. See “Compensation Discussion and Analysis” above for more information on the calculation of these awards.

(2)	The dollar value is based on the closing price ($58.55) of Truist common stock on the NYSE on the most recent practicable date, which was December 31, 2021. The number of PSUs represented assumes a payout at target of the applicable award.

(3)	This column reflects the sum of the value of the included awards as described in footnote (1) above.

(4)	Mr. Rogers was President and Chief Operating Officer until September 12, 2021, became the Chief Executive Officer of the Company on September 12, 2021, and became the Chairman of the Board of Directors of Truist on March 12, 2022 when he succeeded Mr. King.

(5)	Mr. King was Chairman and Chief Executive Officer until September 12, 2021. On September 12, 2021, Mr. King was succeeded as Chief Executive Officer by Mr. Rogers and became the Executive Chairman of Truist until March 12, 2022. On March 12, 2022, Mr. King was succeeded by Mr. Rogers as Chairman but retained his role as a director of the Company and will also serve as a consultant to the Company until September 12, 2022.

(6)	Includes, in addition to the named executive officers individually listed above, the additional members of the Executive Leadership team.

(7)	Includes stock awards received by the non-employee directors. For additional information, see the “2021 Director Compensation Table” above.

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Proposal 4—Approval of the Truist Financial Corporation 2022 Incentive Plan

Equity Compensation Plan Information

The following table provides information concerning securities to be issued upon the exercise of outstanding equity-based awards as of December 31, 2021.

Plan Category	(a)(1)(2) Number of securities to be issued upon exercise of outstanding options, warrants and rights	(b)(3) Weighted-average exercise price of outstanding options, warrants and rights	(c)(4) Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in (a))

Approved by security holders	11,669,654	$32.89	4,884,430

Not approved by security holders	6,472,392	$22.42	8,261,255
Total	18,142,046	$29.74	13,145,685

(1)	Includes 10,913,889 RSUs and PSUs in plans approved by security holders.

(2)	Plans not approved by security holders consists of 325,263 options outstanding with a weighted average exercise price of $22.42 and 6,147,129 RSUs for plans that were assumed in mergers and acquisitions.

(3)	Excludes RSUs and PSUs because they do not have an exercise price.

(4)	Plans not approved by security holders consists of shares of common stock issuable pursuant to the 2012 Incentive Plan, as amended, in respect of shares reserved for issuance under the SunTrust Banks, Inc. 2018 Omnibus Incentive Compensation Plan. Awards with respect to such shares may only be granted to heritage SunTrust teammates, which restriction will no longer apply upon the approval of the 2022 Plan by Truist’s shareholders.

Shareholder Vote Required and Board Recommendation

Proposal 4 will be approved by shareholders if a majority of votes cast with respect to the proposal are voted for the approval thereof. Abstentions and broker “non-votes” will not be included in determining the number of votes cast on this proposal.

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Proposal 5—Approval of the Truist Financial Corporation

2022 Employee Stock Purchase Plan

On February 22, 2022, the Board, upon recommendation of the Compensation and Human Capital Committee, adopted and approved the Truist Financial Corporation 2022 Employee Stock Purchase Plan (the “ESPP”), subject to approval by shareholders. The Board recommends that Truist shareholders approve the ESPP.

The Board believes that adoption of the ESPP will advance and promote the interests of the shareholders of Truist by offering to eligible teammates of Truist and its designated subsidiaries (together, the “Participating Subsidiaries”) the opportunity to acquire an ownership interest, or to increase their ownership interest, in Truist. The ESPP will provide a means for a broad base of teammates to voluntarily acquire Truist common stock, $5.00 par value per share (“common stock”) and thereby further align their interests with those of Truist’s shareholders.

The ESPP is intended to qualify as an “employee stock purchase plan” under Section 423 of the Internal Revenue Code (the “Code”), which permits eligible teammates to purchase common stock on a tax-preferred basis (see below section “Federal Income Tax Consequences of ESPP Participation”). The ESPP also creates incentives for eligible teammates to purchase shares of common stock because teammates purchase the shares at a set discount from the trading price of the shares on the purchase date (see below section “Purchase Price”) and pay for the purchases through payroll deductions (see below section “Payment of Purchase Price; Payroll Deductions”).

By approving the ESPP, Truist’s shareholders set aside a fixed reserve of common stock that will be available to eligible teammates of Truist and Participating Subsidiaries to purchase based on the terms and conditions of the ESPP.

If this Proposal 5 is approved by shareholders, the ESPP will become effective on April 26, 2022, the date of the Annual Meeting of Shareholders. In the event that shareholders do not approve this Proposal 5, the ESPP will not become effective.

Material Features of the ESPP

The following summary of the material features of the ESPP is qualified in its entirety by reference to the complete text of the ESPP in Annex C of this Proxy Statement.

ADMINISTRATION

The administrator of the ESPP (the “Plan Administrator”) has full authority to administer, interpret, and modify the terms of the ESPP and to make rules as necessary for administration of the ESPP. The Plan Administrator is the Compensation and Human Capital Committee of the Board, although the Board may appoint another committee to administer the ESPP.

STOCK SUBJECT TO THE ESPP

A total of 65 million shares of common stock is reserved for purchase and issuance under the ESPP. This share reserve is subject to adjustment in the event of a stock split, stock dividend or other similar change in the common stock or the capital structure of Truist. There is no evergreen provision, meaning the ESPP share limit will not increase without shareholder approval. The 65 million shares of common stock reserved for purchase and issuance under the ESPP is less than 5% of Truist’s 1,328,993,308 issued and outstanding shares of common stock as of February 17, 2022, the record date for the Annual Meeting of Shareholders.

TERM OF THE ESPP

If approved by Truist shareholders, the ESPP will continue until the earlier of (i) the date all reserved shares have been issued, (ii) the date the ESPP is terminated by the Board, or (iii) the ten (10) year anniversary of its April 26, 2022 effective date.

ELIGIBILITY

Teammates who are officers subject to Section 16 of the Securities Exchange Act of 1934, as amended, non-employee directors, and holders of five percent (5%) or more of the total combined voting power or value of all classes of stock of Truist or any of its subsidiaries are not eligible to participate in the ESPP. In addition, the following teammates are excluded from participating in the ESPP: (i) teammates who have been employed less than 12 months, and (ii) teammates who are scheduled to work less than 20 hours per week.

Truist or the Plan Administrator will designate which subsidiaries of Truist will participate in the ESPP as Participating Subsidiaries. Truist and the following subsidiaries are expected to participate in the ESPP for the offering periods scheduled to commence on and after July 1, 2022: AFCO Acceptance Corp.; AFCO Credit Corp.; AmRisc, LLC; BB&T Collateral Service Corporation; BB&T Merchant Services, LLC; CB Finance, Inc.; CRC Insurance Services, Inc.; Crump Life Insurance Services, Inc.; GFO Advisory Services, LLC; Grandbridge Real Estate Capital, LLC; J.H. Blades Co., Inc.; McGriff Insurance Services, Inc.; Norma-Spencer Agency, LLC; Peak Health Services, LLC; Prime Rate Premium Finance Corporation, Inc.; Regional Acceptance Corporation; Service Finance Company, LLC; Sterling Capital Management, LLC; STI Institutional & Government, Inc.; SunTrust Equity Funding, LLC ; Truist Advisory Services, Inc.; Truist Bank; Truist CIG, LLC; Truist Community Capital, LLC; Truist Delaware Trust Company; Truist Equipment Finance Corp; Truist Insurance Holdings, Inc.; Truist Investment Services, Inc.; Truist Leasing Corporation; Truist Securities, Inc.; and Wellington Insurance Services, Inc. As of February 10, 2022, approximately 47,549 teammates of Truist and those subsidiaries would have been eligible to participate in the ESPP if it had been in effect on such date.

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Proposal 5—Approval of the Truist Financial Corporation 2022 Employee Stock Purchase Plan

As a Code Section 423 employee stock purchase plan, all eligible teammates must have equal rights and privileges under the ESPP, and the terms of the ESPP must be administered uniformly for all eligible teammates.

OFFERING PERIOD

The Plan Administrator has discretion to determine the start and duration of offering periods under the ESPP, but in conformance with the rules under Code Section 423 an offering period may not exceed twenty-seven (27) months. Unless the Plan Administrator determines otherwise, shares of common stock will be offered for purchase under the ESPP through a series of consecutive biannual offerings beginning on each January 1 and July 1, and ending on the immediately following June 30 and December 31, respectively, with the first offering period commencing on July 1, 2022.

On the first day of each offering period, a participating teammate is granted a purchase right, which is automatically exercised on the last trading day of the offering period (the “Purchase Date”). During an offering period, pre-authorized payroll deductions are made from the participants’ compensation and credited to them under the ESPP. The ESPP is unfunded and all participant crediting under the ESPP consists of bookkeeping only credits. When a purchase right is automatically exercised, the amount of the participant’s payroll deductions for the offering period is automatically used to purchase shares of common stock on the Purchase Date.

PURCHASE PRICE

For the initial offering period scheduled to commence July 1, 2022, the price per share to purchase shares of common stock under the ESPP will be 85% of the fair market value of Truist common stock on the Purchase Date (December 30, 2022, the last trading day of the offering period), but no less than the $5.00 par value per share of common stock. Fair market value means the closing price of a share of common stock, as quoted on the New York Stock Exchange, on a trading date. As of February 23, 2022, the fair market value of a share of common stock was $60.60, the closing price on such date; and if that date had been a Purchase Date, the purchase price per share of common stock would have been 85% of $60.60 or $51.51.

The ESPP will create a compensation expense for accounting purposes because the purchase price of the shares of common stock will be 85% of fair market value on a Purchase Date.

PAYMENT OF PURCHASE PRICE; PAYROLL DEDUCTIONS

On each Purchase Date, shares of common stock will be purchased with participants’ payroll deductions that have accumulated during the applicable offering period. Participating teammates may elect payroll deductions, ranging from 1% to such maximum percentage specified by the Plan Administrator for an offering period, of the participating teammate’s cash base pay (including overtime), commissions and bonus amounts with respect to an offering period that are reportable in box 1 of a teammate’s IRS Form W-2 Wage and Tax Statement.

ANNUAL SHARE PURCHASE LIMIT

The fair market value of shares of common stock that a participating teammate may purchase through the ESPP during any calendar year may not exceed $25,000. This is the statutory limit under Code Section 423.

CHANGE OF PAYROLL DEDUCTION

A participating teammate may only decrease or increase the percentage of their payroll deductions during an offering period in accordance with the procedures established and communicated by the Plan Administrator in advance of an offering period.

WITHDRAWAL; TERMINATION OF EMPLOYMENT

A participating teammate may, at least 15 days (or such other time period established by the Plan Administrator and communicated prior to the beginning of an offering period) prior to a Purchase Date, voluntarily withdraw from an offering period under the ESPP once the offering period has commenced. A participating teammate will automatically be withdrawn from an offering period upon a termination of employment with Truist and all Participating Subsidiaries prior to a Purchase Date, and a terminated teammate’s unused payroll deductions will be refunded.

ASSIGNABILITY AND TRANSFERABILITY

No purchase rights under the ESPP are assignable or transferable by a participating teammate, except by will or the laws of inheritance following a participant’s death. An attempt by a participating teammate to assign, transfer, pledge or otherwise dispose of his or her purchase rights will be invalid. During a participant’s lifetime, a purchase right granted under the ESPP may be exercisable only by the participant.

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Proposal 5—Approval of the Truist Financial Corporation 2022 Employee Stock Purchase Plan

AMENDMENT, SUSPENSION, AND TERMINATION

The Board may at any time amend or terminate the ESPP. No amendment to the ESPP will be effective without the approval or ratification of Truist’s shareholders if such amendment would require shareholder approval under Code Section 423 (for example, an increase in the share reserve) or any other applicable law or regulation. Upon termination of the ESPP, the Plan Administrator may elect to terminate the current offering period or permit any current offering period to expire in accordance with the terms of the ESPP after the Purchase Date for such offering period. If any offering period is terminated prior to its expiration and Purchase Date, unused payroll deductions, if any, of each participating teammate will be refunded (without interest) to the participating teammate as soon as practicable thereafter.

Federal Income Tax Consequences of ESPP Participation

The following is a general summary under current law of the material federal income tax consequences to participants in the ESPP. This summary deals with the general tax principles that apply and is provided only for general information. Some kinds of taxes, such as state, local and federal employment taxes, are not discussed. Tax laws are complex and subject to change and may vary depending on individual circumstances and from locality to locality. The summary does not discuss all aspects of income taxation that may be relevant to a participant in light of his or her personal investment circumstances. This summarized tax information is not tax advice.

Section 423 of the Code will provide certain tax benefits to participating teammates purchasing shares of common stock under the ESPP. A participating teammate will not recognize income for federal income tax purposes upon the grant of a purchase right for any offering period. Also, the participating teammate will not recognize income upon the automatic exercise of the purchase right to purchase shares of common stock. The participating teammate will recognize income only when he or she sells the shares of common stock. The participating teammate’s taxable income upon the sale of the shares of common stock will be based on the excess (if any) of the sale price over the purchase price.

The character of the income (ordinary income, short-term capital gains or long-term capital gains) depends on whether the teammate sells the shares of common stock in a qualifying disposition or a disqualifying disposition. The sale will be treated as a qualifying disposition if the teammate has satisfied the holding requirement under Code Section 423. If the teammate holds the shares until at least the later of (i) two years from the first day of the applicable offering period or (ii) one year from the Purchase Date, then the sale will be treated as a qualifying disposition. Upon sale in a qualifying disposition, the teammate’s ordinary income will be limited to the lesser of (i) the discount to the purchase price of the shares on the Purchase Date, or (ii) the net gain (i.e., the fair market value on the date the share of common stock is sold less the purchase price), if any, from selling the shares of common stock. Any remaining income recognized upon the sale of the shares will be treated as long-term capital gain. In general, a qualifying disposition has been a tax preferred sale because the maximum federal income tax rate on long-term capital gains has generally been lower than for ordinary income (or short-term capital gains). If the fair market value of the shares of common stock on the date of the qualifying disposition is less than the purchase price for the shares, there will be no ordinary income, and any loss recognized will generally be a capital loss.

If the teammate does not meet the holding requirement described above, then the sale is a disqualifying disposition, and the teammate will realize ordinary income in an amount equal to the difference between the fair market value of the shares on the Purchase Date on which the teammate acquired the shares and the purchase price paid for the shares of common stock. In addition, if the teammate sells the shares at a price in excess of the fair market value of the shares on the Purchase Date, the teammate will realize capital gain in an amount equal to the difference between the selling price of the shares and the fair market value of the shares on the Purchase Date. Alternatively, if the teammate sells the shares at a price less than the fair market value of the shares of common stock on the Purchase Date, the teammate will realize a capital loss in an amount equal to the difference between the fair market value of the shares on the Purchase Date and the selling price of the shares.

Truist (or, as applicable, the Participating Subsidiary that employs the teammate) will not be entitled to a deduction based on the 15% purchase price discount on the shares of common stock purchased by a participating teammate if he or she satisfies the applicable holding period under Code Section 423. However, if a teammate sells the shares of common stock prior to the end of the Code Section 423 holding period, Truist or the Participating Subsidiary, as applicable, will be entitled to a deduction in an amount equal to the ordinary income recognized by the teammate (i.e., the excess of the fair market value of the shares of common stock on the Purchase Date over the purchase price).

Registration with the Securities and Exchange Commission

If the ESPP is approved by Truist shareholders, Truist will file a registration statement with the Securities and Exchange Commission pursuant to the Securities Act of 1933 covering the shares of common stock authorized for issuance under the ESPP.

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Proposal 5—Approval of the Truist Financial Corporation 2022 Employee Stock Purchase Plan

New Plan Benefits

The ESPP is a new plan. Participation in the ESPP by eligible teammates is voluntary. The number of shares of common stock that may be purchased in any one offering period under the ESPP is dependent on how many teammates are eligible, how many actually elect to participate in the ESPP, each participant’s election as to the level of payroll deduction, and the purchase price for each applicable offering period. Accordingly, the number of teammates who will participate in the ESPP, the number of shares expected to be purchased under the ESPP in any one offering period (in general, or as to any particular individual or group of teammates), and the potential duration of the ESPP, are not determinable.

Equity Compensation Plan Information

As context for this Proposal 5, please note that Truist shareholders previously approved other equity compensation plans for Truist, and Proposal 4 requests that shareholders approve a new 2022 Incentive Plan. The table included with Proposal 4 under the heading “Equity Compensation Plan Information”, which is consistent with the table included in Truist’s most recently filed Form 10-K, sets forth, for Truist’s equity compensation plans (other than the ESPP and the 2022 Incentive Plan), the number of shares of common stock subject to outstanding options, and rights to acquire such stock, the weighted average exercise price of those outstanding options and rights, and the number of shares of common stock remaining available for future award grants as of December 31, 2021. All of Truist’s equity compensation plans that were in effect as of December 31, 2021 have been approved by the shareholders of Truist, except for plans assumed in mergers and acquisitions. Please see the Equity Compensation Plan Information table under our prior Proposal 4.

2022 Proxy Statement |	91

Proposal 6—Shareholder Proposal Relating to an Independent Chairman of the Board of Directors

The following proposal was submitted by Kenneth Steiner of 14 Stoner Ave., 2M, Great Neck, NY 11021. Mr. Steiner owns at least 500 shares of our common stock. The Company is not responsible for the accuracy or content of the proposal and supporting statement presented below which, following SEC rules, are reproduced as received from the proponent.

Proposal 6—Independent Board Chairman

The shareholders request that the Board of Directors adopt an enduring policy, and amend the governing documents as necessary in order that 2 separate people hold the office of the Chairman and the office of the CEO as follows:

Selection of the Chairman of the Board The Board requires the separation of the offices of the Chairman of the Board and the Chief Executive Officer.

Whenever possible, the Chairman of the Board shall be an Independent Director.

The Board has the discretion to select a Temporary Chairman of the Board who is not an Independent Director to serve while the Board is seeking an Independent Chairman of the Board.

The Chairman shall not be a former CEO of the company.

This policy could be phased in when there is a contract renewal for our current CEO or for the next CEO transition.

For the good of Truist shareholders, management could waive any agreements that would delay implementation of this proposal.

This proposal topic won 52% support at Boeing and 54% support at Baxter International in 2020. Boeing then adopted this proposal topic in 2020. The roles of Chairman and CEO are fundamentally different and should be held by 2 directors, a CEO and a Chairman who is completely independent of the CEO and our company.

This proposal topic won our 44% support at our 2020 annual meeting. This 44% support likely equaled 51% support from the shares that have access to independent proxy voting advice and are not forced to rely on the biased opinion of management. Truist management should support a proposal that received 51% support from the shares that have access to independent proxy voting advice.

It is especially important to have an independent board chair to manage our unwieldy Board of an astounding 22 directors. This proposal typically get substantial support at companies with Boards composed of a much more reasonable 8 to 12 directors.

With the current CEO serving as Chair this means giving up a substantial check and balance safeguard that can only occur with an independent Board Chairman.

A lead director is no substitute for an independent board chairman. A lead director cannot call a special shareholder meeting and cannot even call a special meeting of the board. A lead director can delegate most of the lead director duties to the CEO office and then simply rubber-stamp it. There is no way shareholders can be sure of what goes on.

The lack of an independent Board Chairman is an unfortunate way to discourage new outside ideas and an unfortunate way to encourage the CEO to pursue pet projects that would not stand up to effective oversight.

Please vote yes:

Independent Board Chairman—Proposal 6

STATEMENT OF THE TRUIST BOARD OF DIRECTORS IN OPPOSITION TO THE SHAREHOLDER PROPOSAL

The Truist Board of Directors believes that the proponent’s proposal is not in the best interests of the Company and its shareholders and recommends a vote “AGAINST” Proposal 6

The Board of Directors has carefully considered the shareholder proposal and believes that the Company and its shareholders are best served if the Board has the flexibility to decide how to allocate the responsibilities of the offices of the Chairman and of the CEO, taking into consideration the unique circumstances of the Company.

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Proposal 6—Shareholder Proposal Relating to an Independent Chairman of the Board of Directors

WE HAVE A ROBUST LEADERSHIP STRUCTURE AND AN EMPOWERED INDEPENDENT BOARD THAT PROVIDES EFFECTIVE OVERSIGHT

We believe that the Company’s robust corporate governance structure enables the Board to strike the right balance between decisive leadership and rigorous independent oversight of management. We put a similar proposal to a vote by our shareholders at our 2020 Annual Meeting. Despite a majority of shareholders failing to support such proposal, we still proactively reached out to engage with our shareholders to understand, and be responsive to, their views on the topic. As a result of this extensive outreach and engagement, we updated our Corporate Governance Guidelines to ensure that the role and responsibilities of our lead independent director are delineated, consistent with best practices, to provide a counterbalance to the Board Chairman. We regularly review and seek to improve our Corporate Governance Guidelines based on a review of prevailing practices among S&P 500 firms. In recent years, we made important changes to our Corporate Governance Guidelines, to further strengthen the role of the lead independent director, including the authority to:

•	Convene, set the agenda for and preside over executive sessions of the non-management directors at each regular Board meeting.

•	Preside at all meetings of the Board at which the Chairman is not present, including executive sessions.

•	Take responsibility for feedback to and engagement with the Chairman and CEO on executive sessions.

•	Suggest matters and issues for inclusion on the Board agendas and approve such agendas.

•	Have the authority to call and preside over meetings of the independent directors.
•	Approve information that is sent to the Board in preparation for and at Board meetings.

•	Approve all Board and Committee schedules to ensure that there is sufficient time for discussion of all agenda items.

•	Serve as liaison between and facilitate teamwork and communication among independent directors and the Chairman and CEO.

•	If requested by major shareholders, ensure that he or she is reasonably available for consultation and direct communication.

With these responsibilities, the Board is confident that our current leadership structure enables Truist to operate in the long-term interests of shareholders, while maintaining a strong, independent perspective, providing the necessary checks and balances and enabling a thoughtful and dynamic board, not dominated by the views of senior management.

In March 2022, Thomas E. Skains was named as our Lead Director. Mr. Skains, as the former Chairman, President and CEO of Piedmont Natural Gas Company and a current director at each of Duke Energy Corporation and National Fuel Gas Company, has extensive experience in leadership and director roles at other large publicly-traded companies, providing him valuable perspective in service to the Truist Board. Having this strong Lead Director tasked with the responsibilities outlined above allows effective management and communication across all of our Board.

Our Corporate Governance Guidelines also require that a majority of our Board of Directors, and each member of certain key board committees, the Audit Committee, Compensation and Human Capital Committee and Nominating and Governance Committee, be “independent” under applicable NYSE and SEC rules. This ensures that oversight of critical matters—such as the integrity of Truist’s financial statements, the compensation of our executive officers, the selection and evaluation of directors, and the development of corporate governance principles—is entrusted to independent directors. Presently, 90% of our directors are independent, and only independent directors are serving on the Audit Committee, the Compensation and Human Capital Committee and the Nominating and Governance Committee.

THE BOARD BELIEVES FLEXIBILITY IN BOARD LEADERSHIP STRUCTURE IS MORE SUITABLE FOR US THAN A RIGID AND PRESCRIPTIVE APPROACH.

The Board considers that the short- and long-term interests of the Company’s shareholders are currently best served by Mr. Rogers serving as both Board Chairman and CEO. The Company’s performance was strong under the joint CEO/Chairman leadership of Mr. King, who served in both roles until September 12, 2021. In 2020 and 2021, Truist performed at or near the top of its peer group, with top-three rankings in adjusted efficiency ratio, adjusted return on average assets and return on tangible common equity, nonperforming assets, and net interest margin. This performance was accomplished against the backdrop of the COVID-19 pandemic and while working to integrate our heritage companies. The Board believes that having a Chairman who leads the daily operations of the business is important from a strategic vision and direction standpoint and has allowed the Board to act quickly and be responsive to challenges and opportunities as they arise. An alternative arrangement could limit the Board’s effectiveness.

Moreover, our Corporate Governance Guidelines embody the flexibility that is key to our leadership structure by providing the Board with the ability to determine if the CEO should also serve as Chairman when electing a new Chairman.

2022 Proxy Statement |	93

Proposal 6—Shareholder Proposal Relating to an Independent Chairman of the Board of Directors

The Board believes that Truist and its shareholders have, and will continue to, benefit from this flexibility, as our directors are well-positioned to determine our leadership structure given their in-depth knowledge of our leadership team, our strategic goals, and the opportunities and challenges we face.

THE CURRENT BOARD STRUCTURE IS A RESULT OF THE MERGER AGREEMENT AND RELATED AGREEMENTS AND DOES NOT NECESSARILY REFLECT LONG-TERM GOVERNANCE.

Truist is the surviving company of the December 2019 merger of BB&T and SunTrust. Similar to other “merger of equals” transactions, the merger agreement between BB&T and SunTrust, which was approved by shareholders in July 2019 by over 98% of the votes cast, provides for the individuals that will serve as the Chairman and CEO of Truist following the merger. It provided that Kelly S. King, the former Chairman and CEO of BB&T, would serve as Chairman and CEO of Truist until September 12, 2021, at which time he became Executive Chairman through March 12, 2022. The merger agreement further provides that William H. Rogers, Jr., the former Chairman and CEO of SunTrust, would (i) become our CEO at September 12, 2021, and (ii) become our Chairman at March 12, 2022. The merger agreement also requires that an independent Lead Director be in place during all of these periods.

Effective contemporaneously with the merger agreement, Mr. King and Mr. Rogers entered into individual employment agreements with Truist, which set out clear, limited employment terms, further reinforcing the idea that the current structure was not meant to address long-term governance. In particular, pursuant to his employment agreement, Mr. King’s service as Chairman and CEO ran until September 12, 2021, and his service as Executive Chairman continued only through March 12, 2022, consistent with the terms of the merger agreement as described above. As of the date of our 2022 Annual Meeting, there will be less than 8 months left on Mr. Rogers’ employment agreement. Truist intends for Mr. Rogers to serve without an individual employment agreement when his current employment agreement expires on December 6, 2022.

These short-term arrangements were meant to provide equity in the merger to each side and an orderly transition of leadership and specifically not meant to address long-term governance. Because these are short term arrangements, they do not enable CEO entrenchment or limit independent, shareholder-focused goal-setting by the Board. In contrast, this shareholder proposal adversely impacts the Company’s long-term governance and thus deprives Truist and our Board of the flexibility we believe, for the reasons listed above, is imperative for any public company to best serve the long-term interests of its shareholders going forward.

Similarly, the process for the election of our Lead Director in the merger agreement was designed to provide fairness to each side in the merger and not meant to address long-term governance. Per our Bylaws, on March 12, 2022, a new independent Lead Director was chosen by the Board of Directors from among the BB&T continuing directors. That merger provision has expired, and the selection of our Lead Director is now governed solely by our Corporate Governance Guidelines. Mr. Skains will serve in this capacity subject to the normal rotation policy for Lead Director service as set forth in our Corporate Governance Guidelines. Under our Corporate Governance Guidelines, our Lead Director is appointed by the majority vote of the independent directors of the Board. We believe that this reversion to our Corporate Governance Guidelines further strengthens our commitment to long-term and effective governance.

SHAREHOLDERS OF NUMEROUS LARGE PUBLIC COMPANIES HAVE VOTED AGAINST RECENT INDEPENDENT BOARD CHAIR PROPOSALS

Shareholders of Russell 3000 companies have repeatedly voted against independent board chair proposals. To this point, for Russell 3000 companies with meetings between July 1, 2020 and June 30, 2021, 36 companies received independent board chair shareholder proposals that were presented for a shareholder vote and none were approved by shareholders. Additionally five bank holding companies with meetings between July 1, 2019 and June 30, 2021 in the Russell 3000 received independent board chair shareholder proposals that were presented for a shareholder vote, and none of the proposals were approved by shareholders. These statistics demonstrate that shareholders of other large public companies have determined that the implementation of this type of proposal is not necessary and not in the best interests of shareholders.

*                *                 *

For the reasons discussed above, our Board of Directors believes that the proposal is not in the best interests of the Company or its shareholders.

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Stock Ownership Information

The table below sets forth the beneficial ownership of Truist common stock as of December 31, 2021 by (i) all directors, (ii) the named executive officers in this proxy statement (or NEOs), (iii) all then-current directors and executive officers of Truist as a group, and (iv) each person who is known by Truist to be the beneficial owner of more than five percent of our common stock. Unless otherwise indicated, all persons listed below have sole voting and investment powers over all shares beneficially owned.

Name of Beneficial Owner	Shares of Common Stock Beneficially Owned(1)		Shares of Common Stock Subject to a Right to Acquire(2)	Total(3)	Percentage of Common Stock
Directors and Executive Officers
Jennifer S. Banner	27,969		—	27,969	*
K. David Boyer, Jr.	11,920		—	11,920	*
Agnes Bundy Scanlan(4)	6,208		—	6,208	*
Anna R. Cablik	42,259		—	42,259	*
Dallas S. Clement(4)	2,923		—	2,923	*
Paul D. Donahue(4)	5,477		—	5,477	*
Patrick C. Graney III	16,024		—	16,024	*
Linnie M. Haynesworth	2,923		—	2,923	*
Kelly S. King	589,788	(5)	276,269	866,057	*
Easter A. Maynard	40,194		—	40,194	*
Donna S. Morea	39,415		—	39,415	*
Charles A. Patton	71,951		—	71,951	*
Nido R. Qubein	82,581	(6)	—	82,581	*
David M. Ratcliffe(4)	30,468	(7)	—	30,468	*
William H. Rogers, Jr.	1,072,103	(8)	192,647	1,264,750	*
Frank P. Scruggs, Jr.(4)	12,636		—	12,636	*
Christine Sears	24,959		—	24,959	*
Thomas E. Skains	31,891	(9)	—	31,891	*
Bruce L. Tanner(4)	5,477		—	5,477	*
Thomas N. Thompson	566,922	(10)	—	566,922	*
Steven C. Voorhees(4)	20,873		—	20,873	*
Daryl N. Bible	180,497		—	180,497	*
Hugh S. Cummins III	218,557		80,994	299,551	*
Christopher L. Henson(11)	255,165	(12)	121,343	376,508	*
John M. Howard	19,594		—	19,594	*
Clarke R. Starnes III	170,748		—	170,748	*
Directors and Executive Officers as a group (33 persons)	3,521,827		618,905	4,140,731	*
Beneficial Owners Holding More Than 5%
BlackRock, Inc.(13) 55 East 52nd Street New York, NY 10055	95,681,454		—	95,681,454	7.2%
The Vanguard Group, Inc.(14) 100 Vanguard Blvd. Malvern, PA 19355	116,494,076		—	116,494,076	8.73%

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Stock Ownership Information

*	Less than 1%.

(1)	As reported to Truist by the directors and executive officers, and includes shares held by spouses, minor children, Individual Retirement Accounts (IRAs), affiliated companies, partnerships, limited liability companies and trusts as to which each such person has beneficial ownership. With respect to executive officers, also includes shares allocated to such persons’ individual accounts under the Truist Financial Corporation 401(k) Savings Plan. Our Corporate Governance Guidelines prohibit pledging of Truist securities by directors and executive officers.

(2)	Amount includes options to acquire shares of Truist common stock that are or become exercisable within sixty days of December 31, 2021 and RSUs that will vest within sixty days after December 31, 2021.

(3)	Amount includes common shares, options to acquire shares of Truist Common Stock that are or become exercisable within sixty days of December 31, 2021 and RSUs that will vest within sixty days after December 31, 2021.

(4)	These heritage SunTrust directors deferred annual equity awards and/or cash fees payable to them prior to the merger pursuant to the heritage SunTrust Directors Deferred Compensation Plan. Awards and fees deferred under this plan are treated as if they are invested in shares of Truist common stock with payouts being made in cash after the director’s retirement or other separation from the Board As of December 31, 2021, these directors have accrued the following phantom shares under this plan: (i) Ms. Bundy Scanlan - 3,146; (ii) Mr. Clement - 24,771; (iii); Mr. Donahue - 4,621; (iv) Mr. Ratcliffe - 78,831; (v) Mr. Scruggs - 20,800; (vi) Mr. Tanner - 24,186; and (vii) Mr. Voorhees - 10,219. These phantom shares are not deemed to be common stock beneficially owned under applicable SEC rules but achieve the same objective of ensuring longer-term alignment with shareholder interests.

(5)	Amount includes 57,398 shares held by spouse with sole investment and voting powers and 302,204 shares held by a grantor retained annuity trust for which Mr. King is the trustee and sole recipient of the annuity payments made by the GRAT.

(6)	Amount includes 8,640 shares held by spouse with sole investment and voting powers and 3,616 shares held by spouse, as custodian, for child with sole investment and voting powers.

(7)	Amount includes 1,645 shares held by a limited liability company which Mr. Ratcliffe controls. Amount also includes 25,900 shares held by trusts.

(8)	Amount includes 163,500 shares held by a grantor retained annuity trust for which Mr. Rogers’ wife is the trustee, and Mr. Rogers is the sole recipient of the annuity payments made by the GRAT. Amount also includes 185,000 shares held by an irrevocable trust for which Mr. Rogers’ wife is the trustee and his wife and children are the beneficiaries.

(9)	Amount includes 29,391 shares jointly owned with spouse with shared investment and voting powers. Amount also includes 2,500 shares held in an IRA.

(10)	Amount includes 66,097 shares held by trusts. Mr. Thompson also owns 10,000 depositary shares representing fractional interests in Truist’s Series O Preferred Stock and 6,000 depositary shares representing fractional interests in Truist’s Series R Preferred Stock.

(11)	Mr. Henson is included in the beneficial ownership table because he was a NEO for 2021 even though he retired on September 30, 2021.

(12)	Amount includes 2,916 shares held as custodian for minor children.

(13)	Based upon information contained in the Schedule 13G/A filed by BlackRock, Inc. (“BlackRock”) with the SEC on February 7, 2022, BlackRock beneficially owned 95,681,454 shares of common stock as of December 31, 2021, with sole voting power over 83,455,809 shares, shared voting power over none of such shares, sole dispositive power over 95,681,454 shares and shared dispositive power over none of such shares.

(14)	Based upon information contained in the Schedule 13G/A filed by The Vanguard Group, Inc. (“Vanguard”) with the SEC on February 10, 2022, Vanguard beneficially owned 116,494,076 shares of common stock as of December 31, 2021, with sole voting power over none of such shares, shared voting power over 2,141,333 shares, sole dispositive power over 110,981,332 shares and shared dispositive power over 5,512,744 shares.

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Voting and Other Information

Record Date and Shares Entitled to Vote at the Meeting

Pursuant to the provisions of the North Carolina Business Corporation Act, February 17, 2022 has been fixed as the record date for the determination of holders of Truist common stock entitled to notice of and to vote at the annual meeting.

Each share of our common stock issued and outstanding on the record date is entitled to one vote on each proposal at the meeting. Shares held in a fiduciary capacity by Truist Bank and certain other of our affiliates may only be voted in accordance with the instruments creating the fiduciary capacity. As of the close of business on February 17, 2022, there were 1,328,993,308 shares of our common stock outstanding and entitled to vote. Each share of our common stock entitles the holder to one vote on any matter properly presented at the annual meeting.

Quorum Requirements

In order to obtain a quorum to conduct the annual meeting, a majority of shares of our common stock outstanding at the record date must be present in person (virtually) or by proxy. Shareholders who deliver valid proxies or attend the virtual meeting will be considered part of the quorum. Once a share is represented for any purpose at the meeting, it is deemed present for quorum purposes for the remainder of the meeting and for any adjourned meeting, unless a new record date is or must be set for the adjourned meeting. Abstentions and broker “non-votes” (explained below) are counted as present and entitled to vote for purposes of determining whether a quorum exists. In the event of an adjournment, postponement or emergency that changes the time, date or location of the annual meeting, we will make an announcement, issue a press release or post information on our Investor Relations website, https://ir.truist.com, under the heading “Newsroom” to notify shareholders.

How to Vote

Proxies are being solicited on behalf of the Board of Directors for use at our 2022 annual meeting of shareholders. To be valid, your vote must be received by the deadline specified on the proxy card, voting instruction form or Notice of Internet Availability. Shareholders can vote using one of the following four methods:

Online, prior to the Annual Meeting: • Go to www.proxyvote.com and follow the instructions on the website.	Mail: • You may vote by signing, dating and mailing the enclosed proxy card or the voting instruction form you received.

Online, during the Annual Meeting:

•  Shareholders attending the annual meeting virtually may vote by going to www.virtualshareholdermeeting.com/TFC2022 and logging in by entering your name, a valid email address and the 16-digit control number found on your proxy card, Notice of Internet Availability, or voting instruction form, as applicable. This control number will grant you access to the meeting, including the ability to vote and submit questions.

Telephone: • Please call toll-free 1-800-690-6903 and follow the instructions on the proxy card or voting instruction form.

We encourage you to vote your shares prior to the meeting. If you vote via the Internet or by telephone, please do not return your proxy card. Shareholders who vote via the Internet may incur costs, such as telephone and Internet access charges, for which the shareholder is responsible. The Internet and telephone voting facilities for eligible shareholders of record will close at 11:59 p.m., EDT, on Monday, April 25, 2022 (or 1:00 a.m., EDT, on Friday, April 22, 2022 for 401(k) plan participants). If you have questions or need assistance in voting your shares, please call our proxy solicitor, Georgeson LLC, at (888) 613-3524 (toll free). If you participate in the Truist Financial Corporation 401(k) Savings Plan and your plan account has investments in shares of Truist Financial Corporation common stock, you must provide voting instructions to the plan trustee (by the Internet, telephone, or proxy card) for your shares to be voted according to your instructions. You should follow the instructions contained on the proxy card or Notice of Internet Availability sent to you in order to provide voting instructions to the plan trustee. If you hold shares in the Truist 401(k) plan and also hold shares in other accounts, you may receive one proxy card or email covering all of the shares in your accounts. If you receive one proxy card or email covering all of the shares in your accounts, you must provide voting instructions by April 22, 2022, at 1:00 a.m. EDT, to vote your shares. After the applicable deadline, you will not be able to submit voting instructions or change prior voting instructions for any shares.

Shareholders who hold shares through a broker, bank or other nominee are considered the “beneficial owners” of shares held in “street name” and should instruct their nominee to vote their shares by following the instructions provided by the nominee.

A proxy that is properly signed and dated, but which does not contain voting instructions, will be voted in accordance with our Board’s recommendations for each proposal. Three of our executives, William H. Rogers, Jr., Daryl N. Bible and Ellen M. Fitzsimmons, are designated as the proxies to cast the votes of our shareholders at the annual meeting.

Your vote as a shareholder is important. Please vote as soon as possible to ensure that your vote is recorded.

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Voting and Other Information

How to Attend the Annual Meeting

If you are a registered shareholder or beneficial owner of common stock holding shares at the close of business on the record date, you may attend the annual meeting by visiting www.virtualshareholdermeeting.com/TFC2022 and logging in by entering your name, a valid email address and the 16-digit control number found on your proxy card, Notice of Internet Availability, or voting instruction form, as applicable. If you lost your 16-digit control number or are not a shareholder, you will be able to attend the meeting by visiting www.virtualshareholdermeeting.com/TFC2022 and registering as a guest. If you enter the meeting as a guest, you will not be able to vote your shares, examine our list of shareholders or submit questions during the meeting. To submit questions in advance of the Annual Meeting, visit www.proxyvote.com before 11:59 p.m. EDT on April 25, 2022 and enter your name, email address and 16-digit control number.

We have structured our virtual meeting to provide shareholders the same rights as if the meeting were held in person, including the ability to vote shares electronically during the meeting and submit questions in accordance with the rules of conduct for the meeting. Shareholders may submit questions through the web portal prior to and during the Annual Meeting. We may exercise our discretion in selecting questions to be answered during the meeting. We may not be able to address all questions asked during the time allotted for questions during the annual meeting and will focus on those issues that appear to be of the greatest interest to shareholders.

You may log into and attend the virtual annual meeting beginning at 10:45 a.m. EDT on April 26, 2022. The annual meeting will begin promptly at 11:00 a.m. EDT. If you experience any technical difficulties during the meeting, please call 844-976-0738 (U.S.) or 303-562-9301 (International) for assistance.

Even if you plan to attend the annual meeting, we encourage you to vote your shares in advance online, or if you requested printed copies of the proxy materials, by phone or by mail, to ensure that your vote will be represented at the annual meeting.

Please note that participation in the virtual annual meeting is subject to capacity limits of the virtual meeting platform provider and access to the meeting will be granted on a first-come, first-served basis. Additional information regarding the rules and procedures for participating in our annual meeting will be provided in our meeting rules of conduct, which shareholders can view during the meeting on the meeting website.

Votes Required, Non-Votes, Abstentions, and Revocations

For the election of directors, each director nominee must receive the affirmative vote of a majority of votes cast in order to be elected. Proposals 2 through 6 require the affirmative vote of a majority of votes cast on each proposal.

A broker or other nominee may generally vote your shares without instruction on routine matters but not on non-routine matters. A broker “non-vote” occurs when your broker submits a proxy for your shares but does not indicate a vote for a particular “non-routine” proposal because your broker does not have authority to vote on that proposal and has not received specific voting instructions from you. Brokers and other nominees who are New York Stock Exchange members are expected to have discretionary voting power only for Proposal 2, the ratification of PricewaterhouseCoopers LLP as our independent auditor, but not for any other proposals. As a result, if you do not provide specific voting instructions to your record holder, New York Stock Exchange rules will allow the record holder to vote only on Proposal 2, and not on Proposals 1 or 3-6. Broker non-votes, as well as abstentions, will be counted in the number of shares represented for purposes of determining whether a quorum is present, but they will not be counted as votes cast for or against any of the proposals, and therefore will not affect the outcome of the vote. Holders of our common stock do not have cumulative voting rights in the election of directors.

A proxy may be revoked by a shareholder at any time before it is exercised by filing with the Corporate Secretary of Truist an instrument revoking it, filing a duly executed proxy bearing a later date (including a proxy given over the Internet or by telephone), or by attending the annual meeting and electing to vote using the virtual platform. Even if you plan to attend the virtual annual meeting, you are encouraged to vote your shares by proxy.

Delivering Proxy Materials

We deliver proxy materials primarily through the Internet in accordance with SEC rules. In addition to reducing the amount of paper used in producing these materials, this method lowers the costs associated with mailing the proxy materials to shareholders. Shareholders who own Truist common shares directly and not through a bank, broker or nominee (“record holders”) will have proxy materials or the Notice of Internet Availability of Proxy Materials delivered directly to their mailing address or electronically if they have previously consented to delivery by email. Shareholders whose shares are held for them by banks, brokers or other nominees (“beneficial holders”) will have the proxy materials or the Notice of Internet Availability of Proxy Materials forwarded to them by the intermediary that holds the shares.

If you received only a Notice of Internet Availability of Proxy Materials by mail, you will not receive a printed copy of the proxy materials unless you request a copy by following the instructions on the notice. The Notice of Internet Availability of Proxy Materials also contains instructions for accessing and reviewing the proxy materials over the Internet and provides directions for submitting your vote over the Internet.

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Voting and Other Information

To reduce the expenses of delivering duplicate proxy materials to shareholders, we rely on SEC rules that permit us to deliver only one set of applicable proxy materials to multiple shareholders who share an address, unless we receive contrary instructions from any shareholder at that address. All shareholders sharing an address will continue to receive separate proxy cards based on their registered ownership of Truist common stock. Any shareholder sharing an address who does not receive an individual proxy statement, our 2021 Annual Report and our Annual Report on Form 10-K may write or call Broadridge Investor Communication Solutions, Inc., as specified below, and we will promptly deliver the materials at no cost. For future meetings, a registered shareholder may request separate copies of our proxy materials or request that we only send one set of these materials if the shareholder is receiving multiple copies by telephoning our transfer agent at 1-800-213-4314, or writing the transfer agent at: Computershare Trust Company N.A., P.O. Box 505005, Louisville, KY 40233-5005. If your shares are held in “street name,” you may contact Broadridge Investor Communication Solutions, Inc., Householding Department, 51 Mercedes Way, Edgewood, NY 11717 or by calling 1-866-540-7095.

How to Request and Receive a Paper or Email Copy

A shareholder may obtain a copy of this proxy statement, our 2021 Annual Report and our Annual Report on Form 10-K for the fiscal year ended December 31, 2021 (including the financial statements and financial statement schedules), without charge, by contacting Broadridge Investor Communication Solutions, Inc. or their bank, broker or other nominee.

When requesting a copy from Broadridge Investor Communication Solutions, you will need to provide your 16-digit control number found on your proxy card, voting instruction form or Notice of Internet Availability when making your request. There is NO charge for requesting a copy. Please choose one of the following methods to make your request:

• By Internet: www.proxyvote.com	• By Telephone: 1-800-579-1639	• By Email: sendmaterial@proxyvote.com

Proxy Costs

All expenses incurred in the solicitation of proxies for the annual meeting will be paid by Truist. In addition to soliciting proxies by mail, over the Internet and by telephone, our directors, officers and teammates may solicit proxies on behalf of Truist without additional compensation. We have engaged Georgeson LLC to act as our proxy solicitor and have agreed to pay such firm $22,000 plus (i) itemized charges based on the number of calls made and votes received by Georgeson, and (ii) reasonable expenses for such services. Banks, brokerage houses and other institutions, nominees and fiduciaries are requested to forward the proxy materials to beneficial holders and to obtain voting instructions from them. Upon request, we will reimburse these parties for their reasonable expenses in forwarding proxy materials to beneficial holders.

Proposals for the 2023 Annual Meeting of Shareholders

Shareholder proposals for inclusion in our proxy statement. Under SEC Rule 14a-8, a shareholder desiring to make a proposal to be included in the proxy statement for the 2023 annual meeting of shareholders must present such proposal to the following address: Corporate Secretary, Truist Financial Corporation, 214 N. Tryon Street, Charlotte, North Carolina 28202. Proposals must be received no later than the close of business on November 14, 2022 and must comply with SEC Rule 14a-8 in order for the proposal to be considered for inclusion in the Company’s proxy statement.

Director nominations for inclusion in our proxy statement (Proxy Access). As set forth in our bylaws, a shareholder or group of up to 20 shareholders that has held at least 3% of Truist’s stock for at least three years is able to submit director nominees for up to 25% of the Board (or at least two directors) for inclusion in our proxy statement if the shareholder(s) and nominee(s) satisfy the requirements specified in our bylaws and notice is received at least 120 days, but not earlier than 150 days, before the anniversary of the date the proxy statement for the prior year’s annual meeting was released to shareholders. In order for a nominee to be considered for inclusion in our proxy statement for the 2023 annual meeting of shareholders, a shareholder must deliver timely notice in writing to the Corporate Secretary (at the address above) no earlier than October 15, 2022, and no later than November 14, 2022. The notice must contain the specific information required by Article II, Section 14 of our bylaws.

Other shareholder proposals and director nominations (Advance Notice Provisions). Our bylaws also allow shareholders to submit nominations for director or other business proposals to be considered at a meeting of shareholders where such proposals or nominees will not be included in our proxy materials (including any shareholder proposal not submitted under Rule 14a-8 or any director nomination not made pursuant to the proxy access bylaw). These advance notice provisions are separate from the requirements that a shareholder must meet in order to have a proposal included in the proxy statement under SEC rules or the requirements that a shareholder must meet in order to have a director nomination included in the proxy statement under our proxy access bylaw. Under the advance notice provisions of our bylaws, for business to be properly brought before an annual meeting by a shareholder, a shareholder must deliver timely notice in writing to our Corporate Secretary (at the address above) at least 120 days, but no more than 150 days, in advance of the first anniversary of the notice date of our proxy statement for the preceding year’s annual meeting (for the 2023 annual meeting of shareholders, no earlier than October 15, 2022 and no later than November 14, 2022). The notice must contain the

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Voting and Other Information

information required by Article II, Section 10 of our bylaws. The chairman of the meeting may refuse to acknowledge or introduce any shareholder proposal or nomination if notice thereof is not received within the applicable deadlines or does not comply with the bylaws.

In addition to satisfying the foregoing requirements under our bylaws, to comply with the universal proxy rules (once effective), shareholders who intend to solicit proxies in support of director nominees other than Truist’s nominees must provide notice that sets forth the information required by SEC Rule 14a-19 no later than February 25, 2023.

Other Business

As of the date of this proxy statement, the Board does not know of any other matter to be presented for consideration at the 2022 annual meeting of shareholders, other than the items referred to in this proxy statement. In the event that any other matter requiring a vote of shareholders is properly brought before the meeting for shareholder action, it is the intention of the persons named in the accompanying proxy to vote such proxy in accordance with their discretion.

Cautionary Note Regarding Forward-Looking Statements

Certain statements contained in this proxy statement are or may constitute “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. All statements other than statements of historical or current facts, including statements regarding our environmental or sustainability and any of our other plans, targets, commitments, strategies, and goals, made in this document, and the assumptions underlying those statements, are forward-looking. We use words such as “anticipates,” “believes,” “could,” “estimates,” “expects,” “future,” “forecasts,” “intends,” “may,” “plans,” “should,” “will,” “would” and similar expressions to identify forward-looking statements. Forward-looking statements reflect management’s current expectations and are inherently uncertain. Actual outcomes and results may differ materially from those expressed in, or implied by, forward-looking statements. You should not place undue reliance on any forward-looking statement and should consider the uncertainties and risks discussed in our most recent Annual Report on Form 10-K and subsequent Securities and Exchange Commission filings. Website references throughout this document are provided for convenience only, and the content on the referenced websites is not incorporated by reference into this document. The CSR and ESG and TCFD reports and our committee charters referred to in this proxy statement are not incorporated by reference herein. The forward-looking statements in this proxy statement are made as of the date of this proxy statement, unless otherwise indicated, and Truist undertakes no obligation to revise or update any forward-looking statements, except to the extent required by applicable law or regulation.

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Annex A—Non-GAAP Financial Measures

As previously described, for the purposes of measuring Truist’s performance under Truist’s compensation plans, the Compensation and Human Capital Committee typically makes adjustments to Truist’s GAAP results to ensure that the participants are compensated for Truist’s core performance. For 2021, the Compensation and Human Capital Committee made adjustments to Truist’s GAAP net income, as set forth in the tables below (“Adjusted Net Income”). Typically, the Compensation and Human Capital Committee adjusts Truist’s GAAP net income for gains or losses on sales of businesses, merger-related and restructuring charges and similar non-core performance items, on a pre-tax basis, provided the adjustment is not solely a tax-related item. Results for 2021 also included adjustments for unusual economic activity including net charge-offs, credit reserve releases under CECL, investment securities volume, and merger expenses, in comparison to planned levels. These adjustments are made so that participants are compensated for Truist’s core performance and are neither penalized nor rewarded for non-core charges, unusual gains, or similar non-core events. Executive Leadership also uses these financial measures in evaluating Truist’s financial performance. To the extent practicable, the Compensation and Human Capital Committee also makes similar adjustments to the reported performance of peer group members for awards that measure Truist’s performance relative to the peer group.

The adjustments for 2021 affect the Annual Incentive Performance awards’ performance metrics, earnings per share and return on assets, and the three-year average ROCE for LTIP and PSU purposes. Truist derives each of these non-GAAP performance metrics from its Adjusted Net Income, which is a non-GAAP financial measure, and accordingly, each of these adjusted financial measures is determined by methods other than in accordance with GAAP.

The adjusted earnings per share and return on assets measures are each calculated in the same manner as their GAAP counterparts, except that Adjusted Net Income for the applicable performance metric is substituted for its GAAP counterpart in each calculation. Please refer to the LTIP and PSU adjustments table and accompanying narratives for additional detail on the ROCE calculations and GAAP reconciliation.

2021 Adjusted Net Income for Annual Incentive Performance Award

	Return on Assets Measure	Earnings per Share Measure

	($ in millions)
2021 GAAP Net Income(1)	$6,437
2021 GAAP Net Income Available to Common Shareholders(1)		$6,033
Compensation and Human Capital Committee Approved Adjustments
Gain on early extinguishment of debt		(4)
Unusual economic conditions and merger expense variance		(1,987)
Gain on sale of business	(37)	(37)
Incremental operating expenses related to the merger	771	771
Merger-related and restructuring charges, net	822	822
Adjustments Subtotal	1,556	(435)
Tax Effect of Adjustment(2)	(331)	133
Adjusted Net Income/Net Income Available to Common Shareholders	$7,662	$5,731

(1)	The Compensation and Human Capital Committee uses GAAP net income available to common shareholders to calculate earnings per share performance as this reflects income attributable to each share of common stock. The Compensation and Human Capital Committee uses GAAP net income for return on assets performance because the return on assets metric measures relative peer group performance.

(2)	GAAP net income includes the effect of applicable taxes. The Compensation and Human Capital Committee’s approved adjustments are pre-tax items, provided the adjustment is not solely a tax-related item. Accordingly, the tax effect of the adjustments has been deducted to accurately reflect the impact of the adjustments on net income.

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Annex A—Non-GAAP Financial Measures

2021 Annual Incentive Performance Award Performance Metrics

Performance Metrics	GAAP Performance Metric	Performance Metric Calculated Using Adjusted Net Income Available to Common Shareholders and Adjusted Net Income
Earnings per share(1)	$4.47	$4.25
Return on assets(2)	1.23%	1.47%

(1)	Earnings per share calculated using weighted average number of diluted common shares.

(2)	Return on assets calculated using daily average total assets.

Truist’s 2019-2021 LTIP and PSU awards reference Truist’s one-year ROCE performance of 11.76%, with results for the 2020 and 2021 performance years set at target due to the impact of the merger. In addition, the 2019 results were determined based on BB&T’s performance relative to peers using results and corresponding adjustments through September 30, 2019, and the ROCE performance results for BB&T and the peer group were annualized for the remainder of the 2019 performance year.

Truist derives the ROCE non-GAAP performance metric from its GAAP net income available to common shareholders for each year of the performance period. The adjustments include the items detailed in the table below.

LTIP and PSU Adjustments

	Return on Common Equity Measure ($ in millions)

	2021	2020	2019
GAAP Net Income Available to Common Shareholders(1)	$6,033	$4,184	$2,326
Compensation and Human Capital Committee Approved Adjustments
Gain on sale of business	(37)	(11)	—
Incremental operating expenses related to the merger	771	534	63
Merger-related and restructuring charges, net	822	860	137
Adjustments Subtotal	1,556	1,383	200
Tax Effect of Adjustments(2)	(331)	(321)	(43)
Adjusted Net Income Available to Common Shareholders	$7,258	$5,246	$2,483
GAAP Average Shareholders’ Equity	$69,133	$68,024	$31,537
Preferred stock	(6,994)	(6,522)	(3,251)
Noncontrolling interest	(27)	(123)	(60)
Average common Shareholders’ Equity	$62,112	$61,379	$28,226
GAAP ROCE(1)	9.71%	6.82%	11.02%
Adjusted ROCE(1)	11.69%	8.55%	11.76%

(1)	The Compensation and Human Capital Committee uses GAAP net income available to common shareholders to calculate return on common equity performance as this reflects income attributable to common equity. Results for 2019 are presented through September 30, 2019. Information for 2021 and 2020 is presented through December 31 of those years, respectively. Truist’s 2019-2021 LTIP and PSU awards reference Truist’s 2019 adjusted average ROCE of 11.76%. Results for the 2020 and 2021 performance years were set at target due to the impact of the merger.

(2)	GAAP net income includes the effect of applicable taxes. The Compensation and Human Capital Committee’s approved adjustments are pre-tax items, provided the adjustment is not solely a tax-related item. Accordingly, the tax effect of the adjustments has been deducted to accurately reflect the impact of the adjustments on net income.

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Annex A—Non-GAAP Financial Measures

Non-GAAP Reconciliations

The following tables present the reconciliation of the adjusted efficiency ratio, adjusted diluted earnings per share, and adjusted return on average tangible common equity that are presented in the 2021 Financial Performance Highlights on pages 4 and 46 of this proxy statement to the most directly comparable measures under U.S. Generally Accepted Accounting Principles.

Adjusted Efficiency Ratio ( $ in millions)	2021
Efficiency Ratio(1)	67.8%
Efficiency Ratio Numerator - Noninterest Expense - GAAP	$15,116
Merger-related and restructuring charges, net	(822)
Gain (loss) on early extinguishment of debt	4
Incremental operating expense related to the merger	(771)
Amortization of intangibles	(574)
Charitable contribution	(200)
Professional fee accrual	(30)
Acceleration for cash flow hedge unwind	(36)
Efficiency Ratio Numerator - Adjusted	$12,687
Efficiency Ratio Denominator - Revenue(2) - GAAP	$22,296
Taxable equivalent adjustment	108
Securities (gains) losses	—
Gains on divestiture of certain businesses	(37)
Efficiency Ratio Denominator - Adjusted	$22,367
Efficiency Ratio - GAAP	67.8%
Efficiency Ratio - Adjusted	56.7%

(1)

The adjusted efficiency ratio is non-GAAP in that it excludes securities gains (losses), amortization of intangible assets, merger-related and restructuring charges and other selected items. Truist’s management uses this measure in their analysis of the Company’s performance. Truist’s management believes this measure provides a greater understanding of ongoing operations and enhances comparability of results with prior periods, as well as demonstrates the effects of significant gains and charges.

(2)	Revenue is defined as net interest income plus noninterest income.

Adjusted EPS (in millions, except per share data in thousands)	Dec. 31, 2021	Dec. 31, 2020
Net income available to common shareholders - GAAP	$6,033	$4,184
Merger-related and restructuring charges	631	660
Securities (gains) losses	—	(308)
Loss (gain) on early extinguishment of debt	(3)	180
Incremental operating expenses related to the merger	592	409
Charitable contribution	153	38
Professional fee accrual	23	—
Acceleration for cash flow hedge unwind	28	—
Net income available to common shareholders - adjusted	$7,457	$5,163
Weighted average shares outstanding - diluted	1,349,378	1,358,289
Diluted EPS - GAAP	$4.47	$3.08
Diluted EPS - adjusted(1)	5.53	3.80

(1)

The adjusted diluted earnings per share is non-GAAP in that it excludes merger-related and restructuring charges and other selected items, net of tax. Truist’s management uses this measure in their analysis of the Company’s performance. Truist’s management believes this measure provides a greater understanding of ongoing operations and enhances comparability of results with prior periods, as well as demonstrates the effects of significant gains and charges.

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Annex A—Non-GAAP Financial Measures

Adjusted Return on Average Common Equity (ROACE) and Adjusted Return on Average Tangible Common Equity (ROATCE) (in millions, except per share data in thousands)	Dec. 31, 2021
Net income available to common shareholders - GAAP	$6,033
Merger-related and restructuring charges	631
Securities (gains) losses	—
Loss (gain) on early extinguishment of debt	(3)
Incremental operating expenses related to the merger	592
Charitable contribution	153
Professional fee accrual	23
Acceleration for cash flow hedge unwind	28
Net income available to common shareholders - adjusted	$7,457
Amortization	441
Net income available to common shareholders - tangible adjusted	$7,898
Average common shareholders’ equity	$62,112
Plus: Estimated impact of adjustments on denominator	712
Average common shareholders’ equity - adjusted	62,824
Less: Average intangible assets	26,897
Average tangible common shareholders’ equity - adjusted	$35,927
Return on average common shareholders equity - GAAP	9.7%
Return on average common shareholders equity - adjusted	11.9%
Return on average tangible common shareholders equity - adjusted	22.0%

(1)

The adjusted performance ratios, including adjusted return on average common shareholders’ equity, and adjusted return on average tangible common shareholders’ equity, are non-GAAP in that they exclude merger-related and restructuring charges, selected items, and, in the case of return on average tangible common shareholders’ equity, amortization of intangible assets. Truist’s management uses these measures in their analysis of the Company’s performance. Truist’s management believes these measures provide a greater understanding of ongoing operations and enhance comparability of results with prior periods, as well as demonstrate the effects of significant gains and charges. These measures are not necessarily comparable to similar measures that may be presented by other companies.

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Annex B—Truist Financial Corporation 2022 Incentive Plan

Article 1 Establishment, Purpose and Duration

1.1. Establishment. Truist Financial Corporation, a North Carolina corporation, establishes an incentive compensation plan to be known as the Truist Financial Corporation 2022 Incentive Plan, as set forth in this document. The Plan is effective upon its approval by the shareholders of Truist (as defined in Article 14, the “Effective Date”), and shall remain in effect as provided in Section 1.3.The Plan is intended to replace the “Prior Plan” (as defined in Article 14, the Truist Financial Corporation 2012 Incentive Plan, as amended), and no further awards will be granted under the Prior Plan on and after the Effective Date.

1.2. Purpose. The Plan is intended to assist Truist in recruiting and retaining Employees, Directors, and Independent Contractors of Truist and its Affiliates with ability and initiative by enabling eligible individuals to contribute to and participate in Truist’s future success and to associate their interests with those of Truist and its shareholders. In furtherance of this purpose, the Plan authorizes the grant of Awards, including Options (including Incentive Options and Nonqualified Options), SARs (including Related SARs and Freestanding SARs), Restricted Awards (including Restricted Stock Awards and Restricted Stock Unit Awards), Performance Awards (including Performance Share Awards, Performance Unit Awards and LTIP Awards), Annual Incentive Performance Awards, and Phantom Stock Awards, to selected eligible individuals.

1.3. Duration. Unless sooner terminated as provided herein, the Plan shall terminate on the ten (10) year anniversary of the Effective Date. After the Plan is terminated, no Awards may be granted; provided, however, that Awards previously granted shall remain outstanding in accordance with their applicable terms and conditions and the Plan’s terms and conditions.

Article 2 Eligibility and Participation

2.1. General. An Award may be granted only to an individual who satisfies all of the following eligibility requirements on the date the Award is granted:

(a) The individual is either (i) an Employee of Truist or an Affiliate, or (ii) a Director of Truist or an Affiliate, or (iii) an Independent Contractor providing services to Truist or an Affiliate.

(b) With respect to the grant of Incentive Options, the individual is otherwise eligible to participate under this Article 2 and is an Employee; provided, however, an Employee who is a Ten Percent Shareholder may only be granted an Incentive Option if the Option Price is at least one hundred ten percent (110%) of the Fair Market Value of the Common Stock, and the Option Period does not exceed five (5) years.

(c) With respect to the grant of substitute Awards or assumption of awards in connection with a merger, consolidation, acquisition, reorganization, or other transaction involving Truist or an Affiliate, the Administrator may grant Awards upon such terms and conditions as it determines to be appropriate; provided that the recipient is otherwise eligible to receive the Award and the terms of the Award are consistent with the Plan and applicable laws, rules, and regulations (including, to the extent necessary, the federal securities laws registration provisions and Section 409A, and Sections 422(b) and 424(a) of the Code).

(d) The individual, being otherwise eligible under this Section 2.1 is selected by the Administrator as a Participant in the Plan.

2.2. Grants; Award Agreements. The Administrator will designate individuals to whom Awards are to be made and will specify the number of shares of Common Stock, if any, subject to each Award and the other terms and conditions of Awards. With the exception of Annual Incentive Performance Awards under Article 9 and as otherwise determined by the Administrator, each Award granted under the Plan shall be evidenced by an Agreement which shall contain such terms, conditions, and restrictions as may be determined by the Administrator, subject to the terms of the Plan.

2.3. Minimum Vesting Requirement. Notwithstanding any other provision of the Plan to the contrary, Awards shall vest no earlier than the one (1) year anniversary of the date on which the Award is granted; provided, that the following Awards shall not be subject to the foregoing minimum one (1) year vesting requirement: (i) Awards to Directors that vest on earlier of the one (1) year anniversary of the date of grant and the next annual meeting of the Company’s shareholders which is at least fifty (50) weeks after the immediately preceding year’s annual shareholders’ meeting, and (ii) any Awards the Committee may grant, up to a maximum of five percent (5%) of the available shares of Common Stock authorized for issuance under the Plan pursuant to Section 3.1 (subject to adjustment under Section 3.4); and, provided, further, that the foregoing one (1) year restriction does not apply to accelerated vesting of an Award in case of death or Disability pursuant to the terms of an Award Agreement or otherwise.

Article 3 Shares Subject to Plan and Award Limitations

3.1. Shares Available for Awards. Subject to adjustments as provided in Section 3.4, the aggregate number of shares of Common Stock that may be issued pursuant to Awards granted under the Plan shall be the sum of (i) 36,500,000 (thirty-six million, five hundred thousand) new shares of Common Stock not previously authorized for issuance under any plan, plus (ii) the number of shares of Common Stock previously authorized for awards under the Prior Plan and not previously issued under or currently subject to any

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outstanding award under the Prior Plan as of the Effective Date, plus (iii) the number of shares of Common Stock currently subject to outstanding awards under the Prior Plan as of the Effective Date that thereafter expire, or are cancelled, forfeited or otherwise terminated without the issuance of shares of Common Stock, or are settled in cash rather than the issuance of shares of Common Stock, after the Effective Date. The aggregate number of shares of Common Stock with respect to which Incentive Options may be granted under the Plan shall be 36,500,000 (thirty-six million, five hundred thousand) shares. Shares of Common Stock delivered under the Plan shall be authorized but unissued shares or shares purchased on the open market or by private purchase. Truist hereby reserves sufficient authorized shares of Common Stock to meet the grant of Awards hereunder.

3.2. Fiscal Year Award Limits. Subject to the overall limitations of Section 3.1 above, during any Fiscal Year, a Director who is a member of the Board may not receive Awards with an aggregate Award date Fair Market Value in excess of seven hundred fifty thousand dollars ($750,000). Subject to adjustment as provided in Section 3.4, the maximum number of shares of Common Stock subject to Awards that may be granted in a Fiscal Year to any Participant, other than a Director who is a member of the Board, is one million (1,000,000) shares.

3.3. Shares Not Subject to Limitations. The following will not be applied to the share limitations of Section 3.1 above:

(a) Dividends, including dividends paid in shares of Common Stock, or dividend equivalents paid in cash in connection with outstanding Awards;

(b) Awards which are settled in cash rather than the issuance of shares of Common Stock; and

(c) Any shares of Common Stock subject to an Award under the Plan which Award is forfeited, cancelled, terminated, expires or lapses for any reason without the issuance of shares of Common Stock underlying the Award. However, any shares of Common Stock surrendered by a Participant or withheld by Truist to pay the Option Price or purchase price for an Award or used to satisfy any tax withholding requirement in connection with the exercise, vesting, or earning of an Award (if in accordance with the terms of the Plan, a Participant pays such Option Price or purchase price or satisfies such tax withholding by either tendering previously owned shares of Common Stock or having Truist withhold shares) shall be subject to the share limitations of Section 3.1 above.

3.4. Adjustments and Substitution of Awards. If there is any change in the outstanding shares of Common Stock because of a merger, consolidation, reorganization, recapitalization, stock dividend, stock split, reverse stock split, spin-off, combination or reclassification of the Common Stock, or if there is a similar change in the capital stock structure of Truist affecting the Common Stock, which the Administrator determines affects the Common Stock such that an adjustment or substitution is appropriate, the number of shares of Common Stock reserved for issuance under the Plan shall be correspondingly adjusted, and the Administrator shall make such substitutions or adjustments to the terms of Awards and to any provisions of the Plan as the Administrator deems equitable to prevent dilution or enlargement of Awards or as may otherwise be advisable. Notwithstanding the foregoing, unless the Administrator determines otherwise, the issuance by Truist of shares of stock of any class, or securities convertible into shares of stock of any class, for cash or property, or for labor or services, either upon direct sale or upon the exercise of rights or warrants to subscribe therefor, or upon conversion of shares or obligations of Truist convertible into such shares or other securities, shall not affect, and no adjustment by reason thereof, shall be made with respect to, outstanding Awards. All adjustments and substitutions shall be made (i) consistent with Code Section 424 in the case of Incentive Options so as not to result in any disqualification, modification, extension, or renewal of any Incentive Option, and (ii) otherwise in a manner compliant with Section 409A.

Article 4 Options

4.1. Grant of Options. Subject to the terms of the Plan, the Administrator may in its sole and absolute discretion grant Options to such eligible individuals in such numbers, subject to such terms and conditions, and at such times as the Administrator shall determine. Both Incentive Options and Nonqualified Options may be granted under the Plan, as determined by the Administrator; provided, however, that Incentive Options shall only be granted to Employees. To the extent that an Option is designated as an Incentive Option but does not qualify as such under Section 422 of the Code, the Option (or portion thereof) shall be treated as a Nonqualified Option. An Option may be granted with or without a Related SAR.

4.2. Option Agreement. Each Option grant shall be evidenced by an Agreement that shall specify the date of grant, the Option Price, the term of the Option, the number of shares of Common Stock to which the Option pertains, whether the Option is an Incentive Option or a Nonqualified Option, the conditions upon which the Option shall become vested and exercisable, and such other provisions as the Administrator shall determine that are not inconsistent with the terms of the Plan.

4.3. Option Price; Repricing; No Reloads. The Option Price shall be established by the Administrator and stated in the Agreement evidencing the grant of the Option; provided, that (i) the Option Price of an Option shall be no less than one hundred percent (100%) of the Fair Market Value per share of the Common Stock on the date the Option is granted (or one hundred ten percent (110%) of the Fair Market Value with respect to Incentive Options granted to a Ten Percent Shareholder); and (ii) in no event shall the Option Price per share of any Option be less than the par value per share of the Common Stock. As provided in Section 11.4(a) of the Plan, except for adjustments made pursuant to Section 3.4, the Option Price for any outstanding Option may not be decreased after the date of grant,

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nor may any outstanding Option granted under the Plan be surrendered to Truist as consideration for the grant of a new Option with a lower Option Price than the original Option, without shareholder approval of any such action. No Option may include provisions that entitle a Participant to the automatic “reload” grant of additional Options in connection with the exercise or expiration of the original Option.

4.4. Option Period; Exercise of Options. The Option Period shall be determined by the Administrator at the time the Option is granted, shall be stated in the Agreement, and shall not extend more than ten (10) years from the date on which the Option is granted (or five (5) years with respect to Incentive Options granted to a Ten Percent Shareholder). Any Option or portion thereof not exercised before expiration of the Option Period shall terminate.

4.5. No Deferral Feature. No Option shall have any feature that would allow for the deferral of compensation (within the meaning of Section 409A) other than the deferral of recognition of income until the later of the exercise or disposition of the Option or the time the shares acquired subject to the exercise of the Option first become substantially vested (as defined in Treasury Regulation Section 1.83-3(b)).

4.6. Exercise of Options.

(a) The period or periods during which, and conditions pursuant to which, an Option may become exercisable shall be determined by the Administrator in its discretion, subject to the terms of the Plan. An Option granted under the Plan that is exercisable may be exercised with respect to any number of whole shares less than the full number of whole shares for which the Option could be exercised. A partial exercise of an Option shall not affect the right to exercise the Option from time to time in accordance with the Plan and the applicable Agreement with respect to remaining shares subject to the Option or Related SAR.

(b) An Option that is exercisable may be exercised by giving notice of exercise specifying the number of shares of Common Stock to be purchased. The notice of exercise shall be in such form, made in such manner, and shall comply with such terms, conditions, and restrictions as may be established by the Administrator or its designee, which terms, conditions, and restrictions need not be the same for each grant or for each Participant.

(c) To the extent required under Section 422 of the Code, in no event shall there first become exercisable by an Employee in any one (1) calendar year Incentive Options granted by Truist or an Affiliate with respect to shares having an aggregate Fair Market Value (determined at the time an Incentive Option is granted) greater than One Hundred Thousand Dollars ($100,000).

4.7. Payment. Unless an Agreement provides otherwise, payment upon exercise of an Option shall be in the form of cash or cash equivalent; provided that, where permitted by the Administrator and applicable laws, rules, and regulations, payment may also be made:

(a) By delivery (by either actual delivery or attestation) of shares of Common Stock owned by the Participant for a time period determined by the Administrator and otherwise acceptable to the Administrator;

(b) By shares of Common Stock withheld upon exercise;

(c) By delivery of notice of exercise to Truist or its designee and delivery to a broker of notice of exercise and irrevocable instructions to promptly deliver to Truist the amount of sale or loan proceeds to pay the Option Price;

(d) By such other payment methods as may be approved by the Administrator and which are acceptable under applicable law; or

(e) By any combination of the foregoing methods.

Shares of Common Stock tendered or withheld in payment on the exercise of an Option shall be valued at their Fair Market Value.

4.8. Nontransferability. Except as otherwise permitted by Code Section 422, an Incentive Option granted to a Participant shall be exercisable, prior to its expiration date, during the Participant’s lifetime solely by such Participant (or in the event of such Participant’s legal incapacity or incompetency, such Participant’s guardian or legal representative). Incentive Options shall not be transferable (including by sale, assignment, pledge, or hypothecation) except by will, the laws of intestate succession or beneficiary designation (in accordance with Section 422 of the Code and related regulations, and registration provisions of the Securities Act). A Nonqualified Option granted to a Participant shall be exercisable, prior to its expiration date, during the Participant’s lifetime solely by such Participant (or in the event such Participant’s legal incapacity or incompetency, such Participant’s guardian or legal representative). Nonqualified Options shall not be transferable (including by sale, assignment, pledge, or hypothecation) except by will, the laws of intestate succession or beneficiary designation (in accordance with applicable law, including the Code and registration provisions of the Securities Act). No right or interest of a Participant in any Option shall be liable for, or subject to, any lien, obligation, or liability of such Participant. The designation of a beneficiary in accordance with Section 13.9 shall not constitute a prohibited transfer.

4.9. Disqualifying Dispositions. If shares of Common Stock acquired upon exercise of an Incentive Option are disposed of within two (2) years following the date of grant or one (1) year following the transfer of such shares to a Participant upon exercise, the Participant shall, promptly following such disposition, notify Truist in writing of the date and terms of such disposition and provide such other information regarding the disposition as the Administrator may reasonably require.

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4.10. Administrative Determination. Subject to the terms of the Plan and consistent with Article 12, the Administrator shall have the sole authority to determine whether and to what degree Options vest and are forfeited and to interpret the terms and conditions of Options.

Article 5 Stock Appreciation Rights and Phantom Stock Awards

5.1. Stock Appreciation Rights

(a) Grant of SARs; Repricing; No Reloads. Subject to the terms of the Plan, the Administrator may in its discretion grant SARs to Participants, in such numbers, upon such terms, and at such times as the Administrator shall determine. SARs may be granted with respect to all or a portion of the shares of Common Stock subject to an Option as Related SARs, or may be granted separately and independently of an Option as Freestanding SARs. The base price per share of an SAR shall never be less than one hundred percent (100%) of the Fair Market Value per share of the Common Stock on the date the SAR is granted. As provided in Section 11.4(a) of the Plan, except for adjustments made pursuant to Section 3.4, the base price of any outstanding SAR granted under the Plan may not be decreased after the date of grant, nor may any outstanding SAR granted under the Plan be surrendered to Truist as consideration for the grant of a new SAR with a lower base price than the original SAR without shareholder approval of any such action. No SAR may include provisions that entitle a Participant to the automatic “reload” grant of additional SARs in connection with the exercise or expiration of the original SAR.

(b) SAR Award Agreement. Each Award of an SAR shall be evidenced by an Agreement that shall specify the exercise price, the term of the SAR, the number of shares of Common Stock to which the SAR pertains, the conditions upon which the SAR shall become vested and exercisable, and such other provisions as the Administrator shall determinate that are not inconsistent with the terms of the Plan.

(c) Related SARs. A Related SAR shall be granted concurrently with the grant of the related Option. Related SARs shall be exercisable only at the time and to the extent that the related Option is exercisable, and in no event after the complete termination or full exercise of the related Option. Upon the exercise of a Related SAR, the Option shall be canceled to the extent of the number of shares as to which the Related SAR is exercised, and upon the exercise of a related Option, the Related SAR shall be canceled to the extent of the number of shares as to which the related Option is exercised or surrendered.

(d) Freestanding SARs. A Freestanding SAR may be granted without relationship to an Option and, in such case, will be exercisable upon such terms and subject to such conditions as may be determined by the Administrator, subject to the terms of the Plan.

(e) No Deferral Feature. No SAR shall have any feature that would allow for the deferral of compensation (within the meaning of Section 409A) other than the deferral of recognition of income until the exercise of the SAR.

(f) Exercise of SARs.

(i) Subject to the terms of the Plan, SARs shall be exercisable in whole or in part upon such terms and conditions as may be established by the Administrator and stated in the applicable Agreement. The period during which an SAR may be exercisable shall not exceed ten (10) years from the date of grant or, in the case of Related SARs, such shorter Option Period as may apply to the related Option. Any SAR or portion thereof not exercised before expiration of the period established by the Administrator shall terminate.

(ii) SARs may be exercised by giving notice of exercise specifying the number of SARs being exercised. The notice of exercise shall be in such form, made in such manner, and comply with such terms, conditions, and restrictions as may be established by the Administrator or its designee, which terms, conditions, and restrictions need not be the same for each grant or for each Participant.

(g) Payment Upon Exercise. Subject to the limitations of the Plan, upon the exercise of an SAR, a Participant shall be entitled to receive payment from Truist in an amount determined by multiplying (i) the difference between the Fair Market Value of a share of Common Stock on the date of exercise of the SAR over the base price of the SAR by (ii) the number of shares of Common Stock with respect to which the SAR is being exercised. Such consideration shall be paid in cash, shares of Common Stock (valued at Fair Market Value on the date of exercise of the SAR), or a combination of cash and shares of Common Stock, as determined by the Administrator. Cash payments shall be made within fifteen (15) business days of exercise; provided that if such fifteen- (15-) day period begins in one (1) calendar year and ends in another calendar year, the Participant shall have no right to designate the calendar year of payment. Shares shall be issued in accordance with Section 13.1. Unless otherwise provided in the applicable Agreement, no fractional shares of Common Stock will be issuable upon exercise of the SAR, and the Participant will receive cash in lieu of fractional shares of Common Stock.

(h) Nontransferability. SARs shall not be transferable (including by sale, assignment, pledge, or hypothecation) other than by will, the laws of intestate succession, or beneficiary designation; and SARs may be exercised during the Participant’s lifetime only by the Participant (or in the event of such Participant’s legal incapacity or incompetency, such Participant’s guardian or legal representative). The designation of a beneficiary in accordance with Section 13.9 shall not constitute a prohibited transfer.

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(i) Administrative Determination. Subject to the terms of the Plan and consistent with Section 2.3 and Article 12, the Administrator shall have the sole authority to determine whether and to what degree SARs vest and are forfeited and to interpret the terms and conditions of SARs.

5.2. Phantom Stock Awards

(a) Grant of Phantom Stock Awards. Subject to the terms of the Plan, the Administrator may in its discretion grant Phantom Stock Awards to Participants, in such numbers, upon such terms, and at such times as the Administrator shall determine. Each Phantom Stock Award shall be evidenced by an Agreement containing such provisions as the Administrator shall determine that are not inconsistent with the terms of the Plan.

(b) Administrative Determination. Unless the Administrator determines otherwise in the Agreement (taking into account applicable law, including Section 409A), if the employment or service of a Participant shall terminate for any reason and the Participant has not earned all or part of a Phantom Stock Award pursuant to the terms of the Plan and individual Agreement, such Award, to the extent not then earned, shall be forfeited immediately upon the Participant’s Separation from Service and the Participant shall have no further rights with respect thereto. Subject to the terms of the Plan and consistent with Article 12, the Administrator shall have the sole authority to determine whether and to what degree Phantom Stock Awards vest and are payable and to interpret the terms and conditions of Phantom Stock Awards.

(c) Amount of Payment. Upon vesting of all or a part of a Phantom Stock Award and satisfaction of such other terms and conditions as may be established by the Administrator, the Participant shall be entitled to a payment of an amount equal to the Fair Market Value (on the date(s) of vesting (or other date or dates) set forth in the Agreement) of one (1) share of Common Stock with respect to each such hypothetical share unit which has vested. The Administrator may, however, establish a limitation on the amount payable in respect of each hypothetical share unit.

(d) Time and Form of Payment. Payment may be made, in the discretion of the Administrator, in cash or in shares of Common Stock (or in a combination thereof) valued at Fair Market Value on the applicable vesting date or dates (or other date or dates) set forth in the Agreement. Subject to Sections 5.2(e) and 13.1, in the absence of payment arrangements in the Agreement in accordance with Section 409A, payments will be made in a lump sum payment within ninety (90) calendar days of the end of the vesting period; provided, however, that if such ninety- (90-) day period begins in one (1) calendar year and ends in another calendar year, the Participant shall not have the right to designate the calendar year of payment.

(e) Payments to Specified Employees. Notwithstanding anything to the contrary in Section 5.2(d) or Section 13.1, Phantom Stock Awards payable upon a Separation from Service of a Specified Employee, to the extent they constitute nonqualified deferred compensation subject to Section 409A, shall not be paid or issued until within the thirty- (30-) day period commencing with the first day of the seventh month following the month of the Specified Employee’s Separation from Service (provided that if such thirty- (30-) day period begins in one (1) calendar year and ends in another calendar year, the Participant shall have no right to designate the calendar year of payment).

(f) No Acceleration. Except as permitted under Section 409A, no acceleration of the time or form of payment of a Phantom Stock Award shall be permitted.

(g) Nontransferability. Unless the Administrator determines otherwise in accordance with applicable law, including the Code, (i) Phantom Stock Awards shall not be transferable (including by sale, assignment, pledge, or hypothecation) other than by will, the laws of intestate succession, or beneficiary designation; (ii) Phantom Stock Awards may be exercised during the Participant’s lifetime only by the Participant (or in the event of such Participant’s legal incapacity or incompetency, such Participant’s guardian or legal representative); and (iii) shares of Common Stock (if any) subject to a Phantom Stock Award may not be sold, transferred, assigned, pledged, or otherwise encumbered until the Phantom Stock Award has vested and all other conditions established by the Administrator have been met. The designation of a beneficiary in accordance with Section 13.9 shall not constitute a transfer.

Article 6 Restricted stock

6.1. Grant of Restricted Stock. Subject to the terms and provisions of the Plan, Restricted Stock may be granted to a Participant in such number, upon such terms, and at any time as shall be determined by the Administrator, in its sole discretion. As determined by the Administrator, each Restricted Stock Award shall be evidenced by an Agreement that specifies the number of shares of Restricted Stock granted, the Restriction Period, and such other provisions as the Administrator shall determine that are not inconsistent with the terms of the Plan. Such Restricted Stock Awards may be subject to certain conditions, which conditions must be met in order for the Restricted Stock Award to vest or be earned (in whole or in part) and no longer subject to forfeiture. The Administrator shall determine the Restriction Period, and shall determine the conditions which must be met in order for a Restricted Stock Award to vest or be earned (in whole or in part), which conditions may include, but are not limited to, payment of a stipulated purchase price for the Restricted Stock, attainment of Performance Goals, continued service or employment for a certain period of time (or combination of attainment of Performance Goals and continued service), Retirement, Disability, death, or any combination of such conditions. In the case of Restricted Stock Awards based upon Performance Measures, or a combination of Performance Measures and continued service, the Administrator shall determine the Performance Measures and Performance Goals applicable to such Restricted Stock Awards.

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6.2. Share Issuance. As soon as practicable following the grant of the Restricted Stock Award, the shares of Restricted Stock shall be registered in the Participant’s name in book-entry form (or permissible electronic form), with the restrictions thereon placed on the book-entry registration (or permissible electronic form). As soon as practicable following the end of the Restriction Period (after all applicable tax withholding obligations have been satisfied by the Participant), the shares shall be registered in the Participant’s name in book-entry form (or permissible electronic form) with the restrictions (except for restrictions that may be imposed pursuant to Section 11.3) removed.

6.3. Share Custody. The Administrator shall have the right to retain custody of the shares subject to a Restricted Stock Award and to require the Participant to deliver to Truist a stock power, endorsed in blank, with respect to such Award, until such time as the Restricted Stock Award vests or is forfeited.

6.4. Administrative Determination. Unless the Administrator determines otherwise, each Agreement shall set forth the extent to which a Participant shall vest in or forfeit a Restricted Stock Award following termination of the Participant’s employment with or provision of services to Truist or any Affiliate, as the case may be. Such provisions shall be determined in the sole discretion of the Administrator, shall be included in the Agreement entered into with each Participant, need not be uniform among all shares of Restricted Stock and may reflect distinctions based on the reasons for termination. Subject to the terms of the Plan and consistent with Article 12, the Administrator shall have the authority and power to determine whether or not the conditions of the Restricted Stock Award have been met and to determine the terms and conditions of Restricted Stock Awards.

6.5. No Deferral Feature. No Restricted Stock Award shall have any feature that would allow for the deferral of compensation (within the meaning of Section 409A) other than the deferral of income until the restrictions thereon lapse.

6.6. Nontransferability. Restricted Stock Awards shall not be transferable (including by sale, assignment, pledge, or hypothecation) other than by will, the laws of intestate succession or beneficiary designation; and shares of Restricted Stock may not be sold, transferred, assigned, pledged or otherwise encumbered until the restrictions thereon lapse. The designation of a beneficiary in accordance with Section 13.9 shall not constitute a prohibited transfer.

Article 7 Restricted Stock Units

7.1. Grant of Restricted Stock Unit Awards. Subject to the terms of the Plan, the Administrator may in its discretion grant Restricted Stock Unit Awards to Participants in such numbers, upon such terms and conditions, and at such times as the Administrator shall determine. Each grant of Restricted Stock Units shall be evidenced by an Agreement that shall specify the number of Restricted Stock Units granted, the Restriction Period, and such other provisions as the Administrator shall determine that are not inconsistent with the terms of the Plan. Such Restricted Stock Units may be subject to certain conditions, which conditions must be met in order for the Restricted Stock Unit Award to vest or be earned (in whole or in part) and no longer subject to forfeiture. The Administrator shall determine the Restriction Period, and shall determine the conditions which must be met in order for a Restricted Stock Unit Award to vest or be earned (in whole or in part), which conditions may include, but are not limited to, payment of a stipulated purchase price for the Restricted Stock Unit Award, attainment of Performance Goals, continued service or employment for a certain period of time (or a combination of attainment of Performance Goals and continued service), Retirement, Disability, death, or any combination of such conditions. In the case of Restricted Stock Unit Awards based upon Performance Measures, or a combination of Performance Measures and continued service, the Administrator shall determine the Performance Measures and Performance Goals applicable to such Restricted Stock Unit Awards.

7.2. Administrative Determination. Unless the Administrator determines otherwise in the Agreement (taking into account applicable law, including Section 409A), if the employment or service of a Participant shall terminate for any reason and all or part of a Restricted Stock Unit Award has not vested or been earned pursuant to the terms of the Plan and the Agreement, such Award, to the extent not then earned, shall be forfeited immediately upon the Participant’s Separation from Service and the Participant shall have no further rights with respect thereto. Subject to the terms of the Plan and consistent with Article 12 and Section 409A, the Administrator shall have the sole authority to determine whether and to what degree the Restricted Stock Unit Awards have vested or have been earned and are payable, and to interpret the terms and conditions of the Restricted Stock Unit Awards.

7.3. Time and Form of Payment. Restricted Stock Units shall be payable in cash or whole shares of Common Stock, or partly in cash and partly in whole shares of Common Stock, in accordance with the terms of the Plan and in the discretion of the Administrator. Subject to Section 7.4, in the absence of other payment arrangements in the Agreement in accordance with Section 409A, payments related to Restricted Stock Units shall be made in a lump sum within ninety- (90-) calendar days of the end of the Restriction Period; provided that if such ninety- (90-) day period begins in one (1) calendar year and ends in another calendar year, the Participant shall have no right to designate the calendar year of payment. Issuance of shares shall be made in accordance with Section 13.1.

7.4. Payments to Specified Employees. Notwithstanding anything to the contrary in Section 7.3 or Section 13.1, Restricted Stock Units payable upon a Separation from Service of a Specified Employee, to the extent such Restricted Stock Units constitute nonqualified deferred compensation subject to Section 409A, shall not be paid or issued until within the thirty- (30-) day period commencing with the first day of the seventh month following the month of the Specified Employee’s Separation from Service (provided that if such thirty- (30-) day period begins in one (1) calendar year and ends in another calendar year, the Participant shall have no right to designate the calendar year of payment).

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7.5. No Acceleration. Except as permitted under Section 409A and as provided in the Agreement, no acceleration of the time or form of payment of a Restricted Stock Unit Award shall be permitted.

7.6. Nontransferability. Restricted Stock Unit Awards shall not be transferable (including by sale, assignment, pledge, or hypothecation) other than by will, the laws of intestate succession, or beneficiary designation. The designation of a beneficiary in accordance with Section 13.9 shall not constitute a prohibited transfer.

Article 8 Performance Awards

8.1. Grant of Performance Awards. Subject to the terms of the Plan, the Administrator may in its discretion grant Performance Awards to such Participants in such amounts, upon such terms and conditions and at such times as the Administrator shall determine. The Administrator shall determine the nature, length, and starting date of the Performance Period during which a Performance Award may be earned, and shall determine the conditions which must be met in order for a Performance Award to vest or be earned (in whole or in part), which conditions may include but are not limited to specified Performance Goals, continued service or employment for a certain period of time, or a combination of such conditions. In the case of Performance Awards based upon Performance Measures, or a combination of Performance Measures and continued service, the Administrator shall determine the Performance Measures and Performance Goals applicable to such Performance Awards.

8.2. Performance Awards. Performance Awards may be in the form of Performance Shares, Performance Units, and/or LTIP Awards. As specified in an Agreement, (i) an Award of a Performance Share is a grant of a right to receive shares of Common Stock (or cash equal to the Fair Market Value thereof or a combination thereof) which is contingent upon the achievement of performance or other objectives (including, without limitation, Performance Goals) during a specified period (including, without limitation, a Performance Period) and which has a value on the date of grant equal to the Fair Market Value of a share of Common Stock; and (ii) an Award of a Performance Unit is a grant of a right to receive shares of Common Stock (or cash equal to the Fair Market Value thereof, or a combination thereof) in the future, which is contingent upon the achievement of performance or other objectives (including, without limitation, Performance Goals) during a specified period (including, without limitation, a Performance Period), and which has an initial value determined in a dollar amount established by the Administrator at the time of grant, and (iii) an LTIP Award is a grant of the right to receive cash (or shares of Common Stock with a Fair Market Value equal to the cash value of the Award) which is contingent upon the achievement of performance or other objectives (including, without limitation, Performance Goals) during a specified period (including, without limitation, a Performance Period).

8.3. Time and Form of Payment. Payment of the amount to which a Participant shall be entitled upon earning a Performance Award shall be made in cash, shares of Common Stock, or a combination of cash and shares of Common Stock, as determined by the Administrator in its sole discretion. Subject to Section 8.4, in the absence of other payment arrangements in the Agreement in accordance with Section 409A, payments related to Performance Awards shall be made in a lump sum within ninety (90) calendar days of the end of the Performance Period; provided that if such ninety- (90-) day period begins in one (1) calendar year and ends in another calendar year, the Participant shall have no right to designate the calendar year of payment. Any issuance of shares shall be made in accordance with Section 13.1.

8.4. Payments to Specified Employees. Notwithstanding anything to the contrary in Section 8.3 or Section 13.1, Performance Awards payable upon a Separation from Service of a Specified Employee, to the extent they constitute nonqualified deferred compensation subject to Section 409A, shall not be paid or issued until within the thirty- (30-) day period commencing with the first day of the seventh month following the month of the Specified Employee’s Separation from Service (provided that if such thirty- (30-) day period begins in one (1) calendar year and ends in another calendar year, the Participant shall have no right to designate the calendar year of payment).

8.5. No Acceleration. Except as permitted under the terms of the Plan, Section 409A and as provided in the Agreement, no acceleration of the time or form of payment of a Performance Award shall be permitted.

8.6. Administrative Determination. Unless the Administrator determines otherwise in the Agreement (taking into account applicable law, including Section 409A), if the employment or service of a Participant shall terminate for any reason and the Participant has not earned all or part of a Performance Award pursuant to the terms of the Plan and individual Agreement, such Award, to the extent not then earned, shall be forfeited immediately upon the Participant’s Separation from Service and the Participant shall have no further rights with respect thereto. Subject to the terms of the Plan and consistent with Article 12, the Administrator shall have the sole authority to determine whether and to what degree Performance Awards have been earned on an individual Participant basis and are payable, and to interpret the terms and conditions of Performance Awards.

8.7. Nontransferability. Performance Awards shall not be transferable (including by sale, assignment, pledge, or hypothecation) other than by will, the laws of intestate succession, or beneficiary designation; and shares of Common Stock subject to a Performance Award may not be sold, transferred, assigned, pledged, or otherwise encumbered until the Performance Period has expired and all conditions to earning the Award have been met. The designation of a beneficiary in accordance with Section 13.9 shall not constitute a prohibited transfer.

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Article 9 Annual Incentive Performance Awards for Employees

9.1. Eligibility. Employees selected by the Administrator will be eligible to receive Annual Incentive Performance Awards under this Article 9.

9.2. Performance Goals. No later than a date after the commencement of each Performance Period as is determined by the Plan Administrator or required under Section 409A, if applicable, the Administrator shall establish, in writing, Performance Goals for the Performance Period.

9.3. Individual Incentive Opportunities. No later than a date after the commencement of each Performance Period as is determined by the Administrator or required under Section 409A, if applicable, the Administrator shall, in writing, establish Individual Incentive Opportunities, either as target awards or as a percentage share of an Annual Corporate Incentive Pool, for Participants who are eligible under Section 9.1.

9.4. Administrator’s Annual Incentive Performance Award Determination. After the end of each Performance Period, the Administrator shall determine the actual amount of the Participant’s Annual Incentive Performance Award based upon the achievement of the Performance Goals for such Performance Period. The Administrator will then determine whether the Participant is entitled to all of the Participant’s Individual Incentive Opportunity for such Performance Period or a lesser or greater amount. The Administrator may, in its discretion, increase or decrease the amount of compensation otherwise payable under this Article 9. To be entitled to an Annual Incentive Performance Award under this Article 9, except as the Administrator shall otherwise determine, a Participant must be employed by Truist or an Affiliate on the last day of the Performance Period. Notwithstanding the foregoing, if a Participant’s employment with Truist and its Affiliates is terminated during a Performance Period by reason of death, Disability, or Retirement, and the Participant has been actively employed by Truist or its Affiliates during a portion of such Performance Period, such Participant shall be eligible for an Annual Incentive Performance Award under this Article 9 in the discretion of the Administrator. The determination of any such Award shall be made by the Administrator in accordance with the provisions of this Article 9

9.5. Time and Form of Payments. Awards determined by the Administrator to be paid to Participants shall be paid between January 1 and March 15 of the Fiscal Year following the end of the Performance Period applicable to the Award in either cash, Restricted Stock Units, or a combination thereof as determined by the Administrator.

Article 10 Change of Control

10.1. Awards Not Assumed or Substituted By Surviving Entity. Notwithstanding any provision in the Plan to the contrary, upon the occurrence of a Change of Control, and except as provided in Section 10.2 with respect to any Awards assumed by the surviving entity or otherwise equitably converted or substituted in connection with the Change of Control in a manner approved by the Administrator or the Board, (i) outstanding Options, SARs, and other Awards in the nature of rights that may be exercised shall become fully exercisable, (ii) time-based vesting restrictions on outstanding Awards shall lapse, and (iii) the target payout or Annual Corporate Incentive Pool opportunities attainable under all outstanding Performance Awards and Annual Incentive Performance Awards, as applicable, shall be deemed to have been fully earned as of the date of the Change of Control based upon an assumed achievement of all relevant Performance Goals at the “target” level as provided in the applicable Award Agreement or as established by the Administrator as provided in Article 9 and, subject to compliance with Section 409A, there shall be a pro rata payout to Participants within thirty (30) days following the date of the Change of Control based upon the length of time within the Performance Period that has elapsed prior to the date of the Change of Control. Any Awards shall thereafter continue or lapse in accordance with the other provisions of the Plan and the Award Agreement. To the extent that this provision causes Incentive Options to exceed the $100,000 dollar limitation set forth in Code Section 422, the excess Options shall be Nonqualified Options.

10.2. Awards Assumed or Substituted By Surviving Entity. With respect to Awards assumed by the surviving entity or otherwise equitably converted or substituted in connection with a Change of Control, if within two (2) years after the effective date of the Change of Control, a Participant’s employment is terminated without cause, then (i) all of that Participant’s outstanding Options, SARs and other Awards in the nature of rights that may be exercised shall become fully exercisable, (ii) all time-based vesting restrictions on the his or her outstanding Awards shall lapse, and (iii) the payout opportunities attainable under all of such Participant’s outstanding Performance Awards and Annual Incentive Performance Awards shall be earned based on actual performance through the end of the Performance Period, and there shall be a pro rata payout to the Participant within thirty (30) days after the amount earned has been determined based upon the length of time within the Performance Period that has elapsed prior to the date of termination. To the extent that this provision causes Incentive Options to exceed the $100,000 dollar limitation set forth in Code Section 422, the excess Options shall be Nonqualified Options

10.3. Termination, Amendment and Modification of Change of Control Provisions. Notwithstanding any other provision of this Plan or any Award Agreement provision to the contrary, the provisions of this Article 10 may not be terminated, amended, or modified on or after the date of a Change of Control to affect adversely any Award granted under the Plan prior to the Change of Control without the prior written consent of the Participant to whom the Award was made; except that no action shall be permitted under this Section 10.3 that would impermissibly accelerate or postpone payment of an Award subject to Section 409A.

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Article 11 Generally Applicable Provisions

11.1. Dividends and Dividend Equivalents. Except with regard to Options and SARs, the Administrator may, in its sole discretion and subject to compliance with applicable law including Section 409A, provide that Awards granted under the Plan earn dividends or dividend equivalents. Any such dividends and dividend equivalents (i) will be deemed to have been reinvested in additional shares of Common Stock or otherwise reinvested, which shall be subject to the same vesting provisions as provided for the Award, or (ii) will be credited to an account for the Participant and accumulated without interest until the date upon which the Award becomes vested (and any such dividends or dividend equivalents accrued with respect to forfeited Awards will be reconveyed to Truist or cancelled without further consideration or any act or action by the Participant); and except in the case of Performance Awards, will be paid or distributed to the Participant as accrued no later than the fifteenth (15th) day of the third (3rd) month following the first (1st) calendar year in which the Participant’s right to such dividends and dividend equivalents is no longer subject to a substantial risk of forfeiture or are otherwise vested. In no event shall dividends or dividend equivalents with respect to a Performance Award be paid or distributed until the performance-based conditions of the Performance Award are met, and thereafter shall be paid or distributed no later than the fifteenth (15th) day of the third (3rd) month following the first calendar year in which the Participant’s right to such dividends and dividend equivalents is no longer subject to a substantial risk of forfeiture or are otherwise vested. Notwithstanding the foregoing, the Administrator may provide that dividends on Restricted Stock be paid prior to the lapse of restrictions thereon. No dividends or dividend equivalents shall be granted with respect to Options or SARs.

11.2. Effect of Termination. The Administrator shall determine the extent, if any, to which a Participant shall have any rights with respect to an Award (including but not limited to the right to exercise all or part of an Option or SAR or the timing for all or part of an Annual Incentive Performance Award, Performance Award, Phantom Stock Award, or Restricted Award to vest or be earned) following the Participant’s Separation from Service with Truist or an Affiliate. Such provisions will be determined in the sole discretion of the Administrator (subject to Section 409A), shall be included in the Agreement relating to such Award, need not be uniform among all Awards issued under the Plan, and may reflect distinctions based on the reasons for Separation from Service.

11.3. Restrictions on Awards and Shares. Truist may impose such restrictions on Awards and shares or any other benefits underlying Awards hereunder as it may deem advisable, including without limitation restrictions under the Code and federal securities laws, the requirements of any stock exchange or similar organization, and any blue sky, state, or foreign securities laws applicable to such securities. Notwithstanding any other Plan provision to the contrary, Truist shall not be obligated to issue, deliver, or transfer shares of Common Stock under the Plan, make any other distribution of benefits under the Plan, or take any other action, unless such delivery, distribution, or action is in compliance with all applicable laws, rules, and regulations (including but not limited to the requirements of the Code and the Securities Act). Truist may cause a restrictive legend to be placed on any shares of Common Stock issued pursuant to an Award hereunder in such form as may be prescribed from time to time by applicable laws and regulations or as may be advised by legal counsel.

11.4. Amendment and Termination of the Plan.

(a) The Plan may be amended, altered, or terminated at any time by the Board; provided, that (i) approval of an amendment to the Plan by the shareholders of Truist shall be required to the extent, if any, that shareholder approval of such amendment is required by applicable law, rule, or regulation; (ii) except for adjustments made pursuant to Section 3.4, the Option Price for any outstanding Option or base price of any outstanding SAR granted under the Plan may not be decreased after the date of grant, nor may any outstanding Option or SAR granted under the Plan be surrendered to Truist as consideration for the grant of a new Option or SAR with a lower Option Price or base price than the original Option or SAR, as the case may be, without shareholder approval of any such action; and (iii) there shall be no cash-outs of Options or SARs without shareholder approval thereof.

(b) Subject to Section 409A, the Administrator may amend, alter, or terminate any Award granted under the Plan, prospectively or retroactively; provided, however, except as otherwise provided in Section 13.19 and 13.20 of the Plan, such amendment, alteration, or termination of an Award shall not, without the consent of the recipient of an outstanding Award, materially adversely affect the rights of the recipient with respect to the Award.

11.5. Adjustment of Awards upon the Occurrence of Certain Events. Subject to compliance with the provisions of the Plan, the Administrator shall have authority to make adjustments to the terms and conditions of Awards in recognition of certain events affecting Truist or any Affiliate, or the financial statements of Truist or any Affiliate, or of changes in applicable laws, regulations, or accounting principles, if the Administrator determines that such adjustments are appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan or necessary or appropriate to comply with applicable laws, rules, or regulations; provided, however, that all adjustments shall be made in a manner compliant with Section 409A.

11.6. Cash Settlement. Notwithstanding any provision of the Plan, an Award or an Agreement to the contrary, the Administrator may cause any Award granted under the Plan to be canceled in consideration of a substitute award or cash payment of an equivalent cash value, as determined by the Administrator, made to the holder of such canceled Award; provided that the Administrator shall consider the effect of Section 409A and Section 424(a) of the Code and Section 11.4(a) hereof.

11.7. Acceleration for Death and Disability. The Plan Administrator shall not have discretion to accelerate the vesting of an Award except in the event of the Participant’s death or Disability.

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Article 12 Administration

12.1. General. The Plan shall be administered by the Administrator; provided, however, (i) the Board shall have sole authority to grant Awards to Directors who are not Employees, and (ii) the Committee shall have sole authority to grant Awards to Employees subject to Rule 16b-3.

12.2. Authority of Administrator. Subject to the provisions of the Plan, the Administrator shall have full and final authority in its discretion to take any action with respect to the Plan including, without limitation, the authority:

(a) to determine all matters relating to Awards, including selection of individuals to be granted Awards, the types of Awards, the number of shares of Common Stock, if any, subject to an Award, and all provisions (including terms, conditions, restrictions, and limitations) of an Award, which need not be identical; and to make non-uniform and selective Awards, determinations, amendments and adjustments, and to enter into non-uniform and selective Agreements;

(b) to prescribe the form or forms of the Agreements evidencing any Awards granted under the Plan;

(c) to establish, amend, and rescind rules and regulations for the administration of the Plan; and

(d) to construe and interpret the Plan, Awards, and Agreements made under the Plan; to establish, amend, and revoke rules and regulations for the Plan’s administration; and to interpret rules and regulations for administering the Plan, and to make all other determinations deemed necessary or advisable for administering the Plan (including, without limitation, the determination of Fair Market Value).

The express grant in the Plan of any specific power to the Administrator shall not be construed as limiting any power or authority of the Administrator. Any decision made, or action taken, by the Administrator in connection with the administration of the Plan shall be final and conclusive.

The Administrator shall also have authority, in its sole discretion (except to the extent precluded by Section 409A and as otherwise prohibited by the Plan, and subject to Section 11.7):

(i)

to accelerate the date on which any Award which was not otherwise exercisable, vested, or earned shall become exercisable, vested, or earned in whole or in part without any obligation to accelerate such date with respect to any other Award granted to any recipient;

(ii)	to modify or extend the terms and conditions for exercise, vesting, or earning of an Award, and to correct any defect, omission, or inconsistency in any Award;

(iii)

to specify in an Agreement that a Participant’s rights, payments, and/or benefits with respect to an Award (including but not limited to any shares issued or issuable and/or cash paid or payable with respect to an Award) shall be subject to reduction, cancellation, forfeiture, or recoupment upon the occurrence of certain specified events, in addition to any otherwise applicable vesting or performance conditions of an Award. Such events may include, but shall not be limited to, Separation from Service for cause; violation of Truist or Affiliate policies; breach of non-solicitation, noncompetition, confidentiality or other restrictive covenants that may apply to the Participant; or other conduct by the Participant that is determined by the Administrator to be detrimental to the business or reputation of Truist or any Affiliate; and

(iv)

to establish terms and conditions of Awards (including but not limited to the establishment of subplans) as the Administrator determines to be necessary or appropriate to conform to the applicable requirements or practices of jurisdictions outside of the United States.

In addition to action taken by meeting in accordance with applicable laws, any action of the Administrator with respect to the Plan may be taken by a written instrument signed by all of the members of the Board or Committee, as appropriate, and any such action so taken by written consent shall be as fully effective as if it had been taken by a majority of the members at a meeting duly held and called. No member of the Board or Committee, as applicable, shall be liable for any action or determination made in good faith with respect to the Plan, an Award, or an Agreement. The members of the Board or Committee, as applicable, shall be entitled to indemnification and reimbursement in the manner provided in Truist’s articles of incorporation or bylaws or pursuant to applicable law. All expenses of administering the Plan shall be borne by Truist.

12.3. Delegation of Authority. Notwithstanding the other provisions of Article 12, to the extent permitted by applicable law, the Administrator may delegate, within limits it may establish from time to time, to (i) a subcommittee of the Committee, or (ii) one or more senior executive officers of Truist, or (iii) Employees who are not subject to Section 16 of the Exchange Act, the authority to grant Awards, and to make any or all of the determinations reserved for the Administrator in the Plan with respect to such Awards (subject to any restrictions imposed by applicable laws, rules, and regulations and such terms and conditions as may be established by the Administrator in accordance with the Plan); provided, however, that, to the extent required by Section 16 of the Exchange Act the Participant, at the time of such grant or other determination, is not deemed to be an officer or director of Truist within the meaning of Section 16 of the Exchange Act. To the extent that the Administrator has delegated authority to grant Awards pursuant to this Section 12.3 to a subcommittee of the Committee, or to one or more senior executive officers of Truist, or to Employees who are not subject to Section 16(b) of the Exchange Act, references to the Administrator shall include references to such subcommittee or such

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senior executive officer or officers, or such Employees, subject, however, to the requirements of the Plan, Rule 16b-3 and other applicable laws, rules, and regulations. The Administrator may revoke or amend the terms of a delegation at any time but such action shall not invalidate any prior actions of the Administrator’s delegate or delegates that were consistent with the terms of the Plan.

Article 13 Miscellaneous

13.1. Shareholder Rights. Except as otherwise determined by the Administrator (and subject to the provisions of the Plan, a Participant (and the Participant’s legal representative, legatees, or distributees) shall not be deemed to be the holder of any shares of Common Stock subject to an Award and shall not have any rights of a shareholder unless and until such shares of Common Stock have been issued to her, him or them under the Plan. Shares of Common Stock acquired upon exercise of an Option or SAR shall be issued in the name of the Participant (or the Participant’s beneficiary) and distributed to the Participant (or his or her beneficiary) as soon as practicable following receipt of notice of exercise and, with respect to Options, payment of the purchase price (except as may otherwise be determined by Truist in the event of payment of the Option Price pursuant to Section 4.7 herein); provided that such shares of Common Stock shall be issued within thirty (30) business days of notice of exercise (and if such thirty- (30-) day period begins in one (1) calendar year and ends in another, the Participant shall have no right to designate the calendar year of issuance). Except as otherwise provided in the Plan or in an Agreement in accordance with Section 409A, any shares of Common Stock issuable pursuant to a Performance Award, Phantom Stock Award or Restricted Award shall be issued in the name of the Participant (or the Participant’s beneficiary); provided that such shares of Common Stock shall be registered within the time required for payment pursuant to Articles 5, 6, 7, and 8.

13.2. Taxes. The recipient of an Award or of any Award payment is responsible for the payment of all applicable taxes thereon. Truist and its Affiliates shall withhold all required local, state, federal, foreign, and other taxes and any other amount required to be withheld by any governmental authority or law from any amount payable in cash with respect to an Award, and all payments or distributions pursuant to the Plan may be made net of any applicable taxes. Prior to the issuance and delivery of shares of Common Stock or any other benefit conferred under the Plan, Truist shall require any recipient of an Award to pay to Truist in cash the amount of any tax or other amount required by any governmental authority to be withheld and paid over by Truist to such authority for the account of such recipient. Notwithstanding the foregoing, the Administrator may establish procedures to permit a recipient to satisfy such obligation in whole or in part, and any local, state, federal, foreign, or other income tax obligations relating to such an Award, by electing (the “election”) to have Truist withhold shares of Common Stock from the shares to which the recipient is entitled. The number of shares to be withheld shall have a Fair Market Value as of the date that the amount of tax to be withheld is determined as nearly equal as possible to the amount of such obligations being satisfied. Each election must be made in writing to the Administrator in accordance with election procedures established by the Administrator, including, without limitation, procedures established by the Administrator after Truist’s adoption of ASU 2016-09, Compensation – Stock Compensation (Topic 718) dated March, 2016. The Administrator, in its discretion but subject to applicable law including, without limitation, Section 409A, may apply any amounts payable under the Plan as a setoff to satisfy any liabilities owed by the recipient to Truist and its Affiliates.

13.3. Section 16(b) Compliance. To the extent that any Participants in the Plan are subject to Section 16(b) of the Exchange Act, it is the general intention of Truist that transactions under the Plan shall comply with Rule 16b-3 and that the Plan shall be construed in favor of such Plan transactions meeting the requirements of Rule 16b-3 or any successor rules thereto. Notwithstanding anything in the Plan to the contrary, the Administrator, in its sole and absolute discretion, may bifurcate the Plan so as to restrict, limit, or condition the use of any provision of the Plan to Participants who are officers or directors subject to Section 16 of the Exchange Act without so restricting, limiting, or conditioning the Plan with respect to other Participants.

13.4. Section 409A. To the extent applicable, Truist intends that the Plan comply with Section 409A, and the Plan shall be construed in a manner to comply with Section 409A. Should any provision be found not in compliance with Section 409A, Participants shall be contractually obligated to execute any and all amendments to Awards deemed necessary and required by legal counsel for Truist to achieve compliance with Section 409A. By acceptance of an Award, Participants irrevocably waive any objections they may have to the amendments required by Section 409A. Participants also agree that in no event shall any payment required to be made pursuant to the Plan that is considered “nonqualified deferred compensation” within the meaning of Section 409A be accelerated in violation of Section 409A. In the event a Participant is a Specified Employee, and payments that are nonqualified deferred compensation cannot commence until the lapse of six (6) months after a Separation from Service, then any such payments that would be paid during such six- (6-) month period in a single lump sum shall be made on the date that is within the thirty- (30-) day period commencing with the first day of the seventh month after the month of the Participant’s Separation from Service (provided that if such thirty- (30-) day period begins in one (1) calendar year and ends in another calendar year, the Participant shall have no right to designate the calendar year of payment). Furthermore, the first six (6) months of any such payments of nonqualified deferred compensation that would be paid in installments shall be paid within the thirty- (30-) day period commencing with the first day of the seventh month following the month of the Participant’s Separation from Service (provided that if such thirty- (30-) day period begins in one (1) calendar year and ends in another calendar year, the Participant shall have no right to designate the calendar year of payment). All remaining installment payments shall be made or provided as they would ordinarily have been under the provisions of the Agreement. Notwithstanding any other provision of the Plan, the tax treatment of Awards under the Plan shall not be, and is not, warranted or guaranteed. Neither Truist, any Affiliate, the Board, the Committee, Administrator, nor any of their delegatees shall be held liable for any taxes, penalties, or other monetary amounts owed by a

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Participant, his beneficiary, or other person as a result of the grant, modification, or amendment of an Award or the adoption, modification, amendment, or administration of the Plan.

13.5. No Right or Obligation of Continued Employment or Service. Neither the Plan, the grant of an Award, nor any other action related to the Plan shall confer upon any individual any right to continue in the service of Truist or an Affiliate as an Employee, Director, or Independent Contractor or affect in any way with the right of Truist or an Affiliate to terminate an individual’s employment or service at any time.

13.6. Unfunded Plan; No Effect on Other Plans.

(a) The Plan shall be unfunded, and Truist shall not be required to create a trust or segregate any assets that may at any time be represented by Awards under the Plan. The Plan shall not establish any fiduciary relationship between Truist or any Affiliate and any Participant or other person. Neither a Participant nor any other person shall, by reason of the Plan, acquire any right in or title to any assets, funds, or property of Truist or any Affiliate, including, without limitation, any specific funds, assets, or other property which Truist or any Affiliate, in its discretion, may set aside in anticipation of a liability under the Plan. A Participant shall have only a contractual right to the Common Stock, cash, or other amounts, if any, payable under the Plan, unsecured by any assets of Truist or any Affiliate. Nothing contained in the Plan shall constitute a guarantee that the assets of such entities shall be sufficient to pay any amounts to any person.

(b) The amount of any compensation deemed to be received by a Participant pursuant to an Award shall not constitute compensation with respect to which any other employee benefits of such Participant are determined, including, without limitation, benefits under any bonus, pension, profit sharing, life insurance, or salary continuation plan, except as otherwise specifically provided by the terms of such plan or as may be determined by the Administrator.

(c) The adoption of the Plan shall not affect any other stock incentive or other compensation plans maintained by Truist or any Affiliate, nor shall the Plan preclude Truist from establishing any other forms of stock incentive or other compensation for employees or service providers of Truist or any Affiliate.

13.7. Applicable Law. The Plan shall be governed by and construed in accordance with the laws of the State of North Carolina, without regard to the conflict of laws provisions of any state, and in accordance with applicable United States federal laws.

13.8. Deferrals. Except as otherwise provided in the Plan, the Administrator may permit or require, at the time an Award is granted, a Participant to defer receipt of the delivery of shares of Common Stock, the payment of cash, or the provision of any other benefit that would otherwise be due pursuant to the exercise, vesting, or earning of an Award. If any such deferral is required or permitted, the Administrator shall, in its discretion, establish rules and procedures in writing for such deferrals in accordance with Section 409A.

13.9. Beneficiary Designation. Except with respect to Annual Incentive Performance Awards payable pursuant to Article 9, or as otherwise impermissible under applicable law, a Participant shall have the right to designate a beneficiary or beneficiaries to whom any benefit, or settlement of Awards, under the Plan is to be paid in case of the Participant’s death before the Participant receives any or all of such benefit or settlement of Awards; and to amend or revoke such designation at any time in writing. Such designation, amendment or revocation shall be effective upon receipt by the Administrator. The Administrator shall have sole discretion to approve and interpret the form or forms of such beneficiary designation. If no beneficiary designation is made, or if the beneficiary designation is held invalid, or if no beneficiary survives the Participant and benefits are determined to be payable following the Participant’s death, the Administrator shall direct that payment of benefits be made to the Participant’s estate.

13.10. Payments on Behalf of Incapacitated Individuals. The Administrator, upon the receipt of satisfactory evidence of the physical, mental, or legal incapacity of any individual entitled to receive a payment under the Plan and satisfactory evidence that another person or institution is legally authorized to act on behalf of such incapacitated individual, may cause any payment otherwise payable to the individual to be made to such person or institution. Payment to such person or institution shall be in full satisfaction of all claims by or through such incapacitated individual to the extent of the amount thereof and shall completely discharge Truist, the Administrator and the Plan of all further obligations hereunder.

13.11. Notices. Each Participant and each beneficiary shall be responsible for furnishing the Administrator with his or her current address (including email address) for the mailing of notices, reports, and benefit payments; provided, however, that the Administrator may use the last address on file with it as a valid address. Any notice required or permitted to be given to any such Participant or beneficiary shall be deemed given if directed to such address and mailed by regular United States mail, first class, postage prepaid, or by overnight courier, or facsimile, or email. If any check mailed to such address is returned as undeliverable to the addressee, mailing of checks will be suspended until the Participant or beneficiary furnishes the proper address (and the Participant or beneficiary may incur additional taxes and penalties under Section 409A). This provision shall not be construed as requiring the mailing of any notice or notification otherwise permitted to be given by posting or by other publication.

13.12. Lost Distributees. An Award shall be deemed forfeited if the Administrator is unable after a reasonable period of time to locate the Participant or beneficiary to whom payment is due, or, if located, the Participant or beneficiary does not provide documentation required for a distribution or payment. Unless escheated to a Participant’s or beneficiary’s state of domicile pursuant to applicable

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escheat laws, such Award shall, subject to the approval of the Administrator, be reinstated if a valid claim is made by or on behalf of the Participant or beneficiary for the forfeited Award, although the payments may be subject to additional taxes and penalties under Section 409A.

13.13. Reliance on Data. The Administrator shall have the right to rely on any data provided by the Participant or by any beneficiary or representative of the Participant or beneficiary. Representations of such data shall be binding upon any party seeking to claim a benefit through a Participant, and the Administrator shall have no obligation to inquire into the accuracy of any representation made at any time by a Participant or beneficiary.

13.14. Electronic Documents. To the extent permitted by applicable law, Truist and the Administrator or its designee may (i) deliver by email or other electronic means (including posting on a web site maintained by Truist or by a third party under contract with Truist) all documents relating to the Plan or any Award thereunder (including without limitation, prospectuses required by the SEC) and all other documents that Truist or the Administrator or its designee is required to deliver to its security holders (including without limitation, annual reports and proxy statements), and (ii) permit Participants to electronically execute applicable Plan documents (including, but not limited to, Agreements) and notices in a manner prescribed by the Administrator.

13.15. Gender and Number. Except where otherwise indicated by the context, words in any gender shall include any other gender, words in the singular shall include the plural and the plural shall include the singular.

13.16. Severability. If any provision of the Plan shall be held illegal or invalid for any reason, such illegality or invalidity shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included.

13.17. Rules of Construction. Headings are given to the articles and sections of the Plan solely as a convenience to facilitate reference. The reference to any statute, regulation or other provision of law shall be construed to refer to any amendment to or successor of such provision of law.

13.18. Successors and Assigns. The Plan shall be binding upon Truist, its successors and assigns, and Participants, their executors, administrators, permitted transferees, and beneficiaries.

13.19. Clawback, etc. Awards, including any shares of Common Stock subject to or issued under an Award or the value received pursuant to an Award, as appropriate, notwithstanding any contrary provision of the Plan, shall be recovered, recouped, clawed back and/or forfeited pursuant to the Truist’s clawback policy. By entering into Agreements or otherwise participating in the Plan, each Participant acknowledges and agrees to the provisions of this Section 13.19, and acknowledges and agrees that the provisions of this Section 13.19 may be applied, without liability to any Participant (or any Participant’s beneficiary) by the Administrator on a retroactive basis regardless of the Participant’s employment or service status with Truist or its Affiliates at the time of such recovery, recoupment, clawback or other action by the Administrator. Notwithstanding anything contained in the Plan to the contrary, the Administrator, in order to comply with applicable law (including, without limitation, the Dodd-Frank Wall Street Reform and Consumer Protection Act) and any risk management requirements and/or policies adopted by Truist, retains the right at all times to decrease or terminate all Awards and payments under the Plan, and any and all amounts payable under the Plan or paid under the Plan shall be subject to recovery, clawback, forfeiture, and reduction to the extent determined by the Administrator as necessary to comply with applicable law.

13.20. Legislative and/or Regulatory Restrictions. Notwithstanding anything contained in the Plan to the contrary, in the event any legislation, regulation(s), or formal or informal guidance require(s) any compensation payable under the Plan (including, without limitation, any incentive-based compensation) to be deferred, reduced, eliminated, paid in a different form or subjected to vesting or other restrictions, such compensation shall be deferred, reduced, eliminated, paid in a different form or subjected to vesting or other restrictions as, and solely to the extent, required by such legislation, regulation(s), or formal or informal guidance.

Article 14 Definitions

In addition to other terms defined herein, the following terms shall have the meanings given below:

14.1. Administrator shall mean the Board, and, upon its delegation of all or part of its authority to administer the Plan to the Committee, the Committee; provided, however, that with respect to Employees subject to Rule 16b-3, the term “Administrator” used in the Plan shall always mean the Committee; and provided further, however, that except with respect to Employees subject to Rule 16b-3 and Directors, the term “Administrator” shall also mean the delegate or delegates to whom authority has been delegated pursuant to Section 13.3.

14.2. Affiliate means any employer with which Truist would be considered a single employer under Section 414(b) or 414(c) of the Code, applied using fifty percent (50%) as the percentage of ownership required under such Code sections; provided, however, that the term “Affiliate” shall be construed in a manner in accordance with the registration provisions of applicable federal securities laws.

14.3. Agreement and Award Agreement mean any agreement, document, or other instrument (which may be in written or electronic or Internet form, in the Administrator’s discretion and which includes, as permitted under Section 409A, any amendment or supplement thereto and any related forms) between Truist and a Participant specifying the terms, conditions, and restrictions of an Award granted to

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the Participant in accordance with the Plan. An Agreement may also state such other terms, conditions, and restrictions, including but not limited to terms, conditions, and restrictions applicable to shares of Common Stock subject to an Award, as may be established by the Administrator in accordance with the Plan.

14.4. Annual Corporate Incentive Pool means the aggregate dollar amount, if any, determined by the Administrator for Annual Incentive Performance Awards for a Performance Period under Article 9.

14.5. Annual Incentive Performance Award means an annual incentive performance award under Article 9.

14.6. Award means, individually or collectively, a grant under the Plan of an Option (including an Incentive Option or a Nonqualified Option), a Stock Appreciation Right (including a Related SAR or a Freestanding SAR), a Restricted Award (including a Restricted Stock Award or a Restricted Stock Unit Award), a Performance Award (including a Performance Share Award, a Performance Unit Award, or an LTIP Award), a Phantom Stock Award, an Annual Incentive Performance Award, or any other award granted under the Plan.

14.7. Truist means Truist Financial Corporation, a North Carolina corporation, or any successor thereto.

14.8. Board means the Board of Directors of Truist.

14.9. Change of Control means a change of control as defined in an applicable Agreement; provided, however, that if any Award or payment pursuant to an Award is “nonqualified deferred compensation” under Section 409A to which an exception to Section 409A does not apply, and the payment of such Award is triggered by a Change of Control, Change of Control means a change in ownership or effective control of Truist, or a chnge in the ownership of a substantial portion of the assets of Truist, as described under Section 409A; and provided further, however, that to the extent not defined in an Agreement, Change of Control means and will be deemed to have occurred on the earliest of the following dates:

(a) the date any person or group of persons (as defined in Section 13(d) and 14(d) of the Exchange Act) together with its affiliates, excluding employee benefit plans of Truist and its Affiliates, is or becomes, directly or indirectly, the “beneficial owner” (as defined in Rule 13d-3 promulgated under the Exchange Act) of securities of Truist representing twenty percent (20%) or more of the combined voting power of Truist’s then outstanding voting securities (excluding the acquisition of securities of Truist by an entity at least eighty percent (80%) of the outstanding voting securities of which are, directly or indirectly, beneficially owned by Truist); or

(b) the date when, as a result of a tender offer or exchange offer for the purchase of securities of Truist (other than such an offer by Truist for its own securities), or as a result of a proxy contest, merger, share exchange, consolidation or sale of assets, or as a result of any combination of the foregoing, individuals who, at the beginning of any two- (2-) year period during the duration of the Plan, constitute the Board, plus new directors whose election or nomination for election by Truist’s shareholders is approved by a vote of at least two-thirds (2/3) of the directors still in office who were directors at the beginning of such two- (2-) year period, cease for any reason during such two- (2-) year period to constitute at least two-thirds (2/3) of the members of such Board; or

(c) the date a merger, share exchange or consolidation of Truist with any other corporation or entity is consummated regardless of which entity is the survivor, other than a merger, share exchange or consolidation which would result in the voting securities of Truist outstanding immediately prior thereto continuing to represent (either by remaining outstanding or being converted into voting securities of the surviving or acquiring entity) at least sixty percent (60%) of the combined voting power of the voting securities of Truist or such surviving or acquiring entity outstanding immediately after such merger, share exchange or consolidation; or

(d) the date the shareholders of Truist approve a plan of complete liquidation or winding-up of Truist; or

(e) the date a sale or disposition by Truist of all or substantially all of Truist’s assets is consummated.

14.10. Code means the Internal Revenue Code of 1986, as amended.

14.11. Committee means either (i) the Compensation Committee of the Board appointed to administer the Plan, or (ii) a committee of the Board designated by the Board to administer the Plan and, a subcommittee designated by the Board composed of not less than two (2) Directors of the Board, each of whom is required to be a “nonemployee director” (within the meaning of Rule 16b-3) to the extent Rule 16b-3 is applicable to Truist and the Plan.

14.12. Common Stock means the common stock of Truist Financial Corporation, $5.00 par value per share.

14.13. Director means a member of the Board or a member of the board of directors of an Affiliate.

14.14. Disability or Disabled means:

(i)	If the Participant is a participant in a disability insurance program of Truist or an Affiliate, that the Participant incurs a Separation from Service for disability under such program; or

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(ii)

If the Participant is not a participant in a disability insurance program of Truist or an Affiliate, that such Participant suffers from any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than six (6) months, where such impairment causes the individual to be unable to perform the duties of his or her employment or any substantially similar position of employment and that the Participant incurs a Separation from Service.

(iii)

Notwithstanding the foregoing, with respect to any Incentive Option, “Disability” shall mean “permanent and total disability” as defined in Section 22(e)(3) of the Code, and to the extent the vesting or payment of any Award hereunder is accelerated by reason of a Participant’s Disability, no such acceleration shall occur until the Participant experiences a Separation from Service.

14.15. Effective Date means the date upon which the Plan is approved by Truist’s shareholders.

14.16. Employee means any person who is an employee of Truist or any Affiliate (including entities which become Affiliates after the Effective Date of the Plan); provided, however, that with respect to Incentive Options, “Employee” means any person who is considered an employee of Truist or any Affiliate for purposes of Treasury Regulation Section 1.421- 1(h) (or any successor provision related thereto).

14.17. Exchange Act means the Securities Exchange Act of 1934, as amended.

14.18. Fair Market Value per share of the Common Stock shall be, to the extent applicable to an Award, the closing sales price per share on the New York Stock Exchange or the American Stock Exchange (as applicable) on the date an Award is granted or other determination is made (each, a “valuation date”), or, if there is no transaction on such date, then on the trading date nearest preceding the valuation date for which closing sales price information is available. In the absence of any such markets for the Common Stock, the Fair Market Value shall be determined by the Board in good faith in accordance with Section 409A.

14.19. Fiscal Year means Truist’s fiscal year which is the calendar year beginning each January 1, and ending the following December 31.

14.20. Freestanding SAR means an SAR that is granted without relation to an Option, as provided in Section 5.1.

14.21. Incentive Option means an Option that is designated by the Administrator as an Incentive Option and intended to meet the requirements of incentive stock options under Code Section 422 and related regulations.

14.22. Independent Contractor means an independent contractor, consultant, or advisor providing services to Truist or an Affiliate.

14.23. Individual Incentive Opportunity means either a Participant’s target award or allocable percentage share of an Annual Corporate Incentive Pool under Article 9.

14.24. LTIP Award means a long-term incentive performance award granted under Article 8.

14.25. Nonqualified Option means an Option that is not an Incentive Option.

14.26. Option means a stock option granted under Article 4.

14.27. Option Period means the term of the Option as provided in Section 4.4.

14.28. Option Price means the price per share at which an Option may be exercised as provided in Section 4.3.

14.29. Participant means an individual employed by, or providing services to, Truist or an Affiliate who satisfies the requirements of Article 2 and is selected by the Administrator to receive an Award under the Plan.

14.30. Performance Award means a Performance Share Award, a Performance Unit Award and/or an LTIP Award as provided in Article 8.

14.31. Performance Goals means (i) for a Performance Period, one (1) or more goals as may be established in writing by the Administrator for the Performance Period based upon the achievement (measured on an absolute or relative basis) of one (1) or more Performance Measures, and (ii) for purposes of Annual Incentive Performance Awards, such individual and/or business performance goal or goals based upon such performance measure(s) and/or Performance Measures as the Administrator establishes for a Performance Period.

14.32. Performance Measures mean one (1) or more (either alone or in combination) performance factors which may be established by the Administrator with respect to an Award. Performance factors may be based on such corporate, business unit or division and/or individual performance factors and criteria as the Administrator in its discretion may deem appropriate (including, but not limited to, one (1) or more designated external or internal indices or benchmarks, or designated comparison group or entity or groups or entities); provided, however, that such performance factors shall be limited to one (1) or more (either alone or in combination) of the following: (i) return measures (including, but not limited to, return on assets; return on risk-weighted assets; return on shareholders’ equity; return on tangible equity; return on capital; return on regulatory capital; and return on investment); (ii) earnings measures (including, but not limited to, earnings per share; net income; net interest income; net interest margin; non-interest income; income before income taxes;

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income before income taxes and provision for credit losses; risk-adjusted profitability measures; earnings before interest, taxes, depreciation and amortization; operating or profit margin; productivity ratios; profitability of an identifiable business unit or product; and maintenance or improvement of profit margin); (iii) expense measures (including, but not limited to, expense management; total expenses; operating efficiencies; efficiency ratios; and non-interest expense); (iv) balance sheet measures (including, but not limited to, asset growth; asset mix; loan growth; loan mix; loan loss reserves; nonperforming assets; deposits; deposit mix; book value per share; book equity; tangible equity; and investments); (v) enterprise risk management measures (including, but not limited to, interest-sensitivity levels; liquidity measures; asset quality; credit quality; credit performance; charge-offs; regulatory compliance; satisfactory internal or external audits; and financial or credit ratings); (vi) internal or external regulatory capital, liquidity, risk or other regulatory-related requirements, expectations, goals or objectives (including, but not limited to, capital management; cost of capital; improvements in capital structure; working capital; tier one capital ratio; common equity tier one ratio; leverage ratio; stress testing and capital levels); (vii) market or market-related measures (including, but not limited to, stock price; dividends or dividend yield; total shareholder return; market to book value; market capitalization; market to tangible book value; and price/earnings ratio); (viii) strategic business goals and objectives (including, but not limited to, consummation or integration of acquisitions; dispositions; projects or other specific events, transactions, or workforce objectives); (ix) off-balance sheet portfolio objectives (including, but not limited to, those related to servicing portfolios, securitizations, assets under administration or management, derivatives, loan originations or innovation goals or objectives); (x) product, consumer or market-related objectives (including, but not limited to, revenue; sales; revenue mix; product growth; customer growth; number or type of customer relationships; customer satisfaction; associate satisfaction; top box scores; and market share); (xi) cash flow (including, but not limited to, operating cash flow; free cash flow; and cash flow return on capital); and (xii) any other objective measures established by the Administrator.

14.33. Performance Period means the one (1) or more periods of time of at least twelve (12) consecutive months in duration, or a period of time shorter than twelve (12) consecutive months, as the Administrator may select, over which the attainment of one (1) or more Performance Goals will be measured for purposes of determining a Participant’s right to and the payment of a Performance Award, an Annual Incentive Performance Award, a Restricted Award, or any other Award for which the Administrator determines a measuring period is appropriate. Subject to the foregoing, for purposes of Annual Incentive Performance Awards under Articles 9 and 10, the Performance Period shall be the Fiscal Year.

14.34. Performance Share means an Award granted under Article 8.

14.35. Performance Unit means an Award granted under Article 8.

14.36. Phantom Stock Award means an Award, granted under Section 5.2, to a Participant of a number of hypothetical share units with respect to shares of Common Stock, with a value based on the Fair Market Value of a share of Common Stock.

14.37. Plan means this Truist Financial Corporation 2022 Incentive Plan, as it may be hereafter amended and/or restated.

14.38. ”Prior Plan” means the Truist Financial Corporation 2012 Incentive Plan, formerly named the BB&T Corporation 2012 Incentive Plan, as amended April 25, 2017.

14.39. Related SAR means an SAR granted under Section 5.1 that is granted in relation to a particular Option and that can be exercised only upon the surrender to Truist, unexercised, of that portion of the Option to which the SAR relates.

14.40. Restricted Award means either a Restricted Stock Award or a Restricted Stock Unit Award.

14.41. Restriction Period means the nature, length, and starting date of the period during which a Restricted Award may be earned by a Participant.

14.42. Restricted Stock and Restricted Stock Award mean shares of Common Stock subject to restrictions awarded to a Participant under Article 6.

14.43. Restricted Stock Unit and Restricted Stock Unit Award mean a Restricted Stock Unit Award and Restricted Stock Units granted to a Participant pursuant to Article 7.

14.44. Retirement means that a Participant has incurred a Separation from Service on or after his earliest early retirement date. As used herein, the “earliest early retirement date” of a Participant who incurs a Separation from Service is, (i) if the Participant is an Employee, either the Employee’s attainment of at least age 55 with at least 10 years of service with Truist and/or an Affiliate, or, in the event the Employee has not attained at least age 55 with at least 10 years of service, the Employee’s attainment of at least age 65 with at least 5 years of service with Truist and/or an Affiliate; and (ii) if the Participant is a Director, the Director’s attainment of at least the age of retirement specified in Truist’s policy and procedure applicable to Directors as the retirement age for Directors.

14.45. Rule 16b-3 means Rule 16b-3 as promulgated and interpreted by the SEC under the Exchange Act, or any successor rule or regulation thereto as in effect from time to time.

14.46. SAR and Stock Appreciation Right. means a stock appreciation right granted under Section 5.1. References to “SARs” include both Related SARs and Freestanding SARs, unless the context requires otherwise.

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14.47. SEC means the Securities and Exchange Commission or any successor thereto.

14.48. Section 409A means Section 409A of the Code and the guidance issued thereunder by the United States Department of the Treasury and/or Internal Revenue Service.

14.49. Securities Act means the Securities Act of 1933, as amended.

14.50. Separation from Service means a “separation from service,” within the meaning of Section 409A, from Truist and its Affiliates. In accordance with Section 409A, bona fide leaves of absence up to six (6) months (or longer if the individual retains a right to reemployment under an applicable statute or by contract) for governmental or military service, illness, temporary disability or other reasons shall not be deemed Separations from Service.

14.51. Specified Employee means a “specified employee” within the meaning of Section 409A and any “specified employee” identification policy of Truist.

14.52. Ten Percent Shareholder means an individual who, at the time an Option is granted, owns stock possessing more than ten percent (10%) of the total combined voting power of all classes of stock of Truist or an Affiliate. For this purpose, an individual will be deemed to own stock which is attributable to the individual under Section 424(d) of the Code.

IN WITNESS WHEREOF, this Truist Financial Corporation 2022 Incentive Plan is, by the authority of the Board of Directors of Truist Financial Corporation, executed on behalf of Truist Financial Corporation, the          day of                     , 2022.

TRUIST FINANCIAL CORPORATION

By:

Name:

Title:

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1. Purpose. The purpose of the Truist Financial Corporation Employee Stock Purchase Plan is to provide employees of Truist Financial Corporation, a North Carolina corporation (“Truist”), and its participating subsidiaries with an opportunity to participate in the benefit of stock ownership and to purchase shares of Common Stock through payroll deductions. Truist intends the Plan to qualify as an employee stock purchase plan under Section 423 of the Code. Accordingly, the provisions of the Plan shall be construed so as to extend and limit participation in a manner consistent with the requirements of Code Section 423.

2. Definitions.

(a) “Board” means the Board of Directors of Truist.

(b) “Code” means the Internal Revenue Code of 1986, as amended, with any reference to a section thereof deemed to include regulatory and other guidance promulgated or issued thereunder.

(c) “Committee” means the Compensation and Human Capital Committee of the Board or other committee appointed by the Board.

(d) “Compensation” means the base pay (including overtime), commissions and bonus amounts paid in cash to an Employee by a Plan Employer with respect to an Offering Period that are reportable in box 1 of an Employee’s IRS Form W-2 Wage and Tax Statement.

(e) “Common Stock” means the common stock of Truist, $5.00 par value per share.

(f) “Custodian” means the financial services firm or other agent designated by the Plan Administrator to maintain Share Accounts on behalf of Participants who have purchased shares of Common Stock under the Plan.

(g) “Effective Date” means the date the Plan is approved by the shareholders of Truist.

(h) “Employee” means any person who is employed by a Plan Employer pursuant to an employment relationship with a Plan Employer, and who is an employee for purposes of Section 423 of the Code. For purposes of the Plan, an individual shall not be deemed to have ceased to be an Employee while on any military leave, sick leave, or other bona fide leave of absence approved by a Plan Sponsor of three (3) months or less that meets the requirements of Treasury Regulation Section 1.421-1(h)(2); and where the period of leave exceeds three (3) months, or such other period of time specified in Treasury Regulation Section 1.421-1(h)(2), and the right to reemployment is not guaranteed by statute or contract, the employment shall be deemed terminated on the first calendar day following the expiration of such three (3) month period or such other period of time specified in such Treasury Regulation.

(i) “Eligible Employee” means an Employee who has been employed by any Plan Employer for at least twelve (12) months and is scheduled to work at least twenty (20) hours per week in the Plan Employer’s system of record. Notwithstanding the foregoing, Employees who are officers subject to Section 16 of the Securities Exchange Act of 1934, as amended, are not Eligible Employees and may not participate in the Plan.

(j) “Fair Market Value” means, on any Trading Day, the closing price of a share of Common Stock as quoted on the New York Stock Exchange, or other national stock exchange on which the Common Stock is traded.

(k) “Offering Date” means the first Trading Day of an Offering Period.

(l) “Offering Period” means a period of six (6) calendar months commencing January 1 of each calendar year and each July 1 thereafter until the Plan is otherwise amended or terminated; provided that the Plan Administrator may change the duration of future Offering Periods, not in excess of a twenty-seven (27) months, frequency, and/or the beginning dates and end dates of future Offering Periods; and provided, further that, the first Offering Period after the Effective Date shall commence on such semi-annual date or other date after the Effective Date as determined by the Plan Administrator.

(m) “Participant” means an Eligible Employee who elects to participate, and is participating, in the Plan.

(n) “Participation Agreement” means an agreement, in written or electronic form, prescribed by the Plan Administrator pursuant to which an Eligible Employee elects to participate in the Plan, authorize payroll deductions, and cease payroll deductions and withdraw from an Offering Period.

(o) “Participating Subsidiary” means a United States domestic Subsidiary that has been designated by Truist or the Plan Administrator to participate in the Plan.

(p) “Plan” means this Truist Financial Corporation 2022 Employee Stock Purchase Plan, as hereafter amended from time to time.

(q) “Plan Administrator” means the Committee, and any delegate of such Committee.

(r) “Plan Employer” means Truist and any Participating Subsidiary.

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(s) “Purchase Date” means the last Trading Day of each Offering Period.

(t) “Purchase Price” means a dollar amount equal to eighty-five percent (85%) of the Fair Market Value of a share of Common Stock on the Purchase Date; provided, however, that the Purchase Price per share of Common Stock shall not be less than the $5.00 par value per share of the Common Stock.

(u) “Share Account” means an account into which shares of Common Stock purchased with a Participant’s accumulated payroll deductions at the end of an Offering Period are held on behalf of a Participant.

(v) “Subsidiary” means any present or future “subsidiary corporation” of Truist within the meaning of Code Section 424(f).

(w) “Trading Day” means any day on which the New York Stock Exchange, or other national securities exchange upon which the Common Stock is listed, is open for trading.

3. Eligibility.

(a) Unless otherwise determined by the Plan Administrator in a manner that is consistent with Code Section 423, any Eligible Employee employed by a Plan Employer immediately before the beginning date of an Offering Period shall be eligible to participate in the Plan for that Offering Period.

(b) No Eligible Employee shall be granted purchase rights under the Plan if, immediately after such grant, such Employee would own shares or hold outstanding rights to purchase shares, or both, possessing five percent (5%) or more of the total combined voting power or value of all classes of stock of Truist or any of its Subsidiaries (or any future “parent corporation” as defined in Section 424(e) of the Code), taking into account the rules of Section 424(d) of the Code with regard to the attribution of stock ownership as stock owned by the Eligible Employee.

(c) No Eligible Employee shall be granted purchase rights under the Plan if such would permit his or her rights to purchase stock under all Code Section 423 employee stock purchase plans of Truist and its Subsidiaries (or any future “parent corporation as defined in Section 424(e) of the Code) to accrue at a rate that exceeds Twenty-Five Thousand Dollars ($25,000) of the Fair Market Value of such stock (determined at the time such purchase right is granted) for each calendar year in which such purchase right is outstanding at any time.

4. Offering Periods. The Plan shall be implemented by a series of consecutive Offering Periods. Each Offering Period will begin on the first day of the Offering Period and end on the last day of that Offering Period; provided, however, that the Plan Administrator shall have the authority to change the duration, frequency, beginning and end dates of Offering Periods in advance of an Offering Period.

5. Participation. An Eligible Employee may elect to voluntarily participate in the Plan and become a Participant for an Offering Period by completing a Participant Agreement and delivering it to the Plan Administrator (in accordance with participation procedures established by the Plan Administrator) at the time specified by the Plan Administrator and communicated to Eligible Employees) prior to the beginning date of an Offering Period. In accordance with Section 423 of the Code, all Eligible Employees granted purchase rights under the Plan shall have the same rights and privileges.

A Participant will be deemed to have elected to participate in each subsequent Offering Period following his or her initial election (or, as applicable, a resumed election) to participate in the Plan pursuant to the completion and delivery of a Participation Agreement, unless (i) a Participation Agreement that is a withdrawal notice is delivered to the Plan Administrator at least one (1) week (or such other time as may be specified by the Plan Administrator and communicated to Eligible Employees) prior to the beginning date of the immediately succeeding Offering Period for which the Participant desires to withdraw from participation or (ii) the Participant timely submits a new Participation Agreement authorizing a new rate of payroll deductions, or (iii) the Participant terminates employment with the Plan Employers or otherwise becomes ineligible to participate in the Plan.

A Participant who has elected not to participate in an Offering Period may resume participation in the same manner and pursuant to the same rules as any Eligible Employee making an initial election to participate in the Plan.

6. Payroll Deductions. By completing and delivering a Participation Agreement, a Participant authorizes payroll deductions from his or her paycheck as follows:

(a) A Participant shall elect in the Participation Agreement to have deductions made as payroll deductions from the Participant’s Compensation on each pay date occurring during the Offering Period at a rate expressed as a percentage of Compensation in whole number increments which is at least one percent (1%), but not in excess of a maximum percentage of a Participant’s Compensation as the Plan Administrator may establish from time to time before an Offering Period begins.

(b) All payroll deductions made from Participants’ Compensation shall, except to the extent prohibited by applicable law, be commingled with the general assets of a Plan Employer, and no trust, segregated account or separate fund shall be established. Plan Employers shall not be obligated to pay interest on any payroll deductions.

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(c) A Participant may not alter the rate of payroll deductions during the Offering Period; however, an existing Participant may change the rate of payroll deductions effective for the immediately succeeding Offering Period by filing a revised Participation Agreement within the same deadline as applies to new Participants for that Offering Period. Notwithstanding the foregoing, with respect to any Offering Period, the Plan Administrator may adopt and communicate a procedure to Eligible Employees in advance of such Offering Period, pursuant to which Participants may, during an Offering Period, decrease or increase their rate of payroll deductions applicable to such Offering Period by completing and delivering a new Participant Agreement authorizing a new rate of payroll deductions before the Purchase Date.

7. Granting of Purchase Rights.

(a) As of the first day of each Offering Period, a Participant shall be granted purchase rights for a number of shares of Common Stock or fraction thereof, subject to the adjustments provided for in Section 15, determined according to the following procedure:

Step 1 - Determine the amount of the Participant’s total payroll deductions during the Offering Period;

Step 2 - Determine the amount of the Purchase Price; and

Step 3 - Divide the amount determined in Step 1 by the amount determined in Step 2.

Notwithstanding the foregoing, the maximum number of shares of Common Stock for which a Participant may be granted purchase rights for an Offering Period is one thousand shares of Common Stock (subject to adjustment in accordance with Section 15 and the limitations set forth in Section 11).

(b) Notwithstanding the foregoing, the calendar year limitation of Twenty-Five Thousand Dollars ($25,000) provided in Section 3(c) shall apply to each Participant.

8. Exercise of Purchase Rights. Unless a timely withdrawal from the Plan has been effected by a Participant, a Participant’s rights for the purchase of shares of Common Stock during an Offering Period will be automatically exercised on the Purchase Date of each Offering Period for the purchase of the maximum number of full and fractional shares of Common Stock which the sum of the Participant’s payroll deductions during the Offering Period can purchase at the Purchase Price. During a Participant’s lifetime, a Participant’s right to purchase shares of Common Stock pursuant to the Plan is only exercisable by the Participant.

9. Delivery. As soon as reasonably practicable after each Purchase Date, Truist will arrange for the delivery to each Participant of the shares of Common Stock purchased upon the Purchase Date pursuant to the automatic exercise of the Participant’s purchase rights. The Plan Administrator will require that such shares of Common Stock be deposited directly into a Share Account established in the name of the Participant with a Custodian, and may require that such shares of Common Stock be retained in the Share Account for a specified period of time. Participants will not have any voting, dividend or other rights of a Truist shareholder until such shares of Common Stock have been purchased and delivered, or deposited in a Share Account, pursuant to this Section 9. Notwithstanding any other provision of the Plan, unless required by applicable law, rule or regulation, Truist may, in lieu of delivering to any Participant certificates evidencing shares of Common Stock issued in connection with purchases on the Purchase Date, record the issuance of shares of Common Stock in the books of Truist or, as applicable, its transfer agent or stock plan administrator.

10. Withdrawal.

(a) A Participant may withdraw from an Offering Period by submitting a revised Participation Agreement to the Plan Administrator, indicating his or her election to withdraw, at least fifteen (15) days prior to the Purchase Date (or such other time period as may be established by the Plan Administrator and communicated to Eligible Employees prior to the beginning date of an Offering Period). Upon such withdrawal by a Participant, the accumulated payroll deductions of such Participant during such Offering Period shall be paid to the Participant promptly following timely receipt of the Participant’s Participation Agreement pursuant to which he or she elected to withdraw, and the Participant’s purchase rights shall be automatically terminated. If a Participant withdraws from an Offering Period during an Offering Period, no payroll deductions will be made during any succeeding Offering Period unless the withdrawn Participant re-enrolls in accordance with Section 5; and a Participant’s election to withdraw during an Offering Period will not affect his or her eligibility to participate in succeeding Offering Periods that commence following the end of the Offering Period from which the Participant withdrew.

(b) A Participant whose employment terminates for any reason (including, but not limited to, retirement or death) during an Offering Period, and prior to the Purchase Date of such Offering Period, will be deemed to have withdrawn from the Offering Period Plan effective immediately upon the date of such termination of employment.

(c) Upon the withdrawal of a Participant from the Plan under the terms of this Section 10 during an Offering Period, the Participant’s unexercised purchase rights under this Plan shall immediately terminate, and no further shares of Common Stock will be purchased under the Plan for the Offering Period in which timely notice of withdrawal is provided (or in which the Participant’s employment terminates, as applicable) or for any succeeding Offering Period, except as provided pursuant to this Section 10.

(d) In the event of the Participant’s death during an Offering Period, all payroll deductions during such Offering Period shall be paid as provided in Section 13.

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Annex C—Truist Financial Corporation 2022 Employee Stock Purchase Plan

(e) A Participant who has elected to withdraw from the Plan may resume participation in the same manner and pursuant to the same rules as any Eligible Employee making an initial election to participate in the Plan pursuant to Section 5.

11. Shares of Common Stock.

(a) The total number of shares of Common Stock to be sold to Participants under the Plan shall be sixty-five million (65,000,000) shares of Common Stock, subject to adjustment as provided in Section 15. The shares of Common Stock to be sold to Participants under the Plan, may include shares originally issued for such purpose, or shares purchased in the open market. If the total number of shares of Common Stock then available under the Plan for which purchase rights are to be exercised in accordance with Section 8 exceeds the number of such shares of Common Stock then available under the Plan, Truist shall make a pro rata allocation of the shares available in as nearly a uniform manner as shall be practicable and as the Plan Administrator shall determine to be equitable.

(b) A Participant will have no interest in shares of Common Stock covered by his or her purchase rights until shares of Common Stock are purchased on a Purchase Date.

(c) Shares of Common Stock to be delivered to a Participant under the Plan will be registered in the name of the Participant.

12. Administration. The Plan shall be administered by the Plan Administrator. The Plan Administrator shall have the authority to construe and interpret the Plan; make, amend, rescind, administer and interpret such rules as it deems necessary to administer the Plan; and take any other actions necessary or desirable for the administration of the Plan. The Plan Administrator may correct any defect or supply any omission or reconcile any inconsistency or ambiguity in the plan. The decisions, determinations and actions of the Plan Administrator shall be final and binding upon all Participants and any and all persons claiming under or through any Participant. All expenses of administering the Plan shall be paid by Truist.

13. Designation of Beneficiary.

(a) A Participant may file with the Plan Administrator a written designation of a beneficiary who, subject to applicable law, is to receive any payroll deductions to his or her credit under the Plan in the event of the Participant’s death before a Purchase Date, or any shares of Common Stock and any remaining payroll deductions to his or her credit under the Plan in the event of the Participant’s death on or after a Purchase Date but prior to the delivery of such shares of Common Stock and any remaining payroll deductions. A beneficiary may be changed by the Participant at any time prior to death by notice in writing to the Plan Administrator.

(b) No designated beneficiary shall, prior to the death of the Participant by whom the beneficiary has been designated, or contrary to applicable law, acquire any interest in the shares of Common Stock or the Participant’s payroll deductions under the Plan.

14. Transferability. No payroll deductions of a Participant credited to a Participant, nor any rights with regard to the exercise of purchase rights or rights to receive any shares of Common Stock or return of payroll deductions under the Plan may be assigned, transferred, pledged or otherwise disposed of in any way by the Participant (other than by will, the laws of descent and distribution, or, upon death, as provided in Section 13). Any attempted assignment, transfer, pledge or other disposition shall be without effect, except that the Plan Administrator may treat such act as an election to withdraw from an Offering Period in accordance with Section 10.

15. Adjustments Upon Changes in Capitalization. In the event that the outstanding shares of Common Stock are hereafter increased or decreased or changed into or exchanged for a different number or kind of shares or other securities of Truist by reason of a recapitalization, reclassification, reorganization, merger, consolidation, stock split, reverse stock split, spin-off, combination, repurchase, or exchange of shares of Common Stock, or other securities of Truist, or other change in Truist’s structure affecting the Common Stock occurs. an appropriate adjustment shall be made by the Plan Administrator to the number and kind of shares available for the granting of purchase rights, or as to which outstanding purchase rights shall be exercisable, and to the Purchase Price.

Subject to any required action by the shareholders of Truist, if Truist shall be a party to any reorganization involving merger or consolidation with respect to which Truist will not be the surviving entity or acquisition of substantially all of the stock or assets of Truist, the Plan Administrator in its discretion (a) may declare the Plan’s termination in the same manner as if the Board had terminated the Plan pursuant to Section 16 below, or (b) may declare that any purchase rights granted hereunder shall pertain to and apply with appropriate adjustment as determined by the Plan Administrator to the securities of the resulting or acquiring corporation to which a holder of the number of shares of Common Stock subject to such rights would have been entitled in such transaction.

The grant of purchase rights pursuant to the Plan shall not affect in any way the right or power of Truist to make adjustments, reclassifications, reorganizations or changes of its capital or business structure or to merge or to consolidate or to dissolve, liquidate or sell, or transfer all or any part of its business or assets.

16. Amendment or Termination; Term of Plan.

(a) The Board may at any time terminate or amend the Plan. If the Plan is terminated, the Plan Administrator may elect to terminate all outstanding Offering Periods either immediately or once shares of Common Stock have been purchased on the next Purchase

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Annex C—Truist Financial Corporation 2022 Employee Stock Purchase Plan

Date (which may, in the discretion of the Plan Administrator, be accelerated) or permit Offering Periods to expire in accordance with their terms (and subject to any adjustment in accordance with Section 15). If any Offering Period is terminated before its scheduled expiration, all payroll deduction amounts that have not been used to purchase shares of Common Stock will be returned to Participants (without interest, except as otherwise required by law) as soon as administratively practicable.

(b) Prior approval of the shareholders of Truist shall be required with respect to any amendment that would require the sale of more shares than are authorized under Section 11.

(c) Where prior approval of the shareholders of Truist shall be required with respect to a proposed Plan amendment under applicable law, Truist shall obtain such approval prior to the effective date of any such amendment.

(d) The Plan shall become effective on the Effective Date and, unless terminated earlier pursuant to Section 16(a), shall terminate on the ten (10) year anniversary of the Effective Date.

17. Notices. All notices or other communications by a Participant to the Plan Administrator under or in connection with the Plan shall be deemed to have been duly given when received by the Plan Administrator or when received in the form specified by the Plan Administrator at the location, or by the person, designated by the Plan Administrator for the receipt thereof.

18. No Contract. This Plan shall not be deemed to constitute a contract between Truist or any Subsidiary and any Employee, or to be a consideration or an inducement for the employment of any Employee. Nothing contained in this Plan shall be deemed to give any Employee the right to be retained in the service of Truist or any Subsidiary or to interfere with the right of Truist or any Subsidiary to discharge any Employee at any time regardless of the effect which such discharge shall have upon him or her or as a Participant of the Plan.

19. Waiver. No liability whatever shall attach to or be incurred by any past present or future shareholders, officers or directors, as such, of Truist or any Subsidiary, under or by reason of any of the terms, conditions or agreements contained in this Plan or implied, and any and all liabilities of, and any and all rights and claims against, Truist or any Subsidiary, or any shareholder, officer or director as such, whether arising at common law or in equity or created by statute or constitution or otherwise, pertaining to this Plan, are hereby expressly waived and released by every Eligible Employee as a part of the consideration for participation rights under this Plan.

20. Applicable Law; Securities Law Restrictions. The laws of the State of North Carolina shall govern the Plan in all respects, without regard to such state’s conflict of law rules. Shares of Common Stock shall not be issued under the Plan unless the exercise of the related purchase right and the issuance and delivery of the shares pursuant thereto shall comply with all applicable provisions of law including, without limitation, the Securities Act of 1933, as amended, and any rules and regulations promulgated pursuant to such laws and with the requirements of the New York Stock Exchange or any other stock exchange upon which the shares of Common Stock may then be listed. Truist reserves the right to place an appropriate legend on any certificate representing shares of Common Stock issuable under the Plan with any such legend reflecting restrictions on the transfer of the shares of Common Stock as may be necessary to assure the availability of applicable exemptions under federal and state securities laws.

21. Headings. The headings of sections herein are included solely for convenience and shall not affect the meaning of any provisions of the Plan.

22. Approval of Shareholders. The Plan was approved by the shareholders of Truist on                     , 2022.

IN WITNESS WHEREOF, the Company has caused this Plan to be executed effective as of the Effective Date, but on the actual date below.

TRUIST FINANCIAL CORPORATION

By:

Printed Name:

Title:

Date:

126	| 2022 Proxy Statement

© 2022 Truist Financial Corporation. BB&T, Truist Leadership Institute, SunTrust, onUp, Momentum onUp, LightStream, Truist, Truist purple and the Truist logo are service marks of Truist Financial Corporation.

C0001125069

TRUIST

TRUIST FINANCIAL CORPORATION 214 N. TRYON STREET CHARLOTTE, NC 28202

VOTE BY INTERNET

Before The Meeting - Go to www.proxyvote.com or scan the QR Barcode above

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the meeting date (or 1:00 a.m., Eastern Time, April 22, 2022 for 401(k) plan participants). Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to www.virtualshareholdermeeting.com/TFC2022
You may attend the Meeting via the Internet and vote during the Meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the meeting date (or 1:00 a.m., Eastern Time, April 22, 2022 for 401(k) plan participants). Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
D73057-P66245-Z81788 KEEP THIS PORTION FOR YOUR RECORDS
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DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

TRUIST FINANCIAL CORPORATION

The Board of Directors recommends a vote FOR each of the director nominees in Proposal 1.

1.	The election of twenty-one directors, each for a one-year term expiring at the 2023 Annual Meeting of Shareholders.		For	Against	Abstain

	1a.	Jennifer S. Banner	☐	☐	☐

	1b.	K. David Boyer, Jr.	☐	☐	☐

	1c.	Agnes Bundy Scanlan	☐	☐	☐

	1d.	Anna R. Cablik	☐	☐	☐

	1e.	Dallas S. Clement	☐	☐	☐

	1f.	Paul D. Donahue	☐	☐	☐

	1g.	Patrick C. Graney III	☐	☐	☐

	1h.	Linnie M. Haynesworth	☐	☐	☐

	1i.	Kelly S. King	☐	☐	☐

	1j.	Easter A. Maynard	☐	☐	☐

	1k.	Donna S. Morea	☐	☐	☐

	1l.	Charles A. Patton	☐	☐	☐

	1m.	Nido R. Qubein	☐	☐	☐

	1n.	David M. Ratcliffe	☐	☐	☐

	1o.	William H. Rogers, Jr.	☐	☐	☐

	1p.	Frank P. Scruggs, Jr.	☐	☐	☐

	For	Against	Abstain

1q. Christine Sears	☐	☐	☐

1r. Thomas E. Skains	☐	☐	☐

1s. Bruce L. Tanner	☐	☐	☐

1t. Thomas N. Thompson	☐	☐	☐

1u. Steven C. Voorhees	☐	☐	☐

Management Proposals — The Board of Directors recommends a vote FOR Proposals 2, 3, 4 and 5.	For	Against	Abstain

2. Ratification of the appointment of PricewaterhouseCoopers LLP as Truist’s independent registered public accounting firm for 2022.	☐	☐	☐

3. Advisory vote to approve Truist’s executive compensation program.	☐	☐	☐

4. To approve the Truist Financial Corporation 2022 Incentive Plan.	☐	☐	☐

5. To approve the Truist Financial Corporation 2022 Employee Stock Purchase Plan.	☐	☐	☐

Shareholder Proposal — The Board of Directors recommends a vote AGAINST Proposal 6.	For	Against	Abstain

6. Shareholder proposal regarding an independent Chairman of the Board of Directors, if properly presented at the Annual Meeting.	☐	☐	☐

NOTE: Designated proxies are authorized to transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The 2022 Proxy Statement, Annual Report and Form 10-K are available at www.proxyvote.com.

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D73058-P66245-Z81788

Proxy — TRUIST FINANCIAL CORPORATION

ANNUAL MEETING — APRIL 26, 2022

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF TRUIST FINANCIAL CORPORATION

The undersigned shareholder of Truist Financial Corporation, a North Carolina corporation (“Truist”), appoints William H. Rogers, Jr., Daryl N. Bible and Ellen M. Fitzsimmons, or any of them, with full power to act alone, the true and lawful proxies of the undersigned, with full power of substitution and revocation, to vote all shares of common stock of Truist that the undersigned is entitled to vote at the Annual Meeting of Shareholders of Truist to be held virtually at www.virtualshareholdermeeting.com/TFC2022, on Tuesday, April 26, 2022 at 11:00 a.m. Eastern Daylight Time and at any adjournment thereof, with all powers the undersigned would possess if personally present, as stated on the reverse side hereof.

THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE DIRECTIONS OF THE UNDERSIGNED. IF NO INSTRUCTION TO THE CONTRARY IS GIVEN, THIS PROXY WILL BE VOTED:

•    “FOR” EACH OF THE NOMINEES FOR DIRECTOR DESCRIBED IN PROPOSAL 1;

•    “FOR” PROPOSALS 2, 3, 4, AND 5

•    “AGAINST” PROPOSAL 6

IF ANY OTHER BUSINESS IS PRESENTED AT THE ANNUAL MEETING, THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE DISCRETION OF THE NAMED PROXIES.

The undersigned acknowledges receipt of the Notice of the Truist Annual Meeting and 2022 Proxy Statement.

NOTICE TO 401(k) PLAN PARTICIPANTS:

This card also constitutes voting instructions for participants in the Truist Financial Corporation 401(k) Savings Plan (the “Plan”). Plan participants should mark their voting instructions on the reverse side hereof and sign and date this card. If voting instructions are not marked or received, the trustee will vote the shares allocated to the participant’s account in the same proportion on each nominee or proposal as it votes those shares that reflect all participants’ interests in the Truist Common Stock Fund (in the aggregate) for which it received voting instructions from participants. Voting instructions from 401(k) plan participants must be received by 1:00 a.m., Eastern Time, on Friday, April 22, 2022 to allow sufficient time for processing.

(To be marked on other side)